     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 19, 1997
                                                    REGISTRATION NO. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         AMERICAN GENERAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            TEXAS                         6719                   74-0483432
       (STATE OR OTHER        (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
JURISDICTION OF INCORPORATION  CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
        OR ORGANIZATION)


                              2929 ALLEN PARKWAY
                             HOUSTON, TEXAS 77019
                                (713) 522-1111
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                              MARK S. BERG, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                         AMERICAN GENERAL CORPORATION
                              2929 ALLEN PARKWAY
                               HOUSTON, TX 77019
                                (713) 522-1111
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                       COPIES OF ALL COMMUNICATIONS TO:

         MORRIS J. KRAMER, ESQ.                            PAUL S. BIRD, ESQ.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                  DEBEVOISE & PLIMPTON
            919 THIRD AVENUE                                875 THIRD AVENUE
           NEW YORK, NY 10022                              NEW YORK, NY 10022
             (212) 735-3000                                  (212) 909-6000

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Joint Proxy
Statement/Prospectus have been satisfied or waived.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED
     TITLE OF EACH                                 PROPOSED          MAXIMUM          AMOUNT OF
  CLASS OF SECURITIES        AMOUNT TO BE      MAXIMUM OFFERING AGGREGATE OFFERING   REGISTRATION
    TO BE REGISTERED          REGISTERED        PRICE PER UNIT        PRICE              FEE
--------------------------------------------------------------------------------------------------
 Common Stock, par value
  $0.50 per share....... 47,000,000 shares (1)  Not Applicable    $1,675,882,745    $169,647.10(2)


(1) Also includes associated Series A Junior Participating Preferred Stock Purchase Rights, which Rights (a) are not currently separable from the shares of Common Stock and (b) are not currently exercisable.
(2) Pursuant to Rule 457(f), the registration fee was computed on the basis of the market value of 34,509,812 shares of USLIFE Common Stock to be received by the Registrant pursuant to the acquisition of USLIFE Corporation by the Registrant computed in accordance with Rule 457(c) on the basis of the average of the high and low prices on May 14, 1997 as reported for the American General Common Stock in The Wall Street Journal on May 15, 1997. Pursuant to Rule 457(b), the fee has been reduced by $338,196.16 paid on March 21, 1997 upon the filing under the Securities Exchange Act of 1934, as amended, of preliminary copies of USLIFE's and the Registrant's proxy materials included herein.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET PURSUANT TO
   RULE 404(a) OF THE SECURITIES ACT, SHOWING THE LOCATION IN THE JOINT PROXY
    STATEMENT/PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

      S-4 ITEM NUMBER AND CAPTION       LOCATION IN PROXY STATEMENT/PROSPECTUS
      ---------------------------       --------------------------------------
 A. INFORMATION ABOUT THE TRANSACTION.
 1. Forepart of Registration Statement
    and Outside Front Cover Page of
    Prospectus......................... Facing Page of Registration
                                        Statement; Outside Front Cover Page
 2. Inside Front and Outside Back Cover of Joint Proxy Statement/Prospectus
    Pages of Prospectus................ Available Information; Incorporation
 3. Risk Factors, Ratio of Earnings to  of Certain Documents by Reference;
    Fixed Charges and Other             Table of Contents
    Information........................ Summary of Joint Proxy
                                        Statement/Prospectus; Summary
                                        Historical Financial Data of American
                                        General; Summary Historical Financial
                                        Data of USLIFE; Selected Historical
                                        Financial Data of American General;
                                        Selected Historical Financial Data of
                                        USLIFE; Selected Pro Forma Financial
                                        Data; Risk Factors
 4. Terms of the Transaction........... Summary of Joint Proxy
                                        Statement/Prospectus; The Proposed
                                        Merger; Comparison of Shareholder
                                        Rights
 5. Pro Forma Financial Information.... Summary Pro Forma Per Share and Other
                                        Data; Selected Pro Forma Financial
                                        Data; Pro Forma Combined Financial
                                        Statements; Pro Forma Combined Balance
                                        Sheet; Pro Forma Combined Statements
                                        of Income; Notes to Pro Forma Combined
 6. Material Contracts with the Company Financial Statements
    Being Acquired .................... Summary of Joint Proxy
 7. Additional Information Required for Statement/Prospectus; The Proposed
    Reoffering by Persons and Parties   Merger
    Deemed to be Underwriters.......... *
 8. Interests of Named Experts and
    Counsel............................ Legal Matters; Experts
 9. Disclosure of Commission Position
    on Indemnification for Securities
    Act
    Liabilities ....................... *
 B. INFORMATION ABOUT THE REGISTRANT.
 10. Information With Respect to S-3
     Registrants....................... Incorporation of Certain Documents by
                                        Reference; Certain Information
                                        Concerning American General; Selected
                                        Historical Financial Data of American
                                        General
 11. Incorporation of Certain
     Information by Reference.......... Incorporation of Certain Documents by
                                        Reference
 12. Information With Respect to S-2 or
     S-3 Registrants................... *
 13. Incorporation of Certain
     Information by Reference.......... *
 14. Information With Respect to
     Registrants Other Than S-3 or S-2
     Registrants....................... *

      S-4 ITEM NUMBER AND CAPTION       LOCATION IN PROXY STATEMENT/PROSPECTUS
      ---------------------------       --------------------------------------
 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED.
 15. Information With Respect to S-3
     Companies......................... Incorporation of Certain Documents by
                                        Reference; Certain Information
                                        Concerning USLIFE; Selected Historical
                                        Financial Data of USLIFE
 16. Information With Respect to S-2 or
     S-3 Companies..................... *
 17. Information With Respect to
     Companies Other Than S-2 or S-3
     Companies......................... *
 D. VOTING AND MANAGEMENT INFORMATION.
 18. Information if Proxies, Consents
     or Authorizations Are to be
     Solicited......................... Cover Page of Joint Proxy
                                        Statement/Prospectus; Incorporation of
                                        Certain Documents by Reference;
                                        Summary of Joint Proxy
                                        Statement/Prospectus; Special Meeting
                                        of American General Shareholders;
 19. Information if Proxies, Consents   Special Meeting of USLIFE
     or Authorizations Are Not to be    Shareholders; The Proposed Merger
     Solicited, or in an Exchange
     Offer............................. *

--------
*Omitted because not required, inapplicable or answer is negative.

                          [LOGO OF AMERICAN GENERAL]

                         AMERICAN GENERAL CORPORATION

                              2929 ALLEN PARKWAY
                             HOUSTON, TEXAS 77019

                                                                   May   , 1997

Dear Shareholders:

  You are cordially invited to attend a Special Meeting of the Shareholders of American General Corporation ("American General") at the principal executive offices of American General, 2929 Allen Parkway, Houston, Texas on Tuesday, June 17, 1997 at 10:00 a.m.

  On February 12, 1997, American General entered into an Agreement and Plan of Merger (the "Merger Agreement") with Texas Stars Corporation, a New York corporation and wholly owned subsidiary of American General ("Merger Sub"), and USLIFE Corporation, a New York corporation ("USLIFE"), pursuant to which, among other things, Merger Sub will be merged with and into USLIFE (the "Merger"), with USLIFE remaining as the surviving corporation and a wholly owned subsidiary of American General. In the Merger, as more fully described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, each share of the USLIFE's common stock, par value $1.00 per share (the "USLIFE Common Stock") outstanding prior to the effective time of the Merger (other than shares as to which dissenters' rights have been properly exercised under New York law), will be exchanged for and represent the right to receive a fraction (the "Exchange Ratio") of a share of common stock of American General (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share ("American General Common Stock"), calculated by dividing (x) $49.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger, subject to a minimum of 1.0919 shares and a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock, without interest.

  At the Special Meeting, you will be asked to approve the issuance, pursuant to the Merger Agreement, of shares of American General Common Stock (estimated to be a minimum of approximately 39 million and a maximum of approximately 47 million shares) (the "Share Issuance").

  For the reasons set forth in the accompanying Joint Proxy Statement/Prospectus, your Board of Directors believes that the Merger and the Share Issuance are in the best interests of the shareholders of American General and, accordingly, RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE. In making its determination as to the fairness of the Merger, the Board of Directors received and considered the opinion, dated February 12, 1997, of Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Merrill Lynch Opinion") to the effect that, as of such date, the Exchange Ratio is fair to American General from a financial point of view. A copy of the complete Merrill Lynch Opinion, including the assumptions, qualifications and other matters contained therein, is included in the accompanying Joint Proxy Statement/Prospectus as Annex B thereto.

  Consummation of the Merger is subject to certain conditions, including the approval of the Share Issuance by American General's shareholders, the approval and adoption of the Merger and the Merger Agreement and the transactions contemplated thereby by USLIFE's stockholders, and the review by, or receipt of certain approvals from, regulatory authorities.

  If you have any questions prior to the Special Meeting or need further assistance, please call our proxy solicitor, Morrow & Co., Inc., at (800) 566-9061.

  The enclosed Notice and Joint Proxy Statement/Prospectus contain details concerning the Merger and the Share Issuance. We urge you to read and consider these documents carefully. Whether or not you plan to attend the Special Meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed, postage-paid envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. It is important that your shares be represented at the Special Meeting. Your vote is important regardless of the number of shares you own.

                                          Very truly yours,

                                          /s/ Robert M. Devlin
                                          Robert M. Devlin
                                          Chairman and Chief Executive Officer

                         AMERICAN GENERAL CORPORATION

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON JUNE 17, 1997

To the Holders of Common Stock and 7% Convertible Preferred Stock of American General Corporation:

  NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of American General Corporation ("American General") will be held at the principal executive offices of American General, 2929 Allen Parkway, Houston, Texas 77019 on Tuesday, June 17, 1997, commencing at 10:00 a.m. (and thereafter as it may be adjourned from time to time), for the following purposes:

  1. To consider and vote on a proposal to issue shares (the "Share Issuance") of American General common stock (estimated to be a minimum of approximately 39 million and a maximum of approximately 47 million shares) as consideration pursuant to an Agreement and Plan of Merger, dated as of February 12, 1997 (the "Merger Agreement"), by and among American General, Texas Stars Corporation, a New York corporation and wholly owned subsidiary of American General ("Merger Sub") and USLIFE Corporation, a New York corporation ("USLIFE"), providing for the merger (the "Merger") of Merger Sub with and into USLIFE, with USLIFE remaining as the surviving corporation and a wholly owned subsidiary of American General. In the Merger, as more fully described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, each share of USLIFE's common stock, par value $1.00 per share ("USLIFE Common Stock"), outstanding prior to the effective time of the Merger (other than shares as to which dissenters' rights have been properly exercised under New York law), will be exchanged for and represent the right to receive a fraction of a share of common stock of American General (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share ("American General Common Stock"), calculated by dividing (x) $49.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger, subject to a minimum of 1.0919 shares and a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock, without interest.

  2. To transact such other business as may properly come before the meeting.

  Approval of the Share Issuance requires the affirmative vote of a majority of the votes cast with respect to such proposal, provided that the total number of votes cast on such proposal represents more than 50% of the holders of outstanding shares of American General Common Stock and 7% Convertible Preferred Stock of American General ("American General 7% Preferred Stock") entitled to vote thereon at the Special Meeting. Only shareholders of record on the books of American General at the close of business on May 7, 1997 will be entitled to receive notice of and to vote at the Special Meeting. A complete list of such shareholders will be available for examination by any American General shareholder, for any purpose related to the Special Meeting, at the offices of American General in Houston, Texas during normal business hours for a period of ten days prior to the Special Meeting. Each share of American General Common Stock is entitled to one vote at the Special Meeting, and each share of American General 7% Preferred Stock is entitled to four-fifths of one vote at the Special Meeting. The holders of American General Common Stock and the holders of American General 7% Preferred Stock will vote together as a single class upon the matters to come before the Special Meeting.

  The Board of Directors of American General unanimously recommends that shareholders vote FOR approval of the Share Issuance.

  Whether or not you plan to attend the Special Meeting, you are urged to mark, date and sign the enclosed proxy and return it promptly so that your vote can be recorded. If you are present at the meeting and desire to do so, you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,
                                          /s/ John A. Adkins
                                          John A. Adkins
                                          Corporate Secretary

Dated: May   , 1997

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON.

                                                          GORDON E. CROSBY, JR.
[LOGO OF USLIFE CORPORATION]                              CHAIRMAN OF THE BOARD
-------------------------------------------------------------------------------

      125 Maiden Lane New York NY 10038 4992  212 709 6000

May   , 1997

Dear Fellow Shareholder:

  You are cordially invited to attend a Special Meeting of Shareholders of USLIFE Corporation (the "Company"), to be held at 10:30 A.M. on June 17, 1997 at Pace University, Schimmel Center Auditorium, Spruce Street, New York, New York.

  At the Special Meeting, you will be asked to approve and adopt an Agreement and Plan of Merger, dated as of February 12, 1997 (the "Merger Agreement"), by and among the Company, American General Corporation ("American General") and Texas Stars Corporation ("Merger Sub"), a wholly owned subsidiary of American General, pursuant to which Merger Sub will be merged (the "Merger") with and into the Company, and the Company will become a subsidiary of American General and the transactions contemplated thereby.

  In the Merger, as more fully described in the accompanying Proxy Statement/Prospectus and in the Merger Agreement included as Annex A thereto, each share of the Company's common stock, par value $1.00 per share (the "USLIFE Common Stock") outstanding prior to the effective time of the Merger (other than shares as to which dissenters' rights have been properly exercised under New York law), will be exchanged for and represent the right to receive a fraction of a share of common stock (together with the attached American General Preferred Share Purchase Rights), par value $.50 per share, of American General ("American General Common Stock"), calculated by dividing (x) $49.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger, subject to a minimum of 1.0919 shares and a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock, without interest.

  American General, with assets of $67 billion and shareholders' equity of $5.2 billion as of March 31, 1997, is one of the nation's largest diversified financial services organizations. Headquartered in Houston, Texas, it is a leading provider of retirement services, life insurance and consumer loans.

  Enclosed with this letter is a Notice of Special Meeting, Joint Proxy Statement/Prospectus, Proxy Card and return envelope. I urge you to read the enclosed material carefully.

  YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AND RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

  In arriving at its recommendation, your Board of Directors gave careful consideration to the factors described in the attached Joint Proxy Statement/Prospectus, including the opinion dated February 12, 1997 of its financial advisor, Goldman, Sachs & Co., that, as of the date of such opinion, the consideration to be received by the holders of USLIFE Common Stock pursuant to the Merger Agreement was fair to such holders. Goldman Sachs subsequently delivered an updated written opinion to the USLIFE Board of Directors to the effect that as of the date of the attached Joint Proxy Statement/Prospectus, the Merger consideration was fair to the holders of USLIFE Common Stock. The full text of such updated written opinion is attached as Annex C to the Joint Proxy Statement/Prospectus and shareholders are urged to read it in its entirety.

  YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying Proxy Card and return it in the enclosed prepaid envelope as soon as possible. If you attend the Special Meeting, you may vote your shares in person, even if you have previously submitted a Proxy

Card. Pursuant to the New York Business Corporation Law, approval of the Merger requires the affirmative vote of the holders of at least two-thirds of all the shares of the Company's capital stock outstanding and entitled to vote thereon and, as a result, a failure to vote will have the same effect as a vote against the Merger.

  If you have any questions prior to the Special Meeting or need further assistance, please call Georgeson & Company, Inc., our proxy solicitor and information agent, toll free at (800) 223-2064 or collect at (212) 440-9800.

  Your continued support of and interest in USLIFE Corporation are greatly appreciated.

                                          Sincerely,

                                          /s/ Gordon E. Crosby, Jr.
                                          Gordon E. Crosby, Jr.
                                          Chairman of the Board

[LOGO OF USLIFE CORPORATION]            125 Maiden Lane New York New York 10038
-------------------------------------------------------------------------------

            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS JUNE 17, 1997

-------------------------------------------------------------------------------

Notice is hereby given that a Special Meeting of Shareholders (the "Special Meeting") of USLIFE Corporation (the "Company") will be held on June 17, 1997 at 10:30 A.M., local time, at Pace University, Schimmel Center Auditorium, Spruce Street, New York, New York, for the following purposes:

  1. To consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Agreement and Plan of Merger, dated as of February 12, 1997 (the "Merger Agreement"), by and among the Company, American General Corporation ("American General") and Texas Stars Corporation, a wholly owned subsidiary of American General ("Merger Sub"), providing for the merger (the "Merger") of Merger Sub with and into the Company, pursuant to which the Company will become a wholly owned subsidiary of American General and as a result of which each outstanding share (other than shares owned by shareholders who properly exercised their dissenters' rights under New York law) of common stock, par value $1.00 per share, of the Company (the "USLIFE Common Stock"), will be exchanged for and represent the right to receive a fraction of a share of common stock, par value $.50 per share, (together with the attached American General Preferred Share Purchase Rights), of American General ("American General Common Stock"), calculated by dividing (x) $49.00 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth NYSE Trading Day prior to the effective time of the Merger, subject to a minimum of 1.0919 shares and a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock, without interest, and the transactions contemplated thereby. Based on approximately 36.1 million shares of USLIFE Common Stock outstanding on the date hereof (on a fully diluted basis), the number of shares of American General Common Stock to be issued in the Merger will range from approximately 39 million shares to approximately 47 million shares and represents between approximately 16.25% and 18.30% of the outstanding shares of American General Common Stock following the Merger.

  2. To transact such other business as may properly be brought before the Special Meeting or at any adjournments thereof.

  Approval of the Merger Proposal requires the affirmative vote of the holders of two-thirds of the outstanding shares of USLIFE Common Stock entitled to be voted with respect to such proposal. Only those shareholders of record of the Company at the close of business on May 5, 1997, are entitled to notice of, and to vote at, the Special Meeting and any adjournments thereof. A complete list of such shareholders will be available for examination by any USLIFE shareholder, for any purpose related to the Special Meeting at the offices of the Company in New York, New York during normal business hours for a period of ten days prior to the Special Meeting. Each share of USLIFE Common Stock outstanding on such date is entitled to one vote at the Special Meeting.

  If the Merger is consummated, holders of USLIFE Common Stock who dissent from the proposed Merger and comply with the requirements of Section 623 of the New York Business Corporation Law will have the right to receive payment in cash of the fair value of their shares of USLIFE Common Stock. See "THE MERGER--Dissenters' Rights" in the accompanying Joint Proxy Statement/Prospectus.

  The Board of Directors of the Company recommends that shareholders vote FOR approval and adoption of the Merger Agreement.

  YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED PREPAID ENVELOPE WITHOUT DELAY. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY VOTE PERSONALLY ON EACH

MATTER BROUGHT BEFORE THE SPECIAL MEETING AND ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.

                                          By Order of the Board of Directors,

                                          /s/ Richard G. Hohn
                                          Richard G. Hohn
                                          Senior Vice President--Investor
                                           Relations, Secretary--Counsel

New York, New York
May     , 1997

       PLEASE DO NOT SEND ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED MAY 19, 1997

                          AMERICAN GENERAL CORPORATION

                           PROXY STATEMENT/PROSPECTUS

                                  -----------

                               USLIFE CORPORATION

                                PROXY STATEMENT

                                  -----------

                       JOINT PROXY STATEMENT / PROSPECTUS

  This Joint Proxy Statement and Prospectus (the "Joint Proxy Statement/Prospectus") relates to the proposed merger (the "Merger") of Texas Stars Corporation ("Merger Sub"), a New York corporation and wholly owned subsidiary of American General Corporation, a Texas corporation ("American General"), with and into USLIFE Corporation, a New York corporation ("USLIFE"), pursuant to an Agreement and Plan of Merger, dated as of February 12, 1997 (the "Merger Agreement"), by and among USLIFE, American General and Merger Sub. In the Merger, Merger Sub will be merged with and into USLIFE, which will continue in existence as a wholly owned subsidiary of American General.

  In the Merger, each share of USLIFE's Common Stock, par value $1.00 per share ("USLIFE Common Stock"), outstanding prior to the effective time of the Merger (other than dissenting shares), will be converted into, exchanged for and represent the right to receive a fraction (the "Exchange Ratio") of a share of common stock, par value $0.50 per share, (together with the attached American General Preferred Share Purchase Rights, "American General Common Stock"), of American General (the "Merger Consideration"), calculated by dividing (x) $49.00 by (y) the average of the high and low sales prices (the "Average American General Price"), of American General Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the effective time of the Merger (the "Trading Average"), subject to (i) a maximum of 1.2937 shares of American General Common Stock per share of USLIFE Common Stock and (ii) a minimum of 1.0919 shares of American General Common Stock per share of USLIFE Common Stock.

  On May 14, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of American General Common Stock as reported on the NYSE Composite Tape was $44.625 per share, and the closing price of USLIFE Common Stock as reported on the NYSE Composite Tape was $48.75 per share.

  This Joint Proxy Statement/Prospectus constitutes (i) the proxy statement of USLIFE relating to the solicitation of proxies by its Board of Directors for use at a special meeting of USLIFE shareholders to be held on June 17, 1997 at 10:30 a.m., local time, at Pace University, Schimmel Center Auditorium, New York, New York to approve and adopt the Merger Agreement (the "USLIFE Special Meeting"), (ii) the proxy statement of American General relating to the solicitation of proxies by its Board of Directors for use at a special meeting of American General shareholders to be held on June 17, 1997 at 10:00 a.m. at the principal executive offices of American General, 2929 Allen Parkway, Houston, Texas 77019, to approve the issuance (the "Share Issuance") of a minimum of approximately 39 million to a maximum of approximately 47 million shares of American General Common Stock as consideration in the Merger, such number of shares of American General Common Stock being referred to as the "Merger Shares," to holders of USLIFE Common Stock (the "American General Special Meeting," and, together with the USLIFE Special Meeting, the "Special Meetings"), and (iii) the prospectus of American General included as part of a Registration Statement filed with the Securities and Exchange Commission (the "Commission") with respect to the Merger Shares.

  This Joint Proxy Statement/Prospectus and the accompanying form of proxy are first being sent to USLIFE shareholders and American General shareholders on or
about May   , 1997.

  IN REVIEWING THIS JOINT PROXY STATEMENT/PROSPECTUS, USLIFE SHAREHOLDERS AND AMERICAN GENERAL SHAREHOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS DESCRIBED UNDER THE HEADING "RISK FACTORS " ON PAGE 21.

                                  -----------

THE SHARES  OF AMERICAN GENERAL  COMMON STOCK TO  BE ISSUED IN  CONNECTION WITH
 THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE
  DEPARTMENT, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY STATE INSURANCE DEPARTMENT PASSED UPON THE
   ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

       THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS MAY   , 1997.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY AMERICAN GENERAL OR USLIFE. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS JOINT PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF AMERICAN GENERAL OR USLIFE SINCE THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS. HOWEVER, IF ANY MATERIAL CHANGE OCCURS DURING THE PERIOD THAT THIS JOINT PROXY STATEMENT/PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS JOINT PROXY STATEMENT/PROSPECTUS WILL BE AMENDED AND SUPPLEMENTED ACCORDINGLY. EXCEPT AS OTHERWISE DESCRIBED HEREIN, ALL INFORMATION REGARDING AMERICAN GENERAL AND ITS SUBSIDIARIES IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY AMERICAN GENERAL, AND ALL INFORMATION REGARDING USLIFE AND ITS SUBSIDIARIES IN THIS JOINT PROXY STATEMENT/PROSPECTUS HAS BEEN SUPPLIED BY USLIFE.

                             AVAILABLE INFORMATION

  Each of American General and USLIFE is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Copies of such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site at http://www.sec.gov which contains reports and other information regarding registrants that file electronically with the Commission. In addition, materials filed by American General and USLIFE may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and The Pacific Stock Exchange, Incorporated, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

  American General has filed with the Commission a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of American General Common Stock to be issued pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Joint Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by American General (File No. 1-7981) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    (1) Quarterly Report on Form 10-Q for the period ended March 31, 1997 (the "American General 10-Q").

    (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "American General 10-K"), filed on March 20, 1997.

    (3) Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

    (4) Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Annual Report on Form 10-K for the fiscal year ended December 31, 1994.

    (5) Proxy Statement relating to American General's 1997 annual meeting of shareholders.

    (6) Current Reports on Form 8-K dated February 12, 1997 and February 21,
  1997.

    (7) The description of American General Common Stock contained in the Registration Statement on Form 8-B dated June 25, 1980, as amended by Amendment No. 1 on Form 8 dated December 22, 1983.

    (8) The description of American General Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A dated July 31, 1989, as amended by Amendment No. 1 on Form 8 dated August 7, 1989.

    (9) All documents subsequently filed by American General pursuant to
  Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date of the final adjournment of the American General Special Meeting.

  The following documents filed with the Commission by USLIFE (File No. 1-
5683) pursuant to the Exchange Act are incorporated by reference in this Joint Proxy Statement/Prospectus:

    (1) Quarterly Report on Form 10-Q for the period ended March 31, 1997 (the "USLIFE 10-Q").

    (2) Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "USLIFE 10-K"), filed on March 20, 1997.

    (3) Current Report on Form 8-K dated February 21, 1997.

    (4) Registration Statement on Form 8-A/A dated February 21, 1997.

    (5) All documents subsequently filed by USLIFE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the final adjournment of the USLIFE Special Meeting.

  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Joint Proxy Statement/Prospectus.

  This Joint Proxy Statement/Prospectus incorporates by reference documents relating to American General and USLIFE that are not presented herein or delivered herewith. These documents (not including exhibits to such documents other than exhibits specifically incorporated by reference into such documents) are available without charge to any person, including any beneficial owner, to whom this Joint Proxy Statement/Prospectus is delivered, upon written or oral request of such person. Requests for such documents relating to American General should be directed to American General Corporation, 2929 Allen Parkway, Houston, Texas 77019-2155, Attention:
Investor Relations, telephone number (800) 242-1111; and documents relating to USLIFE should be directed to USLIFE Corporation, 125 Maiden Lane, New York, New York 10038, Attention: Senior Vice President-Investor Relations, Secretary and Counsel, telephone number (212) 709-6415. To assure timely delivery of such documents, requests for such documents should be made no later than June 6, 1997.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................................   2
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3
SUMMARY OF JOINT PROXY
 STATEMENT/PROSPECTUS.......................................................   6
 The Companies..............................................................   6
 The American General Special Meeting.......................................   7
 The USLIFE Special Meeting.................................................   8
 The Proposed Merger........................................................   9
SUMMARY HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL.......................  18
SUMMARY HISTORICAL FINANCIAL DATA OF USLIFE.................................  19
SUMMARY PRO FORMA PER SHARE AND OTHER DATA..................................  20
RISK FACTORS................................................................  21
 Determination of Exchange Ratio............................................  21
 Fluctuations in American General's Consumer Finance Segment Earnings.......  21
 Uncertainties in Integrating Operations and Achieving Cost Savings.........  21
 Information Concerning Forward-Looking Statements..........................  22
CERTAIN INFORMATION CONCERNING AMERICAN GENERAL.............................  23
 General....................................................................  23
 Recent Developments........................................................  23
 Rating Agencies............................................................  23
CERTAIN INFORMATION CONCERNING USLIFE.......................................  24
 General....................................................................  24
 Subsidiaries, Products and Services........................................  24
 Litigation.................................................................  24
 Rating Agency..............................................................  25
SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL......................  26
SELECTED HISTORICAL FINANCIAL DATA OF USLIFE................................  28
SELECTED PRO FORMA FINANCIAL DATA...........................................  30
SPECIAL MEETING OF AMERICAN GENERAL SHAREHOLDERS............................  32
 General....................................................................  32
 Record Date................................................................  32
 Quorum.....................................................................  32
 Votes Required; Voting Rights..............................................  32
 Solicitation of Proxies....................................................  33
 Availability of Principal Accountants......................................  34
SPECIAL MEETING OF USLIFE SHARE- HOLDERS....................................  35

 General...................................................................  35
 Record Date...............................................................  35
 Quorum....................................................................  35
 Votes Required; Voting Rights.............................................  35
 Dissenters' Rights........................................................  36
 Solicitation of Proxies...................................................  36
 Availability of Principal Accountants.....................................  37
THE PROPOSED MERGER........................................................  38
 General...................................................................  38
 Closing; Effective Time...................................................  38
 Conversion of Shares......................................................  38
 Fractional Shares.........................................................  39
 Exchange of Certificates..................................................  39
 Background of the Merger..................................................  40
 American General's Reasons for the Merger; Recommendation of the American
  General Board............................................................  42
 USLIFE's Reasons for the Merger; Recommendation of the USLIFE Board.......  44
 Opinion of American General's Financial Advisor...........................  46
 Opinion of USLIFE'S Financial Advisor.....................................  50
 Interests of Certain Persons in the Merger................................  55
 Plans for USLIFE after the Merger.........................................  60
 The Merger Agreement......................................................  60
  The Merger...............................................................  61
  Directors and Officers...................................................  61
  Charter and Bylaws.......................................................  61
  Representations and Warranties...........................................  61
  Conduct of Business Pending the Merger...................................  62
  Filings and Other Actions................................................  63
  Other Acquisition Proposals; Certain Fees................................  63
  Expenses.................................................................  64
  Indemnification and Insurance............................................  64
  Additional Agreements....................................................  65
  Conditions to the Merger.................................................  65
  Termination..............................................................  67
 Accounting Treatment......................................................  68
 Regulatory Filings and Approvals..........................................  68
  Approval by Insurance Regulators.........................................  68
  Antitrust................................................................  69
 State Anti-Takeover Statutes..............................................  69
 Certain Federal Income Tax Consequences of the Merger.....................  69
 Restrictions on Sales of Shares by Affiliates.............................  70
 Stock Exchange Listing....................................................  71
 Rights of Dissenting Shareholders.........................................  71
MARKET PRICE DATA AND DIVIDENDS............................................  73
PRO FORMA COMBINED FINANCIAL STATEMENTS....................................  75

PRO FORMA COMBINED BALANCE SHEET (March 31, 1997)...........................  76
PRO FORMA COMBINED STATEMENT OF INCOME (First Quarter 1997).................  77
PRO FORMA COMBINED STATEMENT OF INCOME (First Quarter 1996).................  78
PRO FORMA COMBINED STATEMENT OF INCOME (1996)...............................  79
PRO FORMA COMBINED STATEMENT OF INCOME (1995)...............................  80
PRO FORMA COMBINED STATEMENT OF INCOME (1994)...............................  81
NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS............................  82
COMPARISON OF SHAREHOLDER RIGHTS............................................  83
 Authorized Capital Stock...................................................  83
 Voting Rights..............................................................  83
 USLIFE Common Share Purchase Rights........................................  84
 American General Preferred Share Purchase Rights...........................  85
 Amendments to Charter and Bylaws...........................................  86
 Preemptive Rights; Cumulative Voting.......................................  87
 Boards of Directors........................................................  87
 Removal of Directors.......................................................  87
 Newly-Created Directorships and Vacancies..................................  88
 Nomination of Directors....................................................  88

 Special Meetings of the Shareholders.......................................  89
 Shareholder Action by Written Consent......................................  89
 Vote Required for Mergers..................................................  89
 Vote Required for Sales of Assets..........................................  90
 Anti-Takeover Statutes.....................................................  90
 Supermajority Voting Provision.............................................  91
 Dissenters' Rights.........................................................  91
 Limitation on Director's Liability.........................................  92
 Indemnification............................................................  92
 Dividends..................................................................  93
SECURITY OWNERSHIP..........................................................  94
 Security Ownership of Certain Beneficial Owners of American General........  94
 Security Ownership of Certain Beneficial Owners of USLIFE Common Stock.....  95
LEGAL MATTERS...............................................................  95
EXPERTS.....................................................................  95
FUTURE SHAREHOLDER PROPOSALS................................................  96
MANAGEMENT AND ADDITIONAL INFORMATION.......................................  96

ANNEX A--Agreement and Plan of Merger, dated as of February 12, 1997

ANNEX B--Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated

ANNEX C--Opinion of Goldman, Sachs & Co.

ANNEX D--Sections 623 and 910 from the New York Business Corporation Law
 Regarding Dissenters' Rights

                  SUMMARY OF JOINT PROXY STATEMENT/PROSPECTUS

  The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus. It is not, and is not intended to be, complete in itself. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Joint Proxy Statement/Prospectus, including the Annexes hereto which are a part of this Joint Proxy Statement/Prospectus. Shareholders are encouraged to read carefully all of the information contained in this Joint Proxy Statement/Prospectus.

  USLIFE AND AMERICAN GENERAL SHAREHOLDERS SHOULD CONSIDER CAREFULLY THE INFORMATION SET FORTH HEREIN UNDER THE HEADING "RISK FACTORS" IN ADDITION TO THE OTHER INFORMATION PRESENTED HEREIN.

THE COMPANIES

American General
Corporation.................  American General is one of the largest diversified financial services organizations in the United States, with assets of $67 billion and shareholders' equity of $5.2 billion as of March 31, 1997. Headquartered in Houston, Texas, it is a leading provider of retirement services, life insurance and consumer loans to more than nine million households. American General was incorporated as a general business corporation under the laws of the State of Texas in 1980 and is the successor to American General Insurance Company, an insurance company incorporated under the laws of the State of Texas in 1926. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111. See "CERTAIN INFORMATION CONCERNING AMERICAN GENERAL."

USLIFE Corporation..........  USLIFE is a life insurance-based holding company comprised of eleven wholly owned subsidiaries, with assets of nearly $8 billion and shareholders' equity of $1.2 billion as of March 31, 1997. USLIFE operates nationwide through three ordinary life insurance companies, a credit insurance group, and six other companies that provide investment advisory, broker-dealer, marketing, real estate, data processing and administrative services. USLIFE was incorporated under the laws of the State of New York in 1966. The principal executive offices of USLIFE are located at 125 Maiden Lane, New York, New York 10038, and its telephone number is (212) 709-6000. See "CERTAIN INFORMATION CONCERNING USLIFE."

Texas Stars Corporation.....  Texas Stars Corporation, a New York corporation and a wholly owned subsidiary of American General ("Merger Sub") was incorporated in February 1997 for purposes of the transactions contemplated by the Merger Agreement. Merger Sub engages in no other business. The mailing address of Merger Sub's principal executive offices is c/o American General Corporation, 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is
                              (713) 522-1111.

Trading Markets and Market
 Price Data.................  Shares of USLIFE Common Stock are listed and traded on the NYSE, Chicago Stock Exchange, The Pacific Stock Exchange and

                              The London Stock Exchange under the symbol "USH." Shares of American General Common Stock are listed and traded on the NYSE, The Pacific Stock Exchange, The London Stock Exchange, The Basel Stock Exchange, The Geneva Stock Exchange and The Zurich Stock Exchange under the symbol "AGC." The closing price of USLIFE Common Stock on February 12, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $41.75 per share. The closing price of American General Common Stock on February 12, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $41.50 per share. On May 14, 1997, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing price of USLIFE Common Stock, as reported by the NYSE Composite Tape, was $48.75 per share, and the closing price of American General Common Stock, as reported by the NYSE Composite Tape, was $44.625 per share. See "MARKET PRICE DATA AND DIVIDENDS."

THE AMERICAN GENERAL
SPECIAL MEETING

Time, Date and Place........  The American General Special Meeting will be held on June 17, 1997 at 10:00 a.m., at the principal executive offices of American General, 2929 Allen Parkway, Houston, Texas 77019.

Purpose of the American
 General Special Meeting....  Holders of American General Common Stock and
                              American General 7% Preferred Stock will consider and vote upon a proposal to approve the issuance of the Merger Shares. Holders of American General Common Stock and American General 7% Preferred Stock will also consider and vote upon all other matters as may properly be brought before the American General Special Meeting. See "THE AMERICAN GENERAL SPECIAL MEETING"; "THE PROPOSED MERGER."

Record Date.................  Only shareholders of record of American General
                              Common Stock and American General 7% Preferred Stock at the close of business on May 7, 1997 (the "American General Record Date") are entitled to notice of and to vote at the American General Special Meeting. On such date, there were outstanding 203,752,159 shares of American General Common Stock, held by 27,521 holders of record and 2,317,701 shares of American General 7% Preferred Stock, held by 86 holders of record. See "THE AMERICAN GENERAL SPECIAL MEETING--Record Date."

Voting Rights...............  Each share of American General Common Stock is entitled to one vote with respect to all matters presented at the American General Special Meeting. Each share of American General 7% Preferred Stock is entitled to 4/5 of one vote (voting together as a single class with the holders of the American General Common Stock) with respect to all matters presented at the American General Special Meeting.

Quorum; Votes Required......  The presence, in person or by proxy, at the
                              American General Special Meeting of the holders of a majority of the aggregate number of shares of American General Common Stock and American General 7% Preferred Stock outstanding will be necessary to constitute a quorum. The affirmative vote of the holders of a majority of the aggregate number of shares of American General Common Stock and American General 7% Preferred Stock voting at the American General Special Meeting is required to approve the issuance of the Merger Shares.

Security Ownership of
 American General's
 Management.................  As of the American General Record Date, the
                              directors and executive officers of American
                              General (26 persons) owned beneficially an aggregate of 807,554 shares of American General Common Stock (constituting approximately 0.4% of the outstanding shares of American General Common Stock), and such persons do not own any shares of the American General 7% Preferred Stock. See the American General 10-K incorporated herein by reference.

Revocability of Proxy.......  Any American General shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) executing a subsequent proxy, or (ii) appearing in person and voting at the American General Special Meeting. Attendance at the American General Special Meeting will not in and of itself constitute revocation of a proxy.

THE USLIFE SPECIAL MEETING

Time, Date and Place........  The USLIFE Special Meeting will be held on June
                              17, 1997 at 10:30 a.m., local time, at Pace
                              University, Schimmel Center Auditorium, Spruce Street, New York, New York.

Purpose of the USLIFE
 Special Meeting............  Holders of USLIFE Common Stock will consider and vote upon a proposal to approve and adopt the Merger Agreement among USLIFE, American General and Merger Sub. Holders of USLIFE Common Stock will also consider and vote upon all other matters as may properly be brought before the USLIFE Special Meeting. See "THE USLIFE SPECIAL MEETING"; "THE PROPOSED MERGER."

Record Date.................  Only shareholders of record of USLIFE Common
                              Stock at the close of business on May 5, 1997 (the "USLIFE Record Date") are entitled to notice of and to vote at the USLIFE Special Meeting. On such date, there were outstanding 34,889,945 shares of USLIFE Common Stock held by 7,957 holders of record. See "THE USLIFE SPECIAL MEETING--Record Date."

Voting Rights...............  Each share of USLIFE Common Stock is entitled to one vote with respect to all matters presented at the USLIFE Special Meeting. See "THE USLIFE SPECIAL MEETING--Votes Required; Voting Rights."

Quorum; Votes Required......  The presence, in person or by proxy, at the
                              USLIFE Special Meeting of the holders of a majority of the shares of USLIFE Common Stock outstanding will be necessary to constitute a quorum. The affirmative vote of the holders of at least two-thirds of all outstanding shares of USLIFE Common Stock is required to approve the Merger Agreement.

Security Ownership of
 USLIFE's Management........  As of the USLIFE Record Date, the directors and executive officers of USLIFE (35 persons) owned beneficially (including options vesting at the Effective Time) an aggregate of 2,417,763 shares of USLIFE Common Stock (constituting approximately 6.9% of the outstanding shares). See the USLIFE10-K incorporated herein by reference.

Revocability of Proxy.......  Any USLIFE shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of USLIFE at 125 Maiden Lane, New York, New York 10038, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the USLIFE Special Meeting. Attendance at the USLIFE Special Meeting will not in and of itself constitute revocation of a proxy.

THE PROPOSED MERGER

General.....................  At the Effective Time (as defined below), pursuant to the Merger Agreement, Merger Sub will be merged with and into USLIFE, in accordance with the applicable provisions of the New York Business Corporation Law. USLIFE will continue in existence as a wholly-owned subsidiary of American General.

Closing; Effective Time.....  The Merger will become effective when an appropriate Certificate of Merger is executed, verified and delivered to the Department of State of the State of New York in accordance with
                              Section 904 of the New York Business Corporation Law ("NYBCL"), or at such later time as may be designated by the parties in such Certificate of Merger as the effective time of the Merger (the "Effective Time"). Such filing will be made as soon as practicable after the date of the closing of the Merger (the "Closing" or the "Closing Date"). The Closing will take place on the date of or as soon as practicable following the approval of the Merger Agreement by USLIFE shareholders, the approval of the Share Issuance by the American General shareholders and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger. See "THE PROPOSED MERGER--Closing; Effective Time."

Conversion of Shares........  In the Merger, each share of USLIFE Common Stock outstanding prior to the Effective Time (other than dissenting shares) will be converted into, exchanged for and represent the right to receive the following: a fraction of a share of American General Common Stock equal to the Exchange Ratio, provided that no more than 1.2937 shares of American General Common Stock will be issued for each share of USLIFE Common Stock and provided that no fewer than 1.0919 shares of American General Common Stock will be issued for each share of USLIFE Common Stock. Based on the closing price as reported on the NYSE Composite Tape on May 14, 1997 for the American General Common Stock of $44.625 per share, shareholders of USLIFE would receive 1.0980 shares of American General Common Stock in exchange for each of their shares of USLIFE Common Stock. Because the Exchange Ratio will not be determined until the end of the fifth Trading Day prior to the Effective Time, the actual number of shares (or fraction of a share) of American General Common Stock exchangeable in the Merger for each share of USLIFE Common Stock may differ from the number of shares of American General Common Stock indicated in the preceding example. For an illustration of what the Exchange Ratio would be at Trading Averages of $37.8750, $41.3750 and $44.8750 per share of American General Common Stock, the potential number of shares of American General Common Stock exchangeable at such Exchange Ratios and the percentage of American General Common Stock outstanding after the Merger represented by such shares, see "THE PROPOSED MERGER--Conversion of Shares."

                              USLIFE STOCKHOLDERS SHOULD NOT SEND IN THEIR
                              STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO
                              AFTER THE MERGER IS FINAL.

Fractional Shares...........  Fractional shares of American General Common
                              Stock will not be issued in the Merger. Holders of USLIFE Common Stock will be paid cash in lieu of such fractional shares. See "THE PROPOSED MERGER--Fractional Shares."

Recommendation of the
 American General Board and
 American General's Reasons
 for the Merger.............  THE BOARD OF DIRECTORS OF AMERICAN GENERAL (THE
                              "AMERICAN GENERAL BOARD") BELIEVES THAT THE
                              MERGER AND THE SHARE ISSUANCE ARE IN THE BEST INTERESTS OF AMERICAN GENERAL AND ITS SHAREHOLDERS AND RECOMMENDS THAT AMERICAN GENERAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE. At a meeting held on February 12, 1997, the American General Board, by a unanimous vote of all directors present, approved the Merger and resolved to recommend that the American General shareholders vote for approval of the Share Issuance. The American General Board's recommendation is based upon a number of factors described in this Joint Proxy
                              Statement/Prospectus. See "THE PROPOSED MERGER-- American General's Reasons for the Merger; Recommendation of the American General Board."


Recommendation of the
 USLIFE Board and USLIFE's
 Reasons for the Merger.....  THE BOARD OF DIRECTORS OF USLIFE (THE "USLIFE
                              BOARD") BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF USLIFE AND ITS SHAREHOLDERS AND RECOMMENDS THAT USLIFE SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. At a meeting held on February 12, 1997, the USLIFE Board, by a unanimous vote of all directors present, approved the

                              Merger and resolved to recommend that USLIFE shareholders vote for approval and adoption of the Merger Agreement. The USLIFE Board's recommendation is based upon a number of factors described in this Joint Proxy Statement/ Prospectus. See "THE PROPOSED MERGER--USLIFE's Reasons for the Merger; Recommendation of the USLIFE Board."

Opinion of American
 General's Financial
 Advisor....................  Merrill Lynch, Pierce, Fenner & Smith
                              Incorporated ("Merrill Lynch") has delivered its written opinion dated February 12, 1997 to the American General Board to the effect that, as of the date thereof, the Exchange Ratio was fair, from a financial point of view, to American General.

                              Merrill Lynch's opinion was provided to the American General Board for its information and is directed only to the fairness from a financial point of view of the Exchange Ratio to American General and does not constitute a recommendation to any American General shareholder as to how such shareholder should vote on the Share Issuance or any transaction related thereto.

                              The full text of the written opinion of Merrill Lynch, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached hereto as Annex B and is incorporated herein by reference. AMERICAN GENERAL SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE PROPOSED MERGER--Opinion of American General's Financial Advisor."


Opinion of USLIFE's
 Financial Advisor..........  Goldman, Sachs & Co. ("Goldman Sachs") has
                              delivered its written opinion dated February 12, 1997 to the USLIFE Board that as of the date of such opinion the Merger Consideration was fair to the holders of shares of USLIFE Common Stock. Goldman Sachs subsequently delivered an updated written opinion dated the date of this Joint Proxy Statement/Prospectus to the USLIFE Board to the effect that as of the date hereof the Merger Consideration was fair to the holders of USLIFE Common Stock.

                              Goldman Sachs' opinions were provided for the information and assistance of the USLIFE Board in connection with its consideration of the transaction contemplated by the Merger Agreement, and such opinions do not constitute a recommendation as to how any holder of shares of USLIFE Common Stock should vote with respect to such transaction.

                              The full text of the updated written opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C and is incorporated herein by reference. HOLDERS OF SHARES OF USLIFE COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH

                              OPINION IN ITS ENTIRETY. See "THE PROPOSED
                              MERGER--Opinion of USLIFE's Financial Advisor."

Interests of Certain
 Persons in the Merger......  In considering the recommendation of the USLIFE
                              Board with respect to the Merger Agreement, shareholders should be aware that certain members of USLIFE's management and the USLIFE Board have interests in the Merger that are in addition to the interests of shareholders of USLIFE generally. The USLIFE Board was aware of those interests and considered those interests, among other matters, in approving the Merger Agreement. See "THE PROPOSED MERGER--Interests of Certain Persons in the Merger."


Conditions to the Merger....  The respective obligations of USLIFE, Merger Sub and American General to consummate the Merger are subject to a number of conditions, including, among others (i) the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period terminated on March 17, 1997; (ii) the absence of any statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction prohibiting, restraining, enjoining or restricting the consummation of the Merger; (iii) the obtaining of certain non-governmental third party consents and approvals; (iv) the making of all filings and the obtaining of all permits, authorizations, consents or approvals required by any governmental entity, including as required by the insurance laws and regulations of the States of New York, Illinois, Wisconsin, Pennsylvania, Arizona and Nebraska; (v) the approval and adoption of the Merger Agreement and the Merger by the requisite vote of the USLIFE shareholders;
                              (vi) the approval of the Share Issuance by the requisite vote of the American General shareholders; (vii) the Registration Statement having become effective and not being the subject of any stop order or stop order proceedings;
                              (viii) the authorization for listing on the NYSE of the Merger Shares issuable in the Merger; (ix) the performance in all material respects by the parties to the Merger Agreement of their obligations under such agreement and the parties' respective representations and warranties being true and correct in all material respects; (x) the receipt by each of USLIFE and American General of opinions from their respective special counsel to the effect that, on the basis of certain facts, representations by management of the companies and assumptions to be set forth in such opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and American General, Merger Sub and USLIFE will each be a party to that reorganization within the meaning of Section 368(b) of the Code; (xi) American General's receipt of a letter of its independent public accountants, dated the Closing Date, stating that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting under the requirements of Accounting Principles Board Opinion ("APB") No. 16; (xii) the redemption or conversion into USLIFE Common Stock of all outstanding shares of USLIFE's $4.50 Series A Convertible Preferred Stock (the "USLIFE Series A Preferred Stock") and $5.00 Series B Convertible Preferred Stock, (the "USLIFE Series B Preferred Stock" and, together with the USLIFE Series A Preferred Stock, the "USLIFE Preferred Stock") in accordance with the terms of the respective certificates of designation of such USLIFE Preferred Stock; and (xiii) the audited financial statements prepared in accordance with generally accepted accounting principles ("GAAP") of American General and USLIFE, respectively, for the year ended December 31, 1996, not reflecting any event, change or effect having, or reasonably likely to have, a material adverse effect on the companies, respectively. USLIFE and American General may determine to modify or waive any condition to the consummation of the Merger, provided that no modification or waiver by USLIFE or American General which requires shareholder approval under applicable law, the USLIFE Restated Certificate of Incorporation (the "USLIFE Charter"), the USLIFE Bylaws (the "USLIFE Bylaws"), the American General Restated Articles of Incorporation (the "American General Articles") or the American General Amended and Restated Bylaws (the "American General Bylaws") will occur unless such approval is obtained. In the event a modification or waiver by USLIFE or American General is contemplated which requires shareholder approval under applicable law, a supplement to this Joint Proxy Statement/Prospectus will be distributed to shareholders, and proxies will be resolicited. See "THE AMERICAN GENERAL SPECIAL MEETING-- Solicitation of Proxies"; and "THE USLIFE SPECIAL MEETING--Solicitation of Proxies." Neither American General nor USLIFE presently contemplates waiving or modifying any of the foregoing conditions. See "THE PROPOSED MERGER-- The Merger Agreement--Conditions to the Merger."

Other Acquisition
Proposals...................  The Merger Agreement provides that, subject to certain exceptions, prior to the consummation of the Merger or termination of the Merger Agreement, USLIFE and its subsidiaries and representatives and agents will not (i) solicit, initiate or encourage the submission of an Acquisition Proposal (defined below) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, in each case subject to certain exceptions that enable the USLIFE Board to fulfill its fiduciary obligations to the USLIFE shareholders. An "Acquisition Proposal" means any tender or exchange offer involving the capital stock of USLIFE or any of its significant subsidiaries, any proposal for a merger, consolidation, or other business combination involving USLIFE or any of its significant subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, USLIFE or any of its significant subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of USLIFE or any of its significant subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to USLIFE or any of its significant subsidiaries, other than the transactions contemplated by the Merger Agreement. See "THE PROPOSED MERGER--The Merger Agreement--Other Acquisition Proposals."

Termination.................  The Merger Agreement may be terminated and the
                              Merger abandoned at any time prior to the Effective Time, (i) by mutual written agreement of USLIFE and American General; (ii) by either the American General Board or the USLIFE Board, if (a) the Merger Agreement and the Merger shall fail to be approved and adopted by the USLIFE shareholders at the USLIFE Special Meeting, (b) the issuance of the Merger Shares as Merger Consideration shall fail to receive the requisite vote for approval by the American General shareholders at the American General Special Meeting, (c) the Merger shall not have been consummated on or before October 31, 1997, provided that under certain circumstances such date may be extended to no later than December 31, 1997, (d) a United States state or federal court of competent jurisdiction or agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and non-appealable, provided that certain conditions are satisfied, or (e) the USLIFE Board shall have exercised its rights under the Merger Agreement to take action with respect to an Acquisition Proposal as necessary to comply with its fiduciary duties to USLIFE shareholders; (iii) by the USLIFE Board if prior to the Effective Time
                              (a) there has been a breach by American General of any representation or warranty in the Merger Agreement which would have or would be reasonably likely to have a material adverse effect on American General, Merger Sub and American General's subsidiaries taken as a whole, (b) there has been a material breach by American General of any of its covenants or agreements set forth in the Merger Agreement which, in the case of (a) and (b), is not curable or not cured within 30 days after written notice of such breach or (c) American General issues shares of capital stock or other securities in connection with a transaction requiring American General shareholder approval, and USLIFE advises American General, within 10 Trading Days of receipt of notice of such event, of its intent to abandon the Merger; and (iv) by the American General Board if prior to the Effective Time (a) there has been a breach by USLIFE of any representation or warranty that would have or would be reasonably likely to have a material adverse effect on USLIFE and its subsidiaries taken as a whole or (b) there has been a material breach by USLIFE of a covenant or agreement set forth in the Merger Agreement which, in the case of (a) and (b), is not curable or not cured within 30 days after written notice of such breach. See "THE PROPOSED MERGER--The Merger Agreement--Termination."

Termination Fees............  In the event (a) the Merger Agreement is terminated by either USLIFE or American General after the USLIFE Board (i) withdraws or modifies, or proposes to withdraw or modify, in a manner adverse to American General or Merger Sub, its approval or recommendation of the Merger Agreement or the Merger, (ii) approves or recommends, or proposes to approve or recommend, any Acquisition Proposal, (iii) enters into any agreement (other than a confidentiality/standstill agreement) with respect to any Acquisition Proposal or (iv) terminates the Merger Agreement in response to an Acquisition Proposal, or (b) prior to the termination of the Merger Agreement, any person or entity shall have commenced a tender or exchange offer which would, if successful, result in the acquisition by such person or entity of 20% or more of the outstanding shares of USLIFE Common Stock and such tender or exchange offer is completed not later than six months following the termination of the Merger Agreement, USLIFE has agreed to pay to American General, not later than two business days after the date of such termination (or the date of completion of such tender or exchange offer, as the case may be), a termination fee of $48 million in same day funds.

                              In the event that (i) an Acquisition Proposal (as defined above but with respect to a proposal to acquire American General and its subsidiaries) shall have been made known to American General or any of its subsidiaries or shall have been made known directly to the shareholders of American General or any person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal,
                              (ii) the American General Board shall have withdrawn or modified, or have proposed to withdraw or modify, in a manner adverse to USLIFE the approval or recommendation by the American General Board of the Share Issuance or approved or recommended, or have proposed to approve or recommend, any such Acquisition Proposal and
                              (iii) thereafter the Merger Agreement is terminated by either USLIFE or American General due to failure to receive the requisite vote for approval by the American General shareholders of the Share Issuance at the American General Special Meeting, then American General has agreed to pay to USLIFE, not later than two business days after the date of any such termination, a termination fee of $48 million in same day funds.

Regulatory Filings and
Approvals...................  The consummation of the Merger is subject to certain regulatory approvals, including approval by (i) the New York Department of Insurance (for which notification of approval is expected to be received prior to the Closing Date), (ii) the Illinois Department of Insurance (for which notification of approval was received on April 10, 1997), (iii) the Wisconsin Department of Insurance (for which notification of approval was received on May 15,
                              1997), (iv) the Pennsylvania Department of
                              Insurance (for which notification of approval was received on May 6, 1997), (v) the Arizona Department of Insurance (for which notification of approval is expected to be received prior to the Closing Date) and (vi) the Nebraska Department of Insurance (for which notification of approval was received on April 4, 1997) and the expiration or early termination of the relevant waiting period under the HSR Act (for which oral notice of early termination was received on March 17, 1997). See "THE PROPOSED MERGER--Regulatory Filings and Approvals."

                              In connection with the Merger, USLIFE has agreed to use all reasonable efforts to cause All American Life Insurance Company ("All American Life") and The Old Line Life Insurance Company ("Old Line Life"), each of which is a wholly owned subsidiary of USLIFE, to pay dividends of at least $78 million and at least $65 million, respectively, to USLIFE on or before the date immediately prior to the Closing Date. The dividends are subject to the prior approval of the Illinois and Wisconsin insurance regulatory authorities, respectively. All American Life's application was granted on April 16, 1997. Old Line Life's application is expected to be granted prior to the Closing Date. See "THE PROPOSED MERGER--Intercompany Dividends."

Accounting Treatment........  Consummation of the Merger is conditioned upon the receipt by American General of a letter from its independent public accountants stating that the Merger will qualify as a transaction to be accounted for in accordance with the pooling of interests method of accounting. See "THE PROPOSED MERGER--Accounting Treatment."

Certain Federal Income Tax
 Consequences of the
 Merger.....................
                              Consummation of the Merger is conditioned upon the receipt of opinions from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, and from Debevoise & Plimpton, special counsel to USLIFE, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that American General, Merger Sub and USLIFE will each be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, for federal income tax purposes the Merger will not result in the recognition of gain or loss by American General, Merger Sub, USLIFE or, except to the extent they receive cash in lieu of fractional shares, the shareholders of USLIFE. Such opinions will be based upon facts, representations by management of the companies and assumptions set forth in such opinions. No rulings have been or will be requested from the Internal Revenue Service with respect to any tax matters relating to the Merger. Shareholders are urged to consult their tax advisors as to the tax consequences of the Merger to them under federal, state, local or any other applicable law. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

Dissenters' Rights..........  Holders of USLIFE Common Stock who comply with the requirements of Section 623 of the NYBCL may dissent from the Merger and obtain payment for the fair value of their USLIFE Common Stock. Excerpts from the NYBCL relating to dissenters' rights are attached to this Joint Proxy Statement/Prospectus as Annex D. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders."

Comparison of Shareholder     The rights of USLIFE shareholders are currently
Rights......................  governed by the NYBCL, the USLIFE Charter and the
                              USLIFE Bylaws. Upon consummation of the Merger,
                              USLIFE shareholders who receive American General
                              Common Stock in the Merger will become
                              shareholders of American General, and their rights will be governed by the Texas Business
                              Corporation Act (the "TBCA"), the American
                              General Articles and the American General Bylaws.
                              For a summary of the material differences between the rights of USLIFE shareholders and the rights of American General shareholders, see "COMPARISON
                              OF SHAREHOLDER RIGHTS."

Certain Considerations......  In addition to the other information contained in this Proxy Statement/Prospectus, the shareholders of USLIFE and of American General, respectively, should consider the factors set forth under "RISK FACTORS" in deciding whether to approve the Merger or the Share Issuance, respectively.

             SUMMARY HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents summary historical financial data of American General and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from American General's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1997 and 1996 was derived from American General's unaudited quarterly financial statements, which, in the opinion of American General's management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The data for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                           THREE MONTHS
                               ENDED
                             MARCH 31,            YEARS ENDED DECEMBER 31,
                          ---------------- ---------------------------------------------------
                           1997     1996    1996       1995       1994       1993       1992
                          -------  ------- -------    -------    -------    -------    -------
                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues(a).......  $ 1,692  $ 1,711 $ 6,887    $ 6,495    $ 4,841    $ 4,829    $ 4,602
Income before income tax
 expense................      308      276     964(b)     850(c)     802(d)     602(e)     775
Net income..............      182      169     577(b)     545(c)     513(d)     204(f)     533
PER SHARE DATA
Net income..............  $   .88  $   .81 $  2.75(b) $  2.64(c) $  2.45(d) $   .94(f) $  2.45
Common dividend.........      .35      .33    1.30       1.24       1.16       1.10       1.04
Book value (at end of
 period)(g).............    25.68    26.42   27.38      28.42      17.05      23.96      21.33
High market price.......    44.63    37.88   41.75      39.13      30.50      36.50      29.38
Low market price........    39.38    33.25   32.88      27.50      24.88      26.25      20.13
Closing market price....    40.75    34.50   40.88      34.88      28.25      28.63      28.50
Average shares
 outstanding............    210.7    212.7   213.6      208.9      209.4      216.6      217.7
                             MARCH 31,                  DECEMBER 31,
                          ---------------- ---------------------------------------------------
                           1997     1996    1996       1995       1994       1993       1992
                          -------  ------- -------    -------    -------    -------    -------
                                               (IN MILLIONS)
FINANCIAL POSITION
Assets(g)...............  $66,667  $62,302 $66,254    $61,153    $46,295    $43,982    $39,742
Corporate debt..........    1,565    1,827   1,533      1,723      1,836      1,686      1,987
Redeemable equity.......    1,725      730   1,227        729         47         --         --
Shareholders' equity(g).    5,198    5,534   5,621      5,801      3,457      5,137      4,616
-------
(a)Includes realized investment gains (losses) as follows:

                           THREE MONTHS
                               ENDED
                             MARCH 31,            YEARS ENDED DECEMBER 31,
                          ---------------- ---------------------------------------------------
                           1997     1996    1996       1995       1994       1993       1992
                          -------  ------- -------    -------    -------    -------    -------
                                               (IN MILLIONS)
                          $    (7) $    27 $    67    $    12    $  (172)   $     8    $    18

(b)Includes $145 million ($93 million or $.44 per share aftertax) related to loss on consumer finance assets held for sale.
(c)Includes $216 million ($140 million or $.67 per share aftertax) adjustment to allowance for finance receivable losses.
(d)Includes $172 million ($114 million or $.55 per share aftertax) of realized investment losses primarily from capital gains offset program.
(e)Includes $300 million write-down of goodwill.
(f) Includes effect of $300 million ($1.39 per share) write-down of goodwill and $46 million ($.21 per share) aftertax charge for cumulative effect of accounting changes.
(g) Includes effect of Statement of Financial Accounting Standards ("SFAS") 115
    "Accounting for Certain Investments in Debt and Equity Securities," which recognizes the impact of unrealized gains and losses on investment securities and related adjustments. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at December 31, 1993, on reported balances was as follows:

                             MARCH 31,              DECEMBER 31,
                          ---------------- ----------------------------------------
                           1997     1996    1996       1995       1994       1993
                          -------  ------- -------    -------    -------    -------
                               (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in
   assets...............  $   205  $   783 $   843    $ 1,655    $  (986)   $ 1,040
  Increase (decrease) in
   shareholders' equity.      128      505     542      1,069       (950)       676
  Increase (decrease) in
   book value per share.      .62     2.38    2.60       5.18      (4.65)      3.14

                  SUMMARY HISTORICAL FINANCIAL DATA OF USLIFE

  The following table presents summary historical financial data of USLIFE and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from USLIFE's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1997 and 1996 was derived from USLIFE's unaudited quarterly financial statements, which, in the opinion of USLIFE's management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The data for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of USLIFE included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                          THREE MONTHS
                              ENDED
                            MARCH 31,        YEARS ENDED DECEMBER 31,
                          ------------- --------------------------------------
                           1997   1996   1996      1995   1994    1993   1992
                          ------ ------ ------    ------ ------  ------ ------
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues(a).......  $  450 $  435 $1,806    $1,740 $1,651  $1,600 $1,530
Income before income tax
 expense................      43     39    116(b)    160    147     152    104
Net income..............      29     26     76(b)    105     96      97     32(c)
PER SHARE DATA
Net income..............  $  .82 $  .75 $ 2.18(b) $ 3.03 $ 2.79  $ 2.83 $  .92(c)
Common dividend.........     .25    .23    .95       .91    .84     .81    .76
Book value (at end of
 period)(d).............   33.02  35.05  35.05     37.47  25.43   28.07  26.07
High market price.......   48.63  33.25  33.50     32.00  27.58   30.50  25.50
Low market price........   32.25  29.00  26.88     22.58  20.58   23.83  18.75
Closing market price....   46.63  29.38  33.25     29.88  23.25   25.58  24.17
Average shares
 outstanding............    35.1   34.9   34.9      34.8   34.5    34.3   34.1
                            MARCH 31,              DECEMBER 31,
                          ------------- --------------------------------------
                           1997   1996   1996      1995   1994    1993   1992
                          ------ ------ ------    ------ ------  ------ ------
                                           (IN MILLIONS)
FINANCIAL POSITION
Assets(d)...............  $7,777 $7,812 $7,880    $7,931 $7,004  $6,740 $6,095
Notes payable and long-
 term debt..............     593    593    568       572    546     515    527
Equity capital(d)(e)....   1,161  1,182  1,224     1,308    878     966    890
--------
(a) Includes realized gains (losses) on investments as follows:

                          THREE MONTHS
                              ENDED
                            MARCH 31,        YEARS ENDED DECEMBER 31,
                          ------------- --------------------------------------
                           1997   1996   1996      1995   1994    1993   1992
                          ------ ------ ------    ------ ------  ------ ------
                                           (IN MILLIONS)
                          $    1 $   -- $   (5)   $    6 $   (1) $    9 $   (3)

(b) Includes $50 million ($32 million or $.93 per share aftertax) charge to recognize revised assumptions reflecting current experience on traditional indemnity group major medical and related products. Sales of these products were discontinued in January 1996. Following its January announcement, USLIFE experienced deterioration in persistency. For the years 1991 through 1995, lapse rates on group business (lapses as percentage of in force business) ranged from 23.3% to 34.5%, with an average of 28.9%. These lapse rates, including the 34.5% rate experienced in 1995, were considered consistent with the assumptions used in evaluating the deferred policy acquisition cost asset. Following the January 1996 announcement discussed above, data available in March, April and early May indicated lapse rates on the discontinued business of 60.9%, 59.2%, and 51.3%, respectively, resulting in an unacceptable overall increase in the lapse rates for all group business. The business does not lapse uniformly in terms of quality. The healthier groups tend to lapse more rapidly, leading to an overall deterioration in the quality of the block of business. Evidence after USLIFE's announcement that claims payments were accelerating required a reevaluation of the assumptions used to extrapolate claims reserves into the future. The extrapolation, with the new higher claims rates, caused the reserves to be found inadequate. These circumstances required USLIFE to reevaluate the deferred policy acquisition cost asset and the reserve for policy benefits. The effects of this reevaluation resulted in a $37.2 million writedown of deferred policy acquisition costs and a $12.4 million adjustment to increase policy reserves to the required level. For the first quarter 1997, premium income on the remaining block of business was approximately $12 million with an appropriate break even financial result.

(c) Includes $38 million ($1.12 per share) aftertax charge for cumulative effect of change in accounting principle related to adoption of SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions."
(d) Includes the effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at January 1, 1994, on reported balances was as follows:

                                        MARCH 31,           DECEMBER 31,
                                     ---------------- ------------------------
                                      1997     1996    1996    1995     1994
                                     -------  ------- ------- ------- --------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in assets..... $   (29) $    84 $   109 $   311 $   (247)
  Increase (decrease) in equity cap-
   ital.............................     (18)      53      68     195     (156)
  Increase (decrease) in book value
   per share........................    (.51)    1.51    1.95    5.60    (4.53)

(e) Includes total non-redeemable preferred stocks, common stock, and other shareholders' equity.

                                     19--1

                   SUMMARY PRO FORMA PER SHARE AND OTHER DATA

  The following table presents the net income, dividends, and book value per share of American General and USLIFE, on a pro forma basis for American General and an equivalent pro forma basis for USLIFE. Pro forma data for American General was derived by combining the historical financial statements of American General with USLIFE's historical financial information, giving effect to the Merger using the pooling of interests method of accounting. Equivalent pro forma information for USLIFE is presented on an equivalent share basis, which reflects American General's pro forma amounts multiplied by an assumed Exchange Ratio of 1.0980 shares of American General Common Stock per share of USLIFE Common Stock, based on the closing price of American General Common Stock on May 14, 1997 of $44.625.

  Pro forma income statement-related per share amounts have been prepared as if the Merger had occurred at the beginning of the earliest period presented. These amounts do not include non-recurring items directly attributable to the Merger of approximately $170 million ($167 million aftertax), including change in control costs and fees for investment bankers, accountants, and attorneys, or to American General's estimate of the expected annual operating expense savings from the Merger of approximately $50 million ($33 million aftertax). Pro forma book value per share amounts give effect to the Merger as though it had been consummated on March 31, 1997 and December 31, 1996 and do not include the effect of the expected retirement of USLIFE treasury stock prior to the Merger, additional shares that may be issued as a result of the exercise of USLIFE stock options, 6.4 million shares of American General Common Stock repurchased by American General on April 15, 1997 or 9.5 million shares of American General Common Stock issued for the acquisition of Home Beneficial on April 16, 1997. See "CERTAIN INFORMATION CONCERNING AMERICAN GENERAL--Recent Developments." Pro forma dividends per share assume dividends are consistent with American General's historical dividend level.

  The information set forth below should be read in conjunction with the "PRO FORMA COMBINED FINANCIAL STATEMENTS" included herein and the respective audited and unaudited consolidated financial statements and notes thereto of American General and USLIFE, which are incorporated herein by reference.

                                 THREE MONTHS
                                    ENDED     YEARS ENDED DECEMBER
                                  MARCH 31,           31,
                                 ------------ -----------------------------
                                  1997  1996   1996         1995      1994
                                 ------ ----- ------       ------    ------
AMERICAN GENERAL COMMON STOCK
Net income per share
  Historical.................... $  .88 $ .81 $ 2.75(a)    $ 2.64(c) $ 2.45(d)
  Pro forma.....................    .86   .79   2.63(a)(b)   2.66(c)   2.46(d)
Dividends per share
  Historical.................... $  .35 $ .33 $ 1.30       $ 1.24    $ 1.16
  Pro forma.....................    .35   .33   1.30         1.24      1.16
Book value per share (at end of
 period)
  Historical.................... $25.68       $27.38
  Pro forma.....................  25.69        27.41
USLIFE COMMON STOCK
Net income per share
  Historical.................... $  .82 $ .75 $ 2.18(b)    $ 3.03    $ 2.79
  Equivalent pro forma..........    .94   .87   2.89         2.92      2.70
Dividends per share
  Historical.................... $  .25 $ .23 $  .95       $  .91    $  .84
  Equivalent pro forma..........    .38   .36   1.43         1.36      1.27
Book value per share (at end of
 period)
  Historical.................... $33.02       $35.05
  Equivalent pro forma..........  28.21        30.10

--------
(a) Reflects aftertax charge of $93 million ($.44 per share and $.37 per pro forma share) related to American General's loss on consumer finance assets held for sale.
(b) Reflects aftertax charge of $32 million ($.93 per share and $.13 per pro forma share) related to revised assumptions reflecting current experience on USLIFE's traditional indemnity group major medical products. For a discussion of such revised assumptions, see note (b) to SUMMARY HISTORICAL FINANCIAL DATA OF USLIFE.
(c) Includes American General's aftertax charge of $140 million ($.67 per share and $.57 per pro forma share) for adjustment to allowance for finance receivable losses.
(d) Reflects American General's aftertax net realized investment losses of $114 million ($.55 per share and $.46 per pro forma share) primarily from capital gains offset program.

                                 RISK FACTORS

  In addition to the other information contained in this Joint Proxy Statement/Prospectus, the shareholders of USLIFE and American General, respectively, should consider the following factors in deciding whether to approve the Merger or the Share Issuance, respectively.

DETERMINATION OF EXCHANGE RATIO

  The Exchange Ratio will be determined based on an average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive Trading Days ending on and including the fifth Trading Day prior to the Effective Time. Therefore, no assurance can be given that at the Effective Time the product of the Exchange Ratio and the market value of a share of American General Common Stock will not be higher or lower than $49.00.

  In addition, because under the terms of the Merger Agreement, the Average American General Price used to calculate the Exchange Ratio cannot be less than $37.875 per share, the Exchange Ratio is in effect subject to a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock received in the Merger. If the Trading Average of American General Common Stock during the ten Trading Days ending on and including the fifth Trading Day prior to the Effective Time is less than $37.875, the Merger Consideration could be worth less than $49.00 per share of USLIFE Common Stock. Conversely, however, because under the terms of the Merger Agreement, the Average American General Price used to calculate the Exchange Ratio cannot be greater than $44.875 per share, the Exchange Ratio is in effect subject to a minimum of 1.0919 shares of American General Common Stock for each share of USLIFE Common Stock received in the Merger. If the Average Trading Price of American General Common Stock during the ten Trading Days ending on and including the fifth Trading Day prior to the Effective Time is greater than $44.875, the Merger Consideration could be worth more than $49.00 per share of USLIFE Common Stock.

FLUCTUATIONS IN AMERICAN GENERAL'S CONSUMER FINANCE SEGMENT EARNINGS

  Earnings in American General's Consumer Finance segment, which provides consumer and home equity loans and other credit-related products, fluctuated in 1995 and 1996 due to a decline in credit quality in finance receivables and management's related actions. In 1995, the segment increased the allowance for finance receivable losses in response to an unanticipated increase in delinquencies and charge-offs. In 1996, in conjunction with an action program to improve credit quality, the segment decided to offer for sale two non-strategic, underperforming finance receivable portfolios totaling $875 million and recorded them at net realizable value. American General management believes that the planned sale of those portfolios, combined with the ongoing credit quality improvement program, will result in improved earnings. However, adverse changes in credit fundamentals within the consumer finance industry, including the national trend of increasing numbers of personal bankruptcies, could negatively impact expected future results in the Consumer Finance segment. See "CERTAIN INFORMATION REGARDING AMERICAN GENERAL--Consumer Finance."

UNCERTAINTIES IN INTEGRATING OPERATIONS AND ACHIEVING COST SAVINGS

  The success of any merger, including the Merger, is in part dependent on the ability following the merger to consolidate operations, integrate departments, systems and procedures and thereby obtain business synergies and related cost savings. While the management of American General, with the assistance of the management of USLIFE, intends to work diligently to effectively integrate and rationalize the operations of the two companies following the Merger, there can be no assurance as to the timing or extent to which cost savings and efficiencies will be achieved. In addition to the operational issues that may arise in combining the two companies, American General anticipates that it will incur a cost in respect of non-recurring items directly attributable to the Merger of approximately $170 million ($167 million after tax), including change in control costs and fees for investment bankers, accountants, and attorneys. See "PRO FORMA COMBINED FINANCIAL STATEMENTS."

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

  Certain of the statements contained in this Joint Proxy Statement/Prospectus and in documents incorporated herein by reference may be considered forward-looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act, including, without limitation, (i) the statements in "Unaudited Pro Forma Combined Condensed Consolidated Financial Data," including, but not limited to, American General's belief that the Merger is expected to result in a reduction in annual operating expenses of approximately $50 million, (ii) the statements in "THE PROPOSED MERGER-- Recommendation of the American General Board and American General's Reasons for the Merger," "--Recommendation of the USLIFE Board and USLIFE's Reasons for the Merger," "--Opinion of American General's Financial Advisor," "-- Opinion of USLIFE's Financial Advisor" and "--Plans for USLIFE After the Merger" concerning, among other things, (a) prospective considerations that the American General Board and the USLIFE Board took into account in arriving at their respective recommendations in favor of the Merger, (b) American General management's belief with respect to the geographic and strategic fit of USLIFE with American General's existing life insurance business and (c) American General's plans for consolidating USLIFE's operations and American General management's expectation concerning the time to complete such consolidation, and (iii) variations in the foregoing statements whenever they appear in this Joint Proxy Statement/Prospectus and the documents incorporated herein by reference. Forward-looking statements are made based upon either American General or USLIFE management's current expectations and beliefs concerning future developments and their potential effects upon American General or USLIFE, respectively. There can be no assurance that future developments affecting either American General or USLIFE will be those anticipated by their respective managements. Actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the following: changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies; customer responsiveness to both new products and distribution channels; competitive, regulatory, or tax changes that affect the cost of or demand for American General's products; adverse litigation results; American General's failure to achieve anticipated levels of earnings or operational efficiencies related to recently acquired companies, as well as other cost-saving initiatives; and difficulties in combining the operations of American General with the operations of each of USLIFE and Home Beneficial Corporation, a Virginia corporation ("Home Beneficial"), which was acquired by American General on April 16, 1997, and the potential loss of key personnel in connection with each of the USLIFE and Home Beneficial transactions. American General's Consumer Finance segment's future results could be adversely affected if, despite American General's initiatives to improve credit quality, finance receivable delinquencies and net charge-offs increase or remain at current levels for a longer period than anticipated by management. Failure to dispose of assets held for sale for carrying value could also adversely affect this segment's future results.

  While USLIFE and American General each reassess material trends and uncertainties affecting each company's financial condition and results of operations, in connection with its preparation of management's discussion and analysis of financial condition and results of operations contained in each company's quarterly and annual reports, neither USLIFE nor American General intends to review or revise in light of future events any particular forward-looking statement referenced in this Joint Proxy Statement/Prospectus or incorporated herein by reference.

  The information referred to above should be considered by American General shareholders and USLIFE shareholders when reviewing any forward-looking statements contained in this Joint Proxy Statement/Prospectus, in any documents incorporated herein by reference, in any of USLIFE's or American General's public filings or press releases or in any oral statements made by either USLIFE or American General or any of their respective officers or other persons acting on their behalf. By means of this cautionary note, each of USLIFE and American General intends to avail itself of the safe harbor from liability with respect to forward-looking statements that is provided by
Section 27A and Section 21E referred to above.

                CERTAIN INFORMATION CONCERNING AMERICAN GENERAL

GENERAL

  American General, with assets of $67 billion and shareholders' equity of $5.2 billion as of March 31, 1997, is the parent company of one of the nation's largest diversified financial services organizations. American General provides financial services directly to consumers, emphasizing personal service and frequent customer contact. American General's operating subsidiaries are leading providers of retirement services, life insurance and consumer loans. The principal executive offices of American General are located at 2929 Allen Parkway, Houston, Texas 77019-2155, and its telephone number is (713) 522-1111.

  The American General Common Stock is listed and traded on the NYSE, Pacific Stock Exchange, London Stock Exchange, Basel Stock Exchange, Geneva Stock Exchange and Zurich Stock Exchange under the symbol "AGC." First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the American General Common Stock. Its address is P.O. Box 2500, Jersey City, New Jersey 07303-2500, and its telephone number is (800) 519-3111.

RECENT DEVELOPMENTS

  On April 16, 1997, American General completed the acquisition of Home Beneficial for $665 million, or $39.00 per share. The proceeds consisted of $283 million in cash (43%) and 9.5 million shares of American General Common Stock (57%). The acquisition will be treated as a purchase by American General for accounting and financial reporting purposes.

  On April 15, 1997, American General repurchased 6.4 million shares of American General Common Stock from Goldman Sachs at an initial price of $234 million, based on the $36.50 closing price per share of American General Common Stock on April 14, 1997. Goldman Sachs borrowed the shares of American General Common Stock that it sold to American General, and will purchase shares in the open market from time to time in order to replace the shares that it borrowed. The initial purchase price will be adjusted to reflect the average of the volume weighted average daily prices of American General Common Stock during an averaging period. The aggregate price paid by American General in respect of the shares of American General Common Stock it has repurchased will depend on the price per share of American General Common Stock during the averaging period, and may be higher or lower than the initial price paid by American General. This buyback, combined with the 3.0 million shares repurchased since the announcement of the definitive agreement to acquire Home Beneficial, has the effect of repurchasing an amount of shares equal to the number of shares issued in the Home Beneficial acquisition.

RATING AGENCIES

  Following the disclosure of the Merger, Duff & Phelps Credit Rating Co. ("Duff & Phelps"), Moody's Investors Service, Inc. ("Moody's"), Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. ("S&P") and other rating agencies announced that the ratings of certain securities of American General and certain of its subsidiaries and the claims-paying ability ratings of American General's principal life insurance subsidiaries would be reviewed for possible downgrade or other action. S&P has indicated that it expects to reduce its rating of American General's commercial paper from "A-1+" to "A-1"; its senior long-term debt from "AA-" to "A+"; the American General preferred securities from "A+" to "A"; the senior long-term debt of its finance subsidiary from "A+" to "A"; and the claims-paying ability ratings of certain of its life insurance subsidiaries from "AAA" to "AA+", upon completion of the Merger. Duff & Phelps subsequently reduced its rating of its preferred securities, from "A+"' to "A". As of the date of this Joint Proxy Statement/Prospectus, Moody's has not downgraded American General's ratings but they remain under review by Moody's. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

                     CERTAIN INFORMATION CONCERNING USLIFE

GENERAL

  USLIFE, a New York business corporation formed in 1966, is a life insurance-based holding company whose principal subsidiaries engage in the life insurance business. USLIFE operates nationwide and offers, through its subsidiaries, a broad portfolio of individual life insurance and annuity policies as well as group and credit insurance. Other subsidiaries of USLIFE, engaged in investment advisory, broker-dealer, marketing, real estate, data processing and administrative operations, provide services to the life insurance companies. The principal executive offices of USLIFE are located at 125 Maiden Lane, New York, New York 10038 and its telephone number is (212) 709-6000.

  USLIFE Common Stock is listed and traded under the symbol "USH" on the New York, Chicago, Pacific and London Stock Exchanges.

SUBSIDIARIES, PRODUCTS AND SERVICES

  USLIFE's life insurance business is conducted by four operating life insurance subsidiaries (the "Life Insurance Subsidiaries"): The United States Life Insurance Company In The City of New York ("United States Life"), All American Life Insurance Company ("All American Life"), The Old Line Life Insurance Company of America ("Old Line Life"), and USLIFE Credit Life Insurance Company ("USLIFE Credit Life").

  The Life Insurance Subsidiaries are all domestic stock insurance corporations with strong regional identifications. United States Life is the oldest stock life insurance company in America, having been incorporated in New York in February, 1850. While authorized to do business in all fifty states and the District of Columbia, its business is heavily concentrated in New York and adjacent eastern states. All American Life was incorporated in Illinois in 1950, and is licensed to do business in all states, except New York, and in the District of Columbia. Approximately 40% of its business in 1996 was derived from the central and southwestern regions of the United States. Old Line Life, incorporated in Wisconsin in 1910, is authorized to do business in all states, except New York, and in the District of Columbia; its business is concentrated heavily in Wisconsin, California, New Jersey and the north central region of the United States. USLIFE Credit Life, whose predecessors date from 1890, derives most of its business from its home state of Illinois and other midwestern and northwestern states.

  The Life Insurance Subsidiaries offer a broad portfolio of individual life insurance and annuity policies. Also, through United States Life, part of the sales forces of the Life Insurance Subsidiaries offer group life and health insurance policies with particular emphasis on small groups. Group life and health insurance policies are also offered to associations. Several of the Life Insurance Subsidiaries also offer products designed for funding pension, profit sharing and other qualified plans. In addition, through USLIFE Equity Sales Corp., securities products are available for the noninsurance portion of these plans. Credit insurance is offered principally through USLIFE Credit Life.

LITIGATION

  Certain directors and officers of USLIFE and USLIFE have been named as defendants in a class action suit filed on March 3, 1997 in New York state court. The plaintiff, a USLIFE shareholder, is seeking to enjoin the Merger, or alternatively, to obtain rescission and unspecified damages. The plaintiff alleges, among other things, that the defendants violated certain of their fiduciary duties in connection with the proposed Merger. USLIFE believes that the action is without merit and intends to defend it vigorously. However, since the suit is in its early stages, at present it is not possible to determine with certainty the extent of damages, if any, that could be incurred in connection with this suit.

RATING AGENCY

  USLIFE's senior long term debt is rated "A+," and the claims-paying ability ratings of USLIFE's principal life insurance subsidiaries are rated "AA+" by S&P. On February 12, 1997, S&P announced that the credit ratings of certain securities of USLIFE and the claims-paying ability ratings of USLIFE's principal life insurance subsidiaries would be reviewed for possible downgrade or other action. On February 13, 1997, in light of the announcement of the Merger, S&P revised upward to "developing" the credit-watch status of the USLIFE companies. As of the date of this Joint Proxy Statement/Prospectus, these ratings remain under review by S&P. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.

            SELECTED HISTORICAL FINANCIAL DATA OF AMERICAN GENERAL

  The following table presents selected historical financial data of American General and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from American General's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1997 and 1996 was derived from American General's unaudited quarterly financial statements, which, in the opinion of American General's management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The data for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of American General included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                           THREE MONTHS
                              ENDED
                            MARCH 31,               YEARS ENDED DECEMBER 31,
                          --------------- -----------------------------------------------
                           1997    1996    1996      1995      1994       1993      1992
                          ------  ------- ------    ------    ------     ------    ------
                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Premiums and other
 considerations.........  $  487  $   480 $1,968    $1,753    $1,210     $1,252    $1,213
Net investment income...     846      800  3,271     3,095     2,493      2,437     2,327
Finance charges.........     320      371  1,450     1,492     1,248      1,083       994
Realized investment
 gains (losses).........      (7)      27     67        12      (172)(a)      8        18
Equity in earnings of
 investee...............      13        8     40        43        --         --        --
Other...................      33       25     91       100        62         49        50
                          ------  ------- ------    ------    ------     ------    ------
  Total revenues........   1,692    1,711  6,887     6,495     4,841      4,829     4,602
                          ------  ------- ------    ------    ------     ------    ------
Insurance and annuity
 benefits...............     785      797  3,156     3,047     2,224      2,311     2,198
Operating costs and
 expenses...............     391      373  1,589     1,350     1,075        970       986
Provision for finance
 receivable losses......      68      109    417       574(b)    214        163       135
Write-down of goodwill..      --       --     --        --        --        300(c)     --
Loss on assets held for
 sale...................      --       --    145(d)     --        --         --        --
Interest expense
 Corporate..............      27       30    123       156       110        108       116
 Consumer Finance.......     113      126    493       518       416        375       392
                          ------  ------- ------    ------    ------     ------    ------
  Total benefits and
   expenses.............   1,384    1,435  5,923     5,645     4,039      4,227     3,827
                          ------  ------- ------    ------    ------     ------    ------
Income before income tax
 expense................     308      276    964       850       802        602       775
Income tax expense......     109       97    347       286       289        352       242
                          ------  ------- ------    ------    ------     ------    ------
Income before net
 dividends on preferred
 securities of
 subsidiaries...........     199      179    617       564       513        250       533
Net dividends on
 preferred securities of
 subsidiaries...........      17       10     40        19        --         --        --
                          ------  ------- ------    ------    ------     ------    ------
Income before cumulative
 effect.................     182      169    577       545       513        250       533
Cumulative effect of
 accounting changes.....      --       --     --        --        --        (46)       --
                          ------  ------- ------    ------    ------     ------    ------
  Net income............  $  182  $   169 $  577(e) $  545(f) $  513     $  204(g) $  533
                          ======  ======= ======    ======    ======     ======    ======
PER SHARE DATA
Net income..............  $  .88  $   .81 $ 2.75(e) $ 2.64(f) $ 2.45     $  .94(g) $ 2.45
Common dividend.........     .35      .33   1.30      1.24      1.16       1.10      1.04
Book value (at end of
 period)(h).............   25.68    26.42  27.38     28.42     17.05      23.96     21.33
Average shares
 outstanding............   210.7    212.7  213.6     208.9     209.4      216.6     217.7

                             MARCH 31,                 DECEMBER 31,
                          --------------- ----------------------------------------
                           1997    1996    1996    1995    1994     1993    1992
                          ------- ------- ------- ------- -------  ------- -------
                                               (IN MILLIONS)
FINANCIAL POSITION
Assets(h)...............  $66,667 $62,302 $66,254 $61,153 $46,295  $43,982 $39,742
Invested assets(h)......   44,145  43,068  44,270  42,904  30,697   31,876  27,814
Finance receivables,
 net....................    7,064   7,533   7,230   7,918   7,694    6,390   6,038
Debt (including short-
 term)
 Corporate..............    1,565   1,827   1,533   1,723   1,836    1,686   1,987
 Consumer Finance.......    7,330   7,081   7,630   7,470   7,090    5,843   5,484
Total liabilities
 (excluding debt).......   50,849  47,130  50,243  45,430  33,865   31,316  27,655
Redeemable equity.......    1,725     730   1,227     729      47       --      --
Shareholders' equity(h).    5,198   5,534   5,621   5,801   3,457    5,137   4,616
--------
(a) Results primarily from capital gains offset program. See "Management's
    Discussion and Analysis" within American General's Annual Report on Form
    10-K for the year ended December 31, 1994, incorporated herein by reference.
(b) See "Management's Discussion and Analysis" within American General's Annual
    Report on Form 10-K for the year ended December 31, 1995, incorporated herein by reference.
(c) See "Management's Discussion and Analysis" within American General's Annual
    Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.
(d) See "Management's Discussion and Analysis" and Note 4.4 to Financial
    Statements within American General's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference.
(e) Includes effect of $93 million ($.44 per share) aftertax loss on consumer finance assets held for sale (see Note (d) above).
(f) Includes effect of $140 million ($.67 per share) aftertax adjustment to allowance for finance receivable losses (see Note (b) above).
(g) Includes effect of $300 million ($1.39 per share) write-down of goodwill
    (see Note (c) above) and $46 million ($.21 per share) aftertax charge for cumulative effect of accounting changes.
(h) Includes the effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at December 31, 1993, on reported balances was as follows:

                             MARCH 31,             DECEMBER 31,
                          --------------- --------------------------------
                           1997    1996    1996    1995    1994     1993
                          ------- ------- ------- ------- -------  -------
                               (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in
   assets...............  $   205 $   783 $   843 $ 1,655 $  (986) $ 1,040
  Increase (decrease) in
   invested assets......      305   1,180   1,296   2,623  (1,387)   1,594
  Increase (decrease) in
   shareholders' equity.      128     505     542   1,069    (950)     676
  Increase (decrease) in
   book value per share.      .62    2.38    2.60    5.18   (4.65)    3.14

  See "Management's Discussion and Analysis" within American General's Annual
   Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference.

                 SELECTED HISTORICAL FINANCIAL DATA OF USLIFE

  The following table presents selected historical financial data of USLIFE and its consolidated subsidiaries for the periods indicated. The historical financial data as of and for the five years ended December 31, 1996 was derived from USLIFE's audited consolidated financial statements. The financial data as of and for the three months ended March 31, 1997 and 1996 was derived from USLIFE's unaudited quarterly financial statements, which, in the opinion of USLIFE's management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of such data. The data for the three months ended March 31, 1997 and 1996 are not necessarily indicative of results of operations for the entire year. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information of USLIFE included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                          THREE MONTHS
                              ENDED
                            MARCH 31,        YEARS ENDED DECEMBER 31,
                          ------------- --------------------------------------
                           1997   1996   1996      1995   1994    1993   1992
                          ------ ------ ------    ------ ------  ------ ------
                                (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Premiums and other
 considerations.........  $  311 $  300 $1,260    $1,211 $1,161  $1,116 $1,091
Net investment income...     125    124    502       489    461     444    415
Realized gains (losses)
 on investments.........       1     --     (5)        6     (1)      9     (3)
Other income............      13     11     49        34     30      31     27
                          ------ ------ ------    ------ ------  ------ ------
  Total revenues........     450    435  1,806     1,740  1,651   1,600  1,530
Benefits and expenses...     398    386  1,651(a)  1,540  1,468   1,416  1,392
Interest expense........       9     10     39        40     36      32     34
                          ------ ------ ------    ------ ------  ------ ------
Income before income tax
 expense................      43     39    116       160    147     152    104
Income tax expense......      14     13     40        55     51      55     34
                          ------ ------ ------    ------ ------  ------ ------
Income before cumulative
 effect of change in
 accounting principle...      29     26     76       105     96      97     70
Cumulative effect of
 change in accounting
 principle..............      --     --     --        --     --      --   (38)
                          ------ ------ ------    ------ ------  ------ ------
  Net income............  $   29 $   26 $   76(a) $  105 $   96  $   97 $   32(b)
                          ====== ====== ======    ====== ======  ====== ======
PER SHARE DATA
Net income..............  $  .82 $  .75 $ 2.18(a) $ 3.03 $ 2.79  $ 2.83 $  .92(b)
Common dividend.........     .25    .23    .95       .91    .84     .81    .76
Book value (at end of
 period)(c).............   33.02  35.05  35.05     37.47  25.43   28.07  26.07
Average shares
 outstanding............    35.1   34.9   34.9      34.8   34.5    34.3   34.1
                            MARCH 31,              DECEMBER 31,
                          ------------- --------------------------------------
                           1997   1996   1996      1995   1994    1993   1992
                          ------ ------ ------    ------ ------  ------ ------
                                           (IN MILLIONS)
FINANCIAL POSITION
Total assets(c).........  $7,777 $7,812 $7,880    $7,931 $7,004  $6,740 $6,095
Invested assets(c)......   6,436  6,521  6,562     6,695  5,724   5,523  5,022
Notes payable and long-
 term debt..............     593    593    568       572    546     515    527
Liabilities (excluding
 debt)..................   6,023  6,037  6,088     6,051  5,580   5,259  4,678
Equity capital(c)(d)....   1,161  1,182  1,224     1,308    878     966    890

--------
(a) Includes $50 million ($32 million or $.93 per share aftertax) charge to recognize revised assumptions reflecting current experience on traditional indemnity group major medical and related products. Sales of these products were discontinued in January 1996. For a discussion of such revised assumptions, see note (b) to SUMMARY HISTORICAL FINANCIAL DATA OF USLIFE.
(b) Includes $38 million ($1.12 per share) aftertax charge for cumulative effect of change in accounting principle related to adoption of SFAS 106.

(c) Includes the effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115, which was adopted at January 1, 1994, on reported balances was as follows:

                                     MARCH 31,        DECEMBER 31,
                                   -------------- --------------------
                                    1997    1996   1996   1995   1994
                                   ------  ------ ------ ------ ------
                                     (IN MILLIONS, EXCEPT PER SHARE
                                                 DATA)
  Increase (decrease) in assets...   $(29)    $84   $109 $  311 $ (247)
  Increase (decrease) in invested
   assets.........................     17     161    191    447   (253)
  Increase (decrease) in equity
   capital........................    (18)     53     68    195   (156)
  Increase (decrease) in book
   value per share................   (.51)   1.51   1.95   5.60  (4.53)

(d) Includes total non-redeemable preferred stocks, common stock, and other shareholders' equity.

                       SELECTED PRO FORMA FINANCIAL DATA

  The following table presents selected pro forma financial data giving effect to the Merger of American General and USLIFE using the pooling of interests method of accounting. The pro forma income statement items have been prepared as if the Merger had occurred at the beginning of the earliest period presented. The pro forma income statement items and related per share amounts do not include non-recurring items directly attributable to the Merger of approximately $170 million ($167 million aftertax), including change in control costs and fees for investment bankers, accountants, and attorneys, or to American General's estimate of the expected annual operating expense savings from the Merger of approximately $50 million ($33 million aftertax). The pro forma balance sheet items give effect to the Merger as though it had been consummated on that date. The pro forma balance sheet items do not include the effect of the expected retirement of USLIFE treasury stock prior to the Merger, additional shares that may be issued as a result of the exercise of USLIFE stock options, 6.4 million shares of American General Common Stock repurchased by American General on April 15, 1997, or the 9.5 million shares of American General Common Stock issued for the acquisition of Home Beneficial on April 16, 1997. See "CERTAIN INFORMATION CONCERNING AMERICAN GENERAL--Recent Developments."

  The pro forma information is based on the respective audited and unaudited consolidated financial statements of American General and USLIFE and should be read in conjunction with such financial statements and notes thereto of American General and USLIFE, which are incorporated herein by reference.

                            THREE MONTHS
                                ENDED
                              MARCH 31,      YEARS ENDED DECEMBER 31,
                          ----------------- -----------------------------------
                            1997     1996     1996           1995        1994
                          -------- -------- --------       --------    --------
                              (IN MILLIONS, EXCEPT PER SHARE DATA)
OPERATING RESULTS
Total revenues..........  $  2,142 $  2,146 $  8,693       $  8,235    $  6,492
Income before income tax
 expense................       351      315    1,080          1,010         949
Net income..............       211      195      653(a)(b)      650(c)      609(d)
PER SHARE DATA
Net income..............  $    .86 $    .79 $   2.63(a)(b) $   2.66(c) $   2.46(d)
Common dividend.........       .35      .33     1.30           1.24        1.16
Book value (at end of
 period)(e).............     25.69             27.41
Average common and
 common equivalent
 shares outstanding (in
 thousands).............   249,220  250,994  251,908        247,094     247,334
                              MARCH 31,            DECEMBER 31,
                          ----------------- -----------------------------------
                            1997     1996     1996           1995        1994
                          -------- -------- --------       --------    --------
                                         (IN MILLIONS)
FINANCIAL POSITION
Assets(e)...............   $74,444  $70,114  $74,134        $69,084     $53,299
Corporate debt..........     2,158    2,420    2,102          2,295       2,382
Redeemable equity.......     1,725      730    1,227            729          47
Shareholders' equity(e).     6,192    6,549    6,678          6,942       4,168

--------
(a) Reflects aftertax charge of $93 million ($.37 per share) related to American General's loss on consumer finance assets held for sale.
(b) Reflects aftertax charge of $32 million ($.13 per share) related to revised assumptions reflecting current experience on USLIFE's traditional indemnity group major medical products.

(c) Includes American General's aftertax charge of $140 million ($.57 per share) for adjustment to allowance for finance receivable losses.
(d) Reflects American General's aftertax net realized investment losses of $114 million ($.46 per share) primarily from capital gains offset program.
(e) Includes the effect of SFAS 115. To facilitate analysis of period-to-period balances, the effect of SFAS 115 on reported balances is as follows:

                                     MARCH 31,            DECEMBER 31,
                                 ----------------- ---------------------------
                                   1997     1996     1996     1995     1994
                                 -------- -------- -------- -------- ---------
                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
  Increase (decrease) in assets.     $176     $867     $952   $1,966   $(1,233)
  Increase (decrease) in
   shareholders' equity.........      110      558      610    1,264    (1,106)
  Increase (decrease) in book
   value per share..............      .45     2.23     2.47     5.16     (4.57)

               SPECIAL MEETING OF AMERICAN GENERAL SHAREHOLDERS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of American General Common Stock and holders of American General 7% Preferred Stock in connection with the solicitation of proxies by the American General Board for use at the American General Special Meeting to be held at the principal executive offices of American General, 2929 Allen Parkway, Houston, Texas 77019, at 10:00 a.m. on June 17, 1997, and any adjournment or postponement thereof.

  At the American General Special Meeting, the holders of American General Common Stock and American General 7% Preferred Stock will be asked to consider and vote upon a proposal to approve the Share Issuance. Holders of American General Common Stock and American General 7% Preferred Stock will also be asked to consider and vote upon such other business as may properly come before the American General Special Meeting.

RECORD DATE

  The American General Board has fixed the close of business on May 7, 1997 as the American General Record Date for the determination of holders of American General Common Stock and American General 7% Preferred Stock entitled to vote at the American General Special Meeting. Under the TBCA, all shareholders as of the American General Record Date are entitled to notice of the American General Special Meeting. Only holders of American General Common Stock and American General 7% Preferred Stock as of the American General Record Date will be entitled to vote at the American General Special Meeting. On the American General Record Date, there were 203,752,159 shares outstanding of American General Common Stock and 2,317,701 shares outstanding of American General 7% Preferred Stock.

QUORUM

  The presence, in person or by proxy, at the American General Special Meeting of the holders representing a majority of the aggregate number of shares of American General Common Stock and American General 7% Preferred Stock issued and outstanding at the American General Special Meeting will be necessary to constitute a quorum.

VOTES REQUIRED; VOTING RIGHTS

  The affirmative vote of the holders of a majority of the aggregate shares of American General Common Stock and American General 7% Preferred Stock represented at the American General Special Meeting at which a quorum is present is required to approve the Share Issuance. Each share of American General Common Stock is entitled to one vote with respect to all matters presented at the American General Special Meeting. Each share of American General 7% Preferred Stock is entitled to 4/5 of one vote (voting together as a single class with the holders of the American General Common Stock) with respect to all matters presented at the American General Special Meeting.

  If fewer shares of American General Common Stock and American General 7% Preferred Stock are voted in favor of the Share Issuance than the number required for approval, it is expected that the American General Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. If a motion to adjourn the meeting is presented for the purpose of allowing additional time to solicit proxies, shareholders providing proxies that are not voted against the Share Issuance will be deemed to have conferred discretionary authority to vote for such adjournment, and shares voted against the Share Issuance will be voted against a motion to adjourn such meeting. See "--Solicitation of Proxies."

  Under the rules of the NYSE, brokers who hold shares in "street name" have the authority to vote on certain matters when they do not receive instructions from beneficial owners. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the

Share Issuance and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to the approval of such proposal. Therefore, a "broker non-vote" (i.e., shares held by brokers or nominees which are represented at a meeting but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will not be counted as a vote cast on the Share Issuance. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the American General Special Meeting and will have the same effect as a vote against such matters.

  As of the American General Record Date, the directors and executive officers of American General (26 persons) owned beneficially an aggregate of 807,554 shares of the American General Common Stock (constituting approximately 0.4% of the outstanding shares of American General Common Stock), and such persons did not own any shares of the American General 7% Preferred Stock. See The American General 10-K.

  As of February 14, 1997, (i) INVESCO PLC owned beneficially 14,961,901 shares of American General Common Stock (constituting approximately 7.4% of the outstanding shares), (ii) The Capital Group Companies, Inc. owned beneficially 13,958,210 shares of American General Common Stock (constituting approximately 6.9% of the outstanding shares), (iii) Putnam Investments, Inc. owned beneficially 13,062,886 shares of American General Common Stock (constituting approximately 6.4% of the outstanding shares), (iv) Fayez Sarofim & Co. owned beneficially 13,010,479 shares of American General Common Stock (constituting approximately 6.1% of the outstanding shares), (v) The Lucy B. Gooding 1995 Living Trust owned beneficially 753,422 shares of American General 7% Preferred Stock (constituting approximately 32.5% of the outstanding shares), (vi) The Bryan Trust owned beneficially 479,236 shares of American General 7% Preferred Stock (constituting approximately 20.7% of the outstanding shares), and (vii) the Olive Julia Gibson Bryan Testamentary Trust owned beneficially 186,506 shares of American General 7% Preferred Stock (constituting approximately 8.1% of the outstanding shares). See "SECURITY OWNERSHIP--Security Ownership of Certain Beneficial Owners of American General."

SOLICITATION OF PROXIES

  If a shareholder attends the American General Special Meeting, such shareholder may vote by ballot. However, many of American General's shareholders may be unable to attend the American General Special Meeting. Therefore, the American General Board is soliciting proxies so that each holder of American General Common Stock and American General 7% Preferred Stock on the American General Record Date has the opportunity to vote on the proposals to be considered at the American General Special Meeting on which each is entitled to vote.

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a shareholder does not return a signed proxy or vote in person at the American General Special Meeting, such shareholder's shares will not be voted. Shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If a holder of American General Common Stock or American General 7% Preferred Stock returns a signed proxy, but does not indicate how his or her shares are to be voted, the shares represented by the proxy will be voted FOR approval of the Share Issuance. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the American General Special Meeting, will not be counted as a vote cast on the Share Issuance and will have the same effect as a vote against such vote.

  The American General Board does not know of any matters other than those described in the notice of the American General Special Meeting that are to come before the American General Special Meeting. If any other matters are properly brought before the American General Special Meeting, including, among other things, a motion to adjourn or postpone the American General Special Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the Merger or soliciting additional proxies in favor of the proposal to approve the Share Issuance, one or more of the persons named on the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment and consistent with the voting rights of such shares as provided by the American General Bylaws and the TBCA; provided, however, that no proxy that is voted against the Share Issuance will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the American General Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the American General Special Meeting, except for proxies that have been effectively revoked or withdrawn prior to such reconvened meeting. See "--Votes Required; Voting Rights."

  Any American General shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) executing a subsequent proxy or (ii) appearing in person and voting at the American General Special Meeting. Additional proxy cards are available from the Information Agent. Attendance at the American General Special Meeting will not in and of itself constitute revocation of a proxy.

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of American General in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. American General has retained Morrow & Co., Inc., a proxy solicitation firm, to act as Information Agent to assist with soliciting and tabulating proxies for the American General Special Meeting at an estimated expense of approximately $17,000, plus reasonable out-of-pocket expenses. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and American General will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. American General will bear all costs and expenses of this solicitation other than expenses incurred in connection with printing and mailing of this Joint Proxy Statement/Prospectus, which will be shared equally by American General and USLIFE.

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

  Representatives of Ernst & Young LLP, principal accountants to American General, will be present at the American General Special Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                    SPECIAL MEETING OF USLIFE SHAREHOLDERS

GENERAL

  This Joint Proxy Statement/Prospectus is being furnished to holders of USLIFE Common Stock in connection with the solicitation of proxies by the USLIFE Board for use at the USLIFE Special Meeting to be held at Pace University, Schimmel Center Auditorium, Spruce Street, New York, New York at 10:30 a.m., local time, on June 17, 1997, and any adjournment or postponement thereof.

  At the USLIFE Special Meeting, the holders of USLIFE Common Stock will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve and adopt the Merger Agreement and the transactions contemplated thereby. Holders of USLIFE Common Stock will also be asked to consider and vote upon all other matters as may properly be brought before the USLIFE Special Meeting.

RECORD DATE

  The USLIFE Board has fixed the close of business on May 5, 1997 as the USLIFE Record Date for the determination of holders of USLIFE Common Stock entitled to vote at and receive notice of the USLIFE Special Meeting. Only holders of USLIFE Common Stock as of the USLIFE Record Date will be entitled to vote at the USLIFE Special Meeting. On the USLIFE Record Date, there were 34,889,945 shares outstanding of USLIFE Common Stock held by 7,957 holders of record.

QUORUM

  The presence, in person or by proxy, at the USLIFE Special Meeting of the holders of a majority of USLIFE Common Stock will be necessary to constitute a quorum.

VOTES REQUIRED; VOTING RIGHTS

  The affirmative vote of the holders of at least two-thirds of all outstanding shares of USLIFE Common Stock is required to approve and adopt the Merger Agreement and the transactions contemplated thereby.

  If fewer shares of USLIFE Common Stock are voted in favor of the Merger Proposal than the number required for approval, it is expected that the USLIFE Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes. If a motion to adjourn the meeting is presented for the purpose of allowing additional time to solicit proxies, shareholders providing proxies that are not voted against the Merger Proposal will be deemed to have conferred discretionary authority to vote for such adjournment, and shares voted against the Merger Proposal shall be voted against a motion to adjourn such meeting. See "--Solicitation of Proxies."

  In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion with respect to the approval of the Merger Proposal and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares with respect to such proposal. Therefore, because the affirmative vote of at least two-thirds of the shares of USLIFE Common Stock outstanding on the USLIFE Record Date is required to approve the Merger Proposal, a "broker non-vote" with respect to the Merger Proposal will have the effect of a vote against such proposal. Shares represented by "broker non-votes" will, however, be counted for purposes of determining whether there is a quorum at the USLIFE Special Meeting.

  As of the USLIFE Record Date, the directors and executive officers of USLIFE (35 persons) owned beneficially (including option vesting at the Effective
Time) an aggregate of 2,417,763 shares of USLIFE Common Stock (constituting approximately 6.9% of the outstanding shares). See the USLIFE 10-K.

  As of December 31, 1996, Sanford Bernstein & Co., Inc. owned beneficially 3,128,883 shares of USLIFE Common Stock (constituting approximately 9.05% of the outstanding shares). See "SECURITY OWNERSHIP--Security Ownership of Certain Beneficial Owners of USLIFE Common Stock."

DISSENTERS' RIGHTS

  Holders of USLIFE Common Stock who comply with the applicable requirements of the NYBCL may dissent from the Merger and obtain payment for the fair value of their USLIFE Common Stock. See "THE PROPOSED MERGER--Rights of Dissenting Shareholders" and the excerpted sections of the NYBCL attached hereto as Annex D.

SOLICITATION OF PROXIES

  If a shareholder attends the Special Meeting, he or she may vote by ballot. However, many of USLIFE's shareholders may be unable to attend the USLIFE Special Meeting. Therefore, the USLIFE Board is soliciting proxies so that each holder of USLIFE Common Stock on the USLIFE Record Date has the opportunity to vote on the proposals to be considered at the USLIFE Special Meeting.

  When a proxy is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy. If a shareholder does not return a signed proxy or vote in person at the USLIFE Special Meeting, his or her shares will not be voted. Shareholders are urged to mark the boxes on the proxy to indicate how their shares are to be voted. If a holder of USLIFE Common Stock returns a signed proxy, but does not indicate how his or her shares are to be voted, the shares represented by the proxy will be voted FOR approval and adoption of the Merger Agreement. A properly executed proxy marked "ABSTAIN", although counted for purposes of determining whether there is a quorum and for purposes of determining the aggregate voting power and number of shares represented and entitled to vote at the USLIFE Special Meeting, will not be voted and will have the effect of a vote against the Merger Proposal.

  The USLIFE Board does not know of any matters other than those described in the notice of the Special Meeting that are to come before the USLIFE Special Meeting. If any other matters are properly brought before the USLIFE Special Meeting, including, among other things, a motion to adjourn or postpone the USLIFE Special Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to the Merger or soliciting additional proxies in favor of the Merger Proposal, one or more of the persons named on the proxy card will vote the shares represented by such proxy upon such matters as determined in their best judgment and consistent with the voting rights of such shares as provided by the USLIFE Bylaws and the NYBCL; provided, however, that no proxy that is voted against the Merger Proposal will be voted in favor of any adjournment or postponement for the purpose of soliciting additional proxies. At any subsequent reconvening of the USLIFE Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the USLIFE Special Meeting, except for proxies that have been effectively revoked or withdrawn prior to such reconvened meeting. See "--Votes Required; Voting Rights."

  Any USLIFE shareholder who executes and returns a proxy may revoke such proxy at any time before it is voted by (i) notifying in writing the Corporate Secretary of USLIFE at 125 Maiden Lane, New York, New York 10038, (ii) granting a subsequent proxy, or (iii) appearing in person and voting at the USLIFE Special Meeting. Attendance at the Special Meeting will not in and of itself constitute revocation of a proxy.

  In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of USLIFE in person or by telephone, telegram or other means of communications. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. USLIFE has retained Georgeson & Company, Inc., a proxy solicitation firm, to act as Information Agent to assist with soliciting and tabulating proxies for the Special Meeting at an estimated expense of approximately $20,000, plus reasonable out-of-pocket expenses. Arrangements will be made with custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and USLIFE will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. USLIFE will bear all costs and expenses of this solicitation other than expenses incurred in connection with printing and mailing of this

Joint Proxy Statement/Prospectus, which will be shared equally by USLIFE and American General. Additional proxy cards are available from the Information Agent.

  USLIFE SHAREHOLDERS SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF STOCK CERTIFICATES FOR USLIFE COMMON STOCK WILL BE MAILED TO FORMER USLIFE SHAREHOLDERS AS SOON AS PRACTICABLE AFTER THE CONSUMMATION OF THE MERGER.

AVAILABILITY OF PRINCIPAL ACCOUNTANTS

  Representatives of KPMG Peat Marwick LLP, principal accountants to USLIFE, will be present at the USLIFE Special Meeting, will have the opportunity to make a statement should they desire to do so and are expected to be available to respond to appropriate questions.

                              THE PROPOSED MERGER

GENERAL

  The following is a brief summary of certain aspects of the Merger. This summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is included in this Joint Proxy Statement/Prospectus as Annex A and is incorporated herein by reference. A description of the relative rights, privileges and preferences of USLIFE Common Stock on the one hand, and American General Common Stock, on the other, including certain material differences between the rights of holders of such stock, is set forth under "COMPARISON OF SHAREHOLDER RIGHTS." The closing price of USLIFE Common Stock on February 12, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $41.75 per share. The closing price of American General Common Stock on February 12, 1997, the last full trading day prior to the public announcement of the Merger, as reported by the NYSE Composite Tape, was $41.50 per share. The closing price of USLIFE Common Stock on May 14, 1997, as reported on the NYSE Composite Tape, was $48.75 per share. The closing price of American General Common Stock on May 14, 1997, as reported on the NYSE Composite Tape, was $44.625 per share.

  Based on approximately 36.1 million shares of USLIFE Common Stock outstanding as of April 30, 1997 (on a fully diluted basis) and using an Exchange Ratio of 1.1232 based on the closing price of American General Common Stock on April 30, 1997 of 43 5/8, the value of the aggregate consideration that will be issued to USLIFE stockholders in the Merger would be approximately $1.8 billion. The actual value of the consideration issued to the USLIFE stockholders in the Merger will depend on the Exchange Ratio and the market value of American General Common Stock at the Effective Time. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AMERICAN GENERAL COMMON STOCK.

CLOSING; EFFECTIVE TIME

  The Closing will take place on, or as promptly as practicable following, the date of the approval of the Share Issuance by the American General shareholders at the American General Special Meeting and the approval and adoption of the Merger and the Merger Agreement and the transactions contemplated thereby by the USLIFE shareholders at the USLIFE Special Meeting and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger. The Merger will become effective upon the filing of the Certificate of Merger with the Department of State of the State of New York in accordance with the NYBCL, or at such later time as may be designated in such filings as the Effective Time. Such filings will be made as soon as practicable after the Closing.

CONVERSION OF SHARES

  Each share of USLIFE Common Stock outstanding prior to the Effective Time (other than dissenting shares) will be converted into, exchanged for and represent the right to receive a fraction of a share of American General Common Stock equal to the Exchange Ratio, provided that no more than 1.2937 shares and no less than 1.0919 shares of American General Common Stock will be issued for each share of USLIFE Common Stock.

  The table below illustrates what the Exchange Ratio would be at Trading Averages of $37.8750, $41.3750 and $44.8750 per share of American General Common Stock, the potential number of shares of American General Common Stock exchangeable at such Exchange Ratios and the percentage of American General Common Stock outstanding after the Merger represented by such shares. As illustrated in the table, as the Trading Average of American General Common Stock increases, the number of shares (or fraction of a share) of American General Common Stock that would be exchangeable for each share of USLIFE Common Stock decreases, subject to the limit set forth in the table. BECAUSE THE EXCHANGE RATIO WILL NOT BE DETERMINED UNTIL THE END OF THE FIFTH TRADING DAY PRIOR TO THE EFFECTIVE TIME, THE ACTUAL NUMBER OF SHARES (OR FRACTION OF A SHARE) OF AMERICAN GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER FOR EACH SHARE OF USLIFE COMMON STOCK MAY DIFFER FROM THE EXAMPLES PROVIDED IN THE TABLE. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR AMERICAN GENERAL COMMON STOCK.

  ILLUSTRATION OF POTENTIAL EXCHANGE RATIOS AND EFFECT ON SHARES OF AMERICAN
                GENERAL COMMON STOCK EXCHANGEABLE IN THE MERGER

                                                                     PERCENTAGE
                                                                         OF
                                                                     OUTSTANDING
                                                                      SHARES OF
                                                        SHARES OF     AMERICAN
                                                        AMERICAN       GENERAL
                                                     GENERAL COMMON    COMMON
                                            EXCHANGE      STOCK      STOCK POST-
              TRADING AVERAGE                RATIO   EXCHANGEABLE(1)  MERGER(2)
              ---------------               -------- --------------- -----------
$37.8750 (or below)........................  1.2937    46,702,570      18.30%
$41.3750...................................  1.1843    42,752,870      17.39%
$44.8750 (or above)........................  1.0919    39,417,590      16.25%

--------
(1) Based on 36,100,000 shares of USLIFE Common Stock outstanding on the date hereof (on a fully diluted basis).
(2) Based on 203,090,677 shares of American General Common Stock outstanding as of December 31, 1996 plus additional shares from the respective rows of column 3.

  Based on the closing price as reported on the NYSE Composite Tape on May 14, 1997 for the American General Common Stock of $44.625 per share, shareholders of USLIFE would receive 1.0980 shares of American General Common Stock in exchange for each of their shares of USLIFE Common Stock. Because the Exchange Ratio will not be determined until the end of the fifth Trading Day prior to the Effective Time, the actual number of shares (or fraction of a share) of American General Common Stock exchangeable in the Merger for each share of USLIFE Common Stock may differ from the number of shares of American General Common Stock indicated in the preceding example.

FRACTIONAL SHARES

  No fractional shares of American General Common Stock will be issued in the Merger, and such fractional shares will not entitle the owners thereof to any rights of a holder of American General Common Stock. Instead, each record holder of USLIFE Common Stock who would otherwise have been entitled to receive a fraction of a share of American General Common Stock upon surrender of certificates representing USLIFE Common Stock for exchange will, upon surrender of USLIFE Common Stock certificates, be entitled to receive a cash payment (without interest) equal to the product of such fraction multiplied by the Trading Average, subject to certain limitations as set forth in the Merger Agreement. Beneficial holders of USLIFE Common Stock who do not own their shares of record should consult with the record holder of such shares with regard to the receipt of the consideration to be received upon the exchange of their USLIFE Common Stock certificates in the Merger.

EXCHANGE OF CERTIFICATES

  USLIFE SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES EVIDENCING SHARES OF USLIFE COMMON STOCK FOR EXCHANGE UNLESS AND UNTIL THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL ARE RECEIVED OR OBTAINED FROM THE EXCHANGE AGENT (AS DEFINED BELOW).

  As of the Effective Time, American General shall deposit, or cause to be deposited, in trust with First Chicago Trust Company of New York, as exchange agent (the "Exchange Agent"), for the benefit of holders of USLIFE Common Stock, (i) certificates representing the number of shares of American General Common Stock issuable in the Merger and (ii) cash to be paid in lieu of the issuance of fractional shares, as provided by the Merger Agreement. Promptly after the Effective Time, the Exchange Agent will mail, or make available at its principal office, letters of transmittal and instructions to the former USLIFE stockholders, to be used in forwarding their certificates representing shares of USLIFE Common Stock for surrender and exchange for the Merger Consideration.

  Upon surrender of each certificate representing shares of USLIFE Common Stock, the Exchange Agent will pay to the holder of such certificate, as soon as practicable after the Effective Time, the Merger Consideration (and cash in lieu of fractional shares) and such certificate will thereafter be cancelled. Until so surrendered and exchanged, each such certificate that prior to the Effective Time represented shares of USLIFE Common Stock (other than certificates representing dissenting shares) will represent solely the right to receive the Merger Consideration (and cash in lieu of fractional shares). No interest will be paid or accrue on the Merger Consideration.

  After the Effective Time, there will be no transfers on the stock transfer books of USLIFE of any shares of USLIFE Common Stock. If, after the Effective Time, certificates formerly representing shares of USLIFE Common Stock are presented to the Exchange Agent or USLIFE, as the case may be, they will be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of dissenting shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional shares), as provided above.

  No dividends or other distributions declared or made after the Effective Time with respect to shares of American General Common Stock will be paid to the holder of any unsurrendered certificate with respect to the shares of American General Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid, until the holder of such certificate surrenders such certificate in accordance with the provisions of the Merger Agreement.

  At the Effective Time, all shares of USLIFE Common Stock that are owned by USLIFE as treasury stock and any shares of USLIFE Common Stock owned by American General, Merger Sub or any other direct or indirect wholly owned subsidiary of American General (other than such shares, if any, of USLIFE Common Stock as may be held in a separate account or mutual fund managed by a subsidiary of American General or a pension trust established for the benefit of American General Corporation retirees) will be cancelled and retired and will cease to exist, and no payment or other consideration will be made in respect thereof.

BACKGROUND OF THE MERGER

  The terms of the Merger Agreement are the result of arm's-length negotiations between representatives, legal advisors and financial advisors of American General and USLIFE. The following is a brief discussion of the background of those negotiations.

  Senior management of USLIFE was aware of the accelerating trend toward consolidation in the life insurance industry and, during the summer and autumn of 1996, began to consider the feasibility of enhancing shareholder value over the long term through a strategic alliance. In particular, USLIFE began to consider the prospects for producing a significant enhancement in shareholder value through the synergies that might be achieved in a business combination.

  At a regularly scheduled meeting of the USLIFE Board held on November 19, 1996, in an executive session of the non-employee members of the USLIFE Board, the Board authorized the Chairman of USLIFE, Mr. Gordon E. Crosby, Jr., to examine and pursue strategic alternatives for the corporation, including principally affiliations with other companies and continuing the USLIFE business in its present configuration on a stand-alone basis without significant changes.

  Preliminary discussions were held with another company engaged in the life insurance business concerning a potential strategic alliance between the two companies. During January 1997, prior to the commencement of the negotiations with American General that resulted in the Merger Agreement, senior management of USLIFE, together with its legal counsel and Goldman Sachs, its financial advisor, met with senior management of the other insurance company and its legal and financial advisors to determine whether the two companies could reach agreement on the terms of a business combination. These discussions did not result in a specific merger proposal by the other company. In late January 1997, senior management of USLIFE concluded that it would not be possible to reach an acceptable transaction with the other company and terminated such discussions. At its regularly scheduled meeting held on January 28, 1997, Mr. Crosby informed the USLIFE Board of the status of such discussions. The USLIFE Board approved the termination of discussions with such company concerning a possible strategic alliance.

  During January 1997, representatives of American General and USLIFE discussed setting up a meeting to explore the possibility of a business combination involving the two companies. On January 27, 1997, Mr. Robert M. Devlin, President and Chief Executive Officer of American General, called Mr. Crosby to indicate that American General was interested in pursuing an alliance with USLIFE and requesting permission to begin a mutual due diligence process. In a letter delivered to Mr. Crosby later that day, Mr. Devlin informed Mr. Crosby that, based on a preliminary review, American General considered USLIFE to have a value in the range of $45 to $47 per share and expressed a willingness to commence due diligence and to structure a tax free transaction. Mr. Devlin's letter also indicated that in the course of due diligence greater value may be demonstrated that would support a higher price. A confidentiality agreement was executed on January 28, 1997.

  At a special meeting of the USLIFE Board held on January 29, 1997, the directors discussed American General's expression of interest. Following discussion and consideration of the American General expression of interest among the USLIFE directors, together with USLIFE's outside counsel, the USLIFE Board authorized Mr. Crosby and other members of USLIFE's senior management to enter into discussions regarding a possible strategic alliance with American General.

  On February 3, 1997, representatives of American General and its outside advisors commenced a due diligence investigation of USLIFE at the offices of USLIFE's outside counsel in New York City. On February 5, 1997, representatives of USLIFE and its outside advisors commenced a due diligence investigation of American General at its headquarters in Houston, Texas.

  On February 6, 1997 the American General Board met at a regularly scheduled meeting and reviewed in detail, together with members of management and outside financial and legal advisors, a potential transaction involving the merger of USLIFE with a wholly owned subsidiary of American General.

  On February 5, 1997, American General delivered a draft merger agreement to USLIFE and its outside counsel. From February 7 through February 11, 1997, Debevoise & Plimpton, special counsel for USLIFE, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for American General, held several meetings in person and by telephone in which various terms of the Merger Agreement were negotiated. The negotiations of the Merger Agreement focused on the terms of the Exchange Ratio, the conditions to the Merger, employee benefit issues, the respective rights of the parties to terminate the Merger Agreement under certain circumstances, including upon receipt by USLIFE of an Acquisition Proposal, and the representations, warranties and other covenants contained in the Merger Agreement. See "THE PROPOSED MERGER--the Merger Agreement." Following discussions on February 10, 1997, representatives of both companies met at the offices of Goldman Sachs on February 11, 1997 to finalize the pricing terms of the proposed transaction. After negotiation, the parties agreed on a price of $49 per share of USLIFE Common Stock, subject to a collar under which no more than 1.2937 shares and no less than 1.0919 shares of American General Common Stock would be exchangeable for each share of USLIFE Common Stock.

  On February 12, 1997, at a special meeting, the American General Board approved the terms of the proposed strategic alliance with USLIFE and the Merger Agreement. At that meeting, Merrill Lynch rendered to the American General Board its oral opinion (later confirmed in writing) to the effect that the Exchange Ratio was fair to American General from a financial point of view.

  On February 12, 1997, the USLIFE Board met in a special meeting to review, with the advice and assistance of USLIFE's financial and legal advisors, the proposed Merger Agreement with American General and the terms of the Merger, and also to consider certain unsolicited contacts that had been received from other companies. At the special meeting, Goldman Sachs and Debevoise & Plimpton made presentations to the USLIFE Board concerning the proposed transaction. Mr. Crosby reviewed the negotiations between USLIFE and American General. USLIFE's legal advisor addressed the board's fiduciary duties to the shareholders of USLIFE in the context of the proposed transaction and summarized the material terms and conditions of the proposed Merger Agreement.

  At the request of Mr. Crosby, Goldman Sachs and a senior USLIFE officer reported on the due diligence inquiries that had been conducted with respect to American General. Goldman Sachs then reviewed the proposed transaction with American General, including the financial terms of the American General proposal, and compared the proposed transaction to comparable recent transactions in the industry and reviewed certain other analyses it had conducted with respect to the proposed transaction with American General. Goldman Sachs rendered to the USLIFE Board its oral opinion (confirmed in writing later that day) to the effect that, as of such date, the Merger Consideration to be received by the USLIFE shareholders pursuant to the Merger Agreement was fair to such shareholders.

  Mr. Crosby reported on the contacts which USLIFE had received from other companies, including a letter that had been received on January 31, 1997 from another company engaged in the life insurance business. In accordance with the Chairman's prior response to such other company, which stated that the Board would consider the letter at its next meeting, the Board discussed that written expression of interest and considered information about such other company, including such company's business, acquisition history, capital structure, accounting practices, stock price performance and shareholder base.

  Following extended discussion and review of the proposed American General transaction and of such other company's written expression of interest, Mr. Crosby and the other directors who were employees of USLIFE were excused from the meeting. The remaining directors discussed further the proposed American General transaction, the other company's expression of interest, and the alternative of continuing as a stand-alone company. With respect to the other company's expression of interest, and following further discussion of the other company's overall business, the remaining directors were not in favor of pursuing discussions with the other company. The employee-directors then rejoined the meeting. The USLIFE Board determined that USLIFE should not pursue a strategic alliance with the company that had sent the January 31 letter and, thereafter, by a unanimous vote of all directors present, approved the Merger and the Merger Agreement with American General. For a discussion of reasons for the USLIFE Board's decision and factors considered by the USLIFE Board, including the opinion that Goldman Sachs delivered to the USLIFE Board, see "--USLIFE's Reasons for the Merger; Recommendation of the USLIFE Board" and "--Opinion of USLIFE's Financial Advisor."

  Following the conclusion of the USLIFE Board's special meeting on the evening of February 12, 1997, the Merger Agreement was executed and delivered by all the parties thereto. On February 13, 1997, American General and USLIFE issued a joint press release announcing the execution of the Merger Agreement.

AMERICAN GENERAL'S REASONS FOR THE MERGER; RECOMMENDATION OF THE AMERICAN GENERAL BOARD

  American General believes that the life insurance industry is experiencing a period of consolidation, which is driven in part by the need for companies to increase their overall size in order to take advantage of economies of scale, expand their asset base, maintain and enhance a strong base of revenues, and lower their cost structures. In line with this general trend, American General views growth through strategic mergers and acquisitions as an important aspect of its business development program.

  American General believes that the businesses of USLIFE represent an excellent strategic fit with its existing businesses. Among other things, the two companies have complementary distribution channels, and the addition of the USLIFE agency force should create considerable new distribution opportunities for American General, particularly in New York and the Northeastern United States. American General believes that these opportunities should lead to significant revenue growth.

  In addition, American General believes that significant opportunities for rationalization exist, which should result in cost savings for the combined company. These opportunities include the combination of the corporate and certain back-office operations, the credit life businesses and the New York businesses of the two companies.

  Upon completion of the Merger, American General believes that the combined companies will enjoy significant economies of scale. The insurance operations of the combined company will rank as one of the 5 largest life insurance companies in the United States based on capital and surplus, which should distinguish the combined company from the large majority of its competitors and position it well to take advantage of further strategic business opportunities. In addition, American General anticipates that, based on year-end 1996 data, the combined company would have net income of over $650 million, assets of over $74 billion, and market capitalization of over $10 billion. Its competitive position should be enhanced by economies of scale in technology and back office services, as well as in the development of new products and the centralization of investment operations, which should produce better overall service for its customers.

  THE AMERICAN GENERAL BOARD HAS DETERMINED THAT THE MERGER AND THE SHARE ISSUANCE ARE FAIR TO AND IN THE BEST INTERESTS OF AMERICAN GENERAL AND ITS SHAREHOLDERS. ACCORDINGLY, THE AMERICAN GENERAL BOARD HAS APPROVED THE MERGER AGREEMENT AND THE ISSUANCE OF THE MERGER SHARES AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF AMERICAN GENERAL VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE.

  In reaching its conclusion with respect to the Merger and the Share Issuance, the American General Board considered a variety of factors, although it did not assign any relative or specific weight to the factors considered. The American General Board considered the following principal factors:

    (1) that the products and markets of the two companies are complementary;

    (2) that the distribution system of USLIFE is expected to contribute significantly to the revenues of American General following the merger;

    (3) that the combined company should enjoy economies of scale in such areas as the management of its investment portfolio, new product development, technology and back-office functions, as described above;

    (4) that the size of the combined company should increase its flexibility to take advantage of opportunities for growth in the future;

    (5) that American General expects the Merger to be non-dilutive to American General on a pro forma basis, giving effect to anticipated eventual annual cost savings of approximately $50 million;

    (6) information concerning the historical financial position, results of operation and stock prices of USLIFE, as well as the prospective financial performance of the combined companies;

    (7) the opinion of Merrill Lynch, delivered to the American General Board at its February 12, 1997 special meeting that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to American General, as well as the underlying financial analyses of Merrill Lynch presented to the American General Board on February 6 and 12, 1997 in connection therewith;

    (8) The risks associated with combining two large, diverse companies;

    (9) a review with American General's special counsel of the terms of the Merger Agreement, including the circumstances under which either American General or USLIFE may terminate the Merger Agreement (and the fees triggered thereby), the conditions to closing contained therein and the possibility of up to $200 million in non-recurring costs directly attributable to the Merger, including change of control costs and fees to investment bankers, accountants and attorneys;

    (10) that the Merger was structured as a tax-free transaction for American General, USLIFE and the respective stockholders of both companies; and

    (11) that the Merger will be accounted for as a pooling of interests transaction, thereby avoiding potential negative accounting consequences to the earnings of the combined company following the closing of the Merger.

  In reaching their respective determinations regarding eventual annual cost savings anticipated to be derived from the Merger, American General and Merrill Lynch each undertook independent analyses and employed varying assumptions. American General considered the $50 million amount referred to in paragraph (5), above, to be more appropriate than the $40 million amount assumed by Merrill Lynch in its analysis. See "--Opinion of American General's Financial Advisor--Modified Discounted Cash Flow Analysis." This consideration was based on the recommendation of American General's management following their due diligence and based on their experience in prior transactions.

  After careful consideration of the foregoing factors and consultation with its outside financial and legal advisors, the American General Board of Directors concluded that the Merger and the Share Issuance are fair to and in the best interests of the shareholders of American General.

  THE AMERICAN GENERAL BOARD RECOMMENDS THAT AMERICAN GENERAL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE.

USLIFE'S REASONS FOR THE MERGER; RECOMMENDATION OF THE USLIFE BOARD

  The USLIFE Board has determined that the Merger is fair to and in the best interests of USLIFE and its shareholders. At a meeting held on February 12, 1997, the USLIFE Board, by a unanimous vote of all directors present, approved the Merger Agreement and resolved to recommend that the shareholders of USLIFE vote for approval and adoption of the Merger and the Merger Agreement.

  In reaching its conclusion to approve the Merger Agreement and to recommend that shareholders vote for approval and adoption of the Merger and the Merger Agreement, the USLIFE Board considered many factors. The USLIFE Board considered the following principal factors:

    (i) Information with respect to the financial condition, results of operations and business of USLIFE, on both a historical and a prospective basis, and the influence of current industry, economic and market conditions;

    (ii) Strategic alternatives (including continuing the USLIFE business in its present configuration on a stand-alone basis without significant changes), none of which the board believed to be as favorable to the holders of the shares of USLIFE Common Stock as the Merger;

    (iii) The recognition by USLIFE's management of the difficulties and risks inherent in attempting to enhance shareholder value over the long-term through internal processes due to increasing competitive pressures from banks and other financial institutions to which a larger, better capitalized company with stronger ratings would be better able to respond;

    (iv) American General's business, assets, management, competitive position and prospects and the advantages to USLIFE of an alliance with a company having the financial resources, distribution system and breadth of products of American General;

    (v) The financial condition, results of operations, cash flows and dividends of each of USLIFE and American General, on an historical basis, before giving effect to the Merger;

    (vi) Historical market prices and trading information with respect to the common stock of USLIFE and American General;

    (vii) The treatment of the Merger as a "tax-free reorganization" for federal income tax purposes (see "--Certain Federal Income Tax Consequences of the Merger") and the fact that, because the value of the Merger Consideration was significantly above USLIFE's trading range as recently as November 1996, the tax-free nature of the proposed transaction would be beneficial to many shareholders;

    (viii) The good strategic fit between the two companies in view of their respective product lines and markets and the potential efficiencies and synergies (including the combination of the corporate and certain back-office operations, the credit life businesses and the New York businesses of the two companies) that could be realized by the combined operations of USLIFE and American General that are expected to produce a favorable impact on the long-term value of American General as well as enhance the competitive position of the combined entity;

    (ix) The opportunity for all USLIFE shareholders to maintain an ownership stake in the combined entity and realize the potential long-term benefits of the Merger;

    (x) The regulatory approvals required to consummate the Merger and the prospects for receiving all such approvals;

    (xi) The opinion received by the USLIFE Board from Goldman Sachs on February 12, 1997 to the effect that, as of such date, the Merger Consideration to be received by the USLIFE shareholders pursuant to the Merger Agreement was fair to such shareholders and the analyses conducted by Goldman Sachs in reaching its opinion, as described under "--Opinion of USLIFE's Financial Advisor";

    (xii) The compatibility of the business and operating strategies of both companies and the proposed structure of the Merger under which the operations of certain American General life insurance units and certain USLIFE life insurance units would be combined;

    (xiii) The likelihood that the American General transaction would be completed; and

    (xiv) The interests of certain members of USLIFE's management and directors in the Merger (see "--Interests of Certain Persons in the Merger");

    (xv) The terms and conditions of the Merger Agreement.

  The USLIFE Board also considered certain potential risks relating to the Merger, including, but not limited to, (i) the risk that the Merger would not be consummated, with resulting distraction in the interim to USLIFE's normal business operations, and any adverse effect that might have on USLIFE's ability to retain and attract key employees while the Merger was pending and
(ii) the risk that the price of American General Common Stock might drop below the $37.875 price level that fixes the Exchange Ratio at a maximum of approximately 1.29 shares of American General Common Stock for each share of USLIFE Common Stock. The USLIFE Board believed, however, that these risks were outweighed by the potential benefits to be realized from the Merger.

  Based on this analysis, the USLIFE Board unanimously determined that the Merger is fair to, and in the best interests of, USLIFE's shareholders. The foregoing discussion of the information and factors considered by the USLIFE Board is not intended to be exhaustive, and such information and factors were considered collectively by the USLIFE Board in connection with its review of the Merger Agreement and the proposed transactions. In view of the variety of factors considered in connection with its evaluation of the Merger, the USLIFE Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the USLIFE Board may have given different weights to different factors.

  The full text of the updated written opinion of Goldman Sachs dated the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex C, and is incorporated herein by reference. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See also "--Opinion of USLIFE's Financial Advisor."

  THE USLIFE BOARD RECOMMENDS THAT USLIFE SHAREHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AND THE MERGER AGREEMENT.

OPINION OF AMERICAN GENERAL'S FINANCIAL ADVISOR

  American General retained Merrill Lynch to act as its financial advisor in connection with a possible business combination between American General and USLIFE. On February 12, 1997, Merrill Lynch rendered to the American General Board its oral opinion, later confirmed in writing (the "Merrill Lynch Opinion") that, as of such date and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio was fair to American General from a financial point of view.

  THE FULL TEXT OF THE MERRILL LYNCH OPINION, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS ANNEX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE SUMMARY OF THE MERRILL LYNCH OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SHAREHOLDERS OF AMERICAN GENERAL ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE MERRILL LYNCH OPINION WAS PROVIDED TO THE AMERICAN GENERAL BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO AMERICAN GENERAL, DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY AMERICAN GENERAL TO ENGAGE IN THE MERGER, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY AMERICAN GENERAL SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE ON THE SHARE ISSUANCE OR ANY TRANSACTION RELATED THERETO.

  The Exchange Ratio was determined through negotiations between American General and USLIFE and was approved by the American General Board. Merrill Lynch provided advice to American General during the course of such negotiations.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the American General Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses, would create an incomplete view of the process underlying its opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, American General or USLIFE. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the American General Board were among several factors taken into consideration by the American General Board in making its determination to approve the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the American General Board or American General's management with respect to the fairness of the Exchange Ratio.

  In arriving at its opinion, Merrill Lynch, among other things, reviewed certain publicly available business and financial information relating to each of American General and USLIFE, as well as a draft of the Merger Agreement. Merrill Lynch also reviewed certain other limited information, including information relating to the business, earnings, cash flow, assets, liabilities and prospects of American General and USLIFE, certain publicly available analysts' earnings forecasts with respect to USLIFE, information concerning the estimated cost savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies"), and certain financial forecast information relating to both American General and USLIFE (although no financial forecast information was provided by USLIFE). Merrill Lynch conducted discussions with members of senior management and representatives of American General concerning the foregoing, including the businesses, prospects and financial forecasts of American General, before and after giving effect to the Merger, and the Expected Savings and Synergies and with members of senior management and representatives of USLIFE concerning the business and prospects of USLIFE.

  Merrill Lynch also considered certain financial and stock market data for American General and USLIFE and compared the data with similar data for other publicly held companies that Merrill Lynch deemed to be comparable to American General and USLIFE. In addition, Merrill Lynch considered the financial terms of certain other business combination transactions which Merrill Lynch deemed relevant. Merrill Lynch reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and further relied on the assurances of management of American General and USLIFE that they were not aware of any facts that would make such information materially inaccurate or misleading. Merrill Lynch has not assumed any responsibility for independently verifying such information and has not undertaken an independent appraisal of the assets and liabilities of American General or USLIFE. Merrill Lynch did not rely on or consider any actuarial appraisals in connection with the preparation of the Merrill Lynch Opinion. Additionally, Merrill Lynch did not conduct a physical inspection of the properties or facilities of American General or of USLIFE. In preparing its opinion, Merrill Lynch was not provided with financial forecasts with respect to USLIFE other than certain publicly available analysts' earnings forecasts which Merrill Lynch discussed with management of American General and on which Merrill Lynch relied. Furthermore, Merrill Lynch did not review with management of USLIFE (i) the publicly available analysts' earnings forecasts with respect to USLIFE or (ii) the Expected Savings and Synergies. However, Merrill Lynch's procedures did include inquiries of USLIFE as to whether USLIFE considered publicly available analysts' forecasts for the 1996 results of operations of USLIFE to be reasonable and, as noted above, a review with USLIFE's management of the general business and prospects of USLIFE. With respect to the publicly available analysts' earnings forecasts for USLIFE, Merrill Lynch assumed that they were reasonably prepared and reflected the best publicly available information. With respect to the financial forecast information and the Expected Savings and Synergies discussed with Merrill Lynch by American General or its representatives, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of American General's management as to the expected future financial performance of, or expenses or benefits to, American General or USLIFE, as the case may be (including after taking into account the impact of the Merger) and that in all material respects they will be realized in the amounts and times indicated thereby. Merrill Lynch expressed no opinion as to such financial forecast information, the publicly available analysts' earnings forecasts or the Expected Savings and Synergies or the assumptions on which they were based. In addition, Merrill Lynch assumed that the Merger will qualify for pooling of interests accounting treatment in accordance with generally accepted accounting principles and as a tax-free reorganization for United States federal income tax purposes.

  For purposes of rendering its opinion Merrill Lynch assumed, in all respects material to its analysis, that the representations and warranties of each party to the Merger Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. Merrill Lynch also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of American General or USLIFE is party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to American General of the Merger.

  The Merrill Lynch Opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of such opinion. Merrill Lynch was not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the price at which shares of common stock of American General will actually trade following consummation of the Merger.

  The following is a brief summary of the material analyses presented by Merrill Lynch to the American General Board in connection with the rendering of the Merrill Lynch Opinion.

  Comparable Public Company Analysis

  Using publicly available information, Merrill Lynch compared certain financial and operating information and multiples for USLIFE with corresponding financial and operating information and multiples for a group of publicity traded companies that Merrill Lynch deemed to be comparable. The companies included American General, Conseco Inc., Transamerica, Lincoln National, Equitable Companies, Jefferson-Pilot Corporation, Torchmark Corporation, ReliaStar Financial Corp., American National, PennCorp Financial, Equitable of Iowa Companies and Protective Life (collectively, the "USLIFE Comparables"). Merrill Lynch compared (i) calendarized estimated price/earnings ("P/E") multiples for 1997 for the USLIFE Comparables (based on information from First Call Earnings Estimates ("First Call")), which ranged from 10.8x to 14.3x with a median of 11.9x, to USLIFE's estimated 1997 P/E multiple of 11.9x, (ii) calendarized 1998 estimated P/E multiples for the USLIFE Comparables (based on information from First Call), which ranged from 9.5x to 12.2x with a median of 10.4x, to USLIFE's estimated 1998 P/E multiple of 10.9x, (iii) price/book value multiples for the USLIFE Comparables, which ranged from 0.8x to 2.6x with a median of 1.6, to USLIFE's price/book value multiple of 1.2x, (iv) dividend yields for the USLIFE Comparables, which ranged from 0.3% to 3.5% with a median of 2.1%, to USLIFE's dividend yield of 2.4% and (v) projected return on equity ("ROE") for the USLIFE Comparables, which ranged from 7.6% to 19.8% with a median of 13.0%, to USLIFE's projected ROE of 10.3%.

  No company utilized in the comparable companies analysis was identical to USLIFE. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable companies and other factors that could affect the value of such companies and USLIFE.

  Comparable Acquisition Analysis

  Merrill Lynch reviewed certain publicly available information regarding 20 selected life insurance and annuity acquisitions between January 1993 and December 1996. The comparable acquisitions and the dates the transactions were announced are as follows: AEGON's acquisition of Providian Life Insurance (December 1996), American General's acquisition of Home Beneficial (December
1996), SunAmerica Inc.'s acquisition of John Alden Financial (December 1996), PennCorp Financial's acquisition of Washington National (November 1996), Conseco Inc.'s acquisition of American Life Holding Co. (August 1996), General Electric Capital Corp.'s acquisition of First Colony (August 1996), Conseco Inc.'s acquisition of Life Partners Group Inc. (March 1996), General Electric Capital Corp.'s acquisition of Life Insurance Companies of Virginia (December
1995), Southwestern Financial's acquisition of Southwestern Life Insurance Company (November 1995), G.E. Capital's acquisition of Union Fidelity Life Insurance (November 1995), SunAmerica Inc.'s acquisition of Ford Life Insurance Company (November 1995), Jefferson-Pilot's acquisition of Alexander Hamilton Life Insurance Company of America (August 1995), American Annuity Group Inc.'s acquisition of Laurentian Capital (May 1995), Zurich Insurance's acquisition of Kemper Corp. (April 1995), Conseco Inc.'s acquisition of CCP (February 1995), American General's acquisition of a minority interest in Western National Corporation (December 1994), American General's acquisition of Franklin Life Insurance Co. (November 1994), Torchmark Corp.'s acquisition of American Income Holdings (September 1994), NWNL Companies Inc.'s acquisition of USLICO Corp. (September 1994) and General Electric Capital Corp.'s acquisition of GNA Corp. (January 1993) (collectively, the "Comparable Acquisitions").

  Merrill Lynch compared the purchase price as a multiple of common equity (including and excluding the impact of Financial Accounting Standard ("FAS")
115) and last twelve month's ("LTM") net operating income for the Comparable Acquisitions to such multiples for USLIFE based on the Exchange Ratio and including change of control costs. The analysis indicated a range of multiples of (i) common equity (including FAS 115) from 0.7x to 2.7x with a mean of 1.4x for the Comparable Acquisitions compared to a multiple of 1.6x for USLIFE,
(ii) common equity (excluding FAS 115) from 0.8x to 2.6x with a mean of 1.4x for the Comparable Acquisitions compared to a multiple of 1.7x for USLIFE and
(iii) LTM net operating income from 8.0x to 20.8x with a mean of 14.1x for the Comparable Acquisitions compared to a multiple of 17.2x for USLIFE.

  No acquisition utilized in the comparable acquisition analysis was identical to American General's acquisition of USLIFE. Accordingly, an analysis of the results of this comparison is not purely mathematical; rather, it involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the comparable acquired companies and other factors that could affect the acquisition value of such companies and USLIFE.

  Modified Discounted Cash Flow Analysis

  Using a modified discounted cash flow methodology, Merrill Lynch calculated a range of per share values for USLIFE based on projections prepared using discounted statutory income as a proxy for cash flow and including a capital charge for underlying surplus based on estimates of USLIFE's weighted average cost of capital. The analysis assumed (i) 1996 statutory net income of $86,000,000 for USLIFE, (ii) 10% growth per year in net income for USLIFE,
(iii) annual cost savings resulting from the Merger of $40,000,000 and (iv) current excess capital of $90,000,000. Using a range of discount rates from 10% to 12%, the modified discounted cash flow methodology produced a summary reference range of per share values for USLIFE of $44.00 to $55.00.

  Historical Trading Data

  Merrill Lynch compared (i) the daily closing stock prices of USLIFE and American General to the S&P 500 Index for the period from February 8, 1996 to February 7, 1997 and (ii) the weekly closing stock prices of USLIFE and American General to the S&P 500 Index for the period from February 11, 1994 to February 7, 1997. For the period from February 8, 1996 to February 7, 1997, USLIFE's daily closing stock price outperformed American General and the S&P 500 by 14.06% and 6.68%, respectively. For the period from February 11, 1994 to February 7, 1997, USLIFE's weekly closing stock price underperformed American General and the S&P 500 by 0.21% and 12.74%, respectively.

  Engagement of Merrill Lynch

  Pursuant to a letter agreement between American General and Merrill Lynch, American General agreed to pay Merrill Lynch $1,500,000, payable upon the closing of the Merger or such other business combination. American General also agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses, including certain reasonable fees and disbursements of its legal counsel. Additionally, American General agreed to indemnify Merrill Lynch and certain related persons for certain liabilities related to or arising out of its engagement, including liabilities under the federal securities laws.

  American General retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch has, in the past, provided financial advisory and/or financing services to American General and/or USLIFE and may continue to do so and has received, and may receive, fees for the rendering of such services. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade the debt and equity securities of

American General and USLIFE (and anticipate trading after the Merger in the securities of American General) for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

OPINION OF USLIFE'S FINANCIAL ADVISOR

  On February 12, 1997, Goldman Sachs delivered its written opinion to the USLIFE Board that as of the date of such opinion the Merger Consideration was fair to the holders of USLIFE Common Stock. Goldman Sachs subsequently delivered an updated written opinion dated the date of this Joint Proxy Statement/Prospectus to the USLIFE Board to the effect that as of the date hereof the Merger Consideration was fair to the holders of USLIFE Common Stock.

  THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS DATED THE DATE HEREOF, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF USLIFE ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

  In connection with its opinion dated the date hereof, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) the Registration Statement, including this Joint Proxy Statement/Prospectus; (iii) Annual Reports to Shareholders and Annual Reports on Form 10-K for the five years ended December 31, 1996 of USLIFE and American General; (iv) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of USLIFE and American General; (v) Statutory Annual Statements filed by certain insurance subsidiaries of USLIFE and American General with the Insurance Departments of the States under the laws of which they are respectively organized for the five years ended December 31, 1996; (vi) certain interim statutory financial information filed by such subsidiaries with such Insurance Departments; (vii) certain other communications from USLIFE and American General to their respective shareholders; (viii) certain internal financial and actuarial analyses and forecasts for USLIFE and American General prepared by their respective managements; and (ix) certain estimates of cost savings and operating synergies that the management of USLIFE expects will result from the Merger. Goldman Sachs also held discussions with members of the senior management of USLIFE and American General regarding the strategic rationale for, and benefits of, the Merger and the past and current business operations, financial condition, and future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the USLIFE Common Stock and the American General Common Stock, compared certain financial and stock market information for USLIFE and American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate. Goldman Sachs' opinions were provided for the information and assistance of the USLIFE Board in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to how any holder of USLIFE Common Stock should vote with respect to such transaction.

  Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it, including the information furnished by USLIFE and American General relating to reserves and related items, and Goldman Sachs assumed such accuracy and completeness for purposes of rendering its opinion. In that regard, Goldman Sachs assumed, with the consent of USLIFE, that the financial estimates of USLIFE, including, without limitation, the projected synergies resulting from the Merger were reasonably prepared and reflect the best currently available judgments of USLIFE and that such estimates will be realized in the amounts and the times contemplated thereby. Goldman Sachs is not an actuary, and Goldman Sachs' services did not include actuarial determinations or evaluations by Goldman Sachs or an attempt to evaluate actuarial assumptions. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of USLIFE or American General or any of their subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs was informed by USLIFE that no actuarial appraisals incorporating non-public information were performed by independent actuarial consultants in connection with the transaction contemplated by the Merger Agreement. Goldman Sachs understands that USLIFE does not prepare financial forecasts and Goldman Sachs was not furnished with any such forecasts. Goldman Sachs requested but was not furnished with financial forecasts for American General. Goldman Sachs was not requested to, and did not, solicit in the market indications of interest in acquiring all or part of USLIFE or in engaging in a business combination or any other strategic transaction with USLIFE.

  The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the USLIFE Board on February 12, 1997. Goldman Sachs utilized substantially the same type of analyses in connection with providing the written opinion dated the date of this Joint Proxy Statement/Prospectus attached hereto as Annex C.

    (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the daily historical closing prices and trading volumes for shares of USLIFE Common Stock during the period from February 12, 1996 to February 10, 1997. In addition, Goldman Sachs reviewed the volume of shares of USLIFE Common Stock traded at a range of prices between the periods from February 12, 1996 to February 10, 1997 and from February 10, 1994 to February 10, 1997; this review indicated weighted average market prices of shares of USLIFE Common Stock of $31.98 and $28.89, respectively, for the periods reviewed. Goldman Sachs also reviewed the daily historical closing prices and trading volumes for shares of American General Common Stock for the periods from February 7, 1996 to February 7, 1997 and from February 11, 1994 to February 7, 1997.

    (ii) Indexed Price Histories. Goldman Sachs reviewed the daily indexed historical prices for shares of USLIFE Common Stock during the period from February 7, 1996 to February 7, 1997 and monthly indexed historical trading prices for shares of USLIFE Common Stock during the period from January 31, 1992 to January 31, 1997, as compared to the S&P 500, the daily and monthly indexed historical trading prices for shares of American General Common Stock and a composite index comprised of the following publicly-traded life insurance companies: Lincoln National, UNUM Corporation, AFLAC Incorporated, Equitable, Jefferson-Pilot Corporation, Torchmark Corporation, Provident, ReliaStar Financial Corp. and Unitrin (the "Selected Larger-Cap Life Companies").

    (iii) Total Annual Return Analysis. Goldman Sachs reviewed and compared total annual returns, based on stock price appreciation and dividends, to shareholders of USLIFE and American General over the 1, 3, 5, 10 and 15 year periods ended on February 10, 1997 and also, in the case of USLIFE, for the same periods ended on January 6, 1997. Goldman Sachs' analyses indicated that for the periods ended on (i) February 10, 1997 the total annual returns to (A) USLIFE shareholders were 33.0% (1 year), 20.0% (3 year), 19.8% (5 year), 11.7% (10 year) and 14.0% (15 year), and (B)
  American General shareholders were 16.1% (1 year), 19.6% (3 year), 18.8% (5 year), 12.3% (10 year) and 17.4% (15 year), and (ii) January 6, 1997 the total annual returns to USLIFE shareholders were 10.3% (1 year), 13.3% (3 year), 13.3% (5 year), 8.7% (10 year), and 12.0% (15 year).

    (iv) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to USLIFE and American General to corresponding financial information, ratios and public market multiples for the Selected Larger-Cap Life Companies and for selected publicly traded smaller-capitalization life insurance companies and annuity companies. The selected smaller-capitalization life insurance companies were Protective Life, Liberty Corp., Kansas City Life, American Heritage Life Investment Corporation and Security-Connecticut (the "Selected Smaller-Cap Life Companies"). The selected annuity companies were Conseco, Sun American Inc., Equitable of Iowa Companies and Western National Corporation (the "Selected Annuity Companies," and together with the Selected Larger-Cap Life Companies and the Selected Smaller-Cap Life Companies, the "Selected Companies").

    The multiples of USLIFE and American General were calculated using a price of $41.88 per share of USLIFE Common Stock and a price of $41.00 per share of American General Common Stock, the closing prices of such shares on the NYSE on February 10, 1997. The multiples and ratios for USLIFE, American General and the Selected Companies were based on the most recent publicly available information and, in the case of USLIFE and American General, on certain information provided by their respective managements.

    Goldman Sachs considered, among other multiples and ratios, (i) price-to-earnings ratios for 1997 (the "1997 P/E Ratio") and 1998 (the "1998 P/E Ratio"), in each case based on median Institutional Brokers Estimate System ("IBES") earnings estimates as of February 10, 1997 (the "IBES Estimates"),
  (ii) earnings per share growth for the period between 1997 and 1998 based on the IBES Estimates (the "One Year EPS Growth Rate"), (iii) IBES projected five year earnings per share growth rates (the "Five Year EPS Growth Rate"), (iv) price as a multiple of book value adjusted to exclude the effect of FAS 115, (the "Price/Book Ratio"), (v) return on (A) common equity ("ROCE") and (B) assets ("ROA"), in each case for the twelve months ended September 30, 1996, excluding realized gains and one-time charges calculated on end-of-period equity and asset balances, (vi) the dividend yield (the "Dividend Yield"), and (vii) the debt to capital ratio (the "Debt/Capital Ratio"), giving preferred Stock 50% credit as equity. Goldman Sachs' analyses indicated that:

      (a) 1997 P/E Ratios ranged from 9.0x to 11.9x for the Selected Smaller-Cap Life Companies with a median of 11.6x, from 11.0x to 15.6x for the Selected Larger-Cap Life Companies with a median of 13.8x, and from 12.0x to 17.5x for the Selected Annuity Companies with a median of 13.5x, compared with 1997 P/E Ratios of 12.0x for USLIFE and 11.7x for American General;

      (b) 1998 P/E Ratios ranged from 8.6x to 10.9x for the Selected Smaller-Cap Life Companies with a median at 10.2x, from 9.8x to 13.1x for the Selected Larger-Cap Life Companies with a median of 11.6x, and from 10.4x to 15.2x for the Selected Annuity Companies with a median of 11.2x, compared with 1998 P/E Ratios of 10.9x for USLIFE and of 10.3x for American General;

      (c) One Year EPS Growth Rates ranged from 5.0% to 14.5% for the Selected Smaller-Cap Life Companies with a median of 9.2%, from 9.4% to 23.3% for the Selected Larger-Cap Life Companies with a median of 13.7%, and from 15.0% to 21.7% for the Selected Annuity Companies with a median of 17.7%, compared with One Year EPS Growth Rates of 10.6% for USLIFE and of 13.7% for American General;

      (d) Five Year EPS Growth Rates ranged from 0.0% to 13.0% for the Selected Smaller-Cap Life Companies with a median of 9.0%, from 10.0% to 15.0% for the Selected Larger-Cap Life Companies with a median of 13.0%, and from 12.0% to 17.0% for the Selected Annuity Companies with a median of 14.0%, compared with Five Year EPS Growth Rates of 8.0% for USLIFE and of 10.0% for American General;

      (e) Price/Book Ratios ranged from .91x to 2.10x for the Selected Smaller-Cap Life Companies with a median of 1.5x, from 1.4x to 3.15x for the Selected Larger-Cap Life Companies with a median of 1.74x, and from 1.87x to 4.22x for the Selected Annuity Companies with a median of 2.33x, compared with Price/Book Ratios of 1.25x for USLIFE and of 1.75x for American General;

      (f) ROCE ranged from 6.9% to 14.1% for the Selected Smaller-Cap Life Companies with a median of 9.2%, from 8.2% to 16.8% for the Selected Larger-Cap Life Companies with a median of 11.3%, and from 10.4% to 21.5% for the Selected Annuity Companies with a median of 10.8%, compared with ROCE of 9.1% for USLIFE and of 11.5% for American General;

      (g) ROA ranged from 1.01% to 1.89% for the Selected Smaller-Cap Life Companies with a median of 1.35%, from .33% to 2.64% for the Selected Larger-Cap Life Companies with a median of 1.33%, from .74% to 1.28% for the Selected Annuity Companies with a median of 1%, compared with ROA of 1.42% for USLIFE and of 1.03% for American General;

      (h) Dividend Yields ranged from 1.1% to 4.5% for the Selected Smaller-Cap Life Companies with a median of 1.8%, from .7% to 4.6% for the Selected Larger-Cap Life Companies with a median of 2.0%, and from .3% to 1.3% for the Selected Annuity Companies with a median of .8%, compared with Dividend Yields of 2.4% for USLIFE and of 3.4% for American General; and

      (i) Debt/Capital Ratios ranged from 0.0% to 34.3% for the Selected Smaller-Cap Life Companies with a median of 19.1%, from 8.5% to 36.0% for the Selected Larger-Cap Life Companies with a median of 20.3%, and from 21.1% to 50.2% for the Selected Annuity Companies with a median of 28.0%, compared with Debt/Capital Ratios of 33.0% for USLIFE and of 29.9% for American General.

    (v) Standalone Net Present Value Analysis. Goldman Sachs performed a standalone net present value analysis per share of USLIFE Common Stock assuming (i) 1997 and 1998 earnings per share of $3.48 and $3.85, respectively, based on the IBES Estimates, (ii) a dividend payout ratio of 28%, based upon USLIFE's 1997 annual indicated dividend payout ratio and an assumed 1997 earnings per share of $3.48, (iii) EPS growth scenarios of between 4% and 14% after 1998, (iv) sale of a share of USLIFE Common Stock after five years at a hypothetical price to earnings ratio of 10x the following year's earnings (based on the approximate multiple of price to estimated 1997 earnings at January 6, 1997), and (v) that such dividend and share values of USLIFE Common Stock are discounted at rates between 8% and 16%. This analysis indicated a range of values per share of USLIFE Common Stock of between $27.01 and $51.17. The 8% EPS growth scenario (the five year growth rate that reflects IBES estimates) indicated a range of values between $30.93 and $41.89.

    (vi) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the life industry since 1993 (the "Selected Transactions"): AEGON/N.V./Providian (announced), American General/Home Beneficial (announced), Conseco/Pioneer Financial (announced), Penn Corp./Washington National (announced), Sun America/John Alden Financial (annuity business) (announced), Conseco/American Life (remaining 62%) (announced), Conseco/Capital American (announced), Provident Life & Accident/Paul Revere Corp. (announced), Conseco/Bankers Life (remaining 10%), Conseco/Transport Holdings, Conseco/American Travellers, General Electric Capital Corp./First Colony Corporation, Metropolitan Life/New England Mutual, Conseco, Inc./Life Partners, Inc., Knightsbridge Capital Fund I L.P./United Companies Life Insurance Co., General Electric Capital Corp./Life Insurance Co. of Virginia, General Electric Capital Corp./Union Fidelity Life Insurance Co., Massachusetts Mutual/Connecticut Mutual, SunAmerica Inc./Ford Life, American General/Independent Insurance Group, Inc., Zurich Insurance Group and Insurance Partners/Kemper Corporation, PennCorp Financial Group Inc./Southwestern Life, Union Bankers and Constitution Life, SunAmerica Inc./CalFarm Life, American Annuity Group/Laurentian Capital Corp., Humana Inc./EMPHESYS Financial Group, Inc., Jefferson-Pilot Corp./Alexander Hamilton Life Insurance Co. of America, General Electric Capital Corp./Amex Life Assurance, PennCorp Financial Group Inc./Integon Life Corp., Life Partners Group Inc./Lamar Financial Group Inc., American General/The Franklin Life Insurance Co., The NWNL Companies Inc./USLICO Corp., American General/Western National Corp. (40%), Torchmark Corp./American Income Holdings, General Electric Capital Corp./Harcourt General Insurance, Inc., Conseco, Inc./Statesman Group and General Electric Capital Corp./United Pacific Life Insurance Co.

    Such analysis indicated that for the Selected Transactions consummated or announced after January 1, 1995, with several data points being unavailable, aggregate equity consideration as a multiple of (i) last 12 months net income ranged from 10.4x to 30.5x, with a mean of 15.5x and a median of 13.6x, (ii) tangible GAAP book value ranged from .84x to 4.63x, with a mean of 1.65x and a median of 1.33x, and (ii) statutory surplus ranged from 1.23x to 5.37x, with a mean of 2.33x and a median of 2.13x. Goldman Sachs noted that, based on a transaction price of $49.00, the consideration to be received by USLIFE shareholders pursuant to the Merger Agreement (a) would represent a premium over the closing prices per Share on February 10, 1997 and January 6, 1997 of 17% and 49%, respectively, and
  (b) implied multiples of aggregate equity consideration to unaudited 1996 operating income excluding extraordinary charges, GAAP book value and statutory surplus of 15.4x, 1.41x and 3.1x, respectively.

    (vii) Recent Acquisitions by American General. Goldman Sachs also analyzed certain information relating to the following acquisitions by American General in the life insurance and annuity industries since 1994 (the "Selected American General Transactions"): Home Beneficial (announced), Independent Insurance Group, Inc., The Franklin Life Insurance Company, Western National Corporation (40%) and Unitrin Inc. (announced unsolicited offer-withdrawn). Such analysis indicated that for the Selected American General Transactions, with one data point being unavailable, aggregate equity consideration as a multiple of (i) last twelve months net income ranged from 9.1x to 36.1x, with a median of 17.8x, (ii) tangible GAAP book value ranged from 0.87x to 1.63x, with a median of 1.27x, and (iii) statutory surplus ranged from 1.84x to 3.12x, with a median of 1.94x.

    (viii) Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Merger. Using the IBES Estimates, Goldman Sachs compared the earnings per share of shares of USLIFE Common Stock, on a standalone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis. Goldman Sachs performed this analysis based on a transaction price of $49.00 per share of USLIFE Common Stock and a range of prices of shares of American General Common Stock from $34.38 to $48.38.

    Based on such analyses, the Merger would be accretive to USLIFE's shareholders on an earnings per share basis in (a) 1997 in an amount ranging from 13.7% to 31.0%, and 21.7% based on a price per share of American General Common Stock of $41.38, and (b) 1998 in an amount ranging from 15.8% to 33.4%, and 23.9% based on a price per share of American General Common Stock of $41.38. Based on such analyses and the USLIFE indicated 1997 annual dividend of $0.99 per share of USLIFE Common Stock, the Merger would result in dividend accretion per share of USLIFE Common Stock of 54.4% to 83.0%, and 67.5% based on a price per share of American General Common Stock of $41.38. Based on such analyses and on a base book value per share of USLIFE Common Stock of $33.10, the Merger would be dilutive to book value per share in an amount ranging from 15.0% to 2.0%, and 9.0% based on a price per share of American General Common Stock of $41.38.

    (ix) Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information (including, among other things, earnings, operating earnings, net income, total equity and total assets) for USLIFE, American General and the pro forma combined entity resulting from the Merger based on publicly available information and 1997 IBES earnings estimates as of February 10, 1997 for each of USLIFE and American General. Goldman Sachs' analysis was based on a transaction price of $49.00 and a price per share of American General Common Stock of $41.38. The analysis indicated that USLIFE shareholders would contribute 17% to the outstanding total equity of the combined companies after the Merger.

    Goldman Sachs also analyzed the relative income statement contribution of USLIFE and American General to the combined companies on a pro forma basis before taking into account any of the possible benefits (including cost savings or synergies) that may be realized following the Merger based on last twelve month estimates and estimated 1997. This analysis indicated that in the last twelve months USLIFE would have contributed 14.7% to combined operating earnings (excluding realized gains and non-recurring items), 15.8% to combined net income and 14.0% to 1997 estimated earnings.

  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to USLIFE or American General or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the USLIFE Board as to the fairness of the Merger Consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of USLIFE, American General, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

  As described above, Goldman Sachs' February 12, 1997 opinion delivered to the USLIFE Board was one of many factors taken into consideration by the USLIFE Board in making its determination to approve the

Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Annex C hereto.

  Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with USLIFE, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs is also party to a retainer agreement with USLIFE for certain investment banking services under which Goldman Sachs is paid an annual fee. Goldman Sachs has also provided certain investment banking services to American General from time to time, including having acted as lead manager or as Initial Purchaser in five issues of fixed income or convertible securities completed directly or through wholly owned subsidiaries by American General in 1995 and 1996 and having sold 6.4 million shares of American General Common Stock to American General in connection with an accelerated stock buyback on April 15, 1997, and Goldman Sachs may provide investment banking services to American General in the future. Charles A. Davis, a limited partner of The Goldman Sachs Group L.P., is a director of USLIFE. USLIFE selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the Merger.

  Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of USLIFE and/or American General for its own account and for the account of customers. As of the date of its opinion, Goldman Sachs had in the course of its normal trading activities (including the foregoing stock buyback) accumulated (i) an aggregate net long position of 5,731 shares of USLIFE Common Stock, (ii) an aggregate net short position of 5,076,893 shares of American General Common Stock, and (iii) a long position in fixed-income securities issued by American General and its subsidiaries with an aggregate face value of $61 million.

  Pursuant to a letter agreement dated January 17, 1997 (the "Engagement Letter"), USLIFE engaged Goldman Sachs to act as its financial advisor in connection with the Merger. Pursuant to the terms of the Engagement Letter, USLIFE has agreed to pay Goldman Sachs upon consummation of the Merger a transaction fee of 0.75% of the aggregate consideration paid in the Merger. USLIFE has agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain members of the Board of Directors and management of USLIFE, in addition to their interests generally as shareholders of USLIFE, may receive benefits under one or more of USLIFE's employee, director and executive benefit plans and programs, which to the extent material, are described below. To the best of USLIFE's knowledge, such persons have no other material interests in the Merger apart from those of shareholders generally. USLIFE's Board was aware of these interests of their directors and officers and considered them, among other matters, in approving the Merger Agreement and the transactions contemplated thereby.

  Outside Directors

  Under the USLIFE Corporation Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Compensation Plan") non-employee directors may elect to defer receipt of both their cash and equity compensation for serving as directors. At or immediately following the Effective Time, all deferred amounts, whether in cash or credited shares of USLIFE Common Stock, become immediately payable in a lump sum to all participating non-employee directors, regardless of any prior installment payment elections.

  Non-employee directors who have completed five years of Board service and attained age 65 are eligible to receive a retirement benefit under the USLIFE Corporation Retirement Plan for Outside Directors (the "Directors' Retirement Plan"). The Directors' Retirement Plan provides a benefit equal to the product of (i) 5% of the annual retainer fee payable in the year of retirement multiplied by (ii) the number of years of Board service (up to a maximum of 20 years). Benefits are payable annually for the lesser of (i) 10 years and (ii) the number of years of the director's Board service. At the Effective Time, each non-employee director (regardless of age or length of service) will be entitled to receive a benefit under the Directors' Retirement Plan based upon the director's service rendered through the Effective Time, payable on the later of age 65 or the director's termination of service on the Board. USLIFE has established a trust to assist USLIFE in meeting its obligations to non-employee directors in respect of the Directors Deferred Compensation Plan and the Director's Retirement Plan in the event of a change in control, such as the Merger. The trust has been funded with two standby letters of credit in the aggregate amount of $4.2 million, which will be drawn upon at the Effective Time.

  Executive and Other Employee Benefit Plans and Programs

  USLIFE has Key Executive Employment Protection Agreements ("KEEPAs") with certain of its executive officers, including Messrs. Crosby, Henderson, Ruisi and Simpson. USLIFE or a subsidiary has KEEPAs with other key officers of USLIFE and its subsidiaries. Under the KEEPAs, upon a change in control, such as the Merger, the covered individual receives certain payments if the individual's employment terminates after the Effective Time. Each KEEPA also provides that additional payments will be made in an amount sufficient to compensate such individual for any Federal excise taxes payable by such individual by reason of amounts payable or accelerated due to the Merger and any Federal, state or local excise, income or employment tax payable in respect of such additional payments for such additional taxes.

  The agreements with Messrs. Crosby, Henderson, Ruisi and Simpson (the "Tier I Agreements") provide each individual with employment protection for three years following the Effective Time. If such person's employment is terminated without Cause, or he terminates his employment for Good Reason (as each is described in the Tier I Agreements), during this three year period, he will receive a lump sum severance benefit (the "Severance Benefit") equal to three times the sum of (i) his then current annual base salary (but excluding for this purpose any salary increase granted in 1997), and (ii) the greater of (x) the highest annual bonus payable to him with respect to either of the last two fiscal years of USLIFE ended immediately prior to the Effective Time or (y) his target bonus for the year in which the Merger occurs. In addition, under the Tier I Agreements, a covered officer may voluntarily terminate his employment for any reason within six months of the Merger and receive the Severance Benefit. The agreements between USLIFE and each of its executive vice presidents (the "Tier II Agreements") are similar to the Tier I Agreements, except that under such Tier II Agreements a covered officer may receive the Severance Benefits upon a voluntary termination of employment only if such voluntary termination occurs within 90 days following the first anniversary of the Effective Time.

  USLIFE has also entered into five year renewable employment agreements with Messrs. Crosby, Henderson, Ruisi and Simpson. These agreements which, among other things, provide for the payment of a minimum level of base salary and annual incentive compensation, if certain performance goals based on levels of income attributable to USLIFE's core life insurance businesses are satisfied, are suspended in the event of a change in control, and the rights of the covered executives are determined pursuant to the terms and conditions of the KEEPAs described above. The Executive Vice Presidents of USLIFE also signed employment agreements, which have a renewable three year term.

  The KEEPAs with Senior Vice Presidents and certain executive officers of USLIFE's subsidiaries (the "Tier III Agreements") provide that, if such officer is terminated without Cause or terminates employment for Good Reason (as set forth in the Agreement), within one year after the Effective Time, the individual will receive a lump sum severance benefit equal to two times the sum of the executive's (i) then current base salary and (ii) highest annual bonus actually paid with respect to either of the prior two fiscal years of USLIFE ended immediately prior to the Merger. USLIFE has established a trust to assist in making any payments due under the

Tier I, Tier II and Tier III KEEPAs, which has been funded with two standby letters of credit, currently in the aggregate amount of $43,800,000, that will be drawn upon to make the required payments.

  Under USLIFE's Restricted Stock Plan ("Restricted Stock Plan"), all outstanding shares of unvested restricted stock will fully vest at the Effective Time of the Merger, regardless of any restriction otherwise applicable thereto. As of May 9, 1997, there were outstanding 302,212 shares of restricted stock, and of this amount, the following executive officers and directors hold the following number of restricted shares listed next to each of their names: Mr. Crosby, 47,661 shares, Mr. Henderson, 82,186 shares, Mr. Ruisi, 30,040 shares and Mr. Simpson, 50,182 shares. In addition, under USLIFE's long term incentive program award, each person having the title of at least Senior Vice President of USLIFE who exercises a stock option using either cash or previously owned shares of stock receives a restricted stock grant based on the number of shares for which the option is then being exercised. One share of restricted stock is granted for every five options exercised with stock, and for every three options exercised with cash. The vesting of such additional restricted stock awards would ordinarily be subject to the requirement that the corresponding option shares not be sold for a period of at least three years, and in the case of Messrs. Crosby, Henderson, Ruisi and Simpson, the attainment of certain performance objectives (such as the achievement of certain earnings per share targets). However, any such additional restricted stock awarded in connection with the exercise of a stock option prior to the Effective Time of the Merger will become immediately vested upon the Effective Time. As of May 9, 1997, up to an additional 116,919 shares of restricted stock could be issued in connection with the exercise of stock options that are currently, or that will in the ordinary course become, exercisable prior to the Effective Time. Of that number, the following executive officers and directors would be entitled to receive up to the following number of additional restricted shares: Mr. Crosby, 76,286 shares, Mr. Henderson, 1,500 shares, Mr. Ruisi, 1,250 shares and Mr. Simpson, 7,638 shares. In the case of these officers other than Mr. Ruisi, all of the shares of restricted stock held by each such officer would have become vested without regard to the occurrence of the Merger upon such officer's retirement from USLIFE.

  Under the USLIFE 1991 Stock Option Plan ("Stock Option Plan"), at the Effective Time of the Merger, all outstanding stock options, including reload options, which have been outstanding for at least 6 months from their grant date, vest and become immediately exercisable. All of USLIFE's stock options outstanding at the Effective Time will automatically convert into options to purchase shares of American General Common Stock as of the Effective Time. Each option to purchase USLIFE Common Stock will be converted into an option to purchase that number of shares of American General Common Stock equal to the product of (i) the number of shares subject to USLIFE options and (ii) the Exchange Ratio ("the Substitute Options"). The exercise price for a Substitute Option to purchase American General stock will be determined by dividing the aggregate exercise price of each of USLIFE's stock options by the total number of American General shares subject to the Substitute Option. All Substitute Options will generally be governed by the terms and provisions of the Stock Option Plan. However, each individual who is party to a Tier I or Tier II KEEPA has waived his right to receive reload options upon the exercise of stock options from and after the date of the Merger Agreement, and has agreed that the reload feature of the Stock Option Plan shall not be provided for Substitute Options. As of May 9, 1997, there were outstanding options to purchase 903,374 shares of USLIFE Common Stock, of which 695,354 are currently exercisable or are expected to become exercisable in the ordinary course through the passage of time prior to June 17, 1997. Of this total number of options outstanding, the following executive officers and directors hold options on the following number of shares (with the number of options that will not be exercisable in the ordinary course on or before June 17, 1997 in parentheses): Mr. Crosby, 228,860 shares (with 0 unvested), Mr. Henderson, 32,256 shares (with 0 unvested), Mr. Ruisi, 27,803 shares (with 6,295 unvested) and Mr. Simpson, 22,917 shares (with 0 unvested). Upon retirement, all options held by Messrs. Crosby and Henderson would have continued to be exercisable as though they remained in the employ of USLIFE without regard to the occurrence of the Merger and any requirement of additional service would have been waived. Upon retirement, with the consent of the Compensation Committee of the Board of Directors, all options held by Mr. Simpson would have continued to be exercisable as though he remained in the employ of USLIFE, without regard to the occurrence of the Merger and any requirement of additional service would have been waived.


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

  In connection with the Merger, USLIFE has agreed not to authorize any additional grants of options to purchase shares of USLIFE Common Stock (other than reload options issued in connection with the exercise of existing options). In addition, USLIFE will not make any new awards of restricted stock, except shares of restricted stock issuable upon exercise of options vesting prior to the date of the Merger Agreement. Immediately following the Effective Time of the Merger, American General will issue options under its plans, for an aggregate of up to 210,000 shares multiplied by the Exchange Ratio, to officers of USLIFE, listed on a list furnished by USLIFE, who are employees of USLIFE at the time of the Merger.

  Under the USLIFE Corporation Retirement Plan ("Retirement Plan"), which provides all participants a retirement benefit based on average compensation and years of service, a number of provisions are triggered at the Effective Time of the Merger for individuals still employed as of such date. First, the calculation of "Final Average Earnings" will include 1997 compensation for an individual who terminates employment in 1997 (even if only a partial year) if it will provide the participant with a higher average amount. Severance benefits payable under USLIFE's severance allowance program will also be included in calculating a participant's Final Average Earnings. In addition, participants will also be credited with service equal to their severance period which will be used in calculating their benefits. Participants also become fully vested in their accrued benefits. Finally, each participant who retires early after the Effective Time will receive a benefit based on an early retirement adjustment as if he had completed thirty years of service.

  The USLIFE Corporation Supplemental Retirement Plan (the "SERP") provides each officer of USLIFE having the title of Senior Vice President or higher and each Chief Executive Officer of each wholly-owned subsidiary as well as certain other employees participating in the Retirement Plan whose benefits are limited by the operation of certain provisions of the Internal Revenue Code of 1986, as amended (the "Code"), including the $160,000 earnings limitation imposed by Section 401(a)(17) of the Code, with retirement benefits that supplement the retirement benefits that can be provided under the Retirement Plan. In calculating such benefits, the SERP takes into account certain types and amounts of compensation, including the value of vested restricted stock awards and each payment for units under the Book Unit Plan (as defined below), that are not or cannot otherwise be taken into account under the Retirement Plan. The SERP provides that any unvested benefits accrued thereunder as of the Effective Time of the Merger will fully vest at such time. As of the Effective Time, Mr. Simpson will not have otherwise become vested in his SERP benefits.

  In calculating the benefits payable under the SERP, certain modified provisions take effect at the time of change of control including the Merger. Compensation payable to each participant for calendar year 1997 will be taken into account in calculating the individual's final average pay, if using such compensation would result in the individual receiving a greater retirement benefit. (Except for the change of control, the individual would have to remain in USLIFE's employ or in the employ of one of its subsidiaries for the entire calendar year to base his benefits in part on 1997 compensation.) Because of the change of control, a participant's compensation will include any amount payable in respect of USLIFE's severance allowance program (as described below), but not the severance benefits payable under any KEEPA. Except in the case of SERP participants who are eligible to retire at the Effective Time of the Merger (which includes Messrs. Crosby, Henderson and Simpson), the value of any restricted stock which becomes vested on account of a change in control is not taken into account in calculating the individual's SERP benefits. However, in no case will the value of any restricted stock awarded to Messrs. Crosby, Henderson, Simpson or Chouinard (notwithstanding their eligibility to retire) on or after February 12, 1997 be included in the compensation used to determine their retirement benefits. Finally, in calculating the participant's years of credited service for purposes of determining his SERP benefits, he will be given credit for the period of the participant's employment under a KEEPA and for any period for which severance benefits would be payable. As a result of this provision, each of Messrs. Crosby, Henderson, Ruisi and Simpson will be credited with approximately 3.6 years of service in calculating benefits under the SERP in addition to the service each has actually completed at the Effective Time. All accrued benefits under the SERP will, at the Effective Time, be payable on a single lump sum basis using a discount rate of 5.86% to determine the present value of such lump sum amount. It is anticipated that as a result of the special change in control provisions under the SERP, the present value of the retirement benefits otherwise payable to the following

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

individuals will increase by an estimated amount indicated below (assuming that, for purposes of calculating such increase, each officer who is eligible to retire in 1997 would otherwise have retired as of the end of 1997):
Mr. Crosby, $10.7 million, Mr. Henderson, $1.7 million, Mr. Ruisi, $6.4 million, and Mr. Simpson, $6.3 million. To meet its obligations under the SERP, including with respect to any increases in accrued benefits resulting from certain changes in control, USLIFE has established certain trusts which have been funded with two standby letters of credit, currently totalling $66,000,000 in the aggregate.

  The USLIFE Corporation Book Unit Plan ("Book Unit Plan") is a performance-based compensation plan under which certain officers have been awarded "units" equal in value to the increase in book value per share of USLIFE Common Stock over the term of the award. Upon execution of the Merger Agreement, USLIFE agreed that no additional awards would be granted under the Book Unit Plan prior to the Effective Time of the Merger. At the Effective Time of the Merger, all units under the Book Unit Plan become fully vested and payable, and the following individuals will receive the following cash payments under the Book Unit Plan: Mr. Crosby, $774,225, Mr. Henderson, $387,488, Mr. Ruisi, $322,875, and Mr. Simpson, $215,063. In the case of each of these officers other than Mr. Ruisi, the amount payable at the Effective Time is the same amount that would have been payable to such officer if the officer had retired prior to the end of 1997 without regard to the occurrence of the Merger. To meet its obligations under the Book Unit Plan, USLIFE established a trust which has been funded with a standby letter of credit, currently in the amount of $5,000,000, that will be drawn upon to make the required payments.

  Under the Annual Incentive Plan for Selected Key Officers of USLIFE Corporation and its Subsidiaries (the "AIP"), certain select key officers are awarded cash payments based on USLIFE's annual performance. The AIP provides that upon the Effective Time of the Merger, awards for 1997 are to be paid out as if all performance targets have been met to produce the maximum award. Thus, at the Effective Time, each of the following individuals will receive the following payments under the AIP: Mr. Crosby, $802,500, Mr. Henderson, $290,000, Mr. Ruisi, $270,000, and Mr. Simpson, $260,000.

  Under the USLIFE Corporation Executive Officer Deferred Compensation Plan ("Officers Deferred Plan"), eligible senior officers may elect to defer receipt of a portion of their salary and all or a portion of their incentive bonus and book unit payments. At or immediately following the Effective Time, all amounts standing to the credit of a participant under the Officers Deferred Plan will be immediately paid to such participant (or his beneficiary or estate, as the case may be) in a single lump sum. Messrs. Crosby and Henderson are participants in the Officers Deferred Plan. To meet its obligations under the Officers Deferred Plan, USLIFE established a trust which has been funded with a standby letter of credit, currently in the amount of $900,000, that will be drawn upon to make the required payments.

  Under the USLIFE Corporation Supplemental Employee Savings and Investment Plan ("Supplemental SIP") employees participating in the Employee Savings and Investment Plan (the "SIP") who cannot receive the full matching contribution due to the earnings limitation imposed by the Code or their participation in the Officers Deferred Plan receive an additional contribution to restore to such employees the full matching contribution. The Supplemental SIP provides that such contributions will fully vest at the Effective Time of the Merger and that the account balances payable to each such employee upon termination of employment will be paid out in a single lump sum. Additionally, in calculating the amount payable as a matching contribution under the terms of the Supplemental SIP, certain additional compensation (such as the vesting of restricted stock awards at the time of the Merger, book unit payments and the amount of any severance benefits payable under the terms of the KEEPAs or USLIFE's severance allowance program) will be taken into account in calculating the contribution payable in respect of 1997 services. Each of Messrs. Crosby, Henderson, Ruisi and Simpson participate in the Supplemental SIP, and each has already fully vested in his accrued benefits and will receive payments upon termination of employment as follows: Mr. Crosby $641,992, Mr. Henderson $365,576, Mr. Ruisi $243,623, and Mr. Simpson $305,755. To meet its obligations under the Supplemental SIP, including any increases in accrued benefits resulting from certain changes in control, USLIFE established a trust which has been funded with a standby letter of credit, currently in the amount of $2,100,000 that will be drawn upon to make the required payments.

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

  Under USLIFE's severance allowance program, any employee, including Messrs. Crosby, Henderson, Ruisi and Simpson, whose employment is terminated in a company-initiated termination within a stated period following the Effective Time will receive an enhanced severance allowance (two weeks pay for every year of service not exceeding 30 weeks). In addition, each of Messrs. Crosby, Henderson, Ruisi and Simpson will receive severance under this policy if he also receives a payment pursuant to his KEEPA. The amounts payable under this program to these officers are: Mr. Crosby $699,615, Mr. Henderson $474,038, Mr. Ruisi $441,346, and Mr. Simpson $225,000. In all cases, severance allowances are in addition to compensation owed for any unused earned vacation or compensation owed or paid in connection with a KEEPA. Severance payments are made in a lump sum on termination.

  USLIFE used estimates of the benefits that would reasonably have been expected to be due in the event of a change of control when it determined the amounts of the various standby letters of credit used to fund the trust established with respect to the plans, agreements and programs described above. In connection with the Merger, the actual benefits due under each such plan, agreement or program can be calculated with greater accuracy. Accordingly, the amounts set aside in respect of each of the various trusts are expected to be reallocated based on the actual payments due and owing in respect of each such plan.

PLANS FOR USLIFE AFTER THE MERGER

  As soon as is reasonably practicable after the Effective Time, American General plans to combine certain USLIFE operations with operations of its existing companies that utilize the general agency form of distribution, which companies include American General Life Insurance Company, based in Houston, Texas, and Franklin Life Insurance Company, based in Springfield, Illinois. As part of this consolidation, the USLIFE insurance subsidiary domiciled in the State of New York is expected to be combined under common management with American General's New York-based subsidiary. Ultimately, these two New York domiciled companies may be combined in a statutory merger.

  Additionally, USLIFE's credit operations are expected to be combined with the credit operations of American General's consumer finance segment. In addition, USLIFE Systems and USLIFE Insurance Services, companies that perform back-office services for certain USLIFE companies, may provide such services for American General companies in the future.

  American General expects to achieve additional efficiencies by combining redundant operations in other areas. Management of investment operations will be consolidated at American General's parent company, and broker-dealer, real estate, and other redundant operations are expected to be combined, where feasible. These combinations, together with the elimination of certain of USLIFE's corporate operations, are expected to result in significant expense savings.

  Based on its current knowledge of USLIFE, except as described in the foregoing three paragraphs, American General has no present plans or proposals involving USLIFE or any of its subsidiaries which relate to or would result in any extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of a material amount of assets, nor does it plan any material changes in USLIFE's businesses. However, American General is continuing its review of USLIFE's assets, operations, properties, policies, management and personnel, and American General reserves the right, subject to the terms and conditions of the Merger Agreement and any required regulatory approvals, to effect any such plans and proposals in connection therewith.

THE MERGER AGREEMENT

  The following is a summary of certain material provisions of the Merger Agreement not summarized elsewhere in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The following summary does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement.


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

  The Merger

  The Merger Agreement provides that, as soon as practicable following the approval of the Merger Agreement by USLIFE's shareholders, the approval of the Share Issuance by American General's shareholders, and the satisfaction or waiver of the other conditions to each party's obligation to consummate the Merger, Merger Sub will be merged with and into USLIFE in accordance with the NYBCL, the separate corporate existence of Merger Sub will cease, and USLIFE will continue as the surviving corporation ("Surviving Corporation") in the Merger.

  Directors and Officers

  Pursuant to the Merger Agreement, prior to the Effective Time, American General and USLIFE will mutually agree on the composition of the Board of Directors of the Surviving Corporation.

  Charter and Bylaws

  Pursuant to the Merger Agreement, the Certificate of Incorporation and Bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation following the Merger.

  Representations and Warranties

  The Merger Agreement contains various customary representations and warranties by USLIFE and American General concerning (i) organization, standing and corporate power, (ii) capitalization, (iii) ownership of subsidiaries, (iv) authorization of the Merger Agreement and related transactions, (v) consents and approvals and absence of contravention of other agreements, (vi) compliance with applicable federal securities law requirements and absence of material misstatements or omissions in documents and reports filed with the Commission, (vii) statutory financial statements,
(viii) the absence of undisclosed material adverse changes, (ix) the absence of undisclosed material litigation, (x) the absence of undisclosed material liabilities, (xi) the absence of material undisclosed violations, breaches or defaults under any charter documents, agreements, order, statute, rule or regulation, or governmental authorization, (xii) taxes, (xiii) title to property and encumbrances, (xiv) the conduct of insurance business by each of American General and USLIFE and their respective insurance subsidiaries in compliance with applicable laws, (xv) regulatory filings, (xvi) investments,
(xvii) statutory reserves, (xviii) the accuracy of the information provided for inclusion in this Joint Proxy Statement/Prospectus and the Registration Statement, (xix) brokers being entitled to fees in connection with the Merger,
(xx) employee benefit plans and compliance with ERISA, (xxi) labor matters and employee relations, (xxii) environmental matters, (xxiii) related party transactions, (xxiv) the receipt of opinions of their respective financial advisors, (xxv) derivatives, (xxvi) material contracts, (xxvii) intellectual property, (xxviii) the Investment Advisers Act and the Investment Company Act,
(xix) the absence of material misstatements or omissions in the Merger Agreement, reports or documents filed with the Commission, and statutory financial statements, (xxx) the protection from liability of directors, officers, employees, affiliates, agents and representatives on the basis of information made available prior to the execution of the Merger Agreement and
(xxxi) the qualification for the pooling-of-interests accounting treatment.

  American General also made representations and warranties concerning the ownership by American General and its subsidiaries of USLIFE Common Stock.

  USLIFE also made representations and warranties concerning the absence of repurchases of USLIFE Common Stock by USLIFE since January 1997.

  The respective representations and warranties of each of USLIFE and American General will terminate at the Effective Time.


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

  Conduct of Business Pending the Merger

  Pursuant to the Merger Agreement, USLIFE and American General have agreed that, during the period from the date of the Merger Agreement until the Effective Time, except as contemplated by the Merger Agreement or as mutually consented to in writing, each of USLIFE and American General and each of their respective subsidiaries will conduct its business in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their respective business organizations and relationships with third parties. In addition, each of USLIFE and American General have agreed not to:
(i) amend its articles of incorporation or certificate of incorporation, as the case may be, or bylaws, (ii) declare or pay any dividends (except for regular quarterly dividends), (iii) split, combine or reclassify any shares of its capital stock, (iv) repurchase, redeem, purchase or otherwise acquire any shares of capital stock of USLIFE, except pursuant to the Merger Agreement, or permit their respective subsidiaries to do so, (v) merge or consolidate with any other person or, except in the ordinary course of business, acquire a material amount of assets of any other person (subject to the USLIFE Board's fiduciary duties to its shareholders in the case of USLIFE) and subject to such mergers or acquisitions as American General may engage in consistent with its corporate development strategy, (vi) sell, lease, license or otherwise surrender, relinquish or dispose of any material facility owned or leased by them or any of their subsidiaries or any assets or property which are material to them and their subsidiaries, taken as a whole, except pursuant to existing disclosed contracts or commitments or in the ordinary course of business consistent with past practice, (vii) settle any material audit, make or change any material tax election or file any material amendment to any material tax returns, (viii) issue any capital stock or other securities (subject to certain exceptions described in the Merger Agreement) or enter into any amendment of any material term of any outstanding security, or incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, or amend or otherwise increase, accelerate the payment of vesting of amounts payable or to become payable under or fail to make any required contribution to, any USLIFE employee benefit plan or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by the Merger Agreement, (ix) subject to certain exceptions set forth in the Merger Agreement, grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents, or enter into or amend any employment agreement or other employment arrangement, (x) make any change in any accounting method or accounting practice followed by it or any of its subsidiaries, except in specified circumstances and subject to certain exceptions set forth in the Merger Agreement, (xi) enter into any agreement to purchase, or to lease for a term in excess of one year, any real property, provided that USLIFE or American General, or any of their subsidiaries (a) may as a tenant, or a landlord, renew any existing lease for a term not exceeding eighteen months, and (b) renew any lease pursuant to an option granted prior to the date of the Merger Agreement, (xii) take any action that would reasonably be expected to cause the Merger to fail to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, or permit their respective subsidiaries to do so, (xiii) take any action that could reasonably be expected to cause the Merger to fail to qualify for pooling-of-interests accounting treatment or permit their respective subsidiaries to do so, (xiv) allow any of their respective insurance subsidiaries to conduct transactions in specified investments except in compliance with relevant investment policies and all applicable insurance laws and regulations, (xv) agree or commit to, or permit any of their respective subsidiaries to agree or permit to, any of the foregoing, (xvi) except to the extent necessary to comply with the requirements of applicable laws and regulations, (a) take, or agree or commit to take, any action that would make any of its representations and warranties inaccurate in any material respect at any time prior to the Effective Time or (b) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect (provided that each of USLIFE and American General is permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time) (c) or take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any conditions to the Merger not being satisfied, or (xvii) make any material change in its underwriting, claims management or reserving practices.

  Pursuant to the Merger Agreement, on February 13, 1997, USLIFE amended and restated its Amended and Restated Rights Agreement, dated as of June 24, 1986 and amended and restated as of January 24, 1989 and as further amended and restated as of September 27, 1994 (the "USLIFE Rights Agreement"), between USLIFE and Chase Manhattan Bank, as Rights Agent, to provide that (i) American General will not become an "Acquiring Person" as a result of the transactions contemplated by the Merger Agreement, (ii) no "Stock Acquisition Date" or "Separation Date" (as such terms are defined in the USLIFE Rights Agreement) will occur as a result of the transactions contemplated by the Merger Agreement, and (iii) all outstanding "Rights" issued and outstanding under the USLIFE Rights Agreement will expire immediately prior to the Merger.

  Filings and Other Actions

  Pursuant to the Merger Agreement, the parties have agreed that each of USLIFE, American General and Merger Sub will (i) promptly prepare and file all requisite applications and notifications with the New York Department of Insurance, the Illinois Department of Insurance, the Wisconsin Department of Insurance, the Pennsylvania Department of Insurance, the Arizona Department of Insurance and the Nebraska Department of Insurance and, if any, the insurance departments of any other applicable states and make all filings and submissions under the HSR Act, (ii) use reasonable best efforts to timely make all necessary filings and timely seek all necessary consents, approvals, permits or authorizations from the date of the Merger Agreement until the Effective Time, and (iii) use reasonable best efforts to take all other actions, make all filings, registrations and submissions, and do all things necessary or appropriate to consummate the transactions contemplated by the Merger Agreement as soon as practicable.

  Other Acquisition Proposals; Certain Fees

  The Merger Agreement provides that, from the date of the Merger Agreement until the termination thereof, USLIFE will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any officer, director of, employee of, or any investment banker, attorney, accountant or other advisor or representative of, USLIFE or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, in each case subject to certain exceptions that enable the USLIFE Board to fulfill its fiduciary obligations to the USLIFE shareholders.

  USLIFE has agreed to notify American General as promptly as practicable of the receipt by it of an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal and the identity of the person making any such Acquisition Proposal or inquiry. USLIFE will keep American General promptly informed of the status and details of any such Acquisition Proposal. Notwithstanding the foregoing, however, the USLIFE Board is not prohibited from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that, (A) the USLIFE Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the USLIFE Board to comply with its fiduciary duties to USLIFE's shareholders under applicable law and (B) prior to taking such action, USLIFE (x) provides reasonable notice to American General to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality/standstill agreement in reasonably customary form. In addition, USLIFE has agreed to cease and terminate any existing activities, discussions or negotiations (including through its affiliates, subsidiaries or representatives) with any parties with respect to any possible Acquisition Proposal and to notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative with which it has had discussions during the 30 days prior to the date of Merger Agreement that the USLIFE Board no longer seeks the making of any Acquisition Proposal.

  The USLIFE Board has agreed that it will not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to American General or Merger Sub, the approval or recommendation by such Board of the Merger Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement (other than a confidentiality/standstill agreement) with respect to any Acquisition Proposal or (iv) terminate the Merger Agreement in response to an Acquisition Proposal, unless, in each case, USLIFE receives an Acquisition Proposal and the USLIFE Board determines in good faith, following consultation with independent legal counsel, that in order to comply with its fiduciary duties to the USLIFE shareholders under applicable law it is necessary for the USLIFE Board to withdraw or modify its approval or recommendation of the Merger Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate the Merger Agreement. In the event (A) the Merger Agreement is terminated by either USLIFE or American General after the USLIFE Board takes any of the foregoing actions in (i), (ii), (iii) or (iv) or
(B) prior to the termination of the Merger Agreement any person shall have commenced a tender or exchange offer which would, if successful, result in the acquisition by such person or entity of twenty percent (20%) or more of the outstanding shares of USLIFE Common Stock and such tender or exchange offer is completed not later than six months following the termination of the Merger Agreement, USLIFE shall promptly, but not later than two business days after the date of such termination (or the date of completion of such tender or exchange offer, as the case may be) pay to American General $48 million in same day funds. Nothing in this paragraph will prohibit USLIFE from taking and disclosing to the USLIFE shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to USLIFE's shareholders that, in the good faith reasonable judgment of the USLIFE Board based on the advice of outside counsel, is required under applicable law; provided that, except as otherwise permitted in this paragraph, USLIFE does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in the Merger Agreement to the contrary, any action by the USLIFE Board permitted by the provisions described in this paragraph will not constitute a breach of the Merger Agreement by USLIFE.

  In the event that (i) an Acquisition Proposal (as defined above but with respect to American General and its subsidiaries) shall have been made known to American General or any of its subsidiaries or shall have been made known directly to the shareholders of American General or any person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal, (ii) the American General Board shall have withdrawn or modified, or have proposed to withdraw or modify, in a manner adverse to USLIFE the approval or recommendation by the American General Board of the issuance of the Merger Shares, or approved or recommended, or have proposed to approve or recommend, any such Acquisition Proposal and (iii) thereafter the Merger Agreement is terminated by either USLIFE or American General due to failure to receive the requisite vote for approval by the shareholders of American General of the issuance of the Merger Shares at the American General Special Meeting, then American General shall promptly, but not later than two business days after the date of any such termination, pay to USLIFE $48 million in same day funds.

  Expenses

  The Merger Agreement provides that, except for the termination fee described above, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing of this Joint Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by American General and USLIFE.

  Indemnification and Insurance

  The Merger Agreement provides that all rights to indemnification existing in favor of the Indemnified Parties (as defined in the Merger Agreement) as provided in the USLIFE Charter or the USLIFE Bylaws or similar organizational documents of any of its subsidiaries as in effect as of the date of the Merger Agreement or pursuant to any indemnification agreements between USLIFE and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time will survive the Merger and will continue in full force and effect to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified

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

Parties against the Surviving Corporation. In addition, American General has agreed to maintain in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by USLIFE (provided that American General may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall American General or the Surviving Corporation be required to pay to maintain or procure insurance coverage any amount per annum in excess of 200% of the aggregate premiums paid by USLIFE for such coverage on an annualized basis in 1996. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation will purchase as much insurance as may be purchased for the amount indicated. These obligations survive the consummation of the Merger and are intended to benefit each of the Indemnified Parties.

  Additional Agreements

  Affiliates. The Merger Agreement provides that USLIFE use reasonable efforts to cause its affiliates to enter into agreements to the effect that such affiliates will only transfer shares of the American General common stock they receive in the Merger in accordance with Rule 145 under the Securities Act. In order to satisfy the SEC's requirements for pooling of interest accounting treatment, affiliates of both American General and USLIFE are required to agree not to sell shares for 30 days before the closing of the Merger and, following the closing of the Merger, until combined financial results of American General and USLIFE covering a 30 day period have been published. Under the Merger Agreement, American General agrees to publish financial results covering at least 30 days of combined operations as soon as practicable after the Merger. See "--Restrictions on Sales of Shares by Affiliates."

  Employee Benefits. The Merger Agreement provides that American General will honor and be bound by the terms and conditions of each employee and executive benefit plan, program or agreement of USLIFE and administer and interpret such plans, programs and agreements in accordance with the practices of USLIFE in effect prior to the Merger. American General will also provide to all USLIFE employees who become employees of American General and American General's subsidiaries benefits that are either (a) no less favorable than those provided to other American General employees or (b) no less favorable than those provided under USLIFE's benefit plans prior to the effectiveness of the Merger. For purposes of determining eligibility for benefits after effectiveness of the Merger, the service of USLIFE employees prior to the Merger will be recognized as service with American General, and benefits will be provided to the extent required by applicable law. Pursuant to the Merger Agreement, the Merger constitutes a "change in control" as defined under USLIFE benefit plans. Prior to the Merger, USLIFE may grant certain salary increases to employees and officers consistent with past practices. See "Interests of Certain Persons in The Merger."

  Intercompany Dividends. The Merger Agreement provides that on or before the date immediately prior to the closing date of the Merger, subject to compliance with applicable law, USLIFE will use reasonable efforts to cause
(i) All American Life Insurance Company to pay a dividend to USLIFE (presently contemplated to be at least $78 million) and (ii) The Old Line Life Insurance Company of America to pay a dividend to USLIFE (presently contemplated to be at least $65 million), each such dividend to be paid in the form of demand promissory notes or such other form as mutually agreed. Applications for such dividends were filed with the requisite regulatory authorities by All American Life on March 28, 1997 and by Old Line Life on March 28, 1997. All American Life's application to pay a dividend of $78 million was granted on April 16, 1997. The payment of such dividends is not a condition to the Merger, and American General believes that the failure to receive such dividends prior to the Effective Time would not have a material adverse effect upon the consolidated financial condition of American General following the Merger.

  Conditions to the Merger

  The Merger Agreement provides that the respective obligations of USLIFE, Merger Sub and American General to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following

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

conditions: (i) the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the DOJ or the FTC challenging or seeking to enjoin the Merger, which action shall not have been withdrawn or terminated; (ii) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts consummation of the Merger; (iii) such filings have been made, and such permits, authorizations, consents, or approvals required by governmental authorities have been obtained, to consummate the transactions contemplated by the Merger Agreement, and all appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the states of New York, Illinois, Wisconsin, Pennsylvania, Arizona and Nebraska and such other states as may have jurisdiction over the actions contemplated by the Merger Agreement pursuant to insurance holding company or other insurance laws or regulations, subject to certain exceptions; (iv) the Merger Agreement and the Merger shall have been adopted and approved by the requisite vote of USLIFE shareholders;
(v) the American General shareholders shall have voted to approve the issuance of the Merger Shares; (vi) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and (vii) the Merger Shares issuable in the Merger shall have been authorized for listing on the NYSE.

  The obligation of USLIFE to effect the Merger is also subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) each of American General and Merger Sub shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of American General and Merger Sub contained in the Merger Agreement shall be true and correct in all respects, in each case as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by the Merger Agreement and except to the extent that the failure of such representations and warranties to be true and correct would not be reasonably likely to have, in the aggregate, a material adverse effect upon American General and its subsidiaries taken as a whole;
(iii) USLIFE shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of American General as to the satisfaction of the conditions in clauses (i) and (ii) of this paragraph; (iv) USLIFE shall have received an opinion from Debevoise & Plimpton, special counsel to USLIFE, to the effect, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinion, that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General, Merger Sub and USLIFE will each be a party to that reorganization within the meaning of
Section 368(b) of the Code; and (v) the audited financial statements of American General for the fiscal year ended December 31, 1996 shall not reflect any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on American General and its subsidiaries taken as a whole.

  The obligations of American General and Merger Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions: (i) USLIFE shall have performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time; (ii) the representations and warranties of USLIFE contained in the Merger Agreement shall be true and correct in all respects, in each case at and as of the date of the Merger Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Merger Agreement and except to the extent that the failure of such representations and warranties to be true and correct would not be reasonably likely to have, in the aggregate, a material adverse effect upon USLIFE and its subsidiaries taken as a whole; (iii) American General and Merger Sub shall have received a certificate of the Chairman of the Board, the President or a Vice President of USLIFE as to the satisfaction of the conditions in clauses (i) and (ii) of this paragraph; (iv) American General shall have received an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, to the effect that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinion, the Merger

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

will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General, Merger Sub and USLIFE will each be a party to that reorganization within the meaning of
Section 368(b) of the Code; (v) the audited financial statements of USLIFE for the fiscal year ended December 31, 1996 shall not reflect any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a material adverse effect on USLIFE and its subsidiaries taken as a whole;
(vi) American General shall have received a letter from its independent public accountants, dated the Closing Date, stating that the Merger will qualify as a transaction to be accounted for in accordance with the pooling-of-interests method of accounting under applicable accounting standards; and (vii) all outstanding shares of USLIFE Preferred Stock shall have been redeemed or converted into shares of USLIFE Common Stock in accordance with the certificate of designation of such USLIFE Preferred Stock.

  Termination

  The Merger Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Time, (i) by mutual written agreement of USLIFE and American General, (ii) by the Board of Directors of either American General or USLIFE, if (a) the Merger Agreement and the Merger shall fail to receive the requisite vote for approval and adoption by the shareholders of USLIFE at the USLIFE Special Meeting, (b) the Share Issuance shall fail to receive the requisite vote for approval by American General's shareholders, (c) the Merger shall not have been consummated by October 31, 1997, which date may be extended by written notice of either American General or USLIFE to a date not later than December 31, 1997, if the Merger shall not have been consummated as a direct result of the failure to obtain certain regulatory approvals, provided that the party seeking to terminate the Merger Agreement shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in the Merger Agreement, (d) a court of competent jurisdiction or agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable provided the party seeking to terminate the Merger Agreement shall have used all reasonable efforts to remove such injunction, order or decree, or (e) the USLIFE Board shall have exercised its rights set forth in, and in accordance with the terms of, the Merger Agreement with respect to an Acquisition Proposal, (iii) by the USLIFE Board (a) if there has been a breach by American General of any representation or warranty contained in the Merger Agreement which would have or would be likely to have a material adverse effect on American General and its subsidiaries taken as a whole, or (b) if there has been a breach by American General of any of its covenants or agreements set forth in the Merger Agreement, which breach, in the case of clauses (a) and (b), is not curable or, if curable, not cured within thirty (30) days after written notice of such breach has been given by USLIFE to American General, (c) the USLIFE Board shall have taken or resolved to take action with respect to an Acquisition Proposal pursuant to a fiduciary duty to the shareholders of USLIFE (as described above); or (d) if American General issues shares of capital stock or other securities in connection with a transaction requiring shareholder approval; and (iv) by the Board of American General if (a) there has been a breach by USLIFE of any representation or warranty which would be reasonably likely to have a material adverse effect on USLIFE and its subsidiaries taken as a whole, (b) there has been a material breach by USLIFE of any of its covenants or agreements set forth in the Merger Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach by American General to USLIFE, or (c) the USLIFE Board shall have taken or resolved to take action with respect to an Acquisition Proposal regarding USLIFE pursuant to a fiduciary duty to the shareholders of USLIFE (as described above).

  In the event of termination of the Merger Agreement by either USLIFE or American General as described above, the Merger will be abandoned and there will generally be no liability or obligation on the part of American General, USLIFE or their respective subsidiaries, officers and directors, and all obligations of the parties shall terminate, except for, among other things,
(i) certain specified obligations including without limitation those relating to financial advisory and brokerage fees and expenses of the Merger and (ii) under the circumstances set forth under "--Other Acquisition Proposals; Certain Fees" above.

  In the event that American General issues shares of capital stock or other securities in connection with a transaction requiring shareholder approval prior to the Effective Time, the Board of Directors of USLIFE shall have the right to terminate the Merger Agreement. In considering whether to terminate the Merger Agreement in this circumstance, the USLIFE Board would consider such factors as it deems appropriate, including, but not limited to: (i) the trading price of the USLIFE Common Stock and American General Common Stock;
(ii) recent developments in the business of USLIFE and American General as of such time; (iii) whether to seek American General's consent to permit USLIFE to resolicit its shareholders in consideration of an agreement not to terminate the Merger Agreement; (iv) the nature of the proposed transaction; and (v) such other factors as were taken into account initially in approving the Merger and are relevant at such time. See "THE PROPOSED MERGER--USLIFE's Reasons for the Merger; Recommendation of the USLIFE Board."

ACCOUNTING TREATMENT

  It is intended that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded assets and liabilities of USLIFE will be carried forward, at their recorded amounts, to the consolidated financial statements of American General; net income of American General will include net income of USLIFE for the entire year in which the Merger occurs; and the reported net income of American General and USLIFE for prior periods will be combined and restated as net income of American General. The receipt by American General of a letter from its independent public accountants, stating that the Merger will qualify as a pooling of interests, is a condition precedent to the consummation of the Merger by American General. This condition may be waived, but American General presently has no intention to do so. See "THE MERGER AGREEMENT--Conditions to the Merger."

REGULATORY FILINGS AND APPROVALS

  The regulatory filings and approvals described below must be made before the Merger can be effected and certain of such approvals may take a significant period of time to obtain. Although USLIFE and American General believe that such approvals will be obtained, there can be no assurance that this will be the case or that such approvals will be obtained in a timely manner or that such approvals will not be conditioned temporarily or otherwise encumbered.

  Approval by Insurance Regulators

  Before the Merger can be effected, American General will be required to obtain the prior approvals of each of the New York Department of Insurance, the Illinois Department of Insurance, the Wisconsin Department of Insurance, the Pennsylvania Department of Insurance, the Arizona Department of Insurance, and the Nebraska Department of Insurance, respectively, pursuant to applicable laws and regulations. American General has made the necessary filings with the aforementioned insurance regulatory authorities to obtain such approvals and is prepared to make any additional filings where necessary. Notification of approval is expected to be received from the New York Department of Insurance prior to the Closing Date; notification of approval was received from the Illinois Department of Insurance on April 10, 1997; notification of approval was received from the Wisconsin Department of Insurance on May 15, 1997; notification of approval was received from the Pennsylvania Department of Insurance on May 6, 1997; notification of approval is expected to be received from the Arizona Department of Insurance prior to the Closing Date; and notification of approval was received from the Nebraska Department of Insurance on April 4, 1997.

  In connection with the Merger, USLIFE has agreed to use all reasonable efforts to cause All American Life to pay a dividend of at least $78 million and Old Line Life to pay a dividend of at least $65 million (which may be in the form of demand promissory notes) to USLIFE on or before the date immediately prior to the Closing Date. Payment of the dividends are subject to approval by the Department of Insurance of the States of Illinois and Wisconsin, respectively, and the satisfaction or waiver of all conditions to the Closing capable of being satisfied prior to the Closing Date. All American Life's application to pay a dividend of $78 million was granted

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

on April 16, 1997. Old Line's application to pay a dividend of $65 million is expected to be granted prior to the Closing Date.

  Antitrust

  The Merger is subject to the expiration or termination of the 30-day waiting period under the HSR Act and no action having been instituted by the DOJ or the FTC which is not withdrawn or terminated prior to the Effective Time. The HSR Act, and the rules and regulations thereunder, provide that certain merger transactions (including the Merger) may not be consummated until required information and materials have been furnished to the DOJ and the FTC and certain waiting periods have expired or been terminated. USLIFE and American General made their respective filings with the DOJ and the FTC on March 6, 1997, and received oral notice of early termination of the waiting period on March 17, 1997.

  The DOJ and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. Notwithstanding the expiration of the HSR waiting period, any time before or after the Effective Time, the FTC, the DOJ or others can take action under the antitrust laws, including seeking to enjoin the consummation of the Merger, or seeking the divestiture by American General of all or any part of the stock or assets of USLIFE. There can be no assurances that a challenge to the Merger on antitrust grounds will not be made, or if such a challenge is made, that it would not be successful.

STATE ANTI-TAKEOVER STATUTES

  Under the NYBCL, a corporation is generally prohibited from engaging in certain business combinations (as defined by the statute to include certain mergers and consolidations, dispositions of assets and issuances of securities, as well as certain other transactions) with an interested shareholder (as defined by the statute generally to include holders of 20% or more of the outstanding stock of the corporation) for a period of five years following the date that such shareholder became an interested shareholder, unless the business combination or the purchase of stock by means of which the interested shareholder became such is approved by the corporation's board of directors in advance of such stock purchase. There are limited other exceptions to this provision. Although a company may opt out of this provision, USLIFE has not done so. On February 12, 1997, the USLIFE Board approved the Merger. See "COMPARISON OF SHAREHOLDER RIGHTS--Anti-Takeover Statutes."

  USLIFE, directly or through its subsidiaries, conducts business in a number of other states throughout the United States, some of which have also enacted anti-takeover laws. USLIFE and American General do not know whether any of these laws, by their terms, apply to the Merger and have not attempted to comply with any such laws. Should any person seek to apply any such state anti-takeover laws, USLIFE and American General will take such action as then appears appropriate, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state anti-takeover statutes is applicable to the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Merger, USLIFE and American General might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, USLIFE and American General might be delayed in, or prevented from, consummating the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

  The following is a discussion of the material federal income tax consequences of the Merger under existing federal income tax law, which is subject to change, possibly retroactively. This discussion assumes that shareholders hold USLIFE Common Stock as a capital asset as of the Effective Time of the Merger. This discussion does not discuss all aspects of federal income taxation which may be relevant to particular shareholders in light of their personal circumstances, such as shareholders whose stock was acquired pursuant to the exercise of an employee stock option or otherwise as compensation or shareholders who are subject to special treatment under the federal income tax laws (for example, financial institutions, insurance companies, tax-exempt organizations, broker-dealers and foreign persons) or shareholders who exercise dissenters' rights under the

NYBCL (see "--Rights of Dissenting Shareholders"). This discussion also does not address any aspects of state, local or foreign tax law. No rulings have been or will be sought from the Internal Revenue Service with respect to any tax matters relating to the Merger. EACH SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE MERGER.

  The obligation of USLIFE to consummate the Merger is conditioned upon the receipt by USLIFE of an opinion from Debevoise & Plimpton, and the obligation of American General to consummate the Merger is conditioned upon the receipt by American General of an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, in each case to the effect that, on the basis of certain facts, representations by management of the companies and assumptions set forth in such opinions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and American General, Merger Sub and USLIFE will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Assuming that the Merger does qualify for such treatment, in the opinion of Debevoise & Plimpton, special counsel to USLIFE, and Skadden, Arps, Slate, Meagher & Flom (Illinois), special counsel to American General, subject to the assumptions and limitations described in the preceding paragraph, the following discussion, to the extent it describes matters of law and legal conclusions, is an accurate summary of the material federal income tax consequences of the Merger to the shareholders under the law in effect as of the date hereof.

  A shareholder who receives American General Common Stock in exchange for USLIFE Common Stock will not recognize gain or loss upon such exchange (except as described below with respect to cash that is received in lieu of fractional shares). Accordingly, (i) the aggregate tax basis of the American General Common Stock received by the shareholder will be the same as the aggregate tax basis of the USLIFE Common Stock surrendered in exchange therefor pursuant to the Merger (adjusted with respect to fractional shares) and (ii) the holding period of the American General Common Stock will include the holding period of the USLIFE Common Stock surrendered in exchange therefor pursuant to the Merger.

  A shareholder who receives cash in lieu of fractional shares will be treated as having received such fractional shares pursuant to the Merger and then as having exchanged such fractional shares for cash in a redemption by American General. The amount of any capital gain or loss attributable to such deemed redemption of fractional shares will be equal to the difference between the cash received in lieu of fractional shares and the ratable portion of the tax basis of the USLIFE Common Stock surrendered that is allocated to such fractional shares. Such gain or loss will constitute long-term capital gain or loss if, at the Effective Time of the Merger, such shareholder has held such USLIFE Common Stock for more than one year.

  EACH SHAREHOLDER IS STRONGLY ADVISED TO CONSULT HIS OR HER OWN TAX ADVISORS AS TO PARTICULAR FACTS AND CIRCUMSTANCES WHICH MAY BE UNIQUE TO SUCH SHAREHOLDER AND ALSO AS TO ANY ESTATE, GIFT, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES ARISING OUT OF THE MERGER.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES

  The shares of American General Common Stock issuable in connection with the Merger have been registered under the Securities Act. Such shares will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an affiliate, as such term is defined under the Securities Act for purposes of Rule 145 (an "Affiliate"), of USLIFE or American General at the time of the Special Meetings. Affiliates may not sell their shares of American General Common Stock acquired in connection with the Merger except pursuant to (i) an effective Registration Statement under the Securities Act covering the resale of such shares, (ii) the conditions contemplated by paragraph (d) of Rule 145, or (iii) any other applicable exemption from the registration requirements of the Securities Act. Persons who may be deemed to be Affiliates of USLIFE or American General generally include individuals or entities that may be deemed to control, be controlled by or be under common control with USLIFE or American General, and may include officers, directors and principal shareholders of USLIFE or American General.


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

STOCK EXCHANGE LISTING

  The obligations of the parties to the Merger Agreement to consummate the Merger are subject to the shares of American General Common Stock to be issued in connection with the Merger being authorized for listing on the NYSE. The approval by the NYSE for listing the shares is expected to be obtained prior to the Closing Date, subject to offering notice of issuance. See "THE PROPOSED MERGER--The Merger Agreement--Conditions to the Merger."

RIGHTS OF DISSENTING SHAREHOLDERS

  Section 910 of the NYBCL ("Section 910") provides that any holder of USLIFE Common Stock as of the USLIFE Record Date who has not voted in favor of the Merger Agreement will have the right, as an alternative to receiving shares of American General Common Stock in the Merger, to receive payment of the judicially-determined "fair value" of his or her shares as of the date prior to the USLIFE Special Meeting and certain other rights and benefits, subject to Section 623 of the NYBCL ("Section 623"). The procedure that a dissenting shareholder must follow to perfect these dissenters' rights is set forth in Annex D to this Joint Proxy Statement/Prospectus, and any shareholder contemplating the exercise of these dissenters' rights should review carefully the provisions of Sections 623 and 910. USLIFE does not intend to waive compliance with any of these statutory procedures. DISSENTERS RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS SET FORTH IN THESE SECTIONS ARE NOT FULLY AND PRECISELY SATISFIED.

  Set forth below is a brief description of the procedures relating to the exercise of dissenters' rights. The following description is not a complete statement of the provisions of Section 623, and is qualified in its entirety by reference thereto. The description should be read in conjunction with the full text of Section 623 appearing in Annex D.

  Under Section 623, a shareholder who wishes to exercise dissenters' rights (the "Dissenter") must file with USLIFE (at USLIFE's address, 125 Maiden Lane, New York, New York 10038, Attn: Senior Vice President-Investor Relations) before the USLIFE Special Meeting (or at the USLIFE Special Meeting before the shareholders' vote on the Merger (the "Merger Vote")) a written objection to the Merger. The written objection must include a notice of the Dissenter's election to dissent, the Dissenter's name and residence address, the number and classes of shares as to which he or she dissents, and a demand for payment of the fair value of his or her shares if the Merger receives approval and is undertaken. A DISSENTER WHO VOTES IN FAVOR OF THE MERGER WILL BE DEEMED TO HAVE ELECTED NOT TO ENFORCE HIS OR HER RIGHT TO RECEIVE PAYMENT FOR HIS OR HER SHARES UNDER SECTION 623, EVEN IF THAT DISSENTER HAS FILED A WRITTEN OBJECTION WITH USLIFE. IN ADDITION, A VOTE AGAINST THE MERGER WILL NOT, IN AND OF ITSELF, CONSTITUTE A WRITTEN OBJECTION THAT WOULD SATISFY THE REQUIREMENTS OF
SECTION 623. However, a failure to vote will not affect the validity of an otherwise valid written objection. If the Merger receives approval, USLIFE must give written notice within ten (10) days of the date of the Merger Vote of such approval to each Dissenter who (i) filed the necessary written objection and (ii) did not vote his or her shares in favor of the Merger.

  If the Dissenter holds shares represented by certificates, he or she must submit the certificates to USLIFE at the above-listed address, or to USLIFE's transfer agent, ChaseMellon Shareholder Services, at 450 West 33rd Street, New York, New York, 10001, within one month after the Dissenter files his or her written notice of dissent. Any Dissenter holding shares represented by certificates who does not submit his or her shares in this manner may lose his or her dissenters' rights under Section 623.

  USLIFE must, within fifteen (15) days of the later of (i) the consummation of the Merger or (ii) the expiration of the period within which shareholders may file their notices of election to dissent, make a written offer (the "Purchase Offer") to each Dissenter to pay for the Dissenter's shares at a specified price which USLIFE or, if the Merger has been consummated, American General (hereinafter for purposes of this section, unless otherwise specified, "USLIFE" shall mean American General if the Merger has been consummated),

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

believes to be a "fair value" under Section 623. If the Merger has been consummated, the Purchase Offer will be accompanied by (i) advance payment to each Dissenter who has submitted his or her certificates to USLIFE as provided above of an amount equal to eighty percent (80%) of the amount of such offer, or (ii) if the Dissenter has not yet submitted his or her certificates to USLIFE, a statement that advance payment of an amount equal to eighty percent (80%) of the amount of such offer will be made to the Dissenter promptly upon the Dissenter's submission of his or her certificates to USLIFE (this offer will be made when the Merger has been consummated if the Merger has not been consummated at the time of the Purchase Offer).

  If the Dissenter accepts the Purchase Offer or the Dissenter and USLIFE agree upon a value for the Dissenter's shares within thirty (30) days of the Purchase Offer, any remaining payment due for the Dissenter's shares will be made to the Dissenter within sixty (60) days of the later of the Purchase Offer or the consummation of the Merger, upon the Dissenter's surrender of his or her certificates for any such shares represented by certificates.

  The following procedure shall apply to set the price of the Dissenter's shares if USLIFE fails to make a Purchase Offer within the period of fifteen
(15) days referred to above, or if the Dissenter rejects the Purchase Offer, and USLIFE and the Dissenter cannot agree upon a value for the Dissenter's shares within thirty (30) days after the Purchase Offer is made:

  (1) USLIFE will, within twenty (20) days after the expiration of such 15 day or 30 day period, as the case may be, institute a special proceeding in the Supreme Court for New York County to determine the Dissenter's rights and to fix the fair value for his or her shares.

  (2) The court will determine (i) whether the Dissenter is entitled to receive payment for his or her shares, and (ii) the fair value for such shares. In fixing the fair value for the shares, the court will consider the nature of the transaction giving rise to the Dissenter's right to receive payment under Section 623, the concepts and methods customarily used in the relevant securities and financial markets to determine the value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors.

  (3) Each party to the proceeding must bear its own costs and expenses, including attorneys' and experts' fees, unless the court in its discretion assesses all or part of such costs and expenses against either USLIFE or the Dissenter.

  (4) Within sixty (60) days after the final determination of the court proceeding, USLIFE will pay to the Dissenter the amount found by the court to be due to such Dissenter for his or her shares, upon surrender of the certificate for any such shares represented by the certificate.

  Any dissenting shareholder who perfects his or her right to be paid the fair value of his shares will generally recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code. See "The Proposed Merger--Certain Federal Income Tax Consequences of the Merger."

                        MARKET PRICE DATA AND DIVIDENDS

  American General Common Stock is listed and traded on the NYSE, The Pacific Stock Exchange, The London Stock Exchange, The Basel Stock Exchange, The Geneva Stock Exchange and The Zurich Stock Exchange under the symbol "AGC." USLIFE Common Stock is listed and traded on the NYSE, The Chicago Stock Exchange, The Pacific Stock Exchange and The London Stock Exchange under the symbol "USH." The table below sets forth, for the quarters indicated, (i) the quarterly per share cash dividends paid (a) to holders of American General Common Stock and (b) to holders of USLIFE Common Stock, (ii) the high and low sales prices of American General Common Stock as reported by the NYSE Composite Tape and (iii) the high and low sales prices of USLIFE Common Stock, as reported by the NYSE Composite Tape.

                                                DIVIDEND
                                    PRICE OF    DECLARED               DIVIDEND
                                    AMERICAN      PER      PRICE OF    DECLARED
                                     GENERAL    AMERICAN USLIFE COMMON   PER
                                  COMMON STOCK  GENERAL      STOCK      USLIFE
                                  -------------  COMMON  -------------  COMMON
                                   HIGH   LOW    SHARE    HIGH   LOW    SHARE
                                  ------ ------ -------- ------ ------ --------
Year ended December 31, 1992
  First Quarter.................. $22.38 $20.13  $ .26   $21.25 $18.75  $.182
  Second Quarter.................  24.63  20.50    .26    22.92  18.92   .187
  Third Quarter..................  25.19  23.69    .26    23.33  20.75   .191
  Fourth Quarter.................  29.38  23.63    .26    25.50  19.58    .20
Year ended December 31, 1993
  First Quarter.................. $32.88 $27.31  $.275   $28.42 $24.08  $ .20
  Second Quarter.................  33.25  27.75   .275    27.67  23.83    .20
  Third Quarter..................  36.50  30.13   .275    29.25  26.50    .20
  Fourth Quarter.................  34.75  26.25   .275    30.50  24.33   .207
Year ended December 31, 1994
  First Quarter.................. $29.63 $25.50  $ .29   $27.58 $25.00  $.207
  Second Quarter.................  29.38  24.88    .29    26.42  23.25   .207
  Third Quarter..................  30.50  26.88    .29    25.17  22.08   .207
  Fourth Quarter.................  28.88  25.63    .29    23.92  20.58    .22
Year ended December 31, 1995
  First Quarter.................. $33.25 $27.50  $ .31   $25.58 $22.58  $ .22
  Second Quarter.................  35.50  31.13    .31    27.67  24.67    .22
  Third Quarter..................  38.88  33.63    .31    31.58  26.17   .233
  Fourth Quarter.................  39.13  31.00    .31    32.00  26.88   .233
Year ended December 31, 1996
  First Quarter.................. $37.88 $33.25  $.325   $33.25 $29.00  $.233
  Second Quarter.................  37.63  32.88   .325    33.25  26.88   .233
  Third Quarter..................  38.75  34.00   .325    32.88  28.88   .233
  Fourth Quarter.................  41.75  35.75   .325    33.50  29.63   .247
Year ended December 31, 1997
  First Quarter.................. $44.63 $39.38  $ .35   $48.63 $32.25  $.247
  Second Quarter (through May 14,
   1997).........................  44.88  36.50    .35    48.75  44.13   .247

  For a description of the recent repurchase by American General of American General Common Stock from Goldman Sachs and the subsequent purchases of American General Common Stock in the market by Goldman Sachs, see "CERTAIN INFORMATION CONCERNING AMERICAN GENERAL--Recent Developments."

  The following table sets forth the closing prices of American General Common Stock and USLIFE Common Stock as reported on the NYSE Composite Tape on February 12, 1997, the last full trading day prior to the public announcement of the Merger, and on May 14, 1997, and the equivalent per share prices (as explained below) of USLIFE Common Stock on such dates.

                                    AMERICAN GENERAL    USLIFE    EQUIVALENT PER
                                      COMMON STOCK   COMMON STOCK  SHARE PRICE
                                    ---------------- ------------ --------------
February 12, 1997..................     $41.50         $41.75         $49.00
May 14, 1997.......................     $44.625        $48.5625       $49.00

  The equivalent per share price of a share of USLIFE Common Stock represents the closing price of a share of American General Common Stock on such date multiplied by the Exchange Ratio computed as of such date.

  Because the market price of American General Common Stock that holders of USLIFE Common Stock will receive in the Merger may increase or decrease prior to the Merger, stockholders are urged to obtain current market quotations.

  American General has paid cash dividends on American General Common Stock in each year since 1929. The regular dividend has been increased in each of the last 22 years. On February 6, 1997, American General declared a quarterly cash dividend on common stock of $.35 per share for the first quarter of 1997 (an annual rate of $1.40 per share) payable on March 1, 1997 to holders of record as of February 17, 1997. Future payment of dividends on the American General Common Stock will depend on earnings, financial condition, capital requirements and other relevant factors. Because American General is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since many of American General's subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to American General without prior regulatory approval is limited by applicable laws and regulations. Furthermore, certain non-insurance subsidiaries are restricted in their ability to make dividend payments by long-term debt agreements. At December 31, 1996, the amount of dividends available to American General from subsidiaries during 1997 not limited by such restrictions was $703 million.

  USLIFE paid common stock dividends of $.95 per share in 1996. On January 28, 1997, USLIFE declared a quarterly cash dividend on common stock of $.247 per share for the first quarter of 1997 payable on March 3, 1997 to holders of record as of February 14, 1997. On April 22, 1997, USLIFE declared a quarterly cash dividend on common stock of $.247 per share for the second quarter of 1997 payable on May 28, 1997 to holders of record as of May 21, 1997. Future payment of dividends on the USLIFE Common Stock, in the event that the Merger is not consummated, will depend on earnings, financial condition, capital requirements and other relevant factors. Because USLIFE is a holding company, its capacity to pay dividends is limited by the ability of its subsidiaries to pay dividends. Since USLIFE's principal subsidiaries are insurance companies subject to regulatory control by various state insurance departments, the ability of such subsidiaries to pay dividends to USLIFE without prior regulatory approval is limited by applicable laws and regulations.

  On May 5, 1997, there were approximately 7,957 holders of record of USLIFE Common Stock. On May 7, 1997, there were approximately 27,521 holders of record of American General Common Stock.

                    PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

  The following unaudited pro forma combined financial statements give effect to the Merger of American General and USLIFE using the pooling of interests method of accounting. A pro forma combined balance sheet is provided as of March 31, 1997, giving effect to the Merger as though it had been consummated on that date. Pro forma combined statements of income are provided for the quarters ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994, giving effect to the Merger as if the Merger had occurred at the beginning of the earliest period presented.

  The pro forma information is based on the historical consolidated financial statements of American General and USLIFE and should be read in conjunction with such financial statements and notes thereto, which are incorporated herein by reference. The pro forma combined financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations of future periods or of the combined financial position or results of operations which would have been realized had the Merger been consummated as of the date or during the periods for which the pro forma information is presented. The pro forma combined balance sheet does not give effect to the anticipated retirement of USLIFE treasury stock prior to the Merger, to additional shares that may be issued as a result of the exercise of USLIFE stock options, to the 6.4 million shares of American General Common Stock repurchased by American General on April 15, 1997, under an accelerated share repurchase agreement, or to the 9.5 million shares of American General Common Stock issued for the acquisition of Home Beneficial on April 16, 1997. The pro forma combined statements of income do not give effect to non-recurring items directly attributable to the Merger of approximately $170 million ($167 million aftertax), including change in control costs and fees for investment bankers, accountants, and attorneys, or to American General's estimate of the expected annual operating expense savings from the Merger of approximately $50 million ($33 million aftertax).

  The Merger Agreement provides for each share of USLIFE Common Stock to be exchanged for a fraction of a share of American General Common Stock. The Exchange Ratio will be calculated by dividing (x) $49 by (y) the average of the high and low sales prices of American General Common Stock as reported in The Wall Street Journal during the ten consecutive NYSE Trading Days ending on (and including) the fifth NYSE Trading Day prior to the Effective Time of the Merger, subject to a minimum of 1.0919 shares and a maximum of 1.2937 shares of American General Common Stock for each share of USLIFE Common Stock. The pro forma combined financial statements reflect an assumed Exchange Ratio of
1.0980 per share, based on the closing price of American General Common Stock on May 14, 1997 of $44.625.

  The following significant items affect year-to-year comparability of pro forma combined net income and net income per share for the quarters ended March 31, 1997 and 1996 and for the years ended December 31, 1996, 1995, and 1994:

 . American General's results include the operations of Independent Life, acquired February 29, 1996, and Franklin Life, acquired January 31, 1995, from the date of their respective acquisitions.

 . Pro forma combined net income for 1996 reflects an aftertax charge of $93 million ($.37 per share) resulting from American General's decision to offer for sale $875 million of non-strategic, underperforming finance receivable portfolios and an aftertax charge of $32 million ($.13 per share) related to revised assumptions reflecting current experience on USLIFE's traditional indemnity group major medical products. For a discussion of such revised assumptions, see note (b) to SUMMARY HISTORICAL FINANCIAL DATA OF USLIFE.

 . Pro forma combined net income for 1995 includes American General's fourth quarter aftertax charge of $140 million ($.57 per share) for an increase in the allowance for finance receivable losses.

 . Pro forma combined net income for 1994 reflects aftertax net realized investment losses of $114 million ($.46 per share), primarily from American General's capital gains offset program.

                          AMERICAN GENERAL CORPORATION

                        PRO FORMA COMBINED BALANCE SHEET

                                 MARCH 31, 1997

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                          PRO
                                     AMERICAN              PRO FORMA     FORMA
                                     GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                     --------  --------- -------------- --------
Assets
  Investments
    Fixed maturity securities....... $38,138    $5,739       $    -     $43,877
    Mortgage loans on real estate...   2,944       258            -       3,202
    Equity securities...............     116         4            -         120
    Policy loans....................   1,744       283            -       2,027
    Investment real estate..........     591        26            -         617
    Other long-term investments.....     207        18            -         225
    Short-term investments..........     405       108            -         513
                                     -------    ------       ------     -------
      Total investments.............  44,145     6,436            -      50,581
                                     -------    ------       ------     -------
  Cash..............................     164        43            -         207
  Finance receivables, net..........   7,064         -            -       7,064
  Investment in Western National
   Corporation .....................     506         -            -         506
  Deferred policy acquisition costs.   2,542       828            -       3,370
  Cost of insurance purchased.......     796         -            -         796
  Acquisition-related goodwill......     550        47            -         597
  Assets held for sale..............     634         -            -         634
  Other assets......................   2,109       423            -       2,532
  Assets held in Separate Accounts..   8,157         -            -       8,157
                                     -------    ------       ------     -------
      Total assets.................. $66,667    $7,777       $    -     $74,444
                                     =======    ======       ======     =======
Liabilities
  Insurance and annuity liabilities. $40,614    $5,691       $    -     $46,305
  Debt
    Corporate.......................   1,565       593            -       2,158
    Consumer Finance................   7,330         -            -       7,330
  Income tax liabilities............     815        27           (3)(D)     839
  Other liabilities.................   1,263       305          170 (D)   1,738
  Liabilities related to Separate
   Accounts.........................   8,157         -            -       8,157
                                     -------    ------       ------     -------
      Total liabilities.............  59,744     6,616          167      66,527
                                     -------    ------       ------     -------
Redeemable equity
  Non-convertible...................   1,479         -            -       1,479
  Convertible.......................     246         -            -         246
                                     -------    ------       ------     -------
      Total redeemable equity.......   1,725         -            -       1,725
                                     -------    ------       ------     -------
Shareholders' equity
  Convertible preferred stock.......      85         -            -          85
  Common stock......................     395       178            -         573
  Net unrealized gains on
   securities.......................     142       (18)           -         124
  Retained earnings.................   5,203     1,348         (167)(D)   6,384
  Cost of treasury stock............    (627)     (347)           -        (974)
                                     -------    ------       ------     -------
      Total shareholders' equity....   5,198     1,161         (167)      6,192
                                     -------    ------       ------     -------
      Total liabilities and equity.. $66,667    $7,777       $    -     $74,444
                                     =======    ======       ======     =======
Book value per share................ $ 25.68    $33.02                  $ 25.69
                                     =======    ======                  =======
Common and common equivalent shares
 outstanding (in thousands)......... 205,538    35,166        3,447(E)  244,151
                                     =======    ======       ======     =======

             See Notes to Pro Forma Combined Financial Statements.

                          AMERICAN GENERAL CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE QUARTER ENDED MARCH 31, 1997

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         PRO
                                    AMERICAN              PRO FORMA     FORMA
                                    GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                    --------  --------- -------------- --------
Revenues
  Premiums and other
   considerations.................  $   487    $  311       $   -      $   798
  Net investment income...........      846       125           -          971
  Finance charges.................      320         -           -          320
  Realized investment gains
   (losses).......................       (7)        1           -           (6)
  Equity in earnings of Western
   National Corporation...........       13         -           -           13
  Other...........................       33        13           -           46
                                    -------    ------       -----      -------
      Total revenues..............    1,692       450           -        2,142
                                    -------    ------       -----      -------
Benefits and expenses
  Insurance and annuity benefits..      785       257           -        1,042
  Operating costs and expenses....      274        73           -          347
  Commissions.....................      136        74           -          210
  Change in deferred policy
   acquisition costs and cost of
   insurance purchased............      (19)       (6)          -          (25)
  Provision for finance receivable
   losses.........................       68         -           -           68
  Interest expense
    Corporate.....................       27         9           -           36
    Consumer Finance..............      113         -           -          113
                                    -------    ------       -----      -------
      Total benefits and expenses.    1,384       407           -        1,791
                                    -------    ------       -----      -------
Earnings
  Income before income tax
   expense........................      308        43           -          351
  Income tax expense..............      109        14           -          123
                                    -------    ------       -----      -------
  Income before net dividends on
   preferred securities of
   subsidiaries...................      199        29           -          228
  Net dividends on preferred
   securities of subsidiaries.....       17         -           -           17
                                    -------    ------       -----      -------
      Net income..................  $   182    $   29       $   -      $   211
                                    =======    ======       =====      =======
Net income per share..............  $   .88    $  .82                  $   .86(G)
                                    =======    ======                  =======
Average common and common
 equivalent shares outstanding (in
 thousands).......................  210,709    35,074       3,437(F)   249,220
                                    =======    ======       =====      =======

             See Notes to Pro Forma Combined Financial Statements.

                          AMERICAN GENERAL CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE QUARTER ENDED MARCH 31, 1996

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         PRO
                                    AMERICAN              PRO FORMA     FORMA
                                    GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                    --------  --------- -------------- --------
Revenues
  Premiums and other
   considerations.................  $   480    $  300       $   -      $   780
  Net investment income...........      800       124           -          924
  Finance charges.................      371         -           -          371
  Realized investment gains
   (losses).......................       27         -           -           27
  Equity in earnings of Western
   National Corporation...........        8         -           -            8
  Other...........................       25        11           -           36
                                    -------    ------       -----      -------
      Total revenues..............    1,711       435           -        2,146
                                    -------    ------       -----      -------
Benefits and expenses
  Insurance and annuity benefits..      797       255           -        1,052
  Operating costs and expenses....      264        67           -          331
  Commissions.....................      125        77           -          202
  Change in deferred policy
   acquisition costs and cost of
   insurance purchased............      (16)      (13)          -          (29)
  Provision for finance receivable
   losses.........................      109         -           -          109
  Interest expense
    Corporate.....................       30        10           -           40
    Consumer Finance..............      126         -           -          126
                                    -------    ------       -----      -------
      Total benefits and expenses.    1,435       396           -        1,831
                                    -------    ------       -----      -------
Earnings
  Income before income tax
   expense........................      276        39           -          315
  Income tax expense..............       97        13           -          110
                                    -------    ------       -----      -------
  Income before net dividends on
   preferred securities of
   subsidiaries...................      179        26           -          205
  Net dividends on preferred
   securities of subsidiaries.....       10         -           -           10
                                    -------    ------       -----      -------
      Net income..................  $   169    $   26       $   -      $   195
                                    =======    ======       =====      =======
Net income per share..............  $   .81    $  .75                  $   .79(G)
                                    =======    ======                  =======
Average common and common
 equivalent shares outstanding (in
 thousands).......................  212,653    34,919       3,422(F)   250,994
                                    =======    ======       =====      =======

             See Notes to Pro Forma Combined Financial Statements.

                          AMERICAN GENERAL CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         PRO
                                    AMERICAN              PRO FORMA     FORMA
                                    GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                    --------  --------- -------------- --------
Revenues
  Premiums and other
   considerations.................  $ 1,968    $1,260      $      -    $ 3,228
  Net investment income...........    3,271       502             -      3,773
  Finance charges.................    1,450         -             -      1,450
  Realized investment gains
   (losses).......................       67        (5)            -         62
  Equity in earnings of Western
   National Corporation...........       40         -             -         40
  Other...........................       91        49             -        140
                                    -------    ------      --------    -------
      Total revenues..............    6,887     1,806             -      8,693
                                    -------    ------      --------    -------
Benefits and expenses
  Insurance and annuity benefits..    3,156     1,073             -      4,229
  Operating costs and expenses....    1,123       283             -      1,406
  Commissions.....................      540       308             -        848
  Change in deferred policy
   acquisition costs and cost of
   insurance purchased............      (74)      (13)            -        (87)
  Provision for finance receivable
   losses.........................      417         -             -        417
  Loss on assets held for sale....      145         -             -        145
  Interest expense
    Corporate.....................      123        39             -        162
    Consumer Finance..............      493         -             -        493
                                    -------    ------      --------    -------
      Total benefits and expenses.    5,923     1,690             -      7,613
                                    -------    ------      --------    -------
Earnings
  Income before income tax
   expense........................      964       116             -      1,080
  Income tax expense..............      347        40             -        387
                                    -------    ------      --------    -------
  Income before net dividends on
   preferred securities of
   subsidiaries...................      617        76             -        693
  Net dividends on preferred
   securities of subsidiaries.....       40         -             -         40
                                    -------    ------      --------    -------
      Net income..................  $   577    $   76      $      -    $   653
                                    =======    ======      ========    =======
Net income per share..............  $  2.75    $ 2.18                  $  2.63(G)
                                    =======    ======                  =======
Average common and common
 equivalent shares outstanding (in
 thousands).......................  213,613    34,877         3,418(F) 251,908
                                    =======    ======      ========    =======

             See Notes to Pro Forma Combined Financial Statements.

                          AMERICAN GENERAL CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                       PRO
                                                  AMERICAN              PRO FORMA     FORMA
                                                  GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                                  --------  --------- -------------- --------
Revenues
  Premiums and other considerations.............  $ 1,753    $1,210       $   -      $ 2,963
  Net investment income.........................    3,095       488           -        3,583
  Finance charges...............................    1,492         -           -        1,492
  Realized investment gains (losses)............       12         6           -           18
  Equity in earnings of Western National
   Corporation..................................       43         -           -           43
  Other.........................................      100        36           -          136
                                                  -------    ------       -----      -------
      Total revenues............................    6,495     1,740           -        8,235
                                                  -------    ------       -----      -------
Benefits and expenses
  Insurance and annuity benefits................    3,047     1,042           -        4,089
  Operating costs and expenses .................    1,007       265           -        1,272
  Commissions...................................      511       301           -          812
  Change in deferred policy acquisition costs
   and cost of insurance purchased..............     (168)      (67)          -         (235)
  Provision for finance receivable losses.......      574         -           -          574
  Interest expense
    Corporate...................................      156        39           -          195
    Consumer Finance............................      518         -           -          518
                                                  -------    ------       -----      -------
      Total benefits and expenses...............    5,645     1,580           -        7,225
                                                  -------    ------       -----      -------
Earnings
  Income before income tax expense..............      850       160           -        1,010
  Income tax expense............................      286        55           -          341
                                                  -------    ------       -----      -------
  Income before net dividends on preferred
   securities of subsidiaries...................      564       105           -          669
  Net dividends on preferred securities of
   subsidiaries.................................       19         -           -           19
                                                  -------    ------       -----      -------
      Net income................................  $   545    $  105       $   -      $   650
                                                  =======    ======       =====      =======
Net income per share............................  $  2.64    $ 3.03                  $  2.66(G)
                                                  =======    ======                  =======
Average common and common equivalent shares
 outstanding (in thousands).....................  208,872    34,811       3,411(F)   247,094
                                                  =======    ======       =====      =======

             See Notes to Pro Forma Combined Financial Statements.

                          AMERICAN GENERAL CORPORATION

                     PRO FORMA COMBINED STATEMENT OF INCOME

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                  (UNAUDITED)

                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                         PRO
                                    AMERICAN              PRO FORMA     FORMA
                                    GENERAL   USLIFE(B) ADJUSTMENTS(C) COMBINED
                                    --------  --------- -------------- --------
Revenues
  Premiums and other
   considerations.................  $ 1,210    $1,162       $   -      $ 2,372
  Net investment income...........    2,493       461           -        2,954
  Finance charges.................    1,248         -           -        1,248
  Realized investment gains
   (losses).......................     (172)       (1)          -         (173)
  Other...........................       62        29           -           91
                                    -------    ------       -----      -------
      Total revenues..............    4,841     1,651           -        6,492
                                    -------    ------       -----      -------
Benefits and expenses
  Insurance and annuity benefits..    2,224     1,005           -        3,229
  Operating costs and expenses....      801       235           -        1,036
  Commissions.....................      400       274           -          674
  Change in deferred policy
   acquisition costs and cost of
   insurance purchased............     (126)      (45)          -         (171)
  Provision for finance receivable
   losses.........................      214         -           -          214
  Interest expense
    Corporate.....................      110        35           -          145
    Consumer Finance..............      416         -           -          416
                                    -------    ------       -----      -------
      Total benefits and expenses.    4,039     1,504           -        5,543
                                    -------    ------       -----      -------
Earnings
  Income before income tax
   expense........................      802       147           -          949
  Income tax expense..............      289        51           -          340
                                    -------    ------       -----      -------
      Net income..................  $   513    $   96       $   -      $   609
                                    =======    ======       =====      =======
Net income per share..............  $  2.45    $ 2.79                  $  2.46(G)
                                    =======    ======                  =======
Average common and common
 equivalent shares outstanding (in
 thousands).......................  209,420    34,530       3,384(F)   247,334
                                    =======    ======       =====      =======


             See Notes to Pro Forma Combined Financial Statements.

                         AMERICAN GENERAL CORPORATION

               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

(A) The unaudited pro forma combined financial statements give effect to the Merger of American General and USLIFE using the pooling of interests method of accounting. The pro forma information is based on the historical consolidated financial statements of American General and USLIFE and should be read in conjunction with such financial statements and notes thereto, which are incorporated herein by reference. The pro forma combined financial statements are presented for comparative purposes only and do not purport to be indicative of the combined financial position or results of operations of future periods or of the combined financial position or results of operations which would have been realized had the Merger been consummated as of the date or during the periods for which the pro forma information is presented. The pro forma combined balance sheet does not give effect to the anticipated retirement of USLIFE treasury stock prior to the Merger, to additional shares that may be issued as a result of the exercise of USLIFE stock options, to the 6.4 million shares of American General Common Stock repurchased by American General on April 15, 1997, under an accelerated share repurchase agreement, or to the 9.5 million shares of American General Common Stock issued for the acquisition of Home Beneficial by American General on April 16, 1997. The pro forma combined statements of income do not give effect to non-recurring items directly attributable to the Merger of approximately $170 million ($167 million aftertax), including change in control costs and fees for investment bankers, accountants, and attorneys, or to American General's estimate of the expected annual operating expense savings from the Merger of approximately $50 million ($33 million aftertax).

(B) Certain items in USLIFE's historical financial statements have been reclassified to conform to American General's presentation.

(C) The accounting policies of American General and USLIFE are in the process of being reviewed for conformity. No adjustments have been included in the pro forma combined financial statements to conform accounting policies; however, any such adjustments are not expected to have a material impact on the pro forma combined financial statements.

    Transactions conducted in the ordinary course of business, if any, between American General and USLIFE are immaterial and, accordingly, have not been eliminated.

(D) The pro forma adjustment to other liabilities, income tax liabilities, and retained earnings reflects the balance sheet impact of non-recurring items directly attributable to the Merger of approximately $170 million ($167 million aftertax), including change in control costs and fees for investment bankers, accountants, and attorneys. The expected tax benefit associated with the non-recurring items reflects the fact that certain of the costs and fees are not deductible for tax purposes, and includes an increase in the deferred tax asset valuation allowance resulting from limitations on American General's ability to utilize USLIFE's tax NOL after the Merger.

(E) The pro forma adjustment to common shares outstanding at March 31, 1997 reflects the exchange of 38,008,143 shares of American General Common Stock for the 34,615,795 shares of USLIFE Common Stock outstanding, using an assumed Exchange Ratio of 1.0980 per share. This Exchange Ratio is calculated by dividing $49 by $44.625, the closing price of American General Common Stock on May 14, 1997.

(F) The pro forma adjustments to average fully diluted shares outstanding for the quarters ended March 31, 1997 and 1996 and the years ended December 31, 1996, 1995, and 1994 reflect the conversion of each average common share outstanding and common share equivalent of USLIFE to 1.0980 shares of American General Common Stock.

(G) Net income per share is computed by dividing earnings available to common shareholders by average common shares outstanding, including common share equivalents. Earnings available to common shareholders is computed by increasing net income by net dividends on convertible preferred securities of subsidiaries of $3 million in the quarters ended March 31, 1997 and 1996, $11 million in 1996, and $6 million in 1995.

                       COMPARISON OF SHAREHOLDER RIGHTS

  The rights of shareholders of USLIFE are currently governed by the NYBCL, the USLIFE Charter and the USLIFE Bylaws. Upon consummation of the Merger, USLIFE shareholders will become shareholders of American General and their rights will be governed by the TBCA, the American General Articles and the American General Bylaws, which differ in certain material respects from the NYBCL, the USLIFE Charter and the USLIFE Bylaws. The following is a summary of certain differences between the rights of USLIFE shareholders and those of American General shareholders.

  The following summary does not purport to be a complete description of the rights of shareholders of USLIFE or the rights of shareholders of American General or a comprehensive comparison of such rights, and is qualified in its entirety by reference to the NYBCL and the TBCA, to the USLIFE Charter and USLIFE Bylaws, and to the American General Articles and American General Bylaws. For more information regarding reviewing or obtaining a copy of the charter documents or bylaws of either company, see "AVAILABLE INFORMATION."

AUTHORIZED CAPITAL STOCK

  The authorized capital stock of USLIFE consists of 120,000,000 shares of USLIFE Common Stock and 10,800,000 shares of USLIFE Preferred Stock. As of February 27, 1997, there were outstanding 34,540,769 shares of USLIFE Common Stock, 4,232 shares of USLIFE Series A Preferred Stock and 1,668 shares of USLIFE Series B Preferred Stock. In connection with the Merger, on April 9, 1997 USLIFE called for redemption all outstanding shares of USLIFE Series A Preferred Stock and USLIFE Series B Preferred Stock and deposited with Chase Manhattan Bank, an amount sufficient to pay the redemption price together with dividends accrued to the date of redemption. Accordingly, in accordance with the USLIFE Charter and the NYBCL, as of April 9, 1997, no shares of USLIFE Preferred Stock were deemed to be outstanding. The authorized capital stock of American General consists of 300,000,000 shares of American General Common Stock and 60,000,000 shares of American General Preferred Stock. As of December 31, 1996, there were outstanding 203,090,677 shares of American General Common Stock and 2,317,701 shares of American General 7% Preferred Stock.

VOTING RIGHTS

  Holders of USLIFE Common Stock are entitled to one vote per share on all matters upon which shareholders are entitled to vote.

  All holders of American General Common Stock have the right to one vote per share with respect to all matters submitted to a vote of American General shareholders.

  Holders of American General 7% Preferred Stock will generally be entitled to vote together as a single class with holders of American General Common Stock on all matters requiring a shareholder vote, on the basis of 4/5 of a vote per share of American General 7% Preferred Stock. In addition, if full cumulative dividends on the American General 7% Preferred Stock are not paid for six quarterly dividend periods, the number of directors of American General constituting the entire American General Board shall be increased by two persons and the holders of shares of American General 7% Preferred Stock, voting separately as a class together with the holders of shares of all other series of capital stock of American General ranking on a parity with the American General 7% Preferred Stock as to the payment of dividends and having the then present right to elect one or more directors as a result of a dividend arrearage but not then entitled to other separate voting rights to elect one or more directors in the event of such an arrearage ("Class Voting Stock"), shall have the right to elect such directors to fill such positions. Such right, when vested, will continue until all dividends in arrears and payable on the shares of American General 7% Preferred Stock have been paid in full, whereupon the terms of office of all persons previously elected as directors by the holders of shares of American General 7% Preferred Stock and such other Class Voting Stock shall forthwith terminate and the number of the American General Board of Directors shall be reduced accordingly.

USLIFE COMMON SHARE PURCHASE RIGHTS

  On July 10, 1986, the USLIFE Board authorized the issuance of one common share purchase right (a "Right") for each share of USLIFE Common Stock outstanding on that date and for each share of USLIFE Common Stock issued thereafter but prior to the Expiration Date (as defined below). A Right is attached to each share of USLIFE Common Stock and entitles the registered holder to purchase from USLIFE one half of a share of its Common Stock, at a price of $107 per each half share, subject to certain adjustments.

  If the Merger is consummated, the Rights will expire immediately prior to the Effective Time. Otherwise, the Rights will expire on the earlier of July 10, 2006 (or, if the Separation Date, as defined below, occurs subsequent to July 10, 2003 but prior to July 10, 2006, the third anniversary of the Separation Date) and the Redemption Date (as defined below) (any such date being the "Expiration Date"). The Rights are not exercisable or transferable separately from the shares of USLIFE Common Stock until the "Separation Date," which will occur on the tenth day after the earlier of (i) the first date of public announcement that a person or group of affiliated or associated persons (the "Acquiring Person") has acquired beneficial ownership of 20% or more of the outstanding USLIFE Common Stock and any other shares of capital stock of USLIFE entitled to vote generally in the election of directors (the "Voting Stock") or (ii) the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer to acquire beneficial ownership by a person or group of affiliated or associated persons of 20% or more of the outstanding USLIFE Common Stock. In connection with the Merger, USLIFE has amended the USLIFE Rights Agreement. See "THE PROPOSED MERGER--The Merger Agreement--Conduct of Business Pending the Merger."

  In the event USLIFE is acquired in a merger or other business combination transaction, or 50% or more of its assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the right's then current exercise price, common stock of the acquiring company which has an aggregate market price equal to twice the exercise price of the Right. In the event the Separation Date occurs, each holder of a Right will thereafter have the right to purchase upon exercise thereof that number of shares of USLIFE Common Stock having a market price equal to twice the exercise price of the Rights.

  At any time prior to the close of business on the tenth day after the "Stock Acquisition Date" (defined as the date of the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person), the USLIFE Board may redeem all, but not less than all, outstanding Rights at a "Redemption Price" (defined as the result of dividing the price at which a holder may purchase the USLIFE Common Stock issuable upon exercise of one whole Right by 1,500); provided, however, that after the Stock Acquisition Date such election must be approved by disinterested directors of USLIFE. In connection with certain mergers, consolidations and sales of all or substantially all assets, the Board of Directors of USLIFE may elect to redeem the Rights at the Redemption Price at any time within two years after the Stock Acquisition Date.

  The purchase price payable, the number of Rights outstanding and the number of shares of USLIFE Common Stock or other securities or property issuable upon exercise of the Rights, are subject to adjustment from time to time in the event of certain distributions to USLIFE shareholders, mergers, consolidations or reorganizations, or a stock dividend on, or a subdivision, combination or reclassification of, the USLIFE Common Stock.

  The terms of the Rights may be amended, including extending the expiration date, by the USLIFE Board without the approval of the holders of the Rights, except in certain circumstances.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire USLIFE on terms not approved by the USLIFE Board. The Rights should not interfere with any merger or other business combination approved by the USLIFE Board since the Rights may be redeemed by USLIFE at the Redemption Price. See also "Incorporation of Certain Documents by Reference" and "Available Information."

AMERICAN GENERAL PREFERRED SHARE PURCHASE RIGHTS

  On July 27, 1989, the American General Board authorized the issuance of one preferred share purchase right (a "Right") for each share of American General Common Stock outstanding on August 7, 1989 and for each share of American General Common Stock issued thereafter but prior to the earlier of the Distribution Date and the Termination Date (as each such term is defined below). A Right is attached to each share of American General Common Stock and entitles the registered holder to purchase from American General one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $1.50 per share, of American General (the "American General Junior Preferred Shares") at a price of $120 per one one-hundredth of an American General Junior Preferred Share, subject to certain adjustments.

  The Rights will expire on August 7, 1999, unless the expiration date is extended or the Rights are redeemed earlier (any such date being the "Termination Date"). The Rights are not exercisable or transferable separately from the shares of American General Common Stock until the "Distribution Date" which will occur on the earlier of (i) 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding American General Common Stock and any other shares of capital stock of American General entitled to vote generally in the election of directors or entitled to vote in respect of any merger, consolidation, sale of all or substantially all of American General's assets, liquidation, dissolution or winding up of American General (the "Voting Stock") or (ii) 10 business days following the commencement of, or the first public announcement of an intention to commence, a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of affiliated or associated persons of 25% or more of the then outstanding Voting Stock.

  In the event American General is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earnings power should be sold or otherwise transferred, each holder of a Right will have the right to receive, upon payment of the right's then current exercise price, common stock of the acquiring company which has a market value of two times the exercise price of the Right. In the event that any person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive upon exercise thereof that number of shares of American General Common Stock (or under certain circumstances, Common Stock-equivalent American General Junior Preferred Shares) having a market value of two times the exercise price of the Rights.

  At any time 10 business days after a person or group of affiliated or associated persons has become an Acquiring Person and prior to the acquisition by any person or group of 50% or more of the outstanding Voting Stock, the American General Board may exchange the Rights (other than Rights acquired or beneficially owned by such Acquiring Person, which Rights held by such Acquiring Person shall then be null and void), in whole or in part, at an exchange ratio of one share of American General Common Stock (or one one-hundredth of a share of American General Junior Preferred Stock), appropriately adjusted to reflect any stock split, stock dividend or similar transaction, for each two shares of American General Common Stock for which the Right is then exercisable.

  At any time prior to the close of business on the tenth day following the first public announcement that a person or group of affiliated or associated persons has become an Acquiring Person, the American General Board may redeem the then outstanding Rights in whole, but not in part, at a price of $.01 per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction (the "Rights Redemption Price"). Any such redemption of the Rights may be made effective at such time, on such basis and with such conditions as the American General Board in its sole discretion may establish.

  The purchase price payable, and the number of American General Junior Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of a stock dividend on, or a subdivision, combination or reclassification of, the American General Junior Preferred Shares.

  The number of outstanding Rights and the number of one one-hundredth of an American General Junior Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of reclassification of securities, or recapitalization or reorganization of American General or other transaction involving American General which has the effect, directly or indirectly, of increasing by more than one percent the proportionate share of the outstanding shares of any class of equity securities of American General or any of its subsidiaries beneficially owned by any Acquiring Person, in any such case, prior to an exchange by American General as described above.

  The terms of the Rights may be amended, including extending the expiration date, by the American General Board without the consent of the holders of the Rights, except in certain circumstances.

  The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at the Rights Redemption Price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. The rights under the shareholders rights plan will cause substantial dilution to a person or group that attempts to acquire American General on terms not approved by the American General Board. The Rights should not interfere with any merger or other business combination approved by the American General Board since the Rights may be redeemed by American General at a specified price prior to the time that a person or group has acquired beneficial ownership of 50% or more of the Voting Stock. See also "Incorporation of Certain Documents by Reference" and "Available Information."

  USLIFE shareholders will receive the associated American General Preferred Share Purchase Rights with the shares of American General Common Stock they receive in the Merger.

AMENDMENTS TO CHARTER AND BYLAWS

  Under Section 801 of the NYBCL, a New York corporation can amend its certificate of incorporation in any respect provided that the amendment contains only provisions which are then lawful in an original certificate of incorporation. Under Section 803 of the NYBCL, an amendment may be authorized by a majority vote of the shares entitled to vote; however, Section 804 of the NYBCL provides that, notwithstanding any provision in the certificate of incorporation, and, in addition to the authorization by vote of the holders of a majority of all outstanding shares entitled to vote thereon, the amendment must also be authorized by a vote of the holders of a majority of all outstanding shares of a class or series when the proposed amendment would, among other things, (i) exclude or limit such holders' right to vote on any matter; (ii) change such holders' shares by (a) reducing the par value, (b) changing such shares into a different number of shares in the same class or the same or different number of shares in a different class, (c) fixing, changing or abolishing the designation or any relative rights, preferences or limitations of such holders' shares, or (d) providing that such holders' shares may be converted into shares of another class or series or altering the terms or conditions upon which such shares are convertible, if such provisions would adversely affect such holders; or (iii) subordinate such holders' rights by authorizing shares having preferences superior, in any respect, to such holders' rights. Section 804 further provides that if any proposed amendment would adversely affect or subordinate the rights of the holders of shares of one or more series of any class, but not the entire class, then only the holders of each series whose rights would be adversely affected or subordinated shall be considered a separate class for purposes of voting on such amendment. Under the USLIFE Certificate of Incorporation, the vote of the holders of at least 80% of the outstanding shares of USLIFE capital stock regularly entitled to vote in the election of directors, (i.e., Common Stock only following the redemption of the Series A and Series B Preferred Stock) is required to amend, alter or repeal Article Seventh of the USLIFE Certificate of Incorporation, which sets forth the voting requirements in connection with a merger.

  Under Section 601(a) of the NYBCL and the USLIFE Bylaws, the USLIFE Bylaws may be adopted, amended or repealed by the shareholders entitled to vote in the election of directors and by the board of directors.

Under the USLIFE Bylaws, bylaws made by the USLIFE Board may be amended or repealed by the shareholders entitled to vote thereon, provided that Section 3 of Article II and Section 3 of Article V of the USLIFE Bylaws, which relate to the election and term of directors and amendments to the USLIFE Bylaws respectively, may not be altered, amended or repealed by the vote of holders of less than 80% of the outstanding shares of USLIFE Common Stock.

  Under the TBCA and the American General Articles, an amendment to the American General Articles generally would require the approval of the holders of two-thirds of the shares entitled to vote thereon, or, if any class is entitled to vote separately thereon, the approval of the holders of two-thirds of the shares of such class entitled to vote thereon and two-thirds of the total shares entitled to vote thereon.

  Under the American General Articles, except as expressly provided in the American General Bylaws, the American General Board may alter, amend or repeal the American General Bylaws without shareholder approval, although bylaws made by the American General Board, and the power conferred upon the American General Board to amend such bylaws, may be altered or repealed by the shareholders. The American General Bylaws provide that, unless otherwise provided in the American General Articles, the power to alter, amend, or repeal the Bylaws or adopt new bylaws is vested in the American General Board, subject to repeal or change by action of the affirmative vote of the holders of at least 75% of the then outstanding shares of all classes entitled to vote generally in the election of directors, voting together as a single class.

PREEMPTIVE RIGHTS; CUMULATIVE VOTING

  Holders of USLIFE Common Stock are not entitled to any preferential or preemptive rights to subscribe for or purchase any shares of any class, or any options or warrants for shares, or any rights to subscribe to or purchase shares, or any securities convertible or exchangeable into shares, which may be issued, sold or offered for sale by USLIFE. Holders of USLIFE Common Stock are not entitled to cumulative voting in election of directors.

  The shareholders of American General do not have any preemptive rights to acquire unissued shares of its capital stock. The shareholders of American General do not have any rights to cumulate votes with respect to the election of directors.

BOARDS OF DIRECTORS

  The USLIFE Board currently consists of 17 members, which is subject to change by action of the USLIFE Board provided that, pursuant to the USLIFE Bylaws, the USLIFE Board shall consist of a minimum of three and a maximum of seventeen members. The USLIFE Board is divided into three classes of members that are as nearly equal in number as possible, with members serving staggered three-year terms.

  The American General Board consists of eleven directors, which is subject to change by action of the American General Board provided that, pursuant to the American General Bylaws, the American General Board shall consist of at least three members but no more than 25 members. Members of the Board of Directors of American General are elected at each annual meeting of shareholders for terms expiring at the succeeding annual meeting. American General does not have a classified board of directors.

REMOVAL OF DIRECTORS

  Under Section 706 of the NYBCL, shareholders may remove any or all directors for cause by a vote of the shareholders and, if the certificate of incorporation or bylaws so provide, without cause, provided, however, that (i) if the corporation has cumulative voting no director may be removed when the votes cast against removal would be sufficient to elect such director if voted cumulatively and (ii) when the certificate of incorporation provides that a class or series, voting as a class, is entitled to elect one or more directors, any director so elected may be removed only by the applicable vote of that class or series, voting as a class. In addition, if provided for in the certificate of incorporation, or by specific provisions of the bylaws adopted by the shareholders, the board of directors may remove any director for cause, except in the case of any director elected by the cumulative voting or by any class or series, voting as a class, when so entitled by the certificate of incorporation. The USLIFE Bylaws provide that one or more of the directors may be removed for cause by action of the USLIFE Board or by vote of the shareholders.

  Under the TBCA, a corporation's bylaws or articles of incorporation may provide that at any meeting of shareholders called expressly for that purpose, one or more directors may be removed, with or without cause, by a vote of the holders of a specified portion, but not less than a majority, of the shares then entitled to vote in an election of directors. Subject to the rights of any class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, the American General Bylaws provide that any director may be removed, with or without cause, by the affirmative vote of the holders of at least 75% of the combined voting power of the outstanding shares of all classes of stock entitled to vote generally in an election of directors, voting together as a single class.

NEWLY-CREATED DIRECTORSHIPS AND VACANCIES

  Under Section 705 of the NYBCL, newly created directorships resulting from an increase in the number of directors and vacancies occurring for any reason, other than the removal of a director without cause, may be filled by vote of the board of directors. The USLIFE Bylaws provide that newly created directorships resulting from an increase in the number of directors and vacancies occurring in the USLIFE Board for any reason except the removal of directors by shareholders shall be filled by a majority of the remaining directors, though less than a quorum. A director elected to fill a vacancy shall be elected to hold office for the unexpired term of the preceding director.

  Under the TBCA and the American General Bylaws, subject to the rights of any holders of a class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, any vacancy on the American General Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by the affirmative vote of a majority of the American General Board then in office, even though less than a quorum, provided that any director so elected shall hold office only for the remainder of the term of the director whose departure caused the vacancy. A directorship created by reason of an increase in the number of directors by action of the American General Board may be filled by the American General Board for a term of office continuing only until the next election of directors (whether at an annual or special shareholders meeting), provided that the American General Board shall not fill more than two such directorships during the period between two successive annual meetings of shareholders.

NOMINATION OF DIRECTORS

  Under the USLIFE Bylaws, nominations of persons for election as directors of USLIFE may be made by any USLIFE shareholder entitled to vote for the election of directors at the meeting who delivers to the Corporate Secretary of USLIFE written notice of such nomination at least sixty but not more than ninety days prior to the date of the annual meeting of shareholders or any other meeting at which directors are to be elected. Such notice of nomination must contain certain specified information with respect to the nominee or nominees.

  Subject to the rights of any class or series of stock having a preference over the American General Common Stock as to dividends or upon liquidation to elect directors under specified circumstances, pursuant to the American General Bylaws, nominations of persons for election as directors of the corporation may be made by the board of directors or a committee appointed by the board of directors or by any shareholder entitled to vote for the election of directors generally. However, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors only if written notice of such shareholder's intent to make such nomination or nominations has been given to the Secretary of American General not later than sixty days nor more than ninety days prior to any meeting of shareholders called for the election of directors, except that in the event that less than seventy days notice of the date of the meeting is given to shareholders, such written notice shall be delivered not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders. Each such notice must contain certain specified information with respect to the shareholder making the proposal, and the nominee or nominees.

SPECIAL MEETINGS OF SHAREHOLDERS

  Under Section 602 of the NYBCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or bylaws. Under the USLIFE Bylaws, special meetings of shareholders may be called by the USLIFE Board or, subject to control by the USLIFE Board, by the Chairman of the Board.

  Under the TBCA and the American General Bylaws, special meetings of the shareholders shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of at least 10% of the shares entitled to vote at the meeting.

SHAREHOLDER ACTION BY WRITTEN CONSENT

  Under Section 615 of the NYBCL, any action required to be taken at a shareholder meeting may be taken by unanimous written consent, unless the certificate of incorporation provides for less than unanimous written consent. The USLIFE Certificate of Incorporation does not contain such a provision. Under the USLIFE Bylaws, the unanimous written consent of all shareholders entitled to vote is required in order to approve any action without a meeting.

  The TBCA provides that any action required to be taken at an annual or special meeting of shareholders may be taken without a meeting if all shareholders entitled to vote with respect to the action consent in writing to such action or, if the corporation's articles of incorporation so provide, if a consent in writing shall be signed by the holders of shares having not less than the minimum number of votes necessary to take such action at a meeting of shareholders. The American General Articles do not contain such a provision.

VOTE REQUIRED FOR MERGERS

  Section 903 of the NYBCL provides that a plan of merger between two or more New York corporations must be adopted by at least two-thirds of all outstanding shares entitled to vote thereon and, in certain circumstances, by a majority of the holders of all outstanding shares of each class or series. Where the merger is between one or more New York corporations and one or more foreign corporations and the surviving corporation is to be a foreign corporation, the foregoing two-thirds vote (and the majority class or series vote, if applicable) is required for the domestic corporation but the foreign corporation should comply with the applicable provisions of the jurisdiction in which it is incorporated. Article Seventh of the USLIFE Certificate of Incorporation increases the vote required to approve a merger with a party owning, directly or indirectly, 10% or more of the outstanding shares of capital stock of USLIFE entitled to vote on such transaction (a "Related Person"), to at least 80% of the outstanding shares of such capital stock unless the merger has been approved by the USLIFE Board prior to such party's becoming a Related Person. Because the USLIFE Board has approved the Merger Agreement and the transactions contemplated thereby, the supermajority voting required in the USLIFE Certificate of Incorporation is not applicable to the Merger.

  Unless the board of directors requires a greater vote, the TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve a merger, or if any class of shares is entitled to vote as a class on the approval of a merger, the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require a vote by the shareholders of the surviving corporation if after the merger (i) the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger; (ii) each shareholder of the surviving corporation whose shares were outstanding immediately prior to the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; (iii) the voting power of the number of voting shares outstanding immediately after the merger, plus the voting power of the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the voting power of the total number of voting shares of the surviving corporation before the merger; (iv) the number of participating shares outstanding immediately after the merger, plus the number of participating shares issuable as a result of the merger, will not exceed by more than 20% the total number of participating shares of the surviving corporation outstanding immediately before the merger; and (v) the board of directors of the surviving corporation adopts a resolution approving the plan of merger. The American General Articles do not contain any provisions relating to shareholder approval of mergers.

VOTE REQUIRED FOR SALES OF ASSETS

  Under Section 909 of the NYBCL, the vote of the holders of at least two-thirds of the shares entitled to vote is required to approve the sale, lease, exchange or other disposition of all or substantially all of the corporation's assets if other than in the usual and regular course of business. Article Seventh of the USLIFE Certificate of Incorporation increases the vote required to approve the sale, lease, exchange or other disposition of all or substantially all of the assets of USLIFE in a transaction with a Related Person to at least 80% of the outstanding shares of Common Stock unless the transaction has been approved by the USLIFE Board prior to such party's becoming a Related Person.

  The TBCA generally requires the affirmative vote of the holders of at least two-thirds of the shares entitled to vote to approve the sale, lease, exchange or other disposition of all or substantially all the corporation's assets if other than in the usual and regular course of business, or if any class of shares is entitled to vote as a class on the approval of a sale, lease, exchange or other disposition of all or substantially all the corporation's assets, the vote required for approval of such transaction is the affirmative vote of the holders of at least two-thirds of the shares in each such class and the affirmative vote of the holders of at least two-thirds of the shares otherwise entitled to vote. The TBCA does not require shareholder approval of a sale of assets in the usual and regular course of business unless otherwise specified in the articles of incorporation. Under the TBCA, a sale of assets shall be deemed to be in the usual and regular course of business if the corporation shall, directly or indirectly, either continue to engage in one or more businesses or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which it engages following the transaction. The American General Articles do not contain any provisions relating to shareholder approval of such dispositions.

ANTI-TAKEOVER STATUTES

  Certain provisions of the NYBCL may have the effect of delaying, making more difficult or preventing a change in control or acquisition of USLIFE by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of USLIFE first to negotiate with USLIFE.

  Requirements Relating to Certain Business Combinations

  USLIFE is subject to Section 912 of the NYBCL ("Section 912"). Section 912 generally prohibits a publicly held New York corporation ("Resident Corporation") from engaging in a "business combination" with an "interested shareholder" for a period of five years after the date of the transaction in which the person became an interested shareholder, unless (i) the board of directors of the Resident Corporation approved the business combination prior to the transaction in which the person became an interested shareholder or
(ii) the board of directors of the Resident Corporation approved in advance the transaction in which the person became an interested shareholder. A Resident Corporation may engage in a business combination with an interested shareholder beginning five years after the date of the transaction in which the person became an interested shareholder if the business combination is approved by the affirmative vote of a majority of the disinterested shareholders or if the business combination complies with certain statutory fair price provisions.

  Subject to certain exceptions, under the NYBCL an "interested shareholder" is a person who, together with affiliates and associates, beneficially owns 20% or more of the Resident Corporation's outstanding voting securities. "Business combination" includes: (i) any merger or share exchange with an interested shareholder; (ii) the transfer to any interested shareholder of corporate assets with a fair market value greater than 10% of the Resident Corporation's consolidated net worth; (iii) the issuance to any interested shareholder of voting shares with a fair market value greater than 5% of the fair market value of all outstanding voting shares of the Resident Corporation; (iv) any reclassification of securities or corporate reorganization that will have the effect of increasing the percentage of the Resident Corporation's outstanding voting shares held by any interested shareholder, except as a result of immaterial changes due to fractional share adjustments; and (v) any plan or proposal for dissolution of the corporation proposed by or on behalf of any interested shareholder.

  Because the USLIFE Board has approved the Merger Agreement and the transactions contemplated thereby, the provisions of Section 912 are not applicable to the Merger.

  The TBCA has no anti-takeover provisions similar to the New York statutes described above.

SUPERMAJORITY VOTING PROVISIONS

  For a discussion of supermajority voting requirements under the USLIFE Certificate of Incorporation, see "--Vote Required for Mergers" and "--Vote Required for Sales of Assets." Because the USLIFE Board has approved the Merger Agreement and the transactions contemplated thereby, the supermajority voting required in the USLIFE Certificate of Incorporation is not applicable to the Merger.

  The American General Bylaws and the American General Articles do not contain any supermajority voting requirements.

DISSENTERS' RIGHTS

  Under the NYBCL, a shareholder of a New York corporation who complies with the statutory procedures is entitled to receive payment of the fair value for such shareholder's shares provided the shareholder does not consent to the merger or consolidation, sale, lease, share exchange, or exchange or disposition of all or substantially all of the assets of the corporation; however, no such appraisal rights are available where the corporation is to be the surviving corporation in a merger of a parent with a 90% owned subsidiary (except under certain circumstances) or in a merger in which certain rights of shares remain unaffected. There are also no appraisal rights available where a disposition of all or substantially all of the assets of the corporation is wholly for cash and approval of the transaction is conditioned upon the dissolution of the corporation and distribution of substantially all of its net assets to shareholders within one year from the date of the transaction or where the transaction is a share exchange and the petitioning shareholder's shares were not acquired in the exchange.

  Under the TBCA, a shareholder generally has the right to dissent from any merger to which the corporation is a party, from any sale of all or substantially all assets of the corporation, or from any plan of exchange and to receive fair value for his or her shares. However, dissenters' rights are not available with respect to a plan of merger in which there is a single surviving corporation or with respect to any plan of exchange if (1) the shares held by the shareholder are part of a class, shares of which are listed on a national securities exchange or held of record by not less than 2,000 holders on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange and (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class of shares that are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange or (ii) held of record by not less than 2,000 holders and (b) cash in lieu of fractional shares otherwise entitled to be received.

LIMITATION ON DIRECTOR'S LIABILITY

  Under Section 402 of the NYBCL, a corporation may limit or eliminate the personal liability of directors to the corporation and its shareholders for damages for breach of duty in such capacity. This limitation on liability is not available for acts or omissions by a director which (i) were in bad faith,
(ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or other advantage to which the director was not entitled or (iv) resulted in a violation of a statute prohibiting certain dividend declarations, certain payments to shareholders after dissolution and particular types of loans. The USLIFE Certificate of Incorporation provides that no USLIFE director shall be personally liable to USLIFE or its shareholders except to the extent elimination or limitation of liability is expressly prohibited by the NYBCL, as now or hereafter in effect.

  The American General Articles, in accordance with Texas law, provide that a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, except to the extent the director is found liable for
(i) a breach of the director's duty or loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission for which the liability of a director is expressly provided by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend. In addition, the American General Articles provide that any repeal or amendment of the foregoing provisions by the shareholders of the corporation shall be prospective only and shall not adversely affect any limitation on the liability of a director of the corporation existing at the time of such repeal or amendment, and that, in addition to the circumstances in which the director of the corporation is not liable as set forth in the preceding sentences, the director shall not be liable to the fullest extent permitted by any provisions of the statutes of Texas later enacted that further limits the liability of a director.

INDEMNIFICATION

  Under Sections 722 and 723 of the NYBCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation. The USLIFE Bylaws require indemnification to the fullest extent permitted by the NYBCL, as now or hereafter in effect.

  Under the TBCA, a corporation has the power to indemnify directors, officers, employees and agents of the corporations against certain liabilities and to purchase and maintain liability insurance for those persons. The American General Bylaws provide that American General will indemnify any person who was or is a named defendant or respondent or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, or any appeal of such action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding, by reason of the fact that he is or was a director, officer or employee of American General, or is or was serving at the request of American General as a director, officer or employee of another foreign or domestic corporation, against judgments, penalties, fines, amounts paid in settlement and reasonable expenses actually incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed, (i) in the case of conduct in his or her official capacity as a director of American General, to be in the best interests of American General, and (ii) in all other cases, to be not opposed to the best interests of American General, except that no indemnification shall be made available where such person is found liable for willful or intentional misconduct in the performance of his or her duty to American General.

DIVIDENDS

  Under Section 510 of the NYBCL, a corporation may declare and pay dividends or make other distributions in cash, bonds or property unless the corporation is insolvent or would be made insolvent by the payment of such dividend or distribution. Dividends may only be paid out of surplus. Holders of USLIFE Common Stock are entitled to receive ratably such dividends when, if, and as may be declared by the USLIFE Board out of funds legally available therefor. In the event of any liquidation, dissolution or winding-up of USLIFE, the holders of USLIFE Common Stock will be entitled to share pro rata in the net assets of USLIFE remaining, if any, after payment or provision for payment in respect of the debts and other liabilities of USLIFE.

  Under the TBCA and subject to any restrictions in a corporation's articles of incorporation, the board of directors of a corporation may authorize and the corporation may make distributions; provided, that a distribution may not be made if (i) after giving effect to the distribution, the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Notwithstanding the limitations on distributions set forth in clauses (i) and
(ii) above, a corporation may make a distribution involving a purchase or redemption of any of its own shares if the purchase or redemption is made by the corporation to: (i) eliminate fractional shares, (ii) collect or compromise indebtedness owed by or to the corporation, (iii) pay dissenting shareholders entitled to payment for their shares under the TBCA or (iv) effect the purchase or redemption of redeemable shares in accordance with the TBCA.

  Holders of American General Common Stock are entitled to receive dividends when, as and if declared by the American General Board out of any funds legally available therefore, and are entitled upon liquidation, after claims of creditors and preferences of any series of American General Preferred Stock, to receive pro rata the net assets of American General.

                              SECURITY OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF AMERICAN GENERAL

  American General does not know of any person that owns more than five percent of the American General Common Stock or the American General 7% Preferred Stock, except for those listed below. The percentage ownership has been calculated based on the number of issued and outstanding shares of American General Common Stock and the American General 7% Preferred Stock as of December 31, 1996.

                                                            SHARES      PERCENT
                                                         BENEFICIALLY     OF
NAME AND ADDRESS OF BENEFICIAL OWNER    TITLE OF CLASS      OWNED        CLASS
------------------------------------  ------------------ ------------   -------
INVESCO PLC
 11 Devonshire Square
 London EC2M 4YR
 England............................     Common Stock     14,961,901(1)   7.4%
The Capital Group Companies, Inc.
 333 South Hope Street
 Los Angeles, CA 90071..............     Common Stock     13,958,210(2)   6.9%
Putnam Investments, Inc.
 One Post Office Square
 Boston, Massachusetts 02109........     Common Stock     13,062,886(3)   6.4%
Fayez Sarofim & Co. ("Sarofim Co.")
 and
 Fayez S. Sarofim
 Two Houston Center
 Suite 2907
 Houston, Texas.....................     Common Stock     13,010,479(4)   6.4%

                                   *   *   *

The Lucy B. Gooding
 1995 Living Trust
 2970 St. Johns Avenue
 Jacksonville, FL...................  7% Preferred Stock     753,422(5)  32.5%
The Bryan Trust
 One Independent Drive
 Jacksonville, FL...................  7% Preferred Stock     479,236(6)  20.7%
The Olive Julia Gibson
 Bryan Testamentary Trust
 One Independent Drive
 Jacksonville, FL...................  7% Preferred Stock     186,506(6)   8.1%

--------
(1) Based on a Schedule 13G dated February 10, 1997. INVESCO PLC and certain of its subsidiaries report shared voting and investment power with respect to all of the shares reported in the table.
(2) Based on a Schedule 13G dated February 12, 1997. The Capital Group Companies, Inc. reports sole voting power with respect to 59,350 of such Shares and sole dispositive power with respect to 13,958,210 of such shares and disclaims beneficial ownership with respect to 13,958,210 of such shares.
(3) Based on a Schedule 13G dated January 27, 1997. Putnam Investments, Inc. reports shared voting power with respect to 113,108 of the shares reported in the table.
(4) Based on a Schedule 13G dated February 14, 1996. Mr. Sarofim is chairman, president and principal shareholder of Sarofim Co. He reports that through Sarofim Co., Sarofim Trust Co. (each of which is a registered investment adviser) and certain trusts of which Mr. Sarofim is trustee, he may be deemed to share investment power with respect to all of the shares reported in the table. He shares voting power with Sarofim Co. and Sarofim Trust Co. with respect to not more than 11,234,551 of such shares. Such investment power, voting power, or both, also may be deemed to be shared with clients of Sarofim Co. or Sarofim Trust Co., or with trustees, other fiduciaries, clients or others. The shares reported in the table exclude 13,100 shares owned by family members of Mr. Sarofim, but as to which Mr. Sarofim and Sarofim Co. disclaim beneficial ownership.
(5) Lucy B. Gooding, Jack E. Brooks, and Bonnie H. Smith are trustees of The Lucy B. Gooding 1995 Living Trust.
(6) Jacob F. Bryan IV, G. Howard Bryan, and Julia Olive Craig Brooke are beneficiaries and/or trustees of The Bryan Trust and The Olive Julia Gibson Bryan Testamentary Trust. Such trusts are managed by a subsidiary of The Capital Group Companies, Inc., and the shares held by such trusts are included in the calculation of beneficial ownership of American General Common Stock by The Capital Group Companies, Inc. In addition to the shares reported in the table, G. Howard Bryan has direct beneficial ownership of 8,033 shares of the American General 7% Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF USLIFE COMMON STOCK

  USLIFE does not know of any person that owns more than five percent of the USLIFE Common Stock, except for those listed below. The percentage ownership has been calculated based on the number of issued and outstanding shares of USLIFE Common Stock as of December 31, 1996.

                                                   AMOUNT BENEFICIALLY  PERCENT
   NAME AND ADDRESS OF 5% SHAREHOLDER                     OWNED         OF CLASS
   ----------------------------------              -------------------  --------
Sanford C. Bernstein & Co., Inc................... 3,128,883 shares (1)   9.05%
 One State Street Plaza
 New York, NY 10004-1545

--------
(1) Based on a Schedule 13G filed January 30, 1997. Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 1,456,059 of these shares and its clients have appointed an independent voting agent with instructions to vote 494,421 of these shares in the same manner as Sanford
    C. Bernstein & Co., Inc. Sanford C. Bernstein & Co., Inc. exercises sole investment power with respect to all 3,128,883 shares.

                                 LEGAL MATTERS

  The legality of the American General Common Stock to be issued in the Merger will be passed upon for American General by Susan A. Jacobs, Associate General Counsel of American General. Debevoise & Plimpton, special counsel to USLIFE, and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General, will each render opinions with respect to certain federal income tax consequences of the Merger. See "THE PROPOSED MERGER--Certain Federal Income Tax Consequences of the Merger."

                                    EXPERTS

  The consolidated financial statements of USLIFE Corporation at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Joint Proxy Statement of American General and USLIFE, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Their report refers to a change in accounting in 1994 to adopt the provisions of SFAS 115, "Accounting for Certain Investments in Debt and Equity Securities."

  The consolidated financial statements and schedules of American General and its subsidiaries at December 31, 1996, 1995, and 1994, and for each of the three years in the period ended December 31, 1996, incorporated by reference in the Joint Proxy Statement of American General and USLIFE, which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated by reference herein, and are incorporated by reference herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         FUTURE SHAREHOLDER PROPOSALS

  USLIFE expects to hold an annual meeting of shareholders during the second half of 1997 unless the Merger is completed prior thereto. Rules of the Commission set forth standards as to what shareholder proposals are required to be included in a proxy statement. Any USLIFE shareholder who intends to submit a proposal for inclusion in the proxy materials for the 1997 annual meeting of USLIFE must submit such proposal to the Secretary of USLIFE a reasonable time before USLIFE mails such proxy materials. A copy of the USLIFE Bylaws may be obtained from the Corporate Secretary of USLIFE.

                     MANAGEMENT AND ADDITIONAL INFORMATION

  Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to American General and USLIFE may be set forth, in the case of American General, in the American General 10-K, and in the case of USLIFE, in the USLIFE 10-K, which are incorporated by reference in this Joint Proxy Statement/Prospectus. All documents filed by American General pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the final adjournment of the American General Special Meeting shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents. All documents filed by USLIFE pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the final adjournment of the USLIFE Special Meeting shall be deemed to be incorporated herein by reference, and to be a part hereof from the date of filing of such documents. See "Incorporation of Certain Documents by Reference." Any person, including any beneficial owner to whom this Joint Proxy Statement/Prospectus is delivered, who wishes to obtain copies of these documents may contact American General or USLIFE, as applicable, at its address and telephone number set forth under "Incorporation of Certain Documents by Reference."

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         AMERICAN GENERAL CORPORATION,

                            TEXAS STARS CORPORATION

                                      AND

                               USLIFE CORPORATION

                         DATED AS OF FEBRUARY 12, 1997

                               TABLE OF CONTENTS

                                   ARTICLE I

                                   The Merger

 Section 1.1    The Merger.................................................  A-1
 Section 1.2    Closing....................................................  A-1
 Section 1.3    Effective Time of the Merger...............................  A-1
 Section 1.4    Directors and Officers of the Surviving Corporation........  A-2

                                   ARTICLE II

                              Shareholder Approval

 Section 2.1    Shareholder Meetings.......................................  A-2
 Section 2.2    Proxy Statement/Prospectus; Registration Statement.........  A-2
 Section 2.3    No False or Misleading Statements..........................  A-3

                                  ARTICLE III

                     Conversion and Exchange of Securities


 Section 3.1    Conversion of Shares.....................................    A-3
 Section 3.2    Fractional Interests.....................................    A-4
 Section 3.3    Dissenting Shares........................................    A-4
 Section 3.4    Exchange of Certificates.................................    A-4
 Section 3.5    No Liability.............................................    A-5

                                   ARTICLE IV

               Represenations and Warranties of American General
                           Corporation and Merger Sub

 Section 4.1    Organization.............................................    A-6
 Section 4.2    Capitalization...........................................    A-6
 Section 4.3    Merger Sub and American General Corporation Subsidiaries.    A-7
 Section 4.4    Authority Relative to this Agreement.....................    A-7
 Section 4.5    Consents and Approvals; No Violations....................    A-8
 Section 4.6    American General Corporation SEC Reports.................    A-8
 Section 4.7    Statutory Financial Statements...........................    A-9
 Section 4.8    Absence of Certain Changes...............................    A-9
 Section 4.9    Litigation...............................................   A-10
 Section 4.10   Absence of Undisclosed Liabilities.......................   A-10
 Section 4.11   No Default...............................................   A-10
 Section 4.12   Taxes....................................................   A-10
 Section 4.13   Title to Property........................................   A-11
 Section 4.14   Insurance Practices; Permit and Insurance Licenses.......   A-12
 Section 4.15   Regulatory Filings.......................................   A-12
 Section 4.16   Investments..............................................   A-12
 Section 4.17   Reserves.................................................   A-13
 Section 4.18   Ownership of Company Common Stock........................   A-13
                            Information in Proxy Statement/Prospectus and
 Section 4.19   Registration Statement...................................   A-13
 Section 4.20   Brokers..................................................   A-13

 Section 4.21   Employee Benefit Plans; ERISA............................  A-13
 Section 4.22   Labor Relations; Employees...............................  A-15
 Section 4.23   Environmental Matters....................................  A-15
 Section 4.24   Related Party Transactions...............................  A-15
 Section 4.25   Opinion of Financial Advisor.............................  A-16
 Section 4.26   Derivatives..............................................  A-16
 Section 4.27   Contracts................................................  A-16
 Section 4.28   Intellectual Property....................................  A-17
 Section 4.29   Investment Advisor; Investment Company...................  A-17
 Section 4.30   Disclosure...............................................  A-17
 Section 4.31   Investigation by American General Corporation............  A-17
 Section 4.32   Pooling of Interests.....................................  A-17

                                   ARTICLE V

                 Representations and Warranties of the Company

 Section 5.1    Organization.............................................  A-18
 Section 5.2    Capitalization...........................................  A-18
 Section 5.3    Company Subsidiaries.....................................  A-18
 Section 5.4    Authority Relative to this Agreement.....................  A-19
 Section 5.5    Consents and Approvals: No Violations....................  A-19
 Section 5.6    Company SEC Reports......................................  A-20
 Section 5.7    Statutory Financial Statements...........................  A-20
 Section 5.8    Absence of Certain Changes...............................  A-21
 Section 5.9    Litigation...............................................  A-21
 Section 5.10   Absence of Undisclosed Liabilities; Actuarial Appraisal..  A-21
 Section 5.11   No Default...............................................  A-21
 Section 5.12   Taxes....................................................  A-21
 Section 5.13   Title to Property........................................  A-22
 Section 5.14   Insurance Practices; Permits and Insurance Licenses......  A-22
 Section 5.15   Regulatory Filings.......................................  A-23
 Section 5.16   Investments..............................................  A-23
 Section 5.17   Reserves.................................................  A-23
 Section 5.18   Repurchases of Company Common Stock......................  A-23
                Information in Proxy Statement/Prospectus and
 Section 5.19   Registration Statement...................................  A-24
 Section 5.20   Brokers..................................................  A-24
 Section 5.21   Employee Benefit Plans; ERISA............................  A-24
 Section 5.22   Labor Relations; Employees...............................  A-25
 Section 5.23   Environmental Matters....................................  A-26
 Section 5.24   Related Party Transactions...............................  A-26
 Section 5.25   Opinion of Financial Advisor.............................  A-26
 Section 5.26   Derivatives..............................................  A-26
 Section 5.27   Contracts................................................  A-26
 Section 5.28   Intellectual Property....................................  A-27
 Section 5.29   Investment Advisor; Investment Company...................  A-27
 Section 5.30   Disclosure...............................................  A-27
 Section 5.31   Investigation by the Company.............................  A-27
 Section 5.32   Pooling of Interests.....................................  A-28

                                   ARTICLE VI

                     Conduct of Business Pending the Merger

 Section 6.1   Conduct of Business by the Company Pending the Merger.....  A-28
               Conduct of Business by American General Corporation
 Section 6.2   Pending the Merger........................................  A-29
 Section 6.3   Amendment to Rights Plan..................................  A-31
 Section 6.4   Redemption of Company Preferred Stock.....................  A-31

                                  ARTICLE VII

                             Additional Agreements

 Section 7.1   Access and Information....................................  A-32
 Section 7.2   Acquisition Proposals.....................................  A-32
 Section 7.3   Fiduciary Duties..........................................  A-33
 Section 7.4   Filings; Other Action.....................................  A-33
 Section 7.5   Public Announcements......................................  A-33
 Section 7.6   Employee Benefits.........................................  A-34
 Section 7.7   Stock Exchange Listing....................................  A-34
 Section 7.8   Surviving Corporation Directors...........................  A-34
 Section 7.9   Employee Stock Options....................................  A-34
 Section 7.10  Company Indemnification Provision.........................  A-34
 Section 7.11  Comfort Letters...........................................  A-34
 Section 7.12  Tax Matters; Pooling of Interests.........................  A-35
 Section 7.13  Intercompany Dividends....................................  A-35
 Section 7.14  Affiliates................................................  A-35
 Section 7.15  Additional Matters........................................  A-35

                                  ARTICLE VIII

                    Conditions to Consummation of the Merger

 Section 8.1   Conditions to Each Party's Obligation to Effect the Merger.   A-36
               Conditions to Obligation of the Company to Effect the
 Section 8.2   Merger.....................................................   A-36
 Section 8.3   Conditions to Obligations of American General Corporation
                and Merger Sub to
                Effect the Merger.........................................   A-37

                                   ARTICLE IX

                       Termination, Amendment and Waiver

 Section 9.1   Termination by Mutual Consent..............................   A-38
               Termination by Either American General Corporation or the
 Section 9.2   Company....................................................   A-38
 Section 9.3   Termination by American General Corporation................   A-38
 Section 9.4   Termination by the Company.................................   A-38
 Section 9.5   Effect of Termination and Abandonment......................   A-38

                                   ARTICLE X

                               General Provisions

                  Survival of Representations, Warranties and
 Section 10.1     Agreements..........................................     A-39
 Section 10.2     Notices.............................................     A-39
 Section 10.3     Descriptive Headings................................     A-40
 Section 10.4     Entire Agreement; Assignment........................     A-40
 Section 10.5     Governing Law.......................................     A-40
 Section 10.6     Expenses............................................     A-40
 Section 10.7     Amendment...........................................     A-41
 Section 10.8     Waiver..............................................     A-41
 Section 10.9     Counterparts; Effectiveness.........................     A-41
 Section 10.10    Severability; Validity; Parties in Interest.........     A-41
 Section 10.11    Enforcement of Agreement............................     A-41
 Section 10.12    Definition of "knowledge" of the Company and of
                   American General Corporation.......................     A-41
 EXHIBIT A        CHARTER OF MERGER SUB [NOT INCLUDED]................    A-A-1
 EXHIBIT B        BYLAWS OF MERGER SUB [NOT INCLUDED].................    A-B-1
 EXHIBIT C-1      FORM OF COMPANY AFFILIATE AGREEMENT [NOT INCLUDED]..  A-C-1-1
 EXHIBIT C-2      FORM OF AMERICAN GENERAL CORPORATION AFFILIATE
                   AGREEMENT [NOT INCLUDED]...........................  A-C-2-1
 EXHIBIT D        EMPLOYEE BENEFITS MATTERS...........................    A-D-1

                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of February 12, 1997, by and among AMERICAN GENERAL CORPORATION, a Texas corporation ("American General Corporation"), TEXAS STARS CORPORATION, a New York corporation and a wholly-owned subsidiary of American General Corporation ("Merger Sub"), and USLIFE CORPORATION, a New York corporation (the "Company").

WHEREAS, the respective Boards of Directors of American General Corporation, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth herein (the "Merger"); and

  WHEREAS, American General Corporation, Merger Sub and the Company intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and qualify for pooling-of-interest accounting treatment.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                  The Merger

  Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3 hereof), Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of the New York Business Corporation Law (the "NYBCL") and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and all the properties, rights, privileges, immunities, powers and purposes of the Company and of Merger Sub shall vest in the Surviving Corporation, and all liabilities, obligations and penalties of Merger Sub and the Company shall become the liabilities, obligations and penalties of the Surviving Corporation, and the Merger shall have the other effects set forth in the NYBCL. Pursuant to the Merger, (a) the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law and such Certificate of Incorporation and (b) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by law, such Bylaws and the Certificate of Incorporation of the Surviving Corporation.

  Section 1.2 Closing. The Company shall as promptly as practicable notify American General Corporation, and American General Corporation and Merger Sub shall as promptly as practicable notify the Company, when the conditions to such party's or parties' obligation to effect the Merger contained in Article VIII have been satisfied. The closing of the Merger (the "Closing") shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York, at 10:00 a.m., New York time, on the sixth business day after the later of these notices has been given (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto; provided, however, that the parties hereto agree to use all reasonable efforts to consummate the Closing on April 30, 1997, or as soon as practicable thereafter.

  Section 1.3 Effective Time of the Merger. The Merger shall become effective when an appropriate Certificate of Merger is executed, verified and delivered to the Department of State of the State of New York as provided by the NYBCL, or at such later time as the parties hereto shall have designated in such Certificate of Merger as the effective time of the Merger (the "Effective Time"), which filings shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section
1.2 hereof.

  Section 1.4 Directors and Officers of the Surviving Corporation. Prior to the Effective Time, American General Corporation and the Company shall mutually agree on the composition of the Board of Directors and the officers of the Surviving Corporation. The directors and officers of the Surviving Corporation shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II

                             Shareholder Approval

  Section 2.1 Shareholder Meetings. In order to consummate the Merger, (i) the Company, acting through its Board of Directors and subject to Section 7.3, shall, in accordance with applicable law, its Certificate of Incorporation and its By-Laws, duly call, give notice of, convene and hold a special meeting of its shareholders (the "Company Special Meeting"), and (ii) American General Corporation, acting through its Board of Directors, shall, in accordance with applicable law, duly call, give notice of, convene and hold a special meeting of its shareholders (the "American General Corporation Special Meeting" and, together with the Company Special Meeting, the "Special Meetings"), in each case as soon as practicable after the Registration Statement (as hereinafter defined) is declared effective (the date on which such Company Special Meeting is held, the "Company Meeting Date", and the date on which such American General Corporation Special Meeting is held, the "American General Corporation Meeting Date"), for the purpose of (A) in the case of the Company Special Meeting, voting upon the adoption of this Agreement and (B) in the case of the American General Corporation Special Meeting, authorizing the issuance of the Shares (as hereinafter defined) as Merger Consideration (as hereinafter defined). Each of the Company (subject to Section 7.3) and American General Corporation shall include in the Proxy Statement/Prospectus (as hereinafter defined) the recommendation of its respective Board of Directors that its respective shareholders vote (i) in the case of the Company, in favor of the approval of the Merger and the adoption of this Agreement, and (ii) in the case of American General Corporation, in favor of the issuance of the Shares as Merger Consideration.

  Section 2.2 Proxy Statement/Prospectus; Registration Statement. In connection with the solicitation of approval of the principal terms of this Agreement and the Merger by the Company's and American General Corporation's shareholders, the Company and American General Corporation shall as promptly as practicable prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary joint proxy statement relating to the Merger and this Agreement and use reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement/Prospectus (as hereinafter defined). The Company and American General Corporation shall respond as promptly as practicable to any comments made by the SEC with respect to the preliminary proxy statement and shall cause a definitive proxy statement to be mailed to their respective shareholders at the earliest practicable date. Such definitive proxy statement shall also constitute a prospectus of American General Corporation with respect to the American General Corporation Common Stock (as hereinafter defined) to be issued in the Merger (such proxy statement and prospectus are referred to herein as the "Proxy Statement/Prospectus"), which prospectus is to be filed with the SEC as part of a registration statement on Form S-4 (the "Registration Statement") for the purpose of registering the American General Corporation Common Stock under the Securities Act of 1933, as amended (the "Securities Act"). American General Corporation shall as promptly as practicable prepare and file with the SEC the Registration Statement. American General Corporation, after consultation with the Company, shall respond as promptly as practicable to any comments made by the SEC with respect to the Registration Statement, and shall use reasonable best efforts to have the Registration Statement declared effective by the SEC. American General Corporation shall also take any action required to be taken under applicable state securities laws in connection with the issuance of American General Corporation Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock (as hereinafter defined) as may be reasonably requested by American General Corporation in connection with such action.

  Section 2.3 No False or Misleading Statements. The information provided and to be provided by each of American General Corporation and the Company specifically for use in the Registration Statement and the Proxy Statement/Prospectus shall not, with respect to the information supplied by such party, in the case of the Registration Statement, on the date the Registration Statement becomes effective and, in the case of the Proxy Statement/Prospectus, on the date upon which the Proxy Statement/Prospectus is mailed to the shareholders of the Company and American General Corporation or on the date upon which approval of the Merger by the shareholders of the Company and of American General Corporation is obtained, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of American General Corporation and the Company agrees to correct as promptly as practicable any such information provided by it that shall have become false or misleading in any material respect and to take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus so as to correct the same and to cause the Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of the Company and of American General Corporation to the extent required by applicable law. The Registration Statement and the Proxy Statement/Prospectus shall comply as to form in all material respects with the provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and other applicable law.


                                  ARTICLE III

                     Conversion and Exchange of Securities

  Section 3.1 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder of any of the following securities:

    (a) Each share of Common Stock , par value $1.00 per share, of the Company (the "Company Common Stock" and the shares of such Common Stock, the "Shares") issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 3.1(c) hereof) shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of duly authorized, validly issued, fully paid and nonassessable shares of common stock of American General Corporation (together with the attached Series A Junior Participating Preferred Stock Purchase Rights, issued in accordance with the Rights Agreement, dated as of July 27, 1989, between Purchaser and Texas Commerce Bank, as Rights Agent, as amended by the First Amendment Rights Agreement, dated as of October 26, 1992, between Purchaser and the First Chicago Trust Company of New York, as Rights Agent, as such amended agreement may be amended from time to time, the "American General Corporation Common Stock"), par value $0.50 per share (the "Merger Consideration"), calculated by dividing (x) $49.00 by (y) the Average American General Price (as hereinafter defined), rounded to four decimal places (such fraction being referred to herein as the "Exchange Ratio"). As used herein, the "Average American General Price" shall mean the average of the high and low sales prices, regular way, per share of American General Corporation Common Stock as reported in The Wall Street Journal during the ten consecutive New York Stock Exchange ("NYSE") trading days (each, a "Trading Day") ending on (and including) the fifth Trading Day prior to the Effective Time (the "Trading Average"); provided, however, that if the Trading Average is less than $37.8750, then the Average American General Price shall be $37.8750; and if the Trading Average is greater than $44.8750, then the Average American General Price shall be $44.8750. All Shares of Company Common Stock converted or exchanged into Merger Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such Shares of Company Common Stock shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.4, only the Merger Consideration. The holders of such certificates previously evidencing such Shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares of Company Common Stock except as otherwise provided herein or by law.

    (b) Each share of Common Stock of Merger Sub, par value $1.00 per share, issued and outstanding immediately prior to the Effective Time, shall, at the Effective Time, by virtue of the Merger and without any action on the part of American General Corporation, be converted into one fully paid and nonassessable share of common stock, par value $1.00 per share, of the Surviving Corporation.

    (c) All Shares of Company Common Stock that are owned by the Company as treasury stock and (except for shares held in a separate account or mutual fund managed by a American General Corporation Subsidiary or a pension trust established for the benefit of American General Corporation retirees) any Shares of Company Common Stock owned by American General Corporation or Merger Sub or any other direct or indirect wholly owned American General Corporation Subsidiary (as defined in Section 4.3(b) hereof) shall, at the Effective Time, be canceled and retired and shall cease to exist and no American General Corporation Common Stock or other consideration shall be delivered in exchange therefor.

    (d) On and after the Effective Time, holders of certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") shall cease to have any rights as stockholders of the Company, except the right to receive the Merger Consideration for each Share held by them.

  Section 3.2 Fractional Interests. No certificates or scrip representing fractional shares of American General Corporation Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights as a shareholder of American General Corporation. In lieu of a fractional interest in a share of American General Corporation Common Stock, each holder of a Share or Shares of Company Common Stock exchanged pursuant to Section 3.4 who would otherwise have been entitled to receive a fraction of a share of American General Corporation Common Stock shall receive cash (without interest) in an amount equal to the product of such fractional interest multiplied by the Average American General Price.

  Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, no Share of Company Common Stock outstanding immediately prior to the Effective Time, the holder of which shall have complied with the provisions of Sections 623 and 910 of the NYBCL as to dissenter's rights (a "Dissenting Share"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder, and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Sections 623 and 910 of the NYBCL; provided, however, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the NYBCL, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, or (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Sections 623 and 910, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Sections 623 and 910, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such Sections 623 and 910, and each such Share shall not be considered a Dissenting Share but shall thereupon be converted into the Merger Consideration. The Company shall give American General Corporation (X) prompt notice of any written demands for appraisal of any Company Common Stock, attempted withdrawals of such demands, and any other instruments received by the Company relating to shareholders' rights of appraisal and (Y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the NYBCL. The Company shall not, except with the prior written consent of American General Corporation, voluntarily make any payment with respect to any demands for appraisals of Company Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

  Section 3.4 Exchange of Certificates.

    (a) As soon as practicable after the execution and delivery of this Agreement and, in any event, not less than five business days prior to the mailing of the Proxy Statement/Prospectus to holders of Company Common Stock, American General Corporation shall designate a bank or trust company (or such other person or persons as shall be reasonably acceptable to American General Corporation and the Company) to act as exchange agent (the "Exchange Agent") in effecting the exchange of certificates that, prior to the

  Effective Time, represented Shares of Company Common Stock (the "Certificates") for the Merger Consideration pursuant to Section 3.1(a) hereof (and cash in lieu of fractional interests in accordance with Section 3.2). Upon the surrender of each such Certificate representing Shares of Company Common Stock, the Exchange Agent shall pay the holder of such Certificate the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), and such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate that prior to the Effective Time represented Shares of Company Common Stock (other than Shares of Company Common Stock to be cancelled in accordance with Section 3.1(c)) shall represent solely the right to receive Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2). No interest shall be paid or accrued on Merger Consideration.

    (b) As of the Effective Time, American General Corporation shall deposit or cause to be deposited in trust with the Exchange Agent, for the benefit of the holders of Shares of Company Common Stock, for exchange in accordance with this Article III, the Merger Consideration.

    (c) As promptly as practicable following the date which is six months after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all shares of American General Corporation Common Stock, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), without any interest thereon.

    (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares of Company Common Stock. If, after the Effective Time, Certificates formerly representing Shares of Company Common Stock are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for Merger Consideration (and cash in lieu of fractional interests in accordance with Section 3.2) without any interest thereon, as provided in this Article III.

    (e) No dividends or other distributions declared or made after the Effective Time with respect to shares of American General Corporation Common Stock shall be paid to the holder of any unsurrendered Certificate with respect to the shares of American General Corporation Common Stock such holder is entitled to receive, and no cash payment in lieu of fractional interests shall be paid pursuant to Section 3.2, in each case, until the holder of such Certificate shall surrender such Certificate, in accordance with the provisions of this Agreement.

    (f) The Exchange Agent or American General Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as the Exchange Agent, American General Corporation or the Surviving Corporation, as the case may be, is required to deduct and withhold with respect to such payment under the Code or any provision of state, local or foreign tax law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of which such deduction and withholding was made.

  Section 3.5 No Liability. Neither American General Corporation, the Company nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any Merger Consideration in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by American General Corporation, the posting by such person of a bond in customary form and amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger

Consideration (and cash in lieu of fractional interests in accordance with Section 3.2), without any interest or other payments thereon, upon due surrender and delivery of such affidavit pursuant to this Agreement.

                                  ARTICLE IV

              Representations and Warranties of American General
                          Corporation and Merger Sub

  Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "American General Corporation Disclosure Letter"), American General Corporation represents and warrants to the Company as follows:

  Section 4.1 Organization. Each of American General Corporation and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the States of Texas and New York, respectively, with the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. Each of American General Corporation and Merger Sub is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of American General Corporation, Merger Sub and the American General Corporation Subsidiaries (as hereinafter defined), taken as a whole (a "American General Corporation Material Adverse Effect").

  Section 4.2 Capitalization. As of December 31, 1996: (i) the authorized capital stock of American General Corporation consisted of 300,000,000 shares of American General Corporation Common Stock and 60,000,000 shares of Preferred Stock, par value $1.50 per share of American General Corporation ("American General Corporation Preferred Stock"), (ii) 203,090,677 shares of American General Corporation Common Stock, and 2,317,701 shares of American General Corporation Preferred Stock (all of which are shares in the series designated 7% Convertible Preferred Stock), were issued and outstanding and
(iii) stock options to acquire 2,933,184 shares of American General Corporation Common Stock (the "American General Corporation Stock Options") were outstanding under all stock option plans of American General Corporation. All the issued and outstanding shares of capital stock of American General Corporation are validly issued, fully paid and nonassessable and free of preemptive rights. All the shares of American General Corporation Common Stock reserved for issuance in exchange for shares of Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. Since December 31, 1996 to the date hereof, no shares of American General Corporation's capital stock have been issued, except American General Corporation Common Stock issued pursuant to the exercise of American General Corporation Stock Options or upon conversion of shares of 7% Convertible Preferred Stock. Except for (i) American General Corporation Stock Options, (ii) 2,317,701 shares of 7% Convertible Preferred Stock of American General Corporation, (iii) 4,500,000 shares of 6% Convertible Monthly Income Preferred Securities, Series A, of American General Delaware, L.L.C. and (iv) the Series A Junior Participating Preferred Stock Purchase Rights attached to the American General Corporation Common Stock as of the date of this Agreement, there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating American General Corporation to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. American General Corporation has delivered to the Company a complete and correct copy of the Rights Agreement, dated as of July 29, 1989, as amended and supplemented as of the date hereof (the "American General Rights Agreement") relating to the Series A Junior Preferred Stock Purchase Rights issued thereunder.

  Section 4.3 Merger Sub and American General Corporation Subsidiaries.

    (a) The authorized capital stock of Merger Sub consists of 100 shares of Common Stock, par value $.01 per share. As of the date hereof,100 shares of Common Stock of Merger Sub are issued and outstanding and are owned by American General Corporation.

    (b) Each subsidiary of American General Corporation set forth on Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 1995 of American General Corporation, other than Merger Sub (collectively the "American General Corporation Subsidiaries"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a American General Corporation Material Adverse Effect. Each American General Corporation Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a American General Corporation Material Adverse Effect. Section 4.3(b) of the American General Corporation Disclosure Letter sets forth the name of each of the American General Corporation Subsidiaries that is as of the date hereof a significant subsidiary as such term is defined in Rule 1-02 of Regulation S-X under the Exchange Act (collectively, the "American General Corporation Significant Subsidiaries") and the state or jurisdiction of its incorporation.

    (c) Section 4.3(c) of the American General Corporation Disclosure Letter sets forth the name of each of the American General Corporation Significant Subsidiaries that is as of the date hereof an insurance company (collectively, the "American General Corporation Insurance Subsidiaries"). Except as set forth in the American General Corporation SEC Reports or in
  Section 4.3(c) of the American General Corporation Disclosure Letter, each of the American General Corporation Insurance Subsidiaries is (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

    (d) Except as set forth in the American General Corporation SEC Reports or in Section 4.3(d) of the American General Corporation Disclosure Letter, American General Corporation is, directly or indirectly, the record and beneficial owner of all the outstanding shares of capital stock of Merger Sub and of each of the American General Corporation Significant Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of Merger Sub or of any American General Corporation Significant Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of Merger Sub or of any American General Corporation Significant Subsidiary, and there are no contracts, commitments, understandings or arrangements by which American General Corporation or any American General Corporation Significant Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of Merger Sub or of any American General Corporation Significant Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in the American General Corporation SEC Reports or in Section 4.3(d) of the American General Corporation Disclosure Letter, all of such shares so owned by American General Corporation are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances (as hereinafter defined) securing obligations not reflected in the American General Corporation SEC Reports.

  Section 4.4 Authority Relative to this Agreement. Each of American General Corporation and Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by American General Corporation and Merger Sub and the consummation by American General Corporation and Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of American General Corporation and Merger Sub, and by American General Corporation as the sole shareholder of Merger Sub by written consent, and, other than the approval of the issuance of the shares of American General Corporation Common Stock as Merger Consideration by the American General Corporation stockholders, no other corporate proceedings on the part of American General Corporation or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of American General Corporation and Merger Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of each of American General Corporation and Merger Sub, enforceable against American General Corporation and Merger Sub in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

  Section 4.5 Consents and Approvals; No Violations. Except (a) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act, the Exchange Act, the rules of the NYSE, state or foreign laws relating to takeovers, state securities or blue sky laws, state insurance laws and the regulations promulgated thereunder and the filing of the Certificate of Merger as required by the NYBCL (collectively, the "Governmental Requirements"), or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "Government Entity") would not prevent or delay the consummation of the Merger, or otherwise prevent American General Corporation or Merger Sub from performing its respective obligations under this Agreement, and would not individually or in the aggregate have a American General Corporation Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by American General Corporation and Merger Sub and the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.5 of the American General Corporation Disclosure Letter, no material consent or approval of any other party is required to be obtained by American General Corporation or Merger Sub for the execution, delivery or performance of this Agreement, or the performance by American General Corporation or Merger Sub of the transactions contemplated hereby. Neither the execution, delivery or performance of this Agreement by American General Corporation or Merger Sub, nor the consummation by American General Corporation or Merger Sub of the transactions contemplated hereby, nor compliance by American General Corporation or Merger Sub with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Articles or Certificate of Incorporation, as the case may be, or Bylaws of American General Corporation or Merger Sub or the Articles or Certificate of Incorporation, as the case may be, or Bylaws of any of the American General Corporation Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, vesting, payment, exercise, suspension or revocation) under, any of the terms, conditions, or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to American General Corporation, Merger Sub, any American General Corporation Subsidiary or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance (as hereinafter defined) on any asset of American General Corporation, Merger Sub or any American General Corporation Subsidiary, or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii),
(iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a American General Corporation Material Adverse Effect.

  Section 4.6 American General Corporation SEC Reports. American General Corporation has delivered to the Company true and complete copies of each Annual Report on Form 10-K, Quarterly Report on Form 10-Q,

Current Report on Form 8-K, Proxy Statement, Schedule 13D filed with respect to American General Corporation, Form S-4, and the prospectus included in any other registration statement as presently in effect and as last amended, pursuant to which American General Corporation has registered equity securities for sale in underwritten offerings (including any amendments thereto), filed by American General Corporation with the SEC since January 1, 1994 through the date hereof (collectively, the "American General Corporation SEC Reports"). As of the respective dates such American General Corporation SEC Reports were filed or, if any such American General Corporation SEC Reports were amended, as of the date such amendment was filed, each of the American General Corporation SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited and consolidated financial statements of American General Corporation (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and (ii) the unaudited consolidated interim financial statements of American General Corporation (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, fairly present, in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of American General Corporation and the American General Corporation Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

  Section 4.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the American General Corporation Insurance Subsidiaries, as filed with the departments of insurance for all applicable domiciliary states for the years ended December 31, 1994 and December 31, 1995 (the "Annual Statutory Statements of American General Corporation") and the quarters ended March 31, June 30 and September 30, 1995, and March 31, June 30, and September 30, 1996 (collectively, the "Quarterly Statutory Statements of American General Corporation"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of American General Corporation and all Quarterly Statutory Statements of American General Corporation, together with all exhibits and schedules thereto, referred to in this Section 4.7 are hereinafter referred to as the "Statutory Financial Statements of American General Corporation"), have been prepared in accordance with the accounting practices prescribed or permitted by the departments of insurance for all applicable domiciliary states for purposes of financial reporting to the respective state's insurance regulators ("State Statutory Accounting Principles"), and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of American General Corporation present fairly in all material respects the financial position and the results of operations for the American General Corporation Insurance Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. American General Corporation has delivered to the Company true and complete copies of the Annual Statutory Statements of American General Corporation and the Quarterly Statutory Statements of American General Corporation.

  Section 4.8 Absence of Certain Changes. Except as set forth in Section 4.8 of the American General Corporation Disclosure Letter, since September 30, 1996, there has been no event or condition (other than (i) any event or condition resulting from general economic conditions (including without limitation changes in interest rates), (ii) any occurrence or condition affecting the life insurance, reinsurance and/or consumer finance industries generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), or (iii) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof, but excluding in the case of clauses (i) or
(ii), any such event, condition or occurrence that has had, or is reasonably likely to have, a disproportionate effect on American General Corporation and the American General Corporation Subsidiaries, taken as a whole) which has had (or is reasonably likely to result in) a American General Corporation Material Adverse Effect, and American General

Corporation and the American General Corporation Significant Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.2 hereof.

  Section 4.9 Litigation. Except as disclosed in Section 4.9 of the American General Corporation Disclosure Letter or the American General Corporation SEC Reports, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of American General Corporation, threatened against or affecting American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries or any American General Corporation Plan, the outcome of which, in the reasonable judgment of American General Corporation, is likely individually or in the aggregate to have a American General Corporation Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future would be reasonably likely to have, a American General Corporation Material Adverse Effect.

  Section 4.10 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in American General Corporation's financial statements (or reflected in the notes thereto) included in the American General Corporation SEC Reports or disclosed in
Section 4.10 of the American General Corporation Disclosure Letter or which were incurred after September 30, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or liabilities incurred in connection with acquisitions made after September 30, 1996, American General Corporation and the American General Corporation Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of American General Corporation.

  Section 4.11 No Default. Except as set forth in the American General Corporation SEC Reports or Section 4.11 of the American General Corporation Disclosure Letter, neither American General Corporation, Merger Sub nor any of the American General Corporation Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or Bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries or any of their properties or assets, or (d) any permit, license, governmental authorization, consent or approval necessary for American General Corporation, Merger Sub or any of the American General Corporation Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for violations, breaches or defaults which would not individually or in the aggregate have a American General Corporation Material Adverse Effect.

  Section 4.12 Taxes.

    (a) Except as set forth in the American General Corporation SEC Reports or Section 4.12 of the American General Corporation Disclosure Letter:

      (i) American General Corporation and the American General Corporation Subsidiaries have (x) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all income Tax Returns (as hereinafter defined) and all other material Tax Returns required to be filed by them on or prior to the date hereof, and (y) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof;

      (ii) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the American General Corporation or any American General Corporation Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a American General Corporation Material Adverse Effect;

      (iii) the federal income Tax Returns of American General Corporation and the American General Corporation Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1987, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid; and

      (iv) to the knowledge of American General Corporation, no insurance contracts or insurance policies issued by American General Corporation or any American General Corporation Subsidiary fail to comply with the applicable provisions of Code Section 7702 where the failure to so comply, individually or in the aggregate, would reasonably be expected to have a American General Corporation Material Adverse Effect.

    (b) "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amendments to any of the foregoing relating to Taxes.

  Section 4.13 Title to Property.

    (a) Except as set forth in the American General Corporation SEC Reports or Section 4.13(a) of the American General Corporation Disclosure Letter, each of American General Corporation and American General Corporation Subsidiaries (i) has good and valid title to all the properties, assets and other rights used in its business that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a American General Corporation Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a American General Corporation Material Adverse Effect.

    (b) Except as set forth in the American General Corporation SEC Reports or Section 4.13(b) of the American General Corporation Disclosure Letter or as would not reasonably be expected to result in a American General Corporation Material Adverse Effect, each of American General Corporation and the American General Corporation Subsidiaries:

      (i) owns and has good and valid title to the real property owned by such party and used in its business, free and clear of all mortgages, pledges, liens, charges, encumbrances, defects, security interests, claims, options and restrictions of any kind ("Encumbrances"), except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operation of American General Corporation or any of the American General Corporation Subsidiaries and (B) liens for current taxes not yet due and payable ("Permitted American General Corporation Liens");

      (ii) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

      (iii) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

  Section 4.14 Insurance Practices; Permit and Insurance Licenses.

    (a) The business of each of the American General Corporation Insurance Subsidiaries is being conducted in compliance, in all material respects, with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

    (b) Each of the American General Corporation Insurance Subsidiaries has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a American General Corporation Material Adverse Effect. The business of each of the American General Corporation Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the knowledge of American General Corporation, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

  Section 4.15 Regulatory Filings. American General Corporation has made available for inspection by the Company complete copies of all material registrations, filings and submissions made since January 1, 1994 by American General Corporation or any of the American General Corporation Subsidiaries with any Governmental Entity and any reports of examinations issued since January 1, 1994 by any such Governmental Entity that relate to American General Corporation or any of the American General Corporation Subsidiaries. American General Corporation and the American General Corporation Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not reasonably be expected to have a American General Corporation Material Adverse Effect; and, to the knowledge of American General Corporation, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

  Section 4.16 Investments.

    (a) American General Corporation has made available to the Company a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "American General Corporation Investments") owned by American General Corporation and the American General Corporation Insurance Subsidiaries as of December 31, 1996, together with their cost basis book or amortized value, as the case may be, as of December 31, 1996. All transactions in American General Corporation Investments by each of the American General Corporation Insurance Subsidiaries from January 1, 1997 to the date hereof have complied in all material respects with the investment policies of such American General Corporation Insurance Subsidiary and all applicable insurance laws and regulations.

    (b) Except as set forth in Section 4.16(b) of the American General Corporation Disclosure Letter, the American General Corporation Insurance Subsidiaries have good and marketable title to the American General Corporation Investments and to those securities, mortgages and other investments acquired in the ordinary course of business since December 31, 1996, other than with respect to those American General Corporation Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date and other than American General Corporation Permitted Liens and other than with respect to statutory deposits which are subject to certain restrictions on transfer.

    (c) Section 4.16(c) of the American General Corporation Disclosure Letter identifies American General Corporation Investments which to the knowledge of American General Corporation (i) are expected to be written down as of December 31, 1996, or (ii) are as of December 31, 1996 in default in the payment of principal or interest.

  Section 4.17 Reserves. The aggregate reserves of the American General Corporation Insurance Subsidiaries as recorded in the Statutory Accounting Statements of American General Corporation have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in the American General Corporation SEC Reports or Section 4.17 of the American General Corporation Disclosure Letter, the insurance reserving practices and policies of the American General Corporation Insurance Subsidiaries have not changed, in any material respect, since December 31, 1995 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the American General Corporation Insurance Subsidiaries. All reserves of the American General Corporation Insurance Subsidiaries set forth in the Statutory Accounting Statements of American General Corporation are, to the knowledge of American General Corporation, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a American General Corporation Material Adverse Effect.

  Section 4.18 Ownership of Company Common Stock. As of the date hereof, American General Corporation and the American General Corporation Subsidiaries are not beneficial owners (as defined in Rule 16a-1(a) (2) of the Exchange
Act) of any shares of Company Common Stock except for any shares held in a separate account or mutual fund managed by a American General Corporation Subsidiary or in a pension trust for the benefit of American General Corporation retirees.

  Section 4.19 Information in Proxy Statement/Prospectus and Registration Statement. The Registration Statement (or any amendment thereof or supplement thereto), at the date it becomes effective and at the time of the Special Meetings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by American General Corporation with respect to statements made therein based on information supplied by the Company in writing for inclusion in the Registration Statement. None of the information supplied by American General Corporation for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, at the date mailed to American General Corporation shareholders and to the Company's shareholders and at the time of the Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

  Section 4.20 Brokers. Except as set forth in Section 4.20 of the American General Corporation Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by American General Corporation in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of American General Corporation.

  Section 4.21 Employee Benefit Plans; ERISA.

    (a) Section 4.21(a) of the American General Corporation Disclosure Letter contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by American General Corporation or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), that together with American General Corporation would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which American General Corporation or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of American General Corporation or any American General Corporation Subsidiary (the "Plans"). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 4.21 as a "Title IV Plan." Neither American General Corporation, any American General Corporation Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of American General Corporation or any American General Corporation Subsidiary.

    (b) With respect to each Plan, American General Corporation has heretofore delivered or made available to the Company true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

    (c) No liability under Title IV or section 302 of ERISA has been incurred by American General Corporation or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to American General Corporation or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this section 4.21(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which American General Corporation or any ERISA Affiliate made, or was required to make, contributions during the five (5)- year period ending on the last day of the most recent plan year ended prior to the Closing Date.

    (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

    (e) As of the date hereof, with respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

    (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made.

    (g) No Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA. Neither American General Corporation nor any ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

    (h) Neither American General Corporation or any American General Corporation Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which American General Corporation, any American General Corporation Subsidiary, or any American General Corporation Plan could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code that would reasonably be expected to have a American General Corporation Material Adverse Effect.

    (i) Except as set forth in Section 4.21(i) of the American General Corporation Disclosure Letter, each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

    (j) Each Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

    (k) Except as set forth in Section 4.21(k) of the American General Corporation Disclosure Letter, no Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of American General Corporation or any American General Corporation Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (l) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to the Company or will be promptly furnished to the Company when made) with respect to any of the Plans before the Internal Revenue Service, Department of Labor or PBGC.

  Section 4.22 Labor Relations; Employees. Except as set forth in the American General Corporation SEC Reports or Section 4.22 of the American General Corporation Disclosure Letter:

    (a) None of the employees of American General Corporation or any of the American General Corporation Subsidiaries are represented by any labor organization and, to the knowledge of American General Corporation, no union claims to represent these employees have been made. To the knowledge of American General Corporation, there have been no union organizing activities with respect to employees of American General Corporation or American General Corporation Subsidiaries within the past five years. To the knowledge of American General Corporation, American General Corporation and the American General Corporation Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

    (b) American General Corporation and the American General Corporation Subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor is any such action scheduled within the 90 day period prior to the Effective Time.

  Section 4.23 Environmental Matters. Except as disclosed in Section 4.23 of the American General Corporation Disclosure Letter or the American General Corporation SEC Reports, with respect to real property owned or leased by American General Corporation or any of the American General Corporation Subsidiaries currently or within the past two years, including foreclosure property, to the knowledge of American General Corporation, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, American General Corporation or any of the American General Corporation Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a American General Corporation Material Adverse Effect.

  Section 4.24 Related Party Transactions. Except for the transactions described in the American General Corporation SEC Reports or Section 4.24 of the American General Corporation Disclosure Letter, all transactions involving American General Corporation or any of the American General Corporation Subsidiaries that are required to be disclosed in the American General Corporation SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and to the knowledge of American General Corporation since December 31, 1995, neither American General Corporation nor any of the American General Corporation Subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the American General Corporation SEC Reports filed prior to the date hereof.

  Section 4.25 Opinion of Financial Advisor. American General Corporation has received a written opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") dated as of the date hereof, to the effect that the consideration to be paid by American General Corporation pursuant to the Merger is fair to American General Corporation from a financial point of view.

  Section 4.26 Derivatives. As of December 31, 1996, none of American General Corporation or any of the American General Corporation Subsidiaries was subject to any material exposure, individually or in the aggregate, under any agreements relating to Derivatives.

  Section 4.27 Contracts.

    (a) Section 4.27 of the American General Corporation Disclosure Letter sets forth a list of each contract to which American General Corporation or any of the American General Corporation Subsidiaries is a party or by which it is bound which:

      (i) has been entered into since September 30, 1996 and would be required to be filed by American General Corporation as an exhibit to a American General Corporation SEC Report filed after such date under
    Item 10 of Rule 601 of Regulation S-K under the Exchange Act;

      (ii) is a reinsurance or retrocession contract which requires the payment of premiums by American General Corporation or any of the American General Corporation Subsidiaries of amounts in excess of $2,000,000 per year;

      (iii) contains covenants limiting the freedom of American General Corporation or any of the American General Corporation Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of any of the American General Corporation Subsidiaries to acquire equity securities of any person or entity; or

      (iv) is an employment or severance contract applicable to any employee of American General Corporation or any of the American General Corporation Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of American General Corporation or any of the American General Corporation Subsidiaries, other than any such contract which
    (A) by its terms is terminable by American General Corporation or any of the American General Corporation Subsidiaries on not more than 60 days' notice without material liability, or (B) does not require payments by American General Corporation or any American General Corporation Subsidiary individually in excess of $100,000 or in the aggregate in excess of $2,000,000 (collectively, together with such contracts as are filed as exhibits to the American General Corporation SEC Reports, the "American General Corporation Contracts").

    (b) With respect to each of the American General Corporation Contracts, to the knowledge of American General Corporation, except as disclosed in
  Section 4.27 of the American General Corporation Disclosure Letter:

      (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect;

      (ii) there is no material default or claim of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and

      (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on American General Corporation or any of the American General Corporation Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of American General Corporation or the American General Corporation Subsidiaries resulting from the declaration and/or payment of any of the extraordinary dividends contemplated by Section 7.12 hereof.

  Section 4.28 Intellectual Property. Except as set forth on Section 4.28 of the American General Corporation Disclosure Letter, American General Corporation and each American General Corporation Subsidiary has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other Liens, other than Permitted American General Corporation Liens and other than contractual agreements with respect to licensing and maintenance fees, all American General Intellectual Property (as hereinafter defined) that is material to the conduct of its business; and neither American General Corporation nor any American General Corporation Subsidiary is in material default under any license or similar agreements under which American General Corporation or any of the American General Corporation Subsidiaries has obtained rights to use or permit its customers or agents to use any American General Corporation Intellectual Property owned by others and neither American General Corporation nor any of the American General Corporation Subsidiaries has made a claim that the other party thereto is in default. As used herein, "American General Intellectual Property" shall mean all patents and trademarks, service marks, trade names, jingles, assumed names, trade secrets and other proprietary information, copyrights, licenses, permits and other similar intangible property rights and interest applied for, issued to or presently owned or used by American General Corporation or any of the American General Corporation Subsidiaries or under which American General Corporation or any of the American General Corporation Subsidiaries is licensed or franchised.

  Section 4.29 Investment Advisor; Investment Company. Except as set forth in
Section 4.29 of the American General Corporation Disclosure Letter, neither American General Corporation nor any of the American General Corporation Subsidiaries conducts activities of an "investment advisor" as such term is defined in Section 2 (a) (20) of the Investment Company Act of 1940, as amended ("ICA"), whether or not registered under the Investment Advisers Act of 1940, as amended. Except as disclosed in Section 4.29 of the American General Corporation Disclosure Letter, neither American General Corporation nor any of the American General Corporation Subsidiaries is an "investment company" as defined under the ICA, and neither American General Corporation nor any of the American General Corporation Subsidiaries sponsors any person that is such an investment company.

  Section 4.30 Disclosure. No representation or warranty by American General Corporation or the American General Corporation Subsidiaries in this Agreement (including the American General Corporation Disclosure Letter), and no statement contained in the American General Corporation SEC Reports and the Statutory Financial Statements of American General Corporation, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to American General Corporation which would reasonably be expected to have a American General Corporation Material Adverse Effect which has not been set forth in the American General Corporation SEC Reports, the Statutory Financial Statements of American General Corporation or in this Agreement (including the American General Corporation Disclosure Letter).

  Section 4.31 Investigation by American General Corporation. American General Corporation agrees, to the fullest extent permitted by law, that none of the respective directors, officers, employees, affiliates, agents or representatives of the Company or of any of the Company Subsidiaries shall have any liability or responsibility whatsoever to American General Corporation on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to American General Corporation prior to the execution of this Agreement.

  Section 4.32 Pooling of Interests. Following consultation with the independent public accountants of American General Corporation, neither American General Corporation nor Merger Sub has any reason to believe that the Merger will not qualify for pooling of interests accounting treatment.

                                   ARTICLE V

                 Representations and Warranties of the Company

  Except as otherwise disclosed to American General Corporation in a letter delivered to it prior to the execution hereof (which letter contains appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to American General Corporation as follows:

  Section 5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted. The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the business, assets, liabilities, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "Company Material Adverse Effect").

  Section 5.2 Capitalization. As of February 6, 1997: (i) the authorized capital stock of the Company consisted of 120,000,000 shares of Company Common Stock and 10,800,000 shares of Preferred Stock; (ii) 34,509,812 shares of Company Common Stock, 4,232 shares of $4.50 Series A Convertible Preferred Stock (the "Series A Preferred Stock") and 1,678 shares of $5.00 Series B Convertible Preferred Stock (the "Series B Preferred Stock," and together with the Series A Preferred Stock, the "Company Preferred Stock") were issued and outstanding; and (iii) stock options to acquire 1,360,180 shares of Company Common Stock (such options, together with (a) up to no more than 175,661 shares of restricted stock that may be issued in connection with the exercise of such options under the Company's restricted stock plans and arrangements,
(b) any additional options as may be granted upon exercise of such options in accordance with the "reload" provisions of the Company's stock option plans, and (c) any additional shares of restricted stock that may be issued in connection with the exercise of the "reload" options referred to in clause
(b), the "Company Stock Incentives") were outstanding under all stock option plans of the Company. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Since February 6, 1997 to the date hereof, no shares of the Company's capital stock have been issued, except Company Common Stock issued upon exercise of Company Stock Incentives or upon conversion of Company Preferred Stock. Except for (i) Company Stock Incentives, (ii) 4,232 shares of Series A Preferred Stock (iii) 1,678 shares of Series B Preferred Stock and (iv) as set forth in Section 5.2 of the Company Disclosure Letter, as of the date of this Agreement there are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock.

  Section 5.3 Company Subsidiaries.

    (a) Each subsidiary of the Company set forth on Exhibit 21 to the Annual Report on Form 10-K for the year ended December 31, 1995 of the Company (collectively, together with USLIFE Financial Institution Marketing Group, Inc., the "Company Subsidiaries") is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

    (b) Section 5.3(b) of the Company Disclosure Letter sets forth the name of each of the Company Subsidiaries that is an insurance company (collectively, the "Company Insurance Subsidiaries"). Except as disclosed in the Company SEC Reports (as defined below) or Section 5.3(b) of the Company Disclosure Letter, each of the Company Insurance Subsidiaries is
  (i) duly licensed or authorized as an insurance company in its jurisdiction of incorporation and (ii) duly licensed or authorized as an insurance company in each other jurisdiction where it is required to be so licensed or authorized.

    (c) Except as set forth in the Company SEC Reports or Section 5.3(c) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in the Company SEC Reports or Section 5.3(c) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances, restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

    (d) Except for the Company Subsidiaries, the Company Investments (as hereinafter defined), and as set forth in the Company SEC Reports or
  Section 5.3(d) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity that directly or indirectly conducts any activity which is material to the Company.

  Section 5.4 Authority Relative to this Agreement. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company, other than obtaining shareholder approval pursuant to Section 2.1 hereof, are necessary to authorize this Agreement or the transactions contemplated hereby. Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of American General Corporation and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

  Section 5.5 Consents and Approvals: No Violations. Except (a) for the Governmental Requirements, or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Entity would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. Except as set forth on Section 5.5 of the Company Disclosure Letter, no material consent or approval of any other party (including, but not limited to, any party to any Company Contracts (as defined below)) is required to be obtained by the Company or any Company Subsidiary for the execution, delivery or performance of this Agreement or the performance by the Company of the transactions contemplated hereby. Except as set forth in Section 5.5 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the

Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will
(i) conflict with or result in any breach of any provisions of the Articles or Certificate of Incorporation, as the case may be, or Bylaws of the Company or the Certificate or Articles of Incorporation, as the case may be, or Bylaws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected, (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, of the Company Subsidiaries or any of their properties or assets, (iv) result in the creation or imposition of any Encumbrance on any asset of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct its business as currently conducted, except in the case of clauses (ii), (iii), (iv) and (v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect.

  Section 5.6 Company SEC Reports. The Company has delivered to American General Corporation true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Company with the SEC since January 1, 1994 through the date hereof (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act, and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and
(ii) the unaudited consolidated interim financial statements for the Company (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments, in the case of any unaudited interim financial statements).

  Section 5.7 Statutory Financial Statements. The Annual Statements and Quarterly Statements of the Company Insurance Subsidiaries, as filed with the respective departments of insurance for all applicable domiciliary states for the years ended December 31, 1994 and December 31, 1995 (the "Annual Statutory Statements of the Company") and the quarters ended March 31, June 30, and September 30, 1995, and March 31, June 30, and September 30, 1996 (collectively, the "Quarterly Statutory Statements of the Company"), respectively, together with all exhibits and schedules thereto (all Annual Statutory Statements of the Company and all Quarterly Statutory Statements of the Company, together with all exhibits and schedules thereto, referred to in this Section 5.7 are hereinafter referred to as the "Statutory Financial Statements of the Company"), have been prepared in accordance with the applicable State Statutory Accounting Principles, and such accounting practices have been applied on a basis consistent with State Statutory Accounting Principles throughout the periods involved, except as expressly set forth in the notes, exhibits or schedules thereto, and the Statutory Financial Statements of the Company present fairly in all material respects the financial position and the results of operations for the Company Insurance Subsidiaries as of the dates and for the periods therein in accordance with State Statutory Accounting Principles. The Company has delivered to American General Corporation true and complete copies of the Annual Statutory Statements of the Company and the Quarterly Statutory Statements of the Company.

  Section 5.8 Absence of Certain Changes. Since September 30, 1996, there has been no event or condition (other than (i) any event or condition resulting from general economic conditions (including without limitation changes in interest rates), (ii) any occurrence or condition affecting the life insurance or reinsurance industry generally (including without limitation any change or proposed change in insurance laws or regulations in any jurisdiction), (iii) any occurrence or condition arising out of the transactions contemplated by this Agreement or the public announcement thereof, but excluding in the case of clauses (i) or (ii), any such event, condition or occurrence that has had, or is reasonably likely to have, a disproportionate effect on the Company and Company Subsidiaries taken as a whole) which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and except as set forth in
Section 5.8 of the Company Disclosure Letter, the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 6.1 hereof.

  Section 5.9 Litigation. Except as disclosed in the Company SEC Reports or as set forth in Section 5.9 of the Company Disclosure Letter, there is no suit, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign court, tribunal, commission, board, agency or instrumentality, or before any arbitrator) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries or any Company Plan, the outcome of which, in the reasonable judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries or any Company Plan having, or which, insofar as can reasonably be foreseen, in the future would be reasonably likely to have, a Company Material Adverse Effect.

  Section 5.10 Absence of Undisclosed Liabilities; Actuarial Appraisal. Except for liabilities or obligations which are accrued or reserved against in the Company's financial statements (or reflected in the notes thereto) included in the Company SEC Reports or disclosed in Section 5.10 of the Company Disclosure Letter or which were incurred after September 30, 1996 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries do not have any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company. The Company has not within the past three years obtained a detailed actuarial appraisal which incorporates significant nonpublic information, performed by an independent actuarial consultant, of the aggregate value of the consolidated life insurance operations of the Company and the Company Insurance Subsidiaries.

  Section 5.11 No Default. Except as set forth in the Company SEC Reports or
Section 5.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would constitute a violation or breach of, or a default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or Bylaws, (b) any note, bond, mortgage, deed of trust, security interest, indenture, license, agreement, plan, contract, lease, commitment or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected, (c) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (d) any permit, license, governmental authorization, consent or approval necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted, except in the case of clauses (b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect.

  Section 5.12 Taxes. Except as set forth in the Company SEC Reports or
Section 5.12 of the Company Disclosure Letter:

    (a) the Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all income Tax Returns and all other material Tax

  Returns required to be filed by them on or prior to the date hereof, and
  (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes for all periods or portions thereof ending through the date hereof;

    (b) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate would have a Company Material Adverse Effect;

    (c) the federal income Tax Returns of the Company and the Company Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1988, and no material deficiencies were asserted as a result of such examinations that have not been resolved and fully paid; and

    (d) to the knowledge of the Company, no insurance contracts or insurance policies issued by the Company or any Company Subsidiary fail to comply with the applicable provisions of Code Section 7702 where the failure to so comply, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

  Section 5.13 Title to Property.

    (a) Except as set forth in the Company SEC Reports or Section 5.13(a) of the Company Disclosure Letter, each of the Company and the Company Subsidiaries (i) has good and valid title to all the properties, assets and other rights used in its business that do not constitute real property, free and clear of all Encumbrances, except for such Encumbrances that do not, individually or in the aggregate, have a Company Material Adverse Effect, and (ii) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such valid leasehold interests or such valid contractual rights do not, individually or in the aggregate, have a Company Material Adverse Effect.

    (b) Except as set forth in the Company SEC Reports or Section 5.13(b) of the Company Disclosure Letter or as would not reasonably be expected to result in a Company Material Adverse Effect, each of the Company and the Company Subsidiaries:

      (i) owns and has good and valid title to the real property owned by such party and used in its business, free and clear of all Encumbrances, except for (A) minor imperfections of title, easements and rights of way, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected property or impairs the operation of the Company or any of the Company Subsidiaries and (B) liens for current taxes not yet due and payable ("Permitted Company Liens");

      (ii) is in peaceful and undisturbed possession of the space and/or estate under each lease under which it is a tenant, and there are no material defaults by it as tenant thereunder; and

      (iii) has good and valid rights of ingress and egress to and from all the real property owned or leased by such party from and to the public street systems for all usual street, road and utility purposes.

  Section 5.14 Insurance Practices; Permits and Insurance Licenses.

    (a) The business of each of the Company Insurance Subsidiaries is being conducted in compliance in all material respects with all applicable laws, including, without limitation, all insurance laws, ordinances, rules, regulations, decrees and orders of any Governmental Entity, and all material notices, reports, documents and other information required to be filed thereunder within the last three years were properly filed in all material respects and were in compliance in all material respects with such laws.

    (b) Each of the Company Insurance Subsidiaries has all permits and insurance licenses the use and exercise of which are necessary for the conduct of its business as now conducted, other than such permits and insurance licenses the absence of which would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. The business of each of the Company Insurance Subsidiaries has been and is being conducted in compliance, in all material respects, with all such permits and insurance licenses. To the knowledge of the Company, all such permits and insurance licenses are in full force and effect, and there is no proceeding or investigation pending or threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such permit or insurance license.

  Section 5.15 Regulatory Filings. The Company has made available for inspection by American General Corporation complete copies of all material registrations, filings and submissions made since January 1, 1994 by the Company or any of the Company Subsidiaries with any Governmental Entity and any reports of examinations issued since January 1, 1994 by any such Governmental Entity that relate to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have filed all reports, statements, documents, registrations, filings or submissions required to be filed by any of them with any Governmental Entity, except where the failure to file, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and, to the knowledge of the Company, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed.

  Section 5.16 Investments.

    (a) The Company has made available to American General Corporation a list, which list is accurate and complete in all material respects, of all securities, mortgages and other investments (collectively, the "Company Investments") owned by the Company and the Company Insurance Subsidiaries as of December 31, 1996, together with their cost basis, book or amortized value, as the case may be, as of December 31, 1996. All transactions in Company Investments by each Company Insurance Subsidiary from January 1, 1997 to the date hereof have complied in all material respects with the investment policies of such Company Insurance Subsidiary and all applicable insurance laws and regulations.

    (b) Except as set forth in Section 5.16(b) of the Company Disclosure Letter, the Company Insurance Subsidiaries have good and marketable title to the Company Investments and to those securities, mortgages and other investments acquired in the ordinary course of business since December 31, 1996, other than with respect to those Company Investments which have been disposed of in the ordinary course of business or redeemed in accordance with their terms since such date and other than Permitted Company Liens or with respect to statutory deposits which are subject to certain restrictions on transfer, and none of the Company Investments consists of securities loaned to third parties.

    (c) Section 5.16(c) of the Company Disclosure Letter identifies the Company Investments which to the knowledge of the Company (i) are expected to be written down as of December 31, 1996 or (ii) are as of December 31, 1996 in default in the payment of principal or interest.

  Section 5.17 Reserves. The aggregate reserves of the Company Insurance Subsidiaries as recorded in the Statutory Accounting Statements of the Company have been determined in accordance with generally accepted actuarial principles consistently applied (except as set forth therein). Except as disclosed in the Company SEC Reports or Section 5.17 of the Company Disclosure Letter, the insurance reserving practices and policies of the Company Insurance Subsidiaries have not changed, in any material respect, since December 31, 1995 and the results of the application of such practices and policies are reflected in the Statutory Accounting Statements of the Company. All reserves of the Company Insurance Subsidiaries set forth in the Statutory Accounting Statements of the Company are, to the knowledge of the Company, fairly stated in accordance with sound actuarial principles and meet the requirements of the insurance laws of the applicable insurance authority, except where the failure to so state such reserves or meet such requirements would not have a Company Material Adverse Effect.

  Section 5.18 Repurchases of Company Common Stock. Except as set forth in
Section 5.18 of the Company Disclosure Letter, since December 31, 1996, the Company has not repurchased any shares of Company Common Stock, other than de minimis amounts of shares repurchased from Company Plans (as hereinafter defined).

  Section 5.19 Information in Proxy Statement/Prospectus and Registration Statement. The Proxy Statement/Prospectus (or any amendment thereof or supplement thereto), at the date mailed to Company shareholders and to American General Corporation shareholders and at the time of the Special Meetings, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by American General Corporation in writing for including in the Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion or incorporation by reference in the Registration Statement will, at the date it becomes effective and at the time of the Special Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

  Section 5.20 Brokers. Except for Goldman, Sachs & Co. ("Goldman Sachs"), no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

  Section 5.21 Employee Benefit Plans; ERISA.

    (a) Section 5.21(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (a "Company ERISA Affiliate"), that together with the Company would be deemed a "single employer" within the meaning of section 4001(b) of ERISA, or to which the Company or a Company ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the "Company Plans"). Each of the Company Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to in this Section 5.21 as a "Company Title IV Plan." Neither the Company, any Company Subsidiary nor any Company ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Company Plan that would affect any employee or former employee of the Companyor any Company Subsidiary.

    (b) With respect to each Company Plan, the Company has heretofore delivered or made available to American General Corporation true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under section 401 of the Internal Revenue Code of 1986, as amended (the "Code").

    (c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any Company ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation ("PBGC") (which premiums have been paid when due). Insofar as the representation made in this section 5.21(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any Company ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

    (d) The PBGC has not instituted proceedings to terminate any Company Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

    (e) As of the date hereof, with respect to each Company Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.

    (f) No Company Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Company Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Company Plan on or prior to the Closing Date have been timely made.

    (g) No Company Title IV Plan is a "multiemployer pension plan," as defined in section 3(37) of ERISA, nor is any Company Title IV Plan a plan described in section 4063(a) of ERISA. Neither the Company nor any Company ERISA Affiliate has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

    (h) Neither the Company or any Company Subsidiary, any Company Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Company Subsidiary, or any Company Plan could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code that would reasonably be expected to have a Company Material Adverse Effect.

    (i) Except as set forth in Section 5.21(i) of the Company Disclosure Letter, each Company Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

    (j) Each Company Plan intended to be "qualified" within the meaning of section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under section 501(a) of the Code. Each Company Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

    (k) Except as set forth in Section 5.21(k) of the Company Disclosure Letter, no Company Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (l) There is no matter pending (other than routine qualification determination filings, copies of which have been furnished to American General Corporation or will be promptly furnished to American General Corporation when made) with respect to any of the Company Plans before the Internal Revenue Service, Department of Labor or PBGC.

  Section 5.22 Labor Relations; Employees. Except as set forth in the Company SEC Reports or Section 5.22 of the Company Disclosure Letter:

    (a) None of the employees of the Company or the Company Subsidiaries are represented by any labor organization and, to the knowledge of the Company, no union claims to represent these employees have been made. To the knowledge of the Company, there have been no union organizing activities with respect to employees of the Company or the Company Subsidiaries within the past five years. To the knowledge of the Company, the Company and Company Subsidiaries are not, and have not been, engaged in any unfair labor practices as defined in the National Labor Relations Act or similar applicable law, ordinance or regulation, nor is there pending any unfair labor practice charge.

    (b) The Company and the Company Subsidiaries have not during the past two years effectuated a "plant closing" or "mass layoff" (as defined in the Worker Adjustment and Retraining Notification Act) affecting any of their sites of employment or one or more facilities or operating units within any site of employment or facility, nor is any such action scheduled within the 90 day period prior to the Effective Time.

  Section 5.23 Environmental Matters. Except as disclosed in the Company SEC Reports or Section 5.23 of the Company Disclosure Letter and in any environmental report obtained by American General Corporation in connection with its due diligence review of the Company, with respect to real property owned or leased by the Company or any of the Company Subsidiaries currently or within the last two years, including foreclosure property, to the knowledge of the Company, there are no past or present actions, conditions or occurrences that could form the basis of any outstanding claim under Environmental Laws against, or liability under such laws of, the Company or any of the Company Subsidiaries, except for such claims or liabilities which in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect.

  Section 5.24 Related Party Transactions. Except for the transactions described in the Company SEC Reports or Section 5.24 of the Company Disclosure Letter, all transactions involving the Company or any of the Company Subsidiaries that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K have been so disclosed, and to the knowledge of the Company, since December 31, 1995, neither the Company nor any of the Company Subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.

  Section 5.25 Opinion of Financial Advisor. The Company has received an opinion from Goldman Sachs dated the date hereof to the effect that the Merger Consideration to be received by the shareholders of the Company pursuant to this Agreement is fair as of the date hereof to such shareholders.

  Section 5.26 Derivatives. As of December 31, 1996, none of the Company or any of the Company Subsidiaries was subject to any material exposure, individually or in the aggregate, under any agreements relating to Derivatives.

  Section 5.27 Contracts.

    (a) Section 5.27 of the Company Disclosure Letter sets forth a list of each contract to which the Company or any of the Company Subsidiaries is a party or by which it is bound which:

      (i) has been entered into since September 30, 1996 and would be required to be filed by the Company as an exhibit to a Company SEC Report filed after such date under Item 10 of Rule 601 of Regulation S-K under the Exchange Act;

      (ii) is a reinsurance or retrocession contract which requires the payment of premiums by the Company or any of the Company Subsidiaries of amounts in excess of $2,000,000 per year;

      (iii) contains covenants limiting the freedom of the Company or any of the Company Subsidiaries to engage in any line of business in any geographic area or to compete with any person or entity or restricting the ability of any of the Company Subsidiaries to acquire equity securities of any person or entity; or

      (iv) is an employment or severance contract applicable to any employee of the Company or any of the Company Subsidiaries, including without limitation contracts to employ executive officers and other contracts with officers or directors of the Company or any of the Company Subsidiaries, other than any such contract which (A) by its terms is terminable by the Company or any of the Company Subsidiaries on not more than 60 days' notice without material liability, or (B) does not require payments by the Company or any Company Subsidiary individually in excess of $100,000 or in the aggregate in excess of $2,000,000.

(collectively, together with such contracts as are filed as exhibits to the Company SEC Reports, the "Company Contracts").

    (b) With respect to each of the Company Contracts, to the knowledge of the Company, except as disclosed in Section 5.27 of the Company Disclosure
  Letter:

      (i) such contract is (assuming due power and authority of, and due execution and delivery by, the other party or parties thereto) valid and binding upon each party thereto and is in full force and effect;

      (ii) there is no material default or claim of material default thereunder and no event has occurred which, with the passage of time or the giving of notice (or both), would constitute a material default thereunder, or would permit material modification, acceleration or termination thereof; and

      (iii) the consummation of the transactions contemplated by this Agreement will not give rise to a right of the other party or parties thereto to terminate such contract or impose liability under the terms thereof on the Company or any of the Company Subsidiaries; provided, that this representation shall not be deemed to give assurances regarding rights of termination based on any decrease in insurance industry ratings of the Company or the Company Subsidiaries resulting from the declaration and/or payment of any of the extraordinary dividends contemplated by Section 7.12 hereof.

  Section 5.28 Intellectual Property. Except as set forth on Section 5.28 of the Company Disclosure Letter, the Company and each Company Subsidiary has the right to use, free and clear of any royalty or other payment obligations, claims of infringement or alleged infringement or other Liens, other than Permitted Company Liens and other than contractual agreements with respect to licensing and maintenance fees, all Company Intellectual Property (as hereinafter defined) that is material to the conduct of its business; and neither the Company nor any Company Subsidiary is in material default under any license or similar agreements under which the Company or any of the Company Subsidiaries has obtained rights to use or permit its customers or agents to use any Company Intellectual Property owned by others and neither the Company nor any of the Company Subsidiaries has made a claim that the other party thereto is in default. As used herein, "Company Intellectual Property" shall mean all patents and trademarks, service marks, trade names, jingles, assumed names, trade secrets and other proprietary information, copyrights, licenses, permits and other similar intangible property rights and interest applied for, issued to or presently owned or used by the Company or any of the Company Subsidiaries or under which the Company or any of the Company Subsidiaries is licensed or franchised.

  Section 5.29 Investment Advisor; Investment Company. Except as disclosed in
Section 5.29 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries conducts activities of an "investment advisor" as such term is defined in Section 2 (a) (20) of the ICA, whether or not registered under the Investment Advisers Act of 1940, as amended. Except as disclosed in Section 5.29 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is an "investment company" as defined under the ICA, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

  Section 5.30 Disclosure. No representation or warranty by the Company or the Company Subsidiaries in this Agreement (including the Company Disclosure Letter), and no statement contained in the Company SEC Reports and the Statutory Financial Statements of the Company, contains any untrue statement of a material fact or omits to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to the Company which would reasonably be expected to have a Company Material Adverse Effect which has not been set forth in the Company SEC Reports, the Statutory Financial Statements of the Company or in this Agreement (including the Company Disclosure Letter).

  Section 5.31 Investigation by the Company. The Company agrees, to the fullest extent permitted by law, that none of the respective directors, officers, employees, affiliates, agents or representatives of American General Corporation or of any of the American General Corporation Subsidiaries shall have any liability or responsibility whatsoever to the Company on any basis (including, without limitation, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Company prior to the execution of this Agreement.

  Section 5.32 Pooling of Interests. Following consultation with its independent public accountants, the Company has no reason to believe that the Merger will not qualify for pooling of interests accounting treatment.

                                  ARTICLE VI

                    Conduct of Business Pending the Merger

  Section 6.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, unless American General Corporation shall otherwise agree in writing, or except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of American General Corporation:

    (a) the Company shall not adopt or propose any change in its Restated Certificate of Incorporation or Bylaws;

    (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (except for regular quarterly dividends payable in an amount no greater than $.25 per share on the Company Common Stock, $1.125 per share on the Series A Preferred Stock, and $1.25 per share on the Series B Preferred Stock), or split, combine or reclassify any of the Company's capital stock, and the Company and the Company Subsidiaries shall not repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

    (c) subject to Section 7.3, the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

    (d) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of
  (i) any material facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the material terms of which have been disclosed to American General Corporation prior to the date hereof), or in the ordinary course of business consistent with past practice;

    (e) the Company shall not, and shall not permit any Company Subsidiary to, settle any material audit, make or change any material Tax election or file any material amendment to any material Tax Return;

    (f) except as set forth in a certificate of the President of the Company previously delivered to American General Corporation, the Company and the Company Subsidiaries shall not issue any capital stock (other than pursuant to the Company Stock Incentives, and upon the conversion of Company Preferred Stock) or other securities or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any Company Plan (as hereinafter defined) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

    (g) except as set forth in a certificate of the President of the Company previously delivered to American General Corporation, the Company shall not, and shall not permit any Company Subsidiary to, (i) grant any increase in the compensation or benefits (including, but not limited to, salary, bonus, stock option, restricted stock awards, annual incentive plan or book unit plan of the Company) of directors, officers, employees, consultants or agents of the Company or any Company Subsidiary, or (ii) enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary;

    (h) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such required change in GAAP or applicable Statutory Accounting Principles;

    (i) the Company shall not, and shall not permit any Company Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

    (j) the Company shall not, and shall not permit any Company Subsidiary to, take any action that could, directly or indirectly, reasonably be expected to cause the Merger to fail to qualify for pooling-of-interest accounting treatment;

    (k) the Company shall not permit any Company Insurance Subsidiary to conduct transactions in Company Investments except in compliance with the investment policies of such Company Insurance Subsidiary in effect on the date hereof and all applicable insurance laws and regulations;

    (l) the Company shall not, and shall not permit any Company Subsidiary to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property (other than real property constituting a Company Investment), provided that the Company, or any Company Subsidiary,
  (i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (ii) nothing herein shall prevent the Company, in its capacity as a landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

    (m) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing;

    (n) except to the extent necessary to comply with the requirements of applicable laws and regulations, the Company shall not, and shall not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied; and

    (o) none of the Company Insurance Subsidiaries shall make any material change in its underwriting, claims management or reserving practices.

  Section 6.2 Conduct of Business by American General Corporation Pending the Merger. From the date hereof until the Effective Time, unless the Company shall otherwise agree in writing, or except as set forth in the American General Corporation Disclosure Letter or as otherwise contemplated by this Agreement, American General Corporation and American General Corporation Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use all reasonable efforts to preserve intact their business organizations and relationships with third parties (including but not limited to their respective relationships with policyholders, insureds, agents, underwriters, brokers and investment customers) and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the American General Corporation Disclosure Letter or as otherwise provided in this Agreement, from the date hereof until the Effective Time, without the prior written consent of the Company:

    (a) American General Corporation shall not adopt or propose any change in its Restated Articles of Incorporation or Bylaws;

    (b) American General Corporation shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company (except for regular quarterly dividends payable in an amount no greater than $.35 per quarter per share of American General Corporation Common Stock, and $.6453 per quarter per share of American General Corporation 7% Convertible Preferred Stock), or split, combine or reclassify any of American General Corporation's capital stock;

    (c) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business) acquire a material amount of assets of any other person;

    (d) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by American General Corporation or any American General Corporation Subsidiary or (ii) any assets or property which are material to American General Corporation and the American General Corporation Subsidiaries, taken as a whole, except pursuant to existing contracts or commitments (the material terms of which have been disclosed to the Company prior to the date hereof), or in the ordinary course of business consistent with past practice;

    (e) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, settle any material audit, make or change any material Tax election or file any material amendment to any material Tax Return;

    (f) American General Corporation and the American General Corporation Subsidiaries shall not issue any capital stock (other than pursuant to the exercise of American General Corporation Stock Options or upon conversion of shares of American General Corporation 7% Convertible Preferred Stock) or other securities or enter into any amendment of any material term of any outstanding security of American General Corporation, and American General Corporation and the American General Corporation Subsidiaries shall not incur any material indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under or fail to make any required contribution to, any American General Corporation Plan (as hereinafter defined) or materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

    (g) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, (i) grant any increase in the compensation or benefits of directors, officers, employees, consultants or agents of American General Corporation or any American General Corporation Subsidiary, or (ii) enter into or amend any employment agreement or other employment arrangement with any employee of American General Corporation or any American General Corporation Subsidiary;

    (h) American General Corporation shall not change any method of accounting or accounting practice by American General Corporation or any American General Corporation Subsidiary, except for any such required change in GAAP or applicable Statutory Accounting Principles;

    (i) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code;

    (j) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, take any action that could, directly or indirectly, cause the Merger to fail to qualify for pooling-of-interests accounting treatment;

    (k) American General Corporation shall not permit any American General Corporation Insurance Subsidiary to conduct transactions in American General Corporation Investments except in compliance with the investment policies of such American General Corporation Insurance Subsidiary in effect on the date hereof and all applicable insurance laws and regulations;

    (l) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, enter into any agreement to purchase, or to lease for a term in excess of one year, any real property (other than real property constituting a American General Corporation Investment), provided that American General Corporation or any American General Corporation Subsidiary, (i) may as a tenant, or a landlord, renew any existing lease for a term not to exceed eighteen months and (ii) nothing herein shall prevent American General Corporation in its capacity as a landlord, from renewing any lease pursuant to an option granted prior to the date hereof;

    (m) American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, agree or commit to do any of the foregoing;

    (n) except to the extent necessary to comply with the requirements of applicable laws and regulations, American General Corporation shall not, and shall not permit any American General Corporation Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of American General Corporation hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time, (ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time, provided however, that American General Corporation shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in Article VIII not being satisfied; and

    (o) none of the American General Corporation Insurance Subsidiaries shall make any material change in its underwriting, claims management or reserving practices.

  Section 6.3 Amendment to Rights Plan. Within one business day following the execution of this Agreement, the Board of Directors of the Company (a) shall amend the Amended and Restated Rights Agreement, dated as of June 24, 1986 and amended and restated as of January 24, 1989 and as further amended and restated as of September 27, 1994 (the "Company Rights Agreement"), between the Company and Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company), as Rights Agent, so that (i) American General Corporation will not become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date" or "Separation Date" (as such terms are defined in the Company Rights Agreement) will occur as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding "Rights" (the "Company Rights") issued and outstanding under the Company Rights Agreement will expire immediately prior to the Effective Time. Except as provided above with respect to the transactions contemplated by this Agreement, and subject to the exercise of its fiduciary duties as provided in Section 7.3, the Board of Directors of the Company shall not (a) amend the Company Rights Agreement, or (b) take any actions with respect to, or make any determination under, the Company Rights Agreement, including, but not limited to, any redemption of the Company Rights or any action that would have the effect of facilitating an Acquisition Proposal (as defined in Section 7.2), unless the Board of Directors of the Company determines in good faith, following consultation with independent legal counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary to make any such amendment, take any such action or make any such determination.

  Section 6.4 Redemption of Company Preferred Stock. The Board of Directors of the Company shall take all action necessary to call for redemption all outstanding shares of Company Preferred Stock at the redemption price stated in the Company's Restated Certificate of Incorporation as soon as practicable following the date of this Agreement.

                                  ARTICLE VII

                             Additional Agreements

  Section 7.1 Access and Information. The Company and American General Corporation shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish as promptly as practicable to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities laws, and (b) all other information as such other party reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall continue to abide by the terms of the confidentiality agreement between American General Corporation and the Company, dated January 28, 1997 (the "Confidentiality Agreement").

  Section 7.2 Acquisition Proposals. The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney, accountant or other advisor or representative of, the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or agree to or endorse, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that nothing contained in this Section 7.2 shall prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide Acquisition Proposal if, and only to the extent that (A) the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties to the Company's stockholders under applicable law and (B) prior to taking such action, the Company (x) provides reasonable notice to American General Corporation to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality/standstill agreement in reasonably customary form. The Company shall notify American General Corporation of any Acquisition Proposal (including, without limitation, the material terms and conditions thereof and the identity of the person making
it) as promptly as practicable after its receipt thereof, and shall provide American General Corporation with a copy of any written Acquisition Proposal or amendments or supplements thereto, and shall thereafter inform American General Corporation on a prompt basis of the status of any discussions or negotiations with such a third party, and any material changes to the terms and conditions of such Acquisition Proposal, and shall promptly give American General Corporation a copy of any information delivered to such person which has not previously been reviewed by American General Corporation. The term "Acquisition Proposal" as used herein means any tender or exchange offer involving the capital stock of the Company or any of the Company Subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or any of the Company Subsidiaries, any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the business or assets of, the Company or any of the Company Subsidiaries, any proposal or offer with respect to any recapitalization or restructuring of the Company or any of the Company Subsidiaries, or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or any of the Company Subsidiaries, other than the Merger contemplated by this Agreement. Immediately after the execution and delivery of this Agreement, the Company will, and will cause its Subsidiaries and affiliates, and their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Acquisition Proposal and shall notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other representative retained by it, has had discussions with during the 30 days prior to the date of this Agreement that the Board of Directors of the Company no longer seeks the making of any Acquisition Proposal.

  Section 7.3 Fiduciary Duties. The Board of Directors of the Company shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to American General Corporation or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, (iii) enter into any agreement (other than a confidentiality/standstill agreement entered into in accordance with Section 7.2(B)) with respect to any Acquisition Proposal, or (iv) terminate this Agreement in response to an Acquisition Proposal unless, in each case, the Company receives an unsolicited Acquisition Proposal and the Board of Directors of the Company determines in good faith, following consultation with independent legal counsel, that in order to comply with its fiduciary duties to stockholders under applicable law it is necessary for the Board of Directors to withdraw or modify its approval or recommendation of this Agreement or the Merger, approve or recommend such Acquisition Proposal, enter into an agreement with respect to such Acquisition Proposal or terminate this Agreement. Nothing contained in this Section 7.3 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders which, in the good faith reasonable judgment of the Board of Directors of the Company based on the advice of independent legal counsel, is required under applicable law; provided that, except as otherwise permitted in this Section 7.3, the Company does not withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or approve or recommend, or propose to approve or recommend, an Acquisition Proposal. Notwithstanding anything contained in this Agreement to the contrary, any action by the Board of Directors permitted by, and taken in accordance with, this Section 7.3 shall not constitute a breach of this Agreement by the Company.

  Section 7.4 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Company, American General Corporation and Merger Sub shall: (i) promptly make all filings and submissions under the HSR Act and all filings required by the insurance regulatory authorities in New York, and deliver notices and consents to jurisdiction to state insurance departments, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, (ii) use reasonable best efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits, notices or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states or the District of Columbia, the Commonwealth of Puerto Rico and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits, notices or authorizations, and (iii) use reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide American General Corporation, and American General Corporation will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any governmental agency or authority or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

  Each of American General Corporation and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of American General Corporation and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions, provided, however, that nothing in this Section 7.4 or elsewhere in this Agreement shall require any party hereto to take any action that would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of American General Corporation and its Subsidiaries taken as a whole (after giving effect to the consummation of the Merger).

  Section 7.5 Public Announcements. American General Corporation, on the one hand, and the Company, on the other hand, agree that they will not issue any press release or otherwise make any public statement or respond to any press inquiry with respect to this Agreement or the transactions contemplated hereby without the prior approval of the other party (which approval will not be unreasonably withheld), except as may be required by applicable law.

  Section 7.6 Employee Benefits. From and after the Effective Time, American General Corporation agrees to take, and following the Effective Time to cause the Company to take, the actions described in Exhibit D hereto.

  Section 7.7 Stock Exchange Listing. American General Corporation shall as promptly as practicable prepare and submit to the New York Stock Exchange a listing application covering the shares of American General Corporation Common Stock to be issued in connection with the Merger and this Agreement, and shall use all reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such shares, subject to official notice of issuance.

  Section 7.8 Surviving Corporation Directors. American General Corporation shall take all necessary action to cause the persons mutually agreed upon by American General Corporation and the Company to be appointed to the Board of Directors of the Surviving Corporation as of the Effective Time, to serve until the next annual election of directors of American General Corporation.

  Section 7.9 Employee Stock Options. From and after the Effective Time, each of the Employee Stock Options which is outstanding and unexercised at the Effective Time shall be treated in accordance with the terms of Exhibit D hereto.

  Section 7.10 Company Indemnification Provision. American General Corporation agrees that all rights to indemnification existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Articles of Incorporation or By-Laws or the certificate or articles of incorporation, by-laws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date hereof or pursuant to the terms of any indemnification agreements entered into between the Company and any of the Indemnified Parties with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right of indemnification), to the fullest extent and for the maximum term permitted bylaw, and shall be enforceable by the Indemnified Parties against the Surviving Corporation. American General Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company (provided that American General Corporation may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to the Effective Time, provided that in no event shall American General Corporation or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 7.10 any amount per annum in excess of 200% of the aggregate premiums paid in 1996 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated. The provisions of this Section 7.10 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  Section 7.11 Comfort Letters.

    (a) American General Corporation shall use all reasonable efforts to cause Ernst & Young LLP, American General Corporation's independent accountants, to deliver to the Company a letter dated as of the date of the Proxy Statement/Prospectus and addressed to the Company, in form and substance reasonably satisfactory to the Company, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of American General Corporation contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

    (b) The Company shall use all reasonable efforts to cause KPMG Peat Marwick LLP, the Company's independent accountants, to deliver to American General Corporation a letter dated as of the date of the Proxy Statement/Prospectus and addressed to American General Corporation, in form and substance reasonably satisfactory to American General Corporation, in connection with the procedures undertaken by them with respect to the financial statements and other financial information of the Company and the Company Subsidiaries contained in the Registration Statement and the other matters contemplated by AICPA Statement No. 72 and customarily included in comfort letters relating to transactions similar to the Merger.

  Section 7.12 Tax Matters; Pooling of Interests.

    (a) The Company and American General Corporation shall each reasonably cooperate in connection with obtaining the opinions of special counsel described in Sections 8.2(b) and 8.3(b) including, without limitation, providing to special counsel such representations that are reasonably required by special counsel to enable them to render such opinions.

    (b) The parties intend for the Merger to qualify as a reorganization under Section 368(a) of the Code; each party and its affiliates shall use all reasonable efforts to cause the Merger to so qualify; neither party nor any affiliate shall take any action that would cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

    (c) The parties intend for the Merger to qualify as a pooling of interests transaction for accounting purposes; each party shall use all reasonable efforts to cause the Merger to so qualify; neither party nor any affiliate shall take any action that would cause the Merger not to so qualify; and the parties will take the position for all purposes that the Merger so qualifies.

  Section 7.13 Intercompany Dividends. On or before the date immediately prior to the Closing Date, subject to compliance with applicable law and the receipt of all necessary approvals, the Company shall use all reasonable efforts to cause (i) All American Life Insurance Company to pay a dividend to the Company of at least $86 million and (ii) The Old Line Life Insurance Company of America to pay a dividend to the Company of at least $29 million (collectively, such dividends are referred to as the "Intercompany Dividends"), such Intercompany Dividends to be paid in the form of demand promissory notes, or such other form as the parties may mutually agree.

  Section 7.14 Affiliates. The Company and American General Corporation shall use all reasonable efforts to obtain and deliver to each other prior to the Closing executed letter agreements (i) in the case of the letter agreement to be delivered by the Company, in the form attached as Exhibit C-1 hereto and
(ii) in the case of the letter agreement to be delivered by American General Corporation, in the form attached as Exhibit C-2 hereto, from all persons who, in the reasonable judgment of the Company or American General Corporation, respectively, may be deemed to be affiliates of the Company or American General Corporation, respectively, under Rule 145 of the Securities Act. For a period of at least two years following the Effective Time, American General Corporation or any successor issuer thereto shall make available adequate current public information with respect to itself, within the meaning of Rule 144(c) under the Securities Act. In addition, American General Corporation agrees to publish financial results covering at least 30 days of combined operations as soon as practicable after the Effective Time.

  Section 7.15 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the Governmental Requirements and any other third party consents and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of American General Corporation, Merger Sub and the Company shall take all such necessary action.

                                 ARTICLE VIII

                   Conditions to Consummation of the Merger

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

    (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or governmental authority having jurisdiction which prohibits, restrains, enjoins or restricts consummation of the Merger;

    (c) each of the Company and American General Corporation shall have made such filings, and obtained such permits, authorizations, consents, or approvals, required by Governmental Requirements to consummate the transactions contemplated hereby, and the appropriate forms shall have been executed, filed and approved as required by the corporate and insurance laws and regulations of the states of New York and such other states as may have jurisdiction over the transactions contemplated by this Agreement pursuant to insurance holding company or other insurance laws or regulations; provided, however, that such permits, authorizations, consents and approvals may be subject to (i) conditions customarily imposed by insurance regulatory authorities in transactions of the type contemplated by this Agreement or (ii) other conditions that would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of American General Corporation and its Subsidiaries taken as a whole (after giving effect to the consummation of the Merger);

    (d) this Agreement and the Merger shall have been adopted and approved by the requisite vote of the holders of the Company Common Stock in accordance with the applicable provisions of the NYBCL;

    (e) the shareholders of American General Corporation shall have voted to approve the issuance of Shares of American General Corporation Common Stock as Merger Consideration;

    (f) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; and

    (g) the shares of American General Corporation Common Stock issuable to the Company's shareholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice thereof.

  Section 8.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) each of American General Corporation and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of American General Corporation and Merger Sub contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date) except as contemplated by this Agreement and except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably likely to result in a American General Corporation Material Adverse Effect; and the Company shall have received a certificate of the Chairman of the Board, the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of American General Corporation as to the satisfaction of this condition;

    (b) the Company shall have received an opinion from Debevoise & Plimpton, special counsel to the Company, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General Corporation, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of American General Corporation, Merger Sub and the Company and their respective subsidiaries received pursuant to Section
  7.12 hereof; and

    (c) the audited GAAP financial statements of American General Corporation for the fiscal year ended December 31, 1996 shall not reflect any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a American General Corporation Material Adverse Effect.

  Section 8.3 Conditions to Obligations of American General Corporation and Merger Sub to Effect the Merger. The obligations of American General Corporation and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of the Company contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent such representations and warranties specifically relate to an earlier date, in which case as of such earlier date), except as contemplated by the Company Disclosure Letter or this Agreement and except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, be reasonably likely to result in a Company Material Adverse Effect; and American General Corporation and Merger Sub shall have received a Certificate of the Chairman of the Board, the President, or a Vice President of the Company as to the satisfaction of this condition;

    (b) American General Corporation shall have receive an opinion from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to American General Corporation, dated the Effective Time, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion which are consistent with the stated facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that American General Corporation, Merger Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering the opinion described in the preceding sentence, such counsel may require and rely upon representations contained in certificates of officers of American General Corporation, Merger Sub and the Company and their respective subsidiaries received pursuant to Section 7.12 hereof;

    (c) the audited GAAP financial statements of the Company for the fiscal year ended December 31, 1996 shall not reflect any event, change or effect having, or which would be reasonably likely to have, in the aggregate, a Company Material Adverse Effect;

    (d) American General Corporation shall have received a letter of its independent public accountants, dated the Closing Date, in form and substance reasonably satisfactory to it stating that the Merger will qualify as a transaction to be accounted for in accordance with the pooling-of-interests method of accounting under the requirements of APB No. 16; and

    (e) all outstanding shares of Company Preferred Stock shall either have been redeemed or converted into Shares of Company Common Stock, in accordance with the terms of the certificate of designation of such Company Preferred Stock.

                                  ARTICLE IX

                       Termination, Amendment and Waiver

  Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by mutual written agreement of American General Corporation and the Company.

  Section 9.2 Termination by Either American General Corporation or the Company. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of either American General Corporation or the Company if (a) this Agreement and the transactions contemplated thereby shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company Special Meeting, (b) the issuance of American General Corporation Common Stock as Merger Consideration shall fail to receive the requisite vote for approval by the shareholders of American General Corporation at the American General Corporation Special Meeting, (c) the Merger shall not have been consummated before October 31, 1997, provided, however, that this Agreement may be extended by written notice of either American General Corporation or the Company to a date not later than December 31, 1997, if the Merger shall not have been consummated as a direct result of the condition set forth in Section 8.1(c) not having been satisfied by such date or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to clause (c) shall not have taken any action that would cause it to be in material violation of any of its representations, warranties or covenants set forth in this Agreement, and the party seeking to terminate this Agreement pursuant to clause (d) shall have used all reasonable efforts to remove such injunction, order or decree.

  Section 9.3 Termination by American General Corporation. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of American General Corporation, if (a) there has been a breach by the Company of any representation or warranty contained in this Agreement which would have or would be likely to have a Company Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the Company, which breach, in the case of clauses (a) and (b), is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach has been given by American General Corporation to the Company; or (c) if the Board of Directors of the Company shall have taken or resolved to take any of the actions set forth in clauses
(i), (ii), (iii), or (iv) of Section 7.3.

  Section 9.4 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of the Company, if (a) there has been a breach by American General Corporation of any representation or warranty contained in this Agreement which would have or would be likely to have a American General Corporation Material Adverse Effect, or (b) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of American General Corporation, which breach, in the case of clauses (a) and
(b), is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach has been given by the Company to American General Corporation; or (c) if the Board of Directors of the Company shall have taken or resolved to take any of the actions set forth in, and in accordance with the terms of, clauses (i), (ii), (iii) or (iv) of Section 7.3.

  Section 9.5 Effect of Termination and Abandonment. In the event of termination of the Agreement and the abandonment of the Merger pursuant to this Article IX, written notice thereof shall as promptly as practicable be given to the other parties to this Agreement and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein: (a) there shall be no liability or obligation on the part of American General Corporation, the American General Corporation Subsidiaries, the Company or the Company Subsidiaries or their respective officers and directors, and all obligations of the parties shall terminate, except for (i) the obligations of the parties pursuant to this Section 9.5,
(ii) the provisions of Sections 4.20, 5.20, 7.5, 10.4, 10.5, 10.6 and 10.10,
(iii) the obligations of the parties set forth in the Confidentiality Agreement referred to in Section 7.1 hereof (provided, however, that if this Agreement is terminated by the Company pursuant to Section 9.4(c), American General Corporation shall no longer be bound by any standstill provisions of the Confidentiality Agreement), and except that (iv) a party who is in material breach of its representations, warranties, covenants or agreements set forth in this Agreement shall be liable for damages occasioned by such breach, including without limitation any expenses incurred by the other party in connection with this Agreement and the transactions contemplated hereby, and (b) all filings, applications and other submissions made pursuant to the transactions contemplated by this Agreement shall, to the extent practicable, be withdrawn from the agency or person to which made.

                                   ARTICLE X

                              General Provisions

  Section 10.1 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement, shall survive beyond the Effective Time. This
Section 10.1 shall not limit any covenant or agreement set forth in this Agreement, which covenants and agreements shall survive the Effective Time.

  Section 10.2 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given upon (a) confirmation of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):

    (a) If to American General Corporation or Merger Sub, to:

     American General Corporation
     2929 Allen Parkway
     Houston, TX 77019
     Telecopy: (713) 831-1300
     Attention: Jon P. Newton, Esq.

     With copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP
     919 Third Avenue
     New York, NY 10022
     Telecopy: (212) 735-2000
     Attention: Morris J. Kramer, Esq.

    (b) If to the Company, to:

     USLIFE Corporation
     125 Maiden Lane
     New York, NY 10038
     Telecopy: (212) 709-6410
     Attention: Wesley E. Forte, Esq.

     with copy to:

     Debevoise & Plimpton
     875 Third Avenue
     New York, NY 10022
     Telecopy: (212) 909-6836
     Attention: Michael W. Blair, Esq.

  Section 10.3 Descriptive Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  Section 10.4 Entire Agreement; Assignment. This Agreement (including the Exhibits, Company Disclosure Letter, American General Corporation Disclosure Letter and other documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings (other than those contained in the Confidentiality Agreement, which are hereby incorporated by reference herein), both written and oral, among the parties or any of them, with respect to the subject matter hereof, including, without limitation, any transaction between or among the parties hereto. This Agreement shall not be assigned by operation of law or otherwise, except that Merger Sub may assign all of its rights and obligations hereunder to any direct wholly-owned subsidiary of American General Corporation which shall then be substituted for Merger Sub for all purposes hereof; provided, however, that no such assignment shall be made if such assignment would have a material adverse effect on the Company, the Company's shareholders or the likelihood that the transaction contemplated hereby would be consummated.

  Section 10.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the provisions thereof relating to conflicts of law, provided, that the laws of the respective states of incorporation of the parties hereto shall govern the respective internal rights and obligations of the parties and the effects of the Merger contemplated hereby.

  Section 10.6 Expenses. (a) Except as provided in clause (b) and clause (c) of this Section 10.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement/Prospectus, as well as the filing fees relating to the Registration Statement and the HSR Act, will be shared equally by American General Corporation and the Company.

    (b) In the event that (i) this Agreement is terminated by American General Corporation pursuant to Section 9.3(c), (ii) this Agreement is terminated by the Company pursuant to Section 9.4(c), or (iii) prior to the termination of this Agreement any person or entity shall have commenced a tender or exchange offer which would, if successful, result in the acquisition by such person or entity of twenty percent (20%) or more of the outstanding shares of Company Common Stock and such tender or exchange offer is completed not later than six (6) months following the termination of this Agreement, the Company shall promptly, but not later than two business days after the date of any such termination (or the date of completion of such tender or exchange offer, as the case may be), pay to American General Corporation in same day funds $48 million. The Company acknowledges that the agreements contained in this Section 10.6(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, American General Corporation would not enter into this Agreement.

    (c) In the event that (i) an Acquisition Proposal (as defined in Section
  7.2 but with respect to American General Corporation and the American General Corporation Subsidiaries) shall have been made known to American General Corporation or any of its subsidiaries or shall have been made known directly to the shareholders of American General Corporation or any person shall have publicly announced an intention (whether or not conditional) to make such Acquisition Proposal, (ii) the Board of Directors of American General Corporation shall have withdrawn or modified, or have proposed to withdraw or modify, in a manner adverse to the Company the approval or recommendation by such Board of Directors of the issuance of American General Corporation Common Stock as Merger Consideration, or approved or recommended, or have proposed to approve or recommend, any such Acquisition Proposal and (iii) thereafter this Agreement is terminated by either the Company or American General Corporation pursuant to Section 9.2(b), American General Corporation shall promptly, but not later than two business days after the date of any such termination, pay to the Company in same day funds $48 million. American General Corporation acknowledges that the agreements contained in this
  Section 10.6(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement.

  Section 10.7 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.8 Waiver. At any time prior to the Effective Time, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the Agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  Section 10.9 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts thereof signed by all of the other parties hereto.

  Section 10.10 Severability; Validity; Parties in Interest. If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Sections 7.6, 7.9, 7.10, 7.14 and Exhibit D, nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

  Section 10.11 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 10.12 Definition of "knowledge" of the Company and of American General Corporation. As used herein, the term "knowledge of the Company" shall mean the actual knowledge of the officers of the Company and its subsidiaries set forth on Section 10.12 of the Company Disclosure Letter; and the term "knowledge of American General Corporation" shall mean the actual knowledge of any individual holding the title of "Senior Vice President" or higher of American General Corporation.

  IN WITNESS WHEREOF, each of American General Corporation, Merger Sub and the Company has caused this Agreement to be executed as of the date first above written.

                                          AMERICAN GENERAL CORPORATION

                                          By:      /s/ Robert M. Devlin
                                             ----------------------------------
                                             Name: Robert M. Devlin
                                             Title:President & Chief Executive
                                              Officer

                                          TEXAS STARS CORPORATION

                                          By:      /s/ Robert M. Devlin
                                             ----------------------------------
                                             Name: Robert M. Devlin
                                             Title:President & Chairman

                                          USLIFE CORPORATION

                                          By:    /s/ Gordon E. Crosby, Jr.
                                             ----------------------------------
                                             Name: Gordon E. Crosby, Jr.
                                             Title:Chairman of the Board

EXHIBIT D

                           EMPLOYEE BENEFITS MATTERS

  1. Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Agreement and Plan of Merger dated as of February 12, 1997, by and among American General Corporation, Texas Stars Corporation and USLIFE Corporation.

  2. From and after the Effective Time, American General Corporation shall, or shall cause the Company, to honor and be bound by the terms and conditions of each employee or executive benefit plan, program or agreement sponsored or maintained by the Company or to which the Company is party (a "Company Benefit Arrangement") and to administer and interpret any such Company Benefit Arrangement in accordance with the practices of the Company as in effect prior to the Effective Time. Nothing in the immediately preceding sentence shall be construed to limit the right of American General Corporation or the Company, as the case may be, following the Effective Time to amend, modify or terminate any such Company Benefit Arrangement pursuant to the terms and conditions thereof as in effect immediately prior to the Effective Time, provided that
(a) no such amendment, modification or termination shall reduce any of the benefits or compensation payable thereunder which are accrued as of the Effective Time (or as of the date of such action, whichever is greater) and
(b) in no event shall the severance and/or other termination benefits payable to any employee whose employment terminates prior to the first anniversary of the Effective Time be less than the amount that would have been payable to such employee under the terms of any and all such Company Benefit Arrangements as in effect immediately prior to such amendment, modification or termination.

  3. Without limiting the generality of the foregoing, from and after the Effective Time, American General Corporation shall, or shall cause the Company and its subsidiaries to, make available to each person who is an employee of the Company and its subsidiaries at the Effective Time (the "Company Employees") employee benefit plans and programs which are either (a) the same as are made available to the employees of American General Corporation, on terms and conditions which are no less favorable to the Company Employees than the terms and conditions generally applicable to the employees of American General Corporation or (b) no less favorable to the Company Employees than the terms and conditions of the Company Benefit Arrangements in which they were participating immediately prior to the Effective Time. To the extent service is a factor in determining eligibility for and vesting in the benefits provided thereunder (including, without limitation eligibility for any early retirement benefits and similar benefit subsidies), the plans and programs in which each Company Employee participates after the Effective Time in accordance with the preceding sentence shall recognize service with the Company and its subsidiaries (as taken into account for purposes of administering the corresponding Company Benefit Arrangement immediately prior to the Effective Time and as enhanced upon the Effective Time under the terms and conditions of any such Company benefit Arrangement) as service with American General Corporation (i) for purposes of determining each such Company Employee's eligibility to participate in, and vest in the benefits provided under, such plan or program and (ii) for purposes of determining the benefits accrued under such plan or program to the extent required by applicable law. Notwithstanding the foregoing, in no event shall any employee receive duplicate benefits with respect to any period of prior service. To the extent any welfare benefit plan in which any Company Employee participates after the Effective Time (x) imposes any pre-existing condition limitation, such condition shall be waived or (y) has a deductible or requires a co-payment by the Company Employee that is subject to a maximum out-of-pocket limitation, there shall be credited against any such deductible or limitation any costs incurred by such Company Employee during the comparable period under the terms of the corresponding Company Benefit Arrangement prior to the Effective Time.

  4. For the avoidance of doubt, American General Corporation agrees and acknowledges that upon the Effective Time a "change of control" shall have occurred under the terms and conditions of any Company Benefit Arrangement.

                                     A-D-1

  5. At the Effective Time, each option to purchase Company Common Stock ("Company Stock Options") which is outstanding and unexercised at the Effective Time shall be converted automatically into an option to purchase American General Corporation Shares (a "Substituted Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans:

    a. The number of American General Corporation Shares to be subject to the Substituted Option shall be equal to the product of the number of Shares subject to the corresponding Company Stock Option and the Exchange Ratio, provided that any fractional American General Corporation Shares resulting from such multiplication shall be rounded down to the nearest share and, except with respect to any options which are intended to qualify as "incentive stock options" (as defined in Section 422 of the Code ("ISOs")), American General Corporation shall pay an amount in cash to the holder of such Company Stock Option equal to the product of such fractional interest multiplied by the Average American General Price; and

    b. The exercise price per American General Corporation Share under the Substituted Option shall be equal to the aggregate exercise price of the corresponding Employee Stock Option divided by the total number of full American General Corporation Shares subject to the Substituted Option (as determined under paragraph 1 immediately above), provided that such exercise price shall be rounded up to the nearest cent.

  The adjustment provided herein with respect to any ISOs shall be and is intended to be effected in a manner that is consistent with section 424(a) of the Code. To the extent required by law, the duration and other terms of the Substituted Option shall be the same as that of the corresponding Company Stock Option, except to the extent that the holder of such option shall have waived the "reload" feature associated with such option, and except that all references to the Company shall be deemed to be references to American General Corporation. American General Corporation shall file with the SEC a registration statement on Form S-8 (or other appropriate form) or a post-effective amendment to the Registration Statement for purposes of registering all American General Corporation Shares issuable after the Effective Time upon exercise of the Company Stock Options, which shall be effective at the Effective Time, and shall comply, to the extent applicable, with state securities or blue sky laws with respect thereto at the Effective Time.

  6. American General Corporation will adopt a procedure, in consultation with the Company, whereby employees and directors of the Company shall each have the right to exercise Substituted Options immediately upon the occurrence of, and at any time following, the Effective Time, including without limitation, through the use of the American General Corporation Shares to be received in connection with the Merger, by delivering written notice (including prior to the Effective Time) to a person designated by American General Corporation at least 10 business days prior to the Effective Time. American General Corporation will allow Substitute Options to be exercised by the same means and methods as were permitted by the Company prior to the Effective Time and by such other methods of exercise as are available to employees of American General Corporation and its subsidiaries.

  7. American General Corporation will take such action as shall be necessary to cause each holder of a Substituted Option at the Effective Time to have the right to exercise such Substituted Option for a period of not less than 60 days following the Effective Time (the "Minimum Exercise Period"), it being understood that continued employment of any employee holding such a Substituted Option during the Minimum Exercise Period will satisfy this requirement without any further action on the part of American General Corporation and that the termination of any such holder's service with the Company shall not shorten the Minimum Exercise Period. In the case of any individual who enters into an agreement with American General Corporation or with any other person at the request of American General Corporation which limits the ability of such individual to sell American General Corporation Shares until a date which is after the Effective Time (e.g., until after the first publication of combined financial results of American General Corporation and the Company), the Minimum Exercise Period shall not be less than 30 days following the expiration of the period during which such individual is so limited.

                                     A-D-2

                                                                         ANNEX B

                   [LETTERHEAD OF MERRILL LYNCH & CO., INC.]
                                                               February 12, 1997
Board of Directors
American General Corporation
2929 Allen Parkway
Houston, TX 77019

Members of the Board:

  You have informed us that American General Corporation (the "Acquiror"), Texas Stars Corporation, a wholly owned subsidiary of the Acquiror ("Merger Sub"), and USLIFE Corporation (the "Company") propose to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Merger Sub will be merged with and into the Company with the result that the Company will be the surviving corporation and a wholly owned subsidiary of the Acquiror (the "Merger"). In the Merger each outstanding share of Common Stock, par value $1.00 per share, of the Company (the "Company Shares") issued and outstanding immediately prior to the effective time of the Merger not owned directly or indirectly by the Acquiror or the Company will be converted, subject to certain limitations, into the right to receive a number (the "Exchange Ratio") of shares of common stock, par value $0.50 per share of the Acquiror (the "Acquiror Common Stock") calculated by dividing $49.00 by the Average American General Price (as defined in the Agreement) in accordance with and subject to the limitations set forth in the Agreement.

  You have asked us whether, in our opinion, the Exchange Ratio is fair to the Acquiror from a financial point of view.

  In arriving at the opinion set forth below, we have, among other things:

(1) reviewed certain publicly available business and financial information that we deemed relevant relating to the Company and the Acquiror and the respective industries in which they operate;

(2) reviewed certain limited information, including financial forecasts relating to the business, earnings, cash flow, assets, liabilities and prospects of the Acquiror and the Company (with respect to the Company, such financial forecasts were limited to publicly available analysts' earnings forecasts), as well as information regarding the estimated cost savings and related expenses and synergies expected to result from the Merger (the "Expected Savings and Synergies"), furnished to us by the Acquiror ;

(3) conducted discussions with members of senior management and representatives of the Acquiror concerning the foregoing, including the businesses, prospects and financial forecasts of the Acquiror and the Company, before and after giving effect to the Merger and the Expected Savings and Synergies , with members of senior management and representatives of the Company concerning the business and prospects of the Company;

(4) reviewed the historical market prices and trading activity for the Company Shares and compared them with those of certain publicly traded companies that we deemed to be comparable;

(5) compared the historical and projected results of operations of the Acquiror and the Company (after giving effect to the Merger) with those of certain companies that we deemed to be comparable to the Acquiror and the Company, including after giving effect to the Merger, respectively;

(6) compared the proposed financial terms of the Merger with the financial terms of certain other mergers and acquisitions that we deemed to be relevant;

(7) reviewed a draft of the Agreement in the form provided to us and have assumed that the final form of the Agreement will not vary in any manner that is material to our analysis; and

(8) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available and have further relied on the assurances of management of the Acquiror and the Company that they are not aware of any facts that will make such information inaccurate or misleading. We have not assumed any responsibility for independently verifying such information and we have not undertaken an independent appraisal of the assets or liabilities of the Acquiror or the Company. We have not relied on or considered any actuarial appraisals in connection with the preparation of our opinion. Additionally, we have not conducted a physical inspection of the properties or facilities of the Acquiror or the Company. In preparing our opinion we were not provided with financial forecasts with respect to the Company other than certain publicly available analysts' earnings forecasts which we discussed with the Acquiror's management and on which we relied. Furthermore we did not review with management of the Company (i) the publicly available analysts' forecasts with respect to the Company or (ii) the Expected Savings and Synergies. However, our procedures did include inquiries of the Company as to whether the Company considered publicly available analysts' earnings forecasts for the Company's 1996 results of operations to be reasonable and a review with the Company's management of the general business and prospects of the Company. With respect to the publicly available analysts' earnings forecasts for the Company, we have assumed that they have been reasonably prepared and reflect the best publicly available information. With respect to the financial forecast information and the Expected Savings and Synergies furnished to or discussed with us by the Acquiror or its representatives, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Acquiror's management as to the expected future financial performance of, or expenses or benefits to, the Acquiror or the Company, as the case may be (including after taking into account the impact of the Merger) and that in all material respects they will be realized in the amounts and time indicated thereby. We express no opinion as to such financial forecast information, the publicly available analysts' earnings forecasts or the Expected Savings and Synergies or the assumptions on which they were based. In addition, we have assumed that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles and that the Merger will qualify as a tax-free reorganization for United States Federal income tax purposes.

  For purposes of rendering this opinion we have assumed, in all respects material to our analysis, that the representations and warranties of each party in the Agreement and all related documents and instruments (collectively, the "Documents") contained therein are true and correct, that each party to the Documents will perform all of the covenants and agreements required to be performed by such party under such Documents, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have also assumed that all material governmental, regulatory or other consents and approvals will be obtained in connection with the Merger and that in the course of obtaining any necessary governmental, regulatory or other consents and approvals, or any amendments, modifications or waivers to any documents to which either of the Acquiror or the Company are party, no restrictions will be imposed or amendments, modifications or waivers made that would have any material adverse effect on the contemplated benefits to the Acquiror of the Merger.

  Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion does not address the merits of the underlying decision by the Acquiror to engage in the Merger.

  In connection with the preparation of this opinion, we have not been asked to consider, and this opinion does not in any manner address, the price at which the shares of Acquiror Common Stock will actually trade following consummation of the Merger.

  We have, in the past, provided financial advisory and/or financing services to the Acquiror and may continue to do so and have received, and may receive, fees for the rendering of such services. We are acting as financial advisor to the Acquiror in connection with the Merger and will receive a fee for our services. In addition, the Acquiror has agreed to indemnify us for certain liabilities arising out of our engagement. In the ordinary course of our business, we actively trade in the securities of the Acquiror and the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  On the basis of, and subject to the foregoing, we are of the opinion, as of the date hereof, that the Exchange Ratio is fair to the Acquiror from a financial point of view.

  This opinion is for the use of the Board of Directors of the Acquiror and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed merger.

                                     Very truly yours,

                                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED

--------------------------------------------------------------------------------
Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004
Tel: 212-902-1000

                                              [GOLDMAN SACHS LOGO APPEARS HERE]

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                                                                     ANNEX C

PERSONAL AND CONFIDENTIAL

May   , 1997

Board of Directors
USLIFE Corporation
125 Maiden Lane
New York, NY 10038
Gentlemen:
  You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of USLIFE Corporation ("USLIFE") of the consideration to be received for the Shares pursuant to the Merger (the "Merger") contemplated by the Agreement and Plan of Merger dated as of February 12, 1997 by and among American General Corporation ("American General"), Texas Stars Corporation, a New York corporation and a wholly-owned subsidiary of American General, and USLIFE (the "Agreement"). Pursuant to the Agreement, each outstanding Share will be converted into the right to receive $49.00 in Common Stock, par value $0.50 per share (the "Common Stock"), of American General, computed and subject to adjustment as set forth in the Agreement (the "Merger Consideration").

  Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with USLIFE, having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to American General from time to time, including having acted as lead manager or as Initial Purchaser in five issues of fixed income or convertible securities completed directly or through wholly-owned subsidiaries by American General in 1995 and 1996 and having sold 6,400,000 shares of Common Stock to American General in connection with an accelerated stock buyback on April 15, 1997, and we may provide investment banking services to American General in the future. Charles A. Davis, a limited partner of The Goldman Sachs Group L.P., is a director of USLIFE. Goldman, Sachs & Co. is a full service securities firm and in the course of our normal trading activities (including the foregoing stock buyback) we have accumulated (i) an aggregate net long position of 5,731 Shares, (ii) an aggregate net short position of 5,076,893 shares of Common Stock, and (iii) a long position in fixed-income securities issued by American General and its subsidiaries with an aggregate face value of $61 million.

New York | London | Tokyo | Boston | Chicago | Dallas | Frankfurt | George Town | Hong Kong | Houston | Los Angeles | Memphis
Miami | Milan | Montreal | Osaka | Paris | Philadelphia | San
Francisco | Singapore | Sydney | Toronto | Vancouver | Zucrich

  In connection with this opinion, we have reviewed, among other things, the Agreement; American General's Registration Statement on Form S-4, including the Joint Proxy Statement/Prospectus relating to the Special Meetings of Shareholders of USLIFE and American General to be held in connection with the Agreement; Annual Reports to Shareholders and Annual Reports on Form 10-K for the five years ended December 31, 1996 of USLIFE and American General; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of USLIFE and American General; Statutory Annual Statements filed by certain insurance subsidiaries of USLIFE and American General with the Insurance Departments of the States under the laws of which they are respectively organized for the five years ended December 31, 1996; certain interim statutory financial information filed by such subsidiaries with such Insurance Departments; certain other communications from USLIFE and American General to their respective shareholders; certain internal financial and actuarial analyses and forecasts for USLIFE and American General prepared by their respective managements; and certain estimates of cost savings and operating synergies that the management of USLIFE expects will result from the Merger. We also have held discussions with members of the senior management of USLIFE and American General regarding the strategic rationale for, and benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the Shares and the Common Stock, compared certain financial and stock market information for USLIFE and American General with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the life insurance industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of USLIFE in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of the Shares should vote with respect to such transaction.

  We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, including the information furnished by USLIFE and American General relating to reserves and related items, and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed, with your consent, that the financial estimates of USLIFE, including, without limitation, the projected synergies resulting from the Merger have been reasonably prepared and reflect the best currently available judgments of USLIFE and that such estimates will be realized in the amounts and the times contemplated thereby. We are not actuaries and our services did not include actuarial determinations or evaluations by us or an attempt to evaluate actuarial assumptions. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of USLIFE or American General or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. We understand that USLIFE does not prepare financial forecasts and we were not furnished with any such forecasts. We requested but were not furnished with financial forecasts for American General. We were not requested to, and did not, solicit in the market indications of interest in acquiring all or part of USLIFE or in engaging in a business combination or any other strategic transaction with USLIFE. We also have assumed with your consent that the Merger will be accounted for as a pooling of interests under generally accepted accounting principles.

  Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Merger Consideration pursuant to the Agreement is fair to the holders of Shares.

Very truly yours,

/s/ Goldman, Sachs & Co.
---------------------------------
GOLDMAN, SACHS & CO.

                                                                        ANNEX D

                         SECTIONS 623 AND 910 FROM THE

                       NEW YORK BUSINESS CORPORATION LAW

                         REGARDING DISSENTERS' RIGHTS

  623 PROCEDURE TO ENFORCE SHAREHOLDER'S RIGHT TO RECEIVE PAYMENT FOR SHARES.
(a) A shareholder intending to enforce his right under a section of this chapter to receive payment for his shares if the proposed corporate action referred to therein is taken shall file with the corporation, before the meeting of shareholders at which the action is submitted to a vote, or at such meeting before the vote, written objection to the action. The objection shall include a notice of his election to dissent, his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares if the action is taken. Such objection is not required from any shareholder to whom the corporation did not give notice of such meeting in accordance with this chapter or where the proposed action is authorized by written consent of shareholders without a meeting.

  (b) Within ten days after the shareholders' authorization date, which term as used in this section means the date on which the shareholders' vote authorizing such action was taken, or the date on which such consent without a meeting was obtained from the requisite shareholders, the corporation shall give written notice of such authorization or consent by registered mail to each shareholder who filed written objection or from whom written objection was not required, excepting any shareholder who voted for or consented in writing to the proposed action and who thereby is deemed to have elected not to enforce his right to receive payment for his shares.

  (c) Within twenty days after the giving of notice to him, any shareholder from whom written objection was not required and who elects to dissent shall file with the corporation a written notice of such election, stating his name and residence address, the number and classes of shares as to which he dissents and a demand for payment of the fair value of his shares. Any shareholder who elects to dissent from a merger under section 905 (Merger of subsidiary corporation) or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations) or from a share exchange under paragraph (g) of section 913 (Share exchanges) shall file a written notice of such election to dissent within twenty days after the giving to him of a copy of the plan of merger or exchange or an outline of the material features thereof under section 905 or 913.

  (d) A shareholder may not dissent as to less than all of the shares, as to which he has a right to dissent, held by him of record, that he owns beneficially. A nominee or fiduciary may not dissent on behalf of any beneficial owner as to less than all of the shares of such owner, as to which such nominee or fiduciary has a right to dissent, held of record by such nominee or fiduciary.

  (e) Upon consummation of the corporate action, the shareholder shall cease to have any of the rights of a shareholder except the right to be paid the fair value of his shares and any other rights under this section. A notice of election may be withdrawn by the shareholder at any time prior to his acceptance in writing of an offer made by the corporation, as provided in paragraph (g), but in no case later than sixty days from the date of consummation of the corporate action except that if the corporation fails to make a timely offer, as provided in paragraph (g), the time for withdrawing a notice of election shall be extended until sixty days from the date an offer is made. Upon expiration of such time, withdrawal of a notice of election shall require the written consent of the corporation. In order to be effective, withdrawal of a notice of election must be accompanied by the return to the corporation of any advance payment made to the shareholder as provided in paragraph (g). If a notice of election is withdrawn, or the corporate action is rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares and he shall be reinstated to all his rights as a shareholder as of the consummation of the corporate action, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

  (f) At the time of filing the notice of election to dissent or within one month thereafter the shareholder of shares represented by certificates shall submit the certificates representing his shares to the corporation, or to its transfer agent, which shall forthwith note conspicuously thereon that a notice of election has been filed and shall return the certificates to the shareholder or other person who submitted them on his behalf. Any shareholder of shares represented by certificates who fails to submit his certificates for such notation as herein specified shall, at the option of the corporation exercised by written notice to him within forty-five days from the date of filing of such notice of election to dissent, lose his dissenter's rights unless a court, for good cause shown, shall otherwise direct. Upon transfer of a certificate bearing such notation, each new certificate issued therefor shall bear a similar notation together with the name of the original dissenting holder of the shares and a transferee shall acquire no rights in the corporation except those which the original dissenting shareholder had at the time of the transfer.

  (g) Within fifteen days after the expiration of the period within which shareholders may file their notices of election to dissent, or within fifteen days after the proposed corporate action is consummated, whichever is later (but in no case later than ninety days from the shareholders' authorization date), the corporation or, in the case of a merger or consolidation, the surviving or new corporation, shall make a written offer by registered mail to each shareholder who has filed such notice of election to pay for his shares at a specified price which the corporation considers to be their fair value. Such offer shall be accompanied by a statement setting forth the aggregate number of shares with respect to which notices of election to dissent have been received and the aggregate number of holders of such shares. If the corporate action has been consummated, such offer shall also be accompanied by
(1) advance payment to each such shareholder who has submitted the certificates representing his shares to the corporation, as provided in paragraph (f), of an amount equal to eighty percent of the amount of such offer, or (2) as to each shareholder who has not yet submitted his certificates a statement that advance payment to him of an amount equal to eighty percent of the amount of such offer will be made by the corporation promptly upon submission of his certificates. If the corporate action has not been consummated at the time of the making of the offer, such advance payment or statement as to advance payment shall be sent to each shareholder entitled thereto forthwith upon consummation of the corporate action. Every advance payment or statement as to advance payment shall include advice to the shareholder to the effect that acceptance of such payment does not constitute a waiver of any dissenters' rights. If the corporate action has not been consummated upon the expiration of the ninety-day period after the shareholders' authorization date, the offer may be conditioned upon the consummation of such action. Such offer shall be made at the same price per share to all dissenting shareholders of the same class, or if divided into series, of the same series and shall be accompanied by a balance sheet of the corporation whose shares the dissenting shareholder holds as of the latest available date, which shall not be earlier than twelve months before the making of such offer, and a profit and loss statement or statements for not less than a twelve month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such twelve month period, for the portion thereof during which it was in existence. Notwithstanding the foregoing, the corporation shall not be required to furnish a balance sheet or profit and loss statement or statements to any shareholder to whom such balance sheet or profit and loss statement or statements were previously furnished, nor if in connection with obtaining the shareholders' authorization for or consent to the proposed corporate action the shareholders were furnished with a proxy or information statement, which included financial statements, pursuant to Regulation 14A or Regulation 14C of the United States Securities and Exchange Commission. If within thirty days after the making of such offer, the corporation making the offer and any shareholder agree upon the price to be paid for his shares, payment therefor shall be made within sixty days after the making of such offer or the consummation of the proposed corporate action, whichever is later, upon the surrender of the certificates for any such shares represented by certificates.

  (h) The following procedure shall apply if the corporation fails to make such offer within such period of fifteen days, or if it makes the offer and any dissenting shareholder or shareholders fail to agree with it within the period of thirty days thereafter upon the price to be paid for their shares:

    (1) The corporation shall, within twenty days after the expiration of whichever is applicable of the two periods last mentioned, institute a special proceeding in the supreme court in the judicial district in which the office of the corporation is located to determine the rights of dissenting shareholders and to fix the fair value of their shares. If, in the case of merger or consolidation, the surviving or new corporation is a foreign corporation without an office in this state, such proceeding shall be brought in the county where the office of the domestic corporation, whose shares are to be valued, was located.

    (2) If the corporation fails to institute such proceeding within such period of twenty days, any dissenting shareholder may institute such proceeding for the same purpose not later than thirty days after the expiration of such twenty day period. If such proceeding is not instituted within such thirty day period, all dissenter's rights shall be lost unless the supreme court, for good cause shown, shall otherwise direct.

    (3) All dissenting shareholders, excepting those who, as provided in paragraph (g), have agreed with the corporation upon the price to be paid for their shares, shall be made parties to such proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons, and upon each nonresident dissenting shareholder either by registered mail and publication, or in such other manner as is permitted by law. The jurisdiction of the court shall be plenary and exclusive.

    (4) The court shall determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation does not request any such determination or if the court finds that any dissenting shareholder is so entitled, it shall proceed to fix the value of the shares, which, for the purposes of this section, shall be the fair value as of the close of business on the day prior to the shareholders' authorization date. In fixing the fair value of the shares, the court shall consider the nature of the transaction giving rise to the shareholder's right to receive payment for shares and its effects on the corporation and its shareholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances and all other relevant factors. The court shall determine the fair value of the shares without a jury and without referral to an appraiser or referee. Upon application by the corporation or by any shareholder who is a party to the proceeding, the court may, in its discretion, permit pretrial disclosure, including, but not limited to, disclosure of any expert's reports relating to the fair value of the shares whether or not intended for use at the trial in the proceeding and notwithstanding subdivision (d) of section 3101 of the civil practice law and rules.

    (5) The final order in the proceeding shall be entered against the corporation in favor of each dissenting shareholder who is a party to the proceeding and is entitled thereto for the value of his shares so determined.

    (6) The final order shall include an allowance for interest at such rate as the court finds to be equitable, from the date the corporate action was consummated to the date of payment. In determining the rate of interest, the court shall consider all relevant factors, including the rate of interest which the corporation would have had to pay to borrow money during the pendency of the proceeding. If the court finds that the refusal of any shareholder to accept the corporate offer of payment for his shares was arbitrary, vexatious or otherwise not in good faith, no interest shall be allowed to him.

    (7) Each party to such proceeding shall bear its own costs and expenses, including the fees and expenses of its counsel and of any experts employed by it. Notwithstanding the foregoing, the court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by the corporation against any or all of the dissenting shareholders who are parties to the proceeding, including any who have withdrawn their notices of election as provided in paragraph (e), if the court finds that their refusal to accept the corporate offer was arbitrary, vexatious or otherwise not in good faith. The court may, in its discretion, apportion and assess all or any part of the costs, expenses and fees incurred by any or all of the dissenting shareholders who are parties to the proceeding against the corporation if the court finds any of the following: (A) that the fair value of the shares as determined materially exceeds the amount which the corporation offered to pay; (B) that no offer or required advance payment was made by the corporation; (C) that the corporation failed to institute the special proceeding within the period specified therefor; or (D) that the action of the corporation in complying with its obligations as provided in this section was arbitrary, vexatious or otherwise not in good faith. In making any determination as provided in clause (A), the court may consider the dollar amount or the percentage, or both, by which the fair value of the shares as determined exceeds the corporate offer.

    (8) Within sixty days after final determination of the proceeding, the corporation shall pay to each dissenting shareholder the amount found to be due him, upon surrender of the certificate for any such shares represented by certificates.

  (i) Shares acquired by the corporation upon the payment of the agreed value therefor or of the amount due under the final order, as provided in this section, shall become treasury shares or be cancelled as provided in section 515 (Reacquired shares), except that, in the case of a merger or consolidation, they may be held and disposed of as the plan of merger or consolidation may otherwise provide.

  (j) No payment shall be made to a dissenting shareholder under this section at a time when the corporation is insolvent or when such payment would make it insolvent. In such event, the dissenting shareholder shall, at his option:

    (1) Withdraw his notice of election, which shall in such event be deemed withdrawn with the written consent of the corporation; or

    (2) Retain his status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the non-dissenting shareholders, and if it is not liquidated, retain his right to be paid for his shares, which right the corporation shall be obliged to satisfy when the restrictions of this paragraph do not apply.

    (3) The dissenting shareholder shall exercise such option under subparagraph (1) or (2) by written notice filed with the corporation within thirty days after the corporation has given him written notice that payment for his shares cannot be made because of the restrictions of this paragraph. If the dissenting shareholder fails to exercise such option as provided, the corporation shall exercise the option by written notice given to him within twenty days after the expiration of such period of thirty days.

  (k) The enforcement by a shareholder of his right to receive payment for his shares in the manner provided herein shall exclude the enforcement by such shareholder of any other right to which he might otherwise be entitled by virtue of share ownership, except as provided in paragraph (e), and except that this section shall not exclude the right of such shareholder to bring or maintain an appropriate action to obtain relief on the ground that such corporate action will be or is unlawful or fraudulent as to him.

  (l) Except as otherwise expressly provided in this section, any notice to be given by a corporation to a shareholder under this section shall be given in the manner provided in section 605 (Notice of meetings of shareholders).

  (m) This section shall not apply to foreign corporations except as provided in subparagraph (e)(2) of section 907 (Merger or consolidation of domestic and foreign corporations). (Last amended by Ch. 117, L. '86, eff. 9-1-86.)

  910 RIGHT OF SHAREHOLDER TO RECEIVE PAYMENT FOR SHARES UPON MERGER OR CONSOLIDATION, OR SALE, LEASE, EXCHANGE OR OTHER DISPOSITION OF ASSETS, OR SHARE EXCHANGE. (a) A shareholder of a domestic corporation shall, subject to and by complying with section 623 (Procedure to enforce shareholder's right to receive payment for shares), have the right to receive payment of the fair value of his shares and the other rights and benefits provided by such section, in the following cases:

    (1) Any shareholder entitled to vote who does not assent to the taking of an action specified in subparagraphs (A), (B) and (C).

      (A) Any plan of merger or consolidation to which the corporation is a party; except that the right to receive payment of the fair value of his shares shall not be available:

        (i) To a shareholder of the parent corporation in a merger authorized by section 905 (Merger of parent and subsidiary corporations), or paragraph (c) of section 907 (Merger or consolidation of domestic and foreign corporations); and

        (ii) To a shareholder of the surviving corporation in a merger authorized by this article, other than a merger specified in subparagraph (i), unless such merger effects one or more of the changes specified in subparagraph (b)(6) of section 806 (Provisions as to certain proceedings) in the rights of the shares held by such shareholder.

      (B) Any sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation which requires shareholder approval under section 909 (Sale, lease, exchange or other disposition of assets) other than a transaction wholly for cash where the shareholders' approval thereof is conditioned upon the dissolution of the corporation and the distribution of substantially all its net assets to the shareholders in accordance with their respective interests within one year after the date of such transaction.

      (C) Any share exchange authorized by section 913 in which the corporation is participating as a subject corporation; except that the right to receive payment of the fair value of his shares shall not be available to a shareholder whose shares have not been acquired in the exchange.

    (2) Any shareholder of the subsidiary corporation in a merger authorized by section 905 or paragraph (c) of section 907, or in a share exchange authorized by paragraph (g) of section 913, who files with the corporation a written notice of election to dissent as provided in paragraph (c) of section 623. (Last amended by Ch. 390. L. '91. eff. 7-15-91.)

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Article 2.02-1 of the Texas Business Corporation Act contains detailed provisions with respect to indemnification of directors and officers of a Texas corporation against reasonable expenses actually incurred in connection with certain legal proceedings.

  Article VI of the American General Bylaws sets forth certain rights of the Registrant's officers and directors to indemnification. The American General Bylaws, as in effect on the date hereof, are incorporated by reference herein as Exhibit 4(b).

  The American General Restated Articles of Incorporation provide that, with certain specified exceptions, a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director. Reference is made to the American General Restated Articles of Incorporation filed as Exhibit 4(a) hereto.

  The Registrant has placed in effect insurance coverage which purports (a) to insure it against certain costs of indemnification which may be incurred by it pursuant to the aforementioned bylaw provisions or otherwise, and (b) to insure the officers and directors of the Registrant and of its specified subsidiaries against certain liabilities incurred by them in the discharge of their functions as officers and directors except for liabilities arising from their own malfeasance.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(A) EXHIBITS

 *2    Agreement and Plan of Merger by and among the Registrant, Texas Stars
       Corporation and USLIFE Corporation, dated as of February 12, 1997
       (included as Annex A to the Joint Proxy Statement/ Prospectus in Part I of this Registration Statement).
  3(a) Restated Articles of Incorporation of the Registrant (including
       Statement of Resolution Establishing Series of Shares of Series A Junior
       Participating Preferred Stock) (incorporated by reference to Exhibit 4.1 to Registration Statement No. 33-33115 filed by the Registrant).
  3(b) Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on Form 10-K for the year ended December 31, 1993).
  4(a) Specimen Stock Certificate for American General Common Stock
       (incorporated by reference to Exhibit 4 to Form 8-B filed by the Registrant on June 26, 1980).
  4(b) Rights Agreement dated as of July 27, 1989, as amended by the First
       Amendment thereto dated as of October 26, 1992, by and between the Registrant and First Chicago Trust Company of New York, as Rights Agent
       (incorporated by reference to Exhibit 4 to the Registrant's Quarterly
       Report on Form 10-Q for the quarter ended June 30, 1989, and to Exhibit
       19 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1992, respectively).
 *5    Opinion and Consent of Susan A. Jacobs, Associate General Counsel of
       American General, with respect to the legality of the securities to be issued in the Merger.
 *8(a) Form of Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom LLP, with respect to the consequences of the Merger contained in the Joint
       Proxy Statement/Prospectus.
 *8(b) Form of Opinion and Consent of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the Joint Proxy
       Statement/Prospectus.

 *23(a) Consent of Susan A. Jacobs, Associate General Counsel of American
        General (contained in opinion in Exhibit 5).
 *23(b) Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in their opinion on the tax consequences of the Merger contained in the Joint Proxy Statement/Prospectus in Exhibit 8(a)).
 *23(c) Consent of Debevoise & Plimpton (contained in their opinion on the tax consequences of the Merger contained in the Joint Proxy
        Statement/Prospectus in Exhibit 8(b)).
 *23(d) Consent of Ernst & Young LLP.
 *23(e) Consent of KPMG Peat Marwick LLP.
 *23(f) Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 *23(g) Consent of Goldman, Sachs & Co.
 *24    Powers of Attorney: J. Evans Attwell, Brady F. Carruth, James S.
        D'Agostino, Jr., W. Lipscomb Davis, Jr., Robert M. Devlin, Larry
        D. Horner, Richard J.V. Johnson, Jon P. Newton, Robert E.
        Smittcamp and Anne W. Tatlock.
 *99(a) Form of Common Stock Proxy of American General Corporation
        (relating to the special meeting of shareholders of American
        General Corporation described in the Joint Proxy
        Statement/Prospectus in Part I of this Registration Statement).
 *99(b) Form of 7% Convertible Preferred Stock Proxy of American General
        Corporation (relating to the special meeting of shareholders of American General Corporation described in the Joint Proxy
        Statement/Prospectus in Part I of this Registration Statement).
 *99(c) Form of Thrift Plans Voting Instructions of American General
        Corporation (relating to the special meeting of shareholders of American General Corporation described in the Joint Proxy
        Statement/Prospectus in Part I of this Registration Statement).
 *99(d) Form of Proxy of USLIFE Corporation (relating to the special meeting of shareholders of USLIFE Corporation described in the Joint Proxy Statement/Prospectus in Part I of this Registration
        Statement).
 *99(e) Form of USLIFE Corporation Employee Savings and Investment Plan
        Confidential Voting Instructions (relating to the special meeting of shareholders of USLIFE Corporation described in the Joint
        Proxy Statement/Prospectus in Part I of this Registration
        Statement).

--------
*Filed Herewith

  In accordance with paragraph (b)(4)(iii) of Item 601 of Regulation S-K, the Registrant is not filing herewith certain instruments defining the rights of holders of long-term debt of the Registrant because the total amount of securities authorized thereunder does not exceed 10 percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of such instruments to the Commission upon request.

(B) FINANCIAL STATEMENT SCHEDULES

  Not Applicable.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MAY 19, 1997.

                                          AMERICAN GENERAL CORPORATION


                                          By:  /s/  Carl J. Santillo
                                          By __________________________________
                                                    Carl J. Santillo
                                             Senior Vice President--Finance

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

         Robert M. Devlin*           Chairman, Chief Executive        May 19, 1997
____________________________________ Officer and Director
          Robert M. Devlin           (Principal Executive
                                     Officer)

        /s/ Carl J. Santillo         Senior Vice President--          May 19, 1997
____________________________________ Finance (Principal Financial
          Carl J. Santillo           Officer)

        /s/ Pamela J. Penny          Vice President and               May 19, 1997
____________________________________ Controller
          Pamela J. Penny            (Principal Accounting
                                     Officer)

         J. Evans Attwell*           Director                         May 19, 1997
____________________________________
          J. Evans Attwell

         Brady F. Carruth*           Director                         May 19, 1997
____________________________________
          Brady F. Carruth

     James S. D'Agostino, Jr.*       Director                         May 19, 1997
____________________________________
      James S. D'Agostino, Jr.

      W. Lipscomb Davis, Jr.*        Director                         May 19, 1997
____________________________________
       W. Lipscomb Davis, Jr.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

          Larry D. Horner*           Director                         May 19, 1997
____________________________________
          Larry D. Horner

       Richard J.V. Johnson*         Director                         May 19, 1997
____________________________________
        Richard J.V. Johnson

           Jon P. Newton*            Director                         May 19, 1997
____________________________________
           Jon P. Newton

        Robert E. Smittcamp*         Director                         May 19, 1997
____________________________________
        Robert E. Smittcamp

          Anne M. Tatlock*           Director                         May 19, 1997
____________________________________
          Anne M. Tatlock
*By:
        /s/ Carl J. Santillo                                          May 19, 1997
____________________________________
          Carl J. Santillo
         (Attorney-in-fact)

                               INDEX TO EXHIBITS

 EXHIBIT
   NO.                                 DESCRIPTION
 -------                               -----------
 *2      Agreement and Plan of Merger by and among the Registrant, Texas Stars
         Corporation and USLIFE Corporation, dated as of February 12, 1997
         (included as Annex A to the Joint Proxy Statement/ Prospectus in Part
         I of this Registration Statement).
  3(a)   Restated Articles of Incorporation of the Registrant (including
         Statement of Resolution Establishing Series of Shares of Series A
         Junior Participating Preferred Stock) (incorporated by reference to
         Exhibit 4.1 to Registration Statement No. 33-33115 filed by the
         Registrant).
  3(b)   Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to Registrant's Annual Report on Form 10-K
         for the year ended December 31, 1993).
  4(a)   Specimen Stock Certificate for American General Common Stock
         (incorporated by reference to Exhibit 4 to Form 8-B filed by the
         Registrant on June 26, 1980).
  4(b)   Rights Agreement dated as of July 27, 1989, as amended by the First
         Amendment thereto dated as of October 26, 1992, by and between the
         Registrant and First Chicago Trust Company of New York, as Rights
         Agent (incorporated by reference to Exhibit 4 to the Registrant's
         Quarterly Report on Form 10-Q for the quarter ended June 30, 1989, and to Exhibit 19 to the Registrant's Quarterly Report on Form 10-Q for
         the quarter ended September 30, 1992, respectively).
 *5      Opinion and Consent of Susan A. Jacobs, Associate General Counsel of
         American General, with respect to the legality of the securities to be issued in the Merger.
 *8(a)   Form of Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom
         (Illinois), with respect to the consequences of the Merger contained in the Joint Proxy Statement/Prospectus.
 *8(b)   Form of Opinion and Consent of Debevoise & Plimpton, with respect to the consequences of the Merger contained in the Joint Proxy
         Statement/Prospectus.
 *23(a)  Consent of Susan A. Jacobs, Associate General Counsel of American
         General (contained in opinion in Exhibit 5).
 *23(b)  Consent of Skadden, Arps, Slate, Meagher & Flom (Illinois) (contained in their opinion on the tax consequences of the Merger contained in the Joint Proxy Statement/Prospectus in Exhibit 8(a)).
 *23(c)  Consent of Debevoise & Plimpton (contained in their opinion on the tax consequences of the Merger contained in the Joint Proxy
         Statement/Prospectus in Exhibit 8(b)).
 *23(d)  Consent of Ernst & Young LLP.
 *23(e)  Consent of KPMG Peat Marwick LLP.
 *23(f)  Consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated.
 *23(g)  Consent of Goldman, Sachs & Co.
 *24     Powers of Attorney: J. Evans Attwell, Brady F. Carruth, James S.
         D'Agostino, Jr., W. Lipscomb Davis, Jr., Robert M. Devlin, Larry D.
         Horner, Richard J.V. Johnson, Jon P. Newton, Robert E. Smittcamp and
         Anne W. Tatlock.
 *99(a)  Form of Common Stock Proxy of American General Corporation (relating to the special meeting of shareholders of American General Corporation described in the Joint Proxy Statement/Prospectus in Part I of this
         Registration Statement).
 *99(b)  Form of 7% Convertible Preferred Stock Proxy of American General
         Corporation (relating to the special meeting of shareholders of
         American General Corporation described in the Joint Proxy
         Statement/Prospectus in Part I of this Registration Statement).
 *99(c)  Form of Thrift Plans Voting Instructions of American General
         Corporation (relating to the special meeting of shareholders of
         American General Corporation described in the Joint Proxy
         Statement/Prospectus in Part I of this Registration Statement).
 *99(d)  Form of Proxy of USLIFE Corporation (relating to the special meeting of shareholders of USLIFE Corporation described in the Joint Proxy
         Statement/Prospectus in Part I of this Registration Statement).
 *99(e)  Form of USLIFE Corporation Employee Savings and Investment Plan
         Confidential Voting Instructions (relating to the special meeting of shareholders of USLIFE Corporation described in the Joint Proxy
         Statement/Prospectus in Part I of this Registration Statement).

--------
*Filed Herewith